As filed with the U.S. Securities and Exchange Commission on October 18, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLORA GROWTH CORP.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale , Florida 33132

Tel: (954) 842-4989

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Dany Vaiman

Chief Financial Officer

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale, Florida 33312

Tel: (954) 842-4989

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of communications to:

Richard Raymer

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place 161 Bay Street, Suite 4310

Toronto, ON M5J 2S1, Canada

Tel: +1 (416) 367 7370

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 18, 2023

PROSPECTUS

1,423,760 Common Shares

Flora Growth Corp.

This prospectus (the "Prospectus") relates to 1,423,760 common shares, no par value of Flora Growth Corp. (the "Common Shares"), an Ontario, Canada corporation, underlying outstanding warrants (the "Warrants") that may be sold from time to time by the selling securityholders set forth in this Prospectus (the "Offering") under the heading "Selling Securityholders" beginning on page 31 which we refer to as the "Selling Securityholders."

We will not receive any proceeds from the sale of the Common Shares under this Prospectus.

Information regarding the Selling Securityholders, the amounts of Common Shares that may be sold by them and the times and manner in which they may offer and sell the Common Shares under this Prospectus is provided under the sections titled "Selling Securityholders" and "Plan of Distribution," respectively, in this Prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this Prospectus and do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this Prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Our common shares are traded on the Nasdaq Capital Market ("Nasdaq") under the symbol "FLGC." On October 17, 2023, the last reported per share sale price of our Common Shares on Nasdaq was $0.97.

Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. See the section titled "Risk Factors" which begins on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2023

i

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form S-1 that we filed with the United States Securities and Exchange Commission (the "SEC"). You should read this Prospectus and the related registration statement carefully. This Prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this Prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this Prospectus, any applicable prospectus supplement, or any sale of a security.

Except as otherwise indicated, references in this Prospectus to "Registrant," the "Company," "Flora," "we," "us" and "our" refer to Flora Growth Corp., a company incorporated in the Province of Ontario, Canada and its consolidated subsidiaries, unless the context requires otherwise.

Enforceability of Civil Liabilities

We are a corporation organized under the laws of the Province of Ontario. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

Market, Industry and Other Data

This Prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section titled "Cautionary Note Regarding Forward-Looking Statements".

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this Prospectus. This summary does not include all the information you should consider before investing in our securities. You should read this summary together with the more detailed information appearing elsewhere in this Prospectus, including our audited and unaudited financial statements and related notes and the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Prospectus. Some of the statements in this summary and elsewhere in this Prospectus constitute forward-looking statements. See the section titled "Cautionary Note Regarding Forward-Looking Statements."

Our Company

We are a multi-national cannabis company that manufactures and distributes consumer packaged goods and distributes medicinal cannabis and pharmaceutical products. Flora exists to create a world where the benefits of cannabis are accessible to everyone. Our business strategy was built on two core pillars: House of Brands, and Commercial & Wholesale. This strategy was devised to allow us optimal access to markets around the globe based on the legal standing of cannabis in each of the geographical locations in which we operate. Our approach has enabled us to develop distribution networks, build customer bases, establish operations as the regulatory framework evolves and allow for expanded access to cannabis and its derivatives.

Our brand portfolio consists of a mix of products across multiple categories, including food and beverage, nutraceuticals, cannabis accessories and technology, personal care, and wellness. Consumer brands allow Flora to move assertively into nascent markets, develop customer bases and distribution channels, and gather consumer insights which would not be possible with traditional cannabis sales alone. Through this channel we seek to build loyalty, credibility and enjoy healthy margins that help to support the rapid growth of our business.

Our Brands and Products

House of Brands

Just Brands LLC ("Just Brands") and High Roller Private Label LLC ("High Roller", and together with Just Brands, "JustCBD") are Flora's leading consumer packaged goods brand. JustCBD was launched in 2017 with a mission to bring high-quality, trustworthy, and budget-friendly CBD products to market. The JustCBD offering currently consists of over 350 products across 15 categories, including CBD gummies, topicals, tinctures, and vape products and ships to over 11,500 independent retailers worldwide. JustCBD also sells direct to consumers with a customer base of approximately 350,000 people. JustCBD products are available for purchase in smoke and vape shops, clinics, spas and pet stores, as well as other independent non-traditional retail channels. JustCBD's products are both internally and third-party lab-tested to ensure quality.

Vessel Brand, Inc. ("Vessel") is Flora's cannabis accessory and technology brand currently servicing the United States and Canada through direct-to-consumer and retail sales. Vessel's products include cannabis consumption accessories, personal storage, and travel accessories for the vape and dry herb categories, which are sold to consumers, dispensaries, smoke shops and cannabis brands. Vessel has been fully integrated into JustCBD and now benefits from operational, logistical and sales synergies with JustCBD.

Commercial & Wholesale

The Company's Commercial and Wholesale pillar encompasses the distribution of pharmaceutical products to international markets. This pillar is anchored by Flora's wholly owned subsidiary, Phatebo GmbH ("Phatebo"), a multi-national operator in pharmaceutical and medical cannabis distribution, with principal operations in Germany.

Based in Germany, Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods and medical cannabis products to treat a variety of health indications, including drugs related to cancer therapies, attention-deficit/hyperactivity disorder ("ADHD"), multiple sclerosis and anti-depressants, among others. Phatebo holds a license for the Trade in Narcotic Drugs (including the cannabis sales license amendment) and a wholesale trading license, both of which are issued by BfArM (the largest drug approval authority in Europe). Phatebo is focused on distributing pharmaceutical products within 28 countries globally, primarily in Europe, but also with sales to Asia, Latin America, and North America. In November 2018, Phatebo also received a medical cannabis import and distribution license. We intend to leverage Phatebo's existing network of approximately 1,200 pharmacies as Flora begins to move medicinal cannabis from third parties into Germany. Additionally, the Phatebo warehouse provides a logistics outpost for Flora's growing product portfolio and distribution network within the European Union.

Factors Impacting our Business

Challenges in realization of overhead reductions. The Company's operating expenses currently exceed its gross profit generated. Management has taken, and continues to implement, various cost-saving initiatives in an effort to lower overhead costs. However, the Company has not yet reached the critical balance in reducing overhead to meet both the existing and potential market demand in aggregate. The Company strives to attain sufficient growth to cover its overhead to reach profitability. If the Company fails to grow its business or reduce its operating expenses further in the long term, it will continue to face significant cash flow deficiencies in the future and continue to be reliant on debt and/or equity financing to fund operations.

Acquisition strategy disadvantages include significant transaction costs and liabilities of our acquirees. The Company has historically been opportunistic and pursues acquisitions from time to time that management believes will be complementary to or synergistic to the Company's existing business. However, any such acquisitions require the Company to incur heightened upfront transaction costs and require the Company to assume certain liabilities from the acquired company. In addition, while the Company believes such acquisitions will provide enhanced value in the long term, it is possible that the anticipated synergies from the acquisition may never be realized.

Diversification of cashflows. Our sources of cash are diversified across geographic and product lines. Revenues are concentrated primarily in Germany and the United States, spanning pharmaceuticals, hemp and non-hemp consumer products and medicinal cannabis.

Low-cost cannabis acquisition and high-margin distribution. We aim to achieve economies of scale by sourcing medical cannabis across the globe. We then intend to utilize our cannabis and distribution networks to sell product in countries at an accretive margin. Provided we are able to navigate the uncertain regulatory environment for our cannabis products, Flora believes it is well-positioned to act as both an exporter and importer of medicinal cannabis to our distribution network in Germany where the supply of medicinal cannabis is largely dependent on imports.

International cannabis developments. Flora's growth is embedded in the expansion, regulation and legalization of medicinal and recreational cannabis and cannabis derivative products across the world. While medicinal cannabis has been regulated at the federal level in multiple countries, the Company is focused on the most robust markets in Germany and the European Union. We remain tuned to international developments as potentially lucrative medicinal cannabis markets open.

Product evolution and brand acceptance. As the cannabis industry continues to change, divergent regulations and the corresponding resources required to introduce high-quality products are expected to impact our market share. Gaining access to continuously evolving and superior products remains a critical success factor. Our ultimate ability to produce and acquire products meeting stringent quality control standards drives the extent of consumer acceptance. Furthermore, the intrinsic value within our brands, including JustCBD and Vessel, is subject to evolving consumer sentiment.

Regulatory proficiency and adoption. The markets in which Flora operates are highly regulated and require extensive experience in navigating the associated complexities. We have assembled a team with deep knowledge of the regulatory and governance environments in which the Company operates. Fundamental expertise entails compliance with product approvals, import permits, export permits, distribution licenses and other pertinent licenses.

Integration of acquired companies. Our growth has been fueled substantially by the acquisition of JustCBD, Vessel and Franchise Global Health Inc. ("FGH" or "Franchise"). Our continued ability to extract incremental synergies from a group of diversified entities is a key determinant of our ability to expand organically.

Our Significant Acquisitions

Just Brands LLC and High Roller Private Label LLC

On February 24, 2022, Flora Growth U.S. Holdings Corp., a wholly owned subsidiary of the Company, completed the acquisition of 100% of the outstanding equity interests in each of (i) Just Brands and (ii) High Roller for total purchase consideration of $34.4 million. JustCBD is a manufacturer and distributor of consumable cannabinoid products, including gummies, tinctures, vape cartridges, and creams. JustCBD is based in Florida in the United States and was formed in 2017. The Company acquired JustCBD to expand its product offerings, accelerate its revenue growth, expand its customer and distribution capabilities in the United States and for the acquisition of human capital through JustCBD's management team.

Franchise Global Health Inc.

On December 23, 2022, the Company completed its acquisition of all the issued and outstanding common shares of FGH (the "Franchise Common Shares") for $9.8 million, a corporation existing under the laws of the Province of British Columbia, by way of a statutory plan of arrangement (the "Arrangement") under the Business Corporations Act (British Columbia). FGH, through its wholly owned subsidiaries, is a multi-national operator in the medical cannabis and pharmaceutical industry with principal operations in Germany. The Company acquired FGH to expand its product offerings, accelerate its revenue growth, expand its customer and distribution capabilities in Germany and to improve synergies and cost savings.

Vessel Brand, Inc.

On November 12, 2021, the Company acquired 100% of the equity interests in Vessel for total purchase consideration of $28.7 million. Vessel designs and sells premium cannabis consumption accessories in the United States through Vessel's direct to consumer website and wholesale to distributors. Vessel was based in California (Note 13) in the United States and was formed in 2018. The purchase consideration was comprised of $8.0 million and 4,557,000 common shares of the Company valued at $20.7 million based on the closing share price of the Company's common shares less a 15% fair value discount for the required six-month holding period of 3.6 million of the Company's shares issued. The Company acquired Vessel to expand its product offerings, accelerate its revenue growth, expand its presence in the United States and for the acquisition of human capital through Vessel's management team.

Corporate Structure

The following diagram illustrates our pro forma corporate structure. For more detail on our corporate history please refer to the section titled "Corporate Information."

Corporate Information

Flora was incorporated on March 13, 2019 in the Province of Ontario. Our principal place of business and mailing address is Flora Growth Corp., 3406 SW 26th Terrace, Suite C-1, Fort Lauderdale, Florida, United States of America, and our telephone number is +1 (954) 842-4989. Our website address is www.floragrowth.com. The information contained on our website or accessible through our website is not incorporated into this Prospectus.

Recent Developments

On October 12, Juan Carlos Roa Gomez tendered his resignation as a member of our Board of Directors.

On September 26, 2023, Hussein Rakine tendered his resignation as a member of our Board of Directors and has transitioned to the capacity of a special advisor to the Company.

On September 18, 2023, the Company entered into a securities purchase agreement (the "Securities Purchase Agreement") with certain institutional investors (the "Investors") in connection with the issuance and sale by the Company in a registered direct offering (the "Registered Direct Offering") of 1,369,000 Common Shares for total net proceedings of $2.4 million after deducting fees and other estimated expenses. This offering included 1,369,000 investor warrants with an exercise price of $2.50 per share as well as an amendment to certain existing warrants. This offering also included 54,760 placement agent warrants with an exercise price of $2.39 per share.

On September 17, 2023, the Company entered into a share purchase agreement pursuant to which Flora will acquire all the issued and outstanding common shares of Australian Vaporizers Pty Ltd., an online retailer of vaporizers, hardware, and accessories in Australia. The closing of the transaction is anticipated to occur in the Company's fourth quarter of fiscal 2023, although there can be no assurance the transaction will occur within the expected timeframe or at all.

On August 9, 2023, Beverley Richardson tendered her resignation as a member of our Board of Directors.

On July 19, 2023, Matthew Cohen tendered his resignation as General Counsel of the Company.

On July 5, 2023, the Company entered into a share purchase agreement with Lisan Farma Colombia LLC ("Lisan Farma") to sell all of its shares in Flora Growth Corp Colombia S.A.S., Flora Lab S.A.S., Flora Med S.A.S., Cosechemos Ya S.A.S. ("Cosechemos"), Kasa Wholefoods Company S.A.S. and other related Flora assets related to its Colombian operations. To date, the sales of all these Colombian entities except Cosechemos have closed. The closing of Cosechemos is anticipated to occur in the Company's fourth quarter of fiscal 2023, although there can be no assurance the closing will occur within the expected timeframe or at all.

In June of 2023, the Company's former executives, including Hussein Rakine (Chief Executive Officer), Elshad Garayev (Chief Financial Officer), Jessie Casner (Chief Marketing Officer) and Jason Warnock (Chief Commercial Officer) resigned from the Company. Timothy Leslie, a member of the Board of Directors, resigned in the same month. Clifford Starke and Dany Vaiman, were appointed in their place as chief executive officer ("CEO") and chief financial officer ("CFO"), respectively.

On June 7, 2023, filed an amendment to its Articles of Incorporation to effect a reverse stock split of the Company's Common Shares at a ratio of 1-for-20, which became effective on June 9, 2023.

Summary of Risk Factors

There are a number of risks that you should carefully consider before making an investment decision regarding this offering. These risks are discussed more fully in the section titled "Risk Factors." You should read and carefully consider these risks and all of the other information in this Prospectus, including the financial statements and the related notes thereto included in this Prospectus, before deciding whether to invest in our securities. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

Risks Related to this Offering

  The resale of Common Shares issuable upon the exercise of Warrants could adversely affect the market price of our Common Shares.
  Our management team may not use the proceeds from the exercise of Warrants in an effective manner.
  There may be dilution in the net tangible book value of the Common Shares in connection with the exercise of Warrants.

Risks Related to our Business and Industry

  We are an early-stage company with limited operating history and may never become profitable.
  The cannabis laws, regulations, and guidelines are dynamic and subject to changes.
  Demand for cannabis and derivative products could be adversely affected and influenced by scientific research or findings, regulatory proceedings, litigation, media attention or other research findings.
  Our products could have unknown side effects.
  Research regarding the medical benefits, viability, safety, efficacy, use and social acceptance of cannabis or isolated cannabinoids (such as CBD and tetrahydrocannabinol ("THC")) remains in early stages.
  Our growth depends, in part, on expanding into additional consumer markets, and we may not be successful in doing so.
  We rely on third-parties for raw materials and to manufacture and compound some of our products and if these relationships are disrupted our results of operations in future periods will be adversely impacted.
  Our inventory has a shelf life and may reach its expiration and not be sold.
  The seasonal trends in our business create variability in our financial and operating results.
  The cannabinoid industry faces strong opposition and may face similar opposition in other jurisdictions in which we operate.

  We are subject to wholesale price volatility that could expose the Company to lower than anticipated revenues, gross margins, net income and cash flows.
  We could face competitive risks from the development and distribution of synthetic cannabis.
  The legalization of adult-use, recreational cannabis may reduce sales of medical cannabis.
  We are reliant on third party transportation services and importation services to deliver our products to customers.
  We may not be able to establish and maintain bank accounts in certain countries.
  Cyber-security and privacy risks could disrupt our operations and expose us to financial losses, contractual losses, liability, reputational damage and additional expense.
  We may incur significant costs to defend its intellectual property and other proprietary rights.

Risks Related to Our Regulatory Framework

  Marijuana remains illegal under U.S. federal law, and the enforcement of U.S. cannabis laws could change.
  Changes to federal or state laws pertaining to industrial hemp could slow the use of industrial hemp which would materially impact our revenues in future periods.
  There is uncertainty caused by potential changes to legal regulations that could impact the use of CBD products.
  The U.S. Drug Enforcement Administration and/or the Food and Drug Administration ("FDA") limits the ability to discuss the medical benefits of CBD.
  The size of our target market is difficult to quantify, and investors will be reliant on their own estimates on the accuracy of market data.

Risks Related to Financials and Accounting

  Our management has determined that based on our current financial position there is a substantial doubt about our ability to continue as a going concern.
  We may increase our foreign sales in the future, and such sales may be subject to unexpected regulatory requirements and other barriers.
  There are tax risks the Company may be subject to in carrying on business in multiple jurisdictions.
  The Company will likely be a "passive foreign investment company" company ("PFIC") for its current tax year, which may have adverse U.S. federal income tax consequences for U.S. investors.
  Failure to develop our internal controls over financial reporting ("ICFR") as we grow could have an adverse effect on our operations.

Risks Related to Our Common Shares

  We will need, but may be unable to, obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

  Holders of our Common Shares are subject to dilution resulting from the issuance of equity-based compensation by us.
  We continue to incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives.
  If we fail to meet applicable listing requirements, Nasdaq may delist our Common Shares from trading, in which case the liquidity and market price of our Common Shares could decline.
  Ownership of our Common Shares may be considered unlawful in some jurisdictions and holders of our Common Shares may consequently be subject to liability in such jurisdictions.
  The regulated nature of our business may impede or discourage a takeover, which could reduce the market price of our Common Shares.
  We do not intend to pay dividends on our Common Shares in the near future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.
  We are an emerging growth company and a smaller reporting company, and our compliance with the reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Common Shares less attractive to investors and may make it more difficult to raise capital as and when we need it.

Implications of Being an Emerging Growth Company

We are an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act"). We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley"), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an "emerging growth company," whichever is earlier. We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including if (i) we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) our annual gross revenues exceed $1.235 billion, or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period. In particular, in this Prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We are also a "smaller reporting company" as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million as measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million as measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation. Further, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

THE OFFERING

Issuer	Flora Growth Corp.

Common Shares offered by the Selling Securityholders	Up to 1,423,760

Common Shares to be outstanding after this Offering(1)	9,639,855 Common Shares

Symbol and Listing	Our common shares are traded on Nasdaq under the symbol "FLGC".

Use of proceeds	We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All net proceeds from the sale of the Common Shares covered by this Prospectus will go to the Selling Securityholders. However, we may receive the proceeds from any exercise of Warrants if the holders do not exercise the Warrants on a cashless basis. If all of the Warrants are exercised for cash in full, the gross proceeds would be approximately $3.55 million. We intend to use the net proceeds of such Warrant exercises, if any, for general working capital purposes. See the section titled "Use of Proceeds."

Lock-up	Our Company, directors and certain executive officers have agreed not to, subject to certain exceptions, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, any of our securities for a ninety (90) day period from September 21, 2023. See the section titled "Plan of Distribution."

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information in the section titled "Risk Factors", and all other information contained in this Prospectus, before deciding to invest in our securities.

The number of Common Shares to be outstanding immediately after this offering is based on 8,216,095 Common Shares outstanding as of October 18, 2023 and does not include:

(a) 686,245 Common Share purchase warrants with an exercise price at $2.50 per share;

(b) 221,000 Common Share purchase warrants with an exercise price of $75.00 per share;

(c) 23,000 Common Share purchase warrants with an exercise price of $66.00 per share;

(d) 25,000 Common Share purchase warrants with an exercise price of $8.80 per share;

(e) 59,742 Common Share stock options with an average exercise price of $38.86 per share; and

(f) 132,466 restricted share awards that have not yet vested.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this Prospectus, including the audited and unaudited financial statements and the related notes included in this Prospectus, before deciding whether to invest in our securities. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to this Offering

The sale of a substantial amount of our Common Shares, including resale of the Common Shares issuable upon the exercise of the Warrants held by the Selling Securityholders in the public market could adversely affect the prevailing market price of our Common Shares.

We are registering for resale up to 1,423,760 Common Shares. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Selling Securityholders may sell such Common Shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities, including securities in connection with equity-based compensation, that are exercisable or convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Management will have broad discretion as to the use of the proceeds from the exercise of Warrants, if any, and may not use the proceeds effectively.

We may receive proceeds from the exercise of the Warrants to the extent that the Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants and Pre-Funded Warrants were exercised for cash in full, the gross proceeds would be approximately $3.55 million. We will have considerable discretion in the application of the net proceeds, if any, from the cash exercise of the Warrants. We intend to use the net proceeds for operating capacity, working capital and general corporate purposes. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the balance of the net proceeds from the exercise of the Warrants. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from the exercise of the Warrants in a manner that does not produce income or that loses value.

You may experience dilution in the net tangible book value of the Common Shares in connection with the exercise of Warrants by the Selling Securityholders.

The assumed offering price of the Common Shares underlying the Warrants is substantially higher than the net tangible book value per Common Share. Therefore, upon exercise of the Warrants, you may experience dilution in the pro forma net tangible book value per Common Share.

Risks Related to our Business and Industry

We are an early-stage company with limited operating history and may never become profitable.

We are an early-stage company focused on cultivating, processing, manufacturing and supplying natural, medicinal-grade cannabis flower and high-quality cannabis derived medical and wellness products to large channel distributors and retailers globally. Formed in March 2019, we have a limited operating history. We have limited financial resources and minimal operating cash flow. For the years ended December 31, 2022 and 2021, we had losses of $52.6 million and $21.4 million, respectively, and as of December 31, 2022 an accumulated deficit of $90.9 million.

Additionally, there can be no assurance that additional funding will be available to us for the development of our business, which will require the commitment of substantial resources. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we may be unable to:

  successfully implement or execute our business plan, or that our business plan is sound;
  adjust to changing conditions or keep pace with increased demand;
  attract and retain an experienced management team;
  successfully integrate businesses that we acquire; or
  raise sufficient funds in the capital markets to effectuate our business plan, including product development, licensing and approvals.

Recent and future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, may subject us to liability, and harm our results of operations and financial condition.

We have recently acquired Just Brands and Franchise and have a history of acquisitive activity, and we may in the future seek to acquire or invest in businesses, products, or technologies that we believe could complement our operations or expand our breadth, enhance our capabilities, or otherwise offer growth opportunities. Our diversity of product offerings may not be successful. While our growth strategy includes broadening our service and product offerings, implementing an aggressive marketing plan and employing product diversification, there can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of our planned growth and diversified product offerings, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. Additionally, the integration of our acquisitions and pursuit of potential future acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. Specifically, we may not successfully evaluate or utilize the acquired products, assets or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges.

We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations, and financial condition may suffer. In some cases, minority shareholders may exist in certain of our non-wholly-owned acquisitions (for businesses we do not purchase as an 100% owned subsidiary) and may retain minority shareholder rights which could make a future change of control or corporate approvals for actions more difficult to achieve and/or more costly.

We also make strategic investments in early-stage companies developing products or technologies that we believe could complement our business or expand our breadth, enhance our technical capabilities, or otherwise offer growth opportunities. These investments may be in early-stage private companies for restricted stock. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments would lose their value.

Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized, or we may be exposed to unknown risks or liabilities of our acquisitions. Furthermore, we may be subject to unknown liabilities of the businesses we acquire. In addition, we may become subject to legal proceedings in connection with the businesses of, or resulting from, our acquisitions. For example, we have become party to certain litigation as a result of our acquisition of Franchise, which falls under certain indemnification protections obtained in the acquisition. For more information see the section titled "Legal Proceedings."

Certain conditions or events could disrupt the Company's supply chains, disrupt operations, and increase operating expenses.

Conditions or events including, but not limited to, the following could disrupt the Company's supply chains and in particular its ability to deliver its products, interrupt operations at its facilities, increase operating expenses, resulting in loss of sales, delayed performance of contractual obligations or require additional expenditures to be incurred: (i) extraordinary weather conditions or natural disasters such as hurricanes, tornadoes, floods, fires, extreme heat, earthquakes, etc.; (ii) a local, regional, national or international outbreak of a contagious disease, including the COVID-19 coronavirus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, or any other similar illness could result in a general or acute decline in economic activity; (iii) political instability, social and labor unrest, war or terrorism, including the current conflict between Russia and Ukraine; or (iv) interruptions in the availability of basic commercial and social services and infrastructure including power and water shortages, and shipping and freight forwarding services including via air, sea, rail and road.

Cannabis laws, regulations, and guidelines are dynamic and subject to changes.

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. It is also possible that regulations may be enacted in the future that will be directly applicable to certain of our products and/or aspects of our businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. Management expects that the legislative and regulatory environment in the cannabis industry in Colombia and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations.

Public opinion can also exert a significant influence over the regulation of the cannabis industry. A negative shift in the public's perception of the cannabis industry could affect future legislation or regulation in different jurisdictions.

Demand for cannabis and derivative products could be adversely affected and significantly influenced by scientific research or findings, regulatory proceedings, litigation, media attention or other research findings.

The legal cannabis industry is at a relatively early stage of its development. Consumer perceptions regarding legality, morality, consumption, safety, efficacy and quality of medicinal cannabis are mixed and evolving and can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medicinal cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medicinal cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity, could have a material adverse effect on the demand for medicinal cannabis and on our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding cannabis in general or associating the consumption of medicinal cannabis with illness or other negative effects or events, could have such a material adverse effect. Public opinion and support for medicinal cannabis use has traditionally been inconsistent and varies from jurisdiction to jurisdiction. Our ability to gain and increase market acceptance of our business may require substantial expenditures on investor relations, strategic relationships and marketing initiatives. There can be no assurance that such initiatives will be successful and their failure to materialize into significant demand may have an adverse effect on our financial condition.

Damage to the Company's reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether such publicity is accurate or not.

The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes pride in protecting its image and reputation, it does not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased ability to enter into new customer, distributor or supplier relationships, retain existing customers, distributors or suppliers, reduced investor confidence and access to capital, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse effect on our financial performance, financial condition, cash flows and growth prospects.

We are subject to the inherent risk of exposure to product liability claims, actions and litigation.

As a distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused bodily harm or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. Product liability claims or regulatory actions against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.

We are subject to the inherent risks involved with product recalls.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin, or at all. In addition, a product recall may require significant management attention. There can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if our products are subject to recall, our reputation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses, and potential legal fees and other expenses.

The Company's products could have unknown side effects.

If the products the Company sells are not perceived to have the effects intended by the end user, its business may suffer and the business may be subject to products liability or other legal actions. Many of the Company's products contain innovative ingredients or combinations of ingredients. There is little long-term data available with respect to efficacy, unknown side effects and/or interaction with individual human biochemistry, or interaction with other drugs. Moreover, there is little long-term data available with respect to efficacy, unknown side effects and/or its interaction with individual animal biochemistry. As a result, the Company's products could have certain side effects if not taken as directed or if taken by an end user that has certain known or unknown medical conditions.

The Company may be unable to anticipate changes in its potential client requirements that could make the Company's existing products and services obsolete. The Company's success will depend, in part, on its ability to continue to enhance its product and service offerings so as to address the increasing sophistication and varied needs of the market and respond to technological and regulatory changes and emerging industry standards and practices on a timely and cost-effective basis.

Research regarding the medical benefits, viability, safety, efficacy, use and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC remains in early stages.

There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although the Company believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, investors should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated herein or reach negative conclusions related to medical cannabis, which could have a material adverse effect on the demand for the Company's products, which could result in a material adverse effect on our business, financial condition and results of operations or prospects.

Our growth depends, in part, on expanding into additional consumer markets, and we may not be successful in doing so.

We believe that our future growth depends not only on continuing to provide our current customers with new products, but also continuing to enlarge our customer base. The growth of our business will depend, in part, on our ability to continue to expand in the United States, as well as into international markets. We are investing significant resources in these areas, and although we hope that our products will gain popularity, we may face challenges that are different from those we currently encounter, including competitive merchandising, distribution, hiring, and other difficulties. We may also encounter difficulties in attracting customers due to a lack of consumer familiarity with or acceptance of our brand, or a resistance to paying for premium products, particularly in international markets. In addition, although we are investing in sales and marketing activities to further penetrate newer regions, including expansion of our dedicated sales force, we may not be successful. If we are not successful, our business and results of operations may be harmed.

Fluctuations in the cost and availability of raw materials, equipment, labor, and transportation could cause manufacturing delays or increase our costs.

The price and availability of key components used to manufacture our products has been increasing and may continue to fluctuate significantly. In addition, the cost of labor within our company or at our third-party manufacturers could increase significantly due to regulation or inflationary pressures. Additionally, the cost of logistics and transportation fluctuates in large part due to the price of oil, and availability can be limited due to political and economic issues. Any fluctuations in the cost and availability of any of our raw materials, packaging, or other sourcing or transportation costs could harm our gross margins and our ability to meet customer demand. If we are unable to successfully mitigate a significant portion of these product cost increases or fluctuations, our results of operations could be harmed.

We rely on third-parties for raw materials and to manufacture and compound some of our products. We have no control over these third parties and if these relationships are disrupted our results of operations in future periods will be adversely impacted.

We currently hold short term supply contracts with unaffiliated third-party vendors for our critical raw materials. In addition, some of our products are manufactured or compounded by unaffiliated third parties and the use of these third-party co-packers changes from time to time due to customer demand and the composition of our product mix and product portfolio. We do not have any long-term contracts with any of these third parties, and we expect to compete with other companies for raw materials, production and imported packaging material capacity. If we experience significant increased demand or need to replace an existing raw material supplier or third-party manufacturer, there can be no assurances that replacements for these third-party vendors will be available when required on terms that are acceptable to us, or at all, or that any manufacturer or compounder would allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to expand existing or find new sources, we may encounter delays in production and added costs as a result of the time it takes to engage third parties. Any delays, interruption or increased costs in raw materials and/or the manufacturing or compounding of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower revenues and net income both in the short and long-term.

The Company's inventory has a shelf life and may reach its expiration and not be sold.

The Company holds finished goods in inventory and its inventory has a shelf life. Finished goods in the Company's inventory may include cannabis flower, cannabis oil products and cosmeceuticals. The Company's inventory may reach its expiration and not be sold. Although management regularly reviews the quantity and remaining shelf life of inventory on hand, and estimates manufacturing and sales lead times in order to manage its inventory, write-downs of inventory may still be required. Any such write-down of inventory could have a material adverse effect on the Company's business, financial condition, and results of operations.

The seasonal trends in our business create variability in our financial and operating results.

Our financial and operating results are subject to seasonal and quarterly variations in our net revenue and operating income and, as a result, our quarterly results may fluctuate and could be below expectations. Our business has realized a disproportionate amount of our net revenue and earnings for prior fiscal years in the third and fourth quarter as a result of the holiday season, and we expect this seasonal impact on our operations to continue in the future. If we experience lower than expected net revenue during any third or fourth quarter, it may have disproportionately large effects on our operating results and financial condition for that year. Any factors that harm our third or fourth quarter operating results, including disruptions in our brands or our supply chains or unfavorable economic conditions, could have a disproportionate effect on our results of operations and our financial condition for our entire fiscal year.

The Company may not be able to maintain effective quality control systems.

The Company may not be able to maintain an effective quality control system. The Company ascribes its early successes, in part, on its commitment to product quality and its effective quality control system. The effectiveness of the Company's quality control system and its ability to obtain or maintain good manufacturing practice ("GMP") certification with respect to its manufacturing, processing and testing facilities depend on a number of factors, including the design of its quality control procedures, training programs, and its ability to ensure that its employees adhere to the Company's policies and procedures. The Company also depends on service providers such as toll manufacturers and contract laboratories to manufacture, process or test its products that are subject to GMP certification requirements.

We expect that regulatory agencies will periodically inspect our and our service providers' facilities to evaluate compliance with applicable GMP requirements. Failure to comply with these requirements may subject us or our service providers to possible regulatory enforcement actions. Any failure or deterioration of the Company's or its service providers' quality control systems, including loss of GMP certification, may have a material adverse effect on the Company's business, results of operations and financial condition.

Energy prices and supply may be subject to change or curtailment due to new laws or regulations, imposition of new taxes or tariffs, interruptions in production by suppliers, imposition of restrictions on energy supply by government, worldwide price levels and market conditions.

The Company requires diesel and electric energy and other resources for its cultivation and harvest activities and for transportation of cannabis. The Company relies upon third parties for its supply of energy resources used in its operations. The prices for and availability of energy resources may be subject to change or curtailment, respectively, due to, among other things, new laws or regulations, imposition of new taxes or tariffs, interruptions in production by suppliers, imposition of restrictions on energy supply by government, worldwide price levels and market conditions. Although the Company attempts to mitigate the effects of fuel shortages, electricity outages and cost increases, the Company's operations will continue to depend on external suppliers of fuel and electricity. If energy supply is cut for an extended period and the Company is unable to find replacement sources at comparable prices, or at all, the Company's business, financial condition and results of operations could be materially and adversely affected.

The cannabinoid industry faces strong opposition and may face similar opposition in other jurisdictions in which we operate.

Many political and social organizations oppose hemp and cannabis and their legalization, and many people, even those who support legalization, oppose the sale of hemp and cannabis in their geographies. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses that may have a strong opposition to the cannabis industry. For example, the pharmaceutical and alcohol industries have traditionally opposed cannabis legalization. Any efforts by these or other industries to halt or impede the cannabis industry could have detrimental effects on our business.

The Company is subject to wholesale price volatility that could expose the Company to lower than anticipated revenues, gross margins, net income and cash flows.

The pharmaceutical distribution and cannabis industries are margin-based businesses in which gross profits depend on the excess of sales prices over costs. Consequently, profitability is sensitive to fluctuations in wholesale and retail prices caused by changes in supply (which itself depends on other factors such as weather, fuel, equipment and labor costs, shipping costs, economic situation, government regulations and demand), taxes, government programs and policies for the pharmaceutical distribution and cannabis industries (including price controls and wholesale price restrictions that may be imposed by government agencies responsible for the sale of pharmaceuticals and cannabis), and other market conditions, all of which are factors beyond our control. The Company's operating income may be significantly and adversely affected by a decline in the price of pharmaceuticals and cannabis and will be sensitive to changes in the price of cannabis and the overall condition of the cannabis industry, as our profitability is directly related to the price of pharmaceuticals and cannabis. These prices affected by numerous factors beyond our control. Any price decline may have a material adverse effect on the Company's business, financial condition and results of operations.

The Company's operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease and other unforeseen events, including the outbreak of respiratory illness caused by COVID-19 and the related economic repercussions. We cannot accurately predict the effects COVID-19 will have on our operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company's operations and ability to finance its operations.

The Company could face competitive risks from the development and distribution of synthetic cannabis.

The pharmaceutical industry and others may attempt to enter the cannabis industry and, in particular, the medical cannabis industry through the development and distribution of synthetic products that emulate the effects of and treatment provided by naturally occurring cannabis. If synthetic cannabis products are widely adopted, the widespread popularity of such synthetic cannabis products could change the demand, volume and profitability of the botanical cannabinoid industry. This could adversely affect our ability to secure long-term profitability and success through the sustainable and profitable operation of our business.

The legalization of adult-use, recreational cannabis may reduce sales of medical cannabis.

Legalization of the sale to adults of recreational, non-medical cannabis in any country may increase competition in the medical cannabis market. We may not be able to achieve our business plan in a highly competitive market where recreational, adult-use cannabis is legal, or the market may experience a drop in the price of cannabis and cannabis products over time, decreasing our profit margins.

The Company is reliant on third party transportation services and importation services to deliver its products to customers.

The Company relies on third party transportation services and importation services to deliver its products to its customers. The Company is exposed to the inherent risks associated with relying on third party transportation service-providers, including logistical problems, delays, loss or theft of product and increased shipping and insurance costs. Any delay in transporting the product, breach of security or loss of product, could have a material adverse effect on the Company's business, financial performance and results of operations. Further, any breach of security and loss of product during transport could affect the Company's status as a licensed producer in Colombia.

We may not be able to establish and maintain bank accounts in certain countries.

There is a risk that banking institutions in countries where we operate will not open accounts for us or will not accept payments or deposits from proceeds related to the cannabis industry. Such risks could increase our costs or prevent us from expanding into certain jurisdictions.

We may not be able to renew certain of our leases.

Several of the properties or facilities that we utilize in our operations are leased for a specific term. There is a risk that we may not be able to extend the term on some or all of such leases or, if we do so, that the terms of any such lease extension will be favorable. Likewise, there is a risk that some leases may expire and we will be required to relocate our operations to another location, thereby incurring costs.

The Company may be subject to cyber-security and privacy risks that could disrupt its operations and expose the Company to financial losses, contractual losses, liability, reputational damage and additional expense.

The Company may be subject to risks related to our information technology systems, including cyber-attacks, malware, ransomware and phishing attacks that could target our intellectual property, trade secrets, financial information, personal information of our employees, customers and patients, including sensitive personal health information. The occurrence of such an attack could disrupt our operations and expose the Company to financial losses, contractual damages, liability under labor and privacy laws, reputational damage and additional expenses. We have implemented security measures to protect our data and information technology systems; however, such measures may not be effective in preventing cyber-attacks. We may be required to allocate additional resources to implement additional preventative measures including significant investments in information technology systems. A serious cyber-security breach could have a material adverse effect on our business, financial condition and results of operations.

The Company may collect and store certain personal information about customers and is responsible for protecting such information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. In addition, theft of data is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such privacy breach or theft could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company were found to be in violation of privacy or security rules or other laws protecting the confidentiality of information, the Company could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a material adverse effect on the Company's business, financial condition and results of operations.

The Company may incur significant costs to defend its intellectual property and other proprietary rights.

The ownership and protection of trademarks, patents, trade secrets and intellectual property rights are significant aspects of the Company's future success. Unauthorized parties may attempt to replicate or otherwise obtain and use the Company's products and technology. Policing the unauthorized use of the Company's current or future trademarks, patents, trade secrets or intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others.

In addition, other parties may claim that the Company's products infringe on their proprietary and perhaps patent protected rights. Such claims, regardless of their merit, may result in the expenditure of significant financial and managerial resources, legal fees, injunctions, temporary restraining orders and/or require the payment of damages. As well, the Company may need to obtain licenses from third parties who allege that the Company has infringed on their lawful rights. Such licenses may not be available on terms acceptable to the Company or at all. In addition, the Company may not be able to obtain or utilize on terms that are favorable to it, or at all, licenses or other rights with respect to intellectual property that it does not own.

Risks Related to Our Regulatory Framework

Marijuana remains illegal under U.S. federal law, and the enforcement of U.S. cannabis laws could change.

There are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana remains a Schedule I drug under the Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. In those states in which the use of marijuana has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act. The Controlled Substances Act classifies marijuana as a Schedule I controlled substance, and as such, medical and adult cannabis use is illegal under U.S. federal law. Unless and until the U.S. Congress amends the Controlled Substances Act with respect to marijuana (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation. While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis regulatory programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve us of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against us. Since U.S. federal law criminalizing the use of marijuana preempts state laws that legalize its use, enforcement of federal law regarding marijuana is a significant risk and would greatly harm our business, prospects, revenue, results of operation and financial condition. The enforcement of federal laws in the United States is a risk to our business and any proceedings brought against us thereunder may materially, adversely affect our operations and financial performance.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge; Management may not be able to predict all such risks.

Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to marijuana and seek to prosecute cases involving marijuana businesses that are otherwise compliant with state laws in the future.

The uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations present major risks for the Company.

Changes to federal or state laws pertaining to industrial hemp could slow the use of industrial hemp which would materially impact our revenues in future periods.

As of the date hereof, most states and the District of Columbia have authorized industrial hemp programs pursuant to the United States of the Agricultural Improvement Act of 2018, commonly known as the "Farm Bill," or under prior programs authorized under the 2014 Farm Bill or have plans under review by the United States Department of Agriculture ("USDA"). Effective January 1, 2022, several states without an approved plan under the Farm Bill, or a plan under review, will default to the USDA Hemp Producer License. Continued development of the industrial hemp industry will be dependent upon new legislative authorization of industrial hemp at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp industry is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests. Any one of these factors could slow or halt use of industrial hemp, which could negatively impact the business up to possibly causing us to discontinue operations as a whole. In addition, changes in Federal or state laws could require us to alter the way we conduct our business in order to remain compliant with applicable state laws in ways we are presently unable to foresee. These possible changes, if necessary, could be costly and may adversely impact our results of operations in future periods.

Uncertainty caused by potential changes to legal regulations could impact the use of CBD products.

There is substantial uncertainty and different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses as to the scope of operation of Farm Bill-compliant hemp programs relative to the emerging regulation of cannabinoids. These different opinions include, but are not limited to, the regulation of cannabinoids by the FDA and the extent to which manufacturers of products containing Farm Bill-compliant cultivators and processors may engage in interstate commerce. The uncertainties cannot be resolved without further federal, and perhaps even state-level, legislation, regulation or a definitive judicial interpretation of existing legislation and rules. If these uncertainties continue, they may have an adverse effect upon the introduction of our products in different markets.

Any failure on our part to comply with applicable regulations could prevent us from being able to carry on our business, and there may be additional costs associated with any such failure.

Our business activities are heavily regulated in all jurisdictions where we do business. Our operations are subject to various laws, regulations and guidelines by governmental authorities relating to the cultivation, processing, manufacture, marketing, management, distribution, transportation, storage, sale, packaging, labeling, pricing and disposal of cannabis and cannabis products. In addition, we are subject to laws and regulations relating to employee health and safety, insurance coverage and the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services.

Any failure by us to comply with the applicable regulatory requirements could require extensive changes to our operations;
  result in regulatory or agency proceedings or investigations;
  result in the revocation of our licenses and permits, increased compliance costs;
  result in damage awards, civil or criminal fines or penalties;
  result in restrictions on our operations;
  harm our reputation; or
  give rise to material liabilities.

There can be no assurance that any future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management's attention and resources or other adverse consequences to our business.

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all necessary regulatory approvals for the cultivation, processing, production, storage, distribution, transportation, sale, import and export, as applicable, of our products. Any failure to comply with the regulatory requirements applicable to our operations may lead to possible sanctions, including:

  the revocation or imposition of additional conditions on licenses to operate our business;
  the suspension or expulsion from a particular market or jurisdiction or of our key personnel;
  the imposition of additional or more stringent inspection, testing and reporting requirements;
  product recalls or seizures; and
  the imposition of fines and censures.

In addition, changes in regulations, government or judicial interpretation of regulations, or more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities or a revocation of our licenses and other permits. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely affect our ongoing regulatory compliance costs. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

The FDA limits the ability to discuss the medical benefits of CBD.

Under FDA rules it is illegal for companies to make "health claims" or claim that a product has a specific medical benefit. The FDA has not recognized any medical benefits derived from CBD, which means that we are not legally permitted to advertise any potential health claims related to our CBD products. Because of the perception among many consumers that CBD is a health/medicinal product, the inability to make such health claims about its CBD products may limit our ability to market and sell products to consumers, which would negatively affect our revenues and profits.

The legal cannabis market is a relatively new industry. As a result, the size of our target market is difficult to quantify, and investors will be reliant on their own estimates on the accuracy of market data.

Because the cannabis industry is in a nascent stage, there is a lack of information about comparable companies available for potential investors to review and to decide whether to invest in us and, few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors should rely on their own estimates regarding the potential size, economics and risks of the cannabis market in deciding whether to invest in our Common Shares. We are an early-stage company that has not generated net income. There can be no assurance that our growth estimates are accurate or that the cannabis market will be large enough for our business to grow as projected.

Although we are committed to researching and developing new markets and products and improving existing products, there can be no assurances that such research and market development activities will prove profitable or that the resulting markets or products, if any, will be commercially viable or successfully produced and marketed. We must rely largely on our own market research to forecast sales and design products as detailed forecasts and consumer research are not generally obtainable from reliable third-party sources in Canada and in other international jurisdictions.

In addition, there is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in the manner consistent with management's expectations and assumptions. We could also be subject to other events or circumstances that adversely affect the cannabis industry, such as the imposition of further restrictions on sales and marketing or further restrictions on sales in certain areas and markets.

Risks Related to Financials and Accounting

Management has performed an analysis of our ability to continue as a going concern, and has determined that, based on our current financial position, there is a substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has raised substantial doubt as to our ability to continue as a going concern.

Based on its assessment, management has raised substantial doubt about our ability to continue as a going concern. The Company had cash and cash equivalents of $9.5 million at December 31, 2022, a loss of $52.6 million for the year ended December 31, 2022, and an accumulated deficit of $90.9 million at December 31, 2022. Current economic and market conditions have put pressure on our growth plans. The Company's ability to continue as a going concern is dependent on its ability to obtain additional capital. The Company believes that its current level of cash and cash equivalents are not sufficient to continue investing in growth, while at the same time meeting its obligations as they become due. These conditions raise substantial doubt regarding our ability to continue as a going concern. In an effort to alleviate these conditions, management is currently evaluating various cost reduction and other alternatives and may seek to raise additional funds through the issuance of equity, mezzanine or debt securities, through arrangements with strategic partners, through obtaining credit from financial institutions or otherwise.

Our independent registered public accounting firm has raised substantial doubt as to our ability to continue as a going concern. A going concern opinion in the report of our independent registered public accounting firm could impair our ability to finance our operations through public or private equity offerings or debt financings, or a combination of one or more of these funding sources. Any additional equity or equity-linked debt financing could be extremely dilutive to our current stockholders. Additional capital may not be available on reasonable terms, or at all, and we may be required to terminate or significantly curtail our operations, or enter into arrangements with collaborative partners or others that may require us to relinquish rights to certain aspects of our product candidates, or potential markets that we would not otherwise relinquish. If we are unable to obtain capital, our business would be jeopardized, and we may not be able to continue operations.

We may increase our foreign sales in the future, and such sales may be subject to unexpected regulatory requirements and other barriers.

Our functional currency is denominated in U.S. dollars. We currently expect that a portion of our sales will be denominated in Colombian pesos and European euros and we may, in the future, have sales denominated in the currencies of additional countries in which we establish operations or distribution. In addition, we incur a portion of our operating expenses in Colombian pesos and European euros. In the future, the proportion of our sales that are international may increase. Such sales may be subject to unexpected regulatory requirements and other barriers. Any fluctuation in the exchange rates of foreign currencies may negatively affect our business, financial condition and results of operations. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide from foreign currency fluctuations and can themselves result in losses.

Assumptions, estimates and judgments related to critical accounting matters could significantly affect our reported financial results or financial condition.

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on limited historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the notes to our financial statements, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if the assumptions change or if actual circumstances differ from those in the assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our Common Shares. Significant assumptions and estimates used in preparing the financial statements include those related to the credit quality of accounts receivable, income tax credits receivable, share based payments, impairment of non-financial assets, as well as revenue and cost recognition.

There are tax risks the Company may be subject to in carrying on business in multiple jurisdictions.

We and our subsidiaries will operate and, accordingly, will be subject to income tax and other forms of taxation in multiple jurisdictions. We may be subject to income taxes and non-income taxes in a variety of jurisdictions and our tax structure may be subject to review by both domestic and foreign taxation authorities. Those tax authorities may disagree with our interpretation and/or application of relevant tax rules. A challenge by a tax authority in these circumstances might require us to incur costs in connection with litigation against the relevant tax authority or reaching a settlement with the tax authority and, if the tax authority's challenge is successful, could result in additional taxes (perhaps together with interest and penalties) being assessed on us, and as a result an increase in the amount of tax payable by us. In addition, we may be subject to different taxes imposed by the Colombian government, and changes within such tax, legal and regulatory framework may have an adverse effect on our financial results.

Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates are also subject to change. Therefore, our earnings may be affected by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. The determination of our provision for income taxes and other tax liabilities will require significant judgment (including based on external advice) as to the interpretation and application of these rules. We may have exposure to greater than anticipated tax liabilities or expenses.

Additionally, dividends and other intra-group payments made by our subsidiaries or international branches may expose the recipients of such payments to taxes in their jurisdictions of organization and operation and such dividends and other intra-group payments may also be subject to withholding taxes imposed by the jurisdiction in which the entity making the payment is organized or tax resident. Unless such withholding taxes are fully creditable or refundable, dividends and other intra-group payments may increase the amount of tax paid by us. Although the Company and its subsidiaries arrange themselves and their affairs with a view to minimizing the incurrence of such taxes, there can be no assurance that we will succeed.

Restrictions on Deduction of Certain Expenses for U.S. Federal Income Tax Purposes

Section 280E of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits businesses from deducting certain expenses associated with trafficking-controlled substances for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has invoked Code Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Section 280E of the Code prohibits cannabis businesses that are deemed to be trafficking in controlled substances from deducting certain ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a cannabis business depends on how large its ratio of non-deductible expenses is to its total revenues. Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be.

Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative bodies and federal courts challenging these restrictions, there is no guarantee that these authorities will issue an interpretation of Code Section 280E favorable to cannabis businesses.

Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative bodies and federal courts challenging these restrictions, there is no guarantee that these authorities will issue an interpretation of Code Section 280E favorable to cannabis businesses.

The Company will likely be a "passive foreign investment company" for its current tax year, which may have adverse U.S. federal income tax consequences for U.S. investors.

The Company believes it was not a PFIC within the meaning of Section 1297 of the Code for its most recently completed tax year, but based on current business plans and financial expectations, it believes that it will likely be a PFIC for its current tax year and may be a PFIC in subsequent tax years. If the Company is a PFIC for any year during a U.S. taxpayer's holding period of Common Shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Common Shares or any so-called "excess distribution" received on its Common Shares as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election (as defined below) or a Mark-to-Market Election (as defined below). U.S. taxpayers should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF (as defined below), or that the Company will supply U.S. taxpayers with information that such U.S. taxpayers are required to report under the QEF rules, in the event the Company is a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares. A U.S. taxpayer who makes a Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer's basis therein. This paragraph is qualified in its entirety by the discussion above under the heading "Certain United States Federal Income Taxation Considerations - Passive Foreign Investment Company Rules." Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common Shares.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, and the Inflation Reduction Act of 2022 may adversely impact the Company and the value of the Common Shares.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect the Company or holders of the Common Shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company's financial performance and the value of the Common Shares. Additionally, states in which the Company operates or owns assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of the Common Shares is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and the Company cannot predict how this legislation or any future changes in tax laws might affect the Company or purchasers of the Common Shares.

Failure to develop our internal controls over financial reporting as we grow could have an adverse effect on our operations.

As we mature we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of ICFR may identify weaknesses and conditions that need to be addressed in our ICFR or other matters that may raise concerns for investors. In connection with the audit of our financials for the year ended December 31, 2021, the Company's auditors noted material weaknesses and made certain recommendations to management regarding material weaknesses related to goodwill impairment testing and purchase price allocations, contract receivables and corresponding revenue and inventory procedures (the "2021 Material Weaknesses"). In connection with the 2021 Material Weaknesses, the Company allocated resources to its remediation plan, including (i) continuing to enhance our impairment testing procedures with the assistance of our third party experts (ii) implementing enhanced credit assessment over the creditworthiness of certain contract receivables and their corresponding revenue and (iii) implementing regularly scheduled physical inventory counts in all company locations and reconciling with internal accounting records. As of December 31, 2022, management believes the 2021 Material Weaknesses relating to its contract receivables and corresponding revenue and investor procedures have been fully remediated.

However, in connection with the audit of our financials for the year ended December 31, 2022, our auditors noted that the material weakness with respect to goodwill impairment testing and purchase price allocations remains un-remediated (the "2022 Material Weakness"). In connection with the 2022 Material Weakness, management has, and will continue to, allocate resources to its remediation plan, which include (i) the establishment of additional internal procedures with respect to the documentation of budget and forecasting process with respect to material assumptions or determinations, (ii) the implementation of a new validation process to bolster accuracy of underlying assumptions and (iii) the assessment of our third party experts engaged to assist in the accuracy of our impairment testing. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our ICFR or disclosure of our public accounting firm's attestation to or report on management's assessment of our ICFR may have an adverse effect on the price of our Common Shares.

Risks Related to Our Common Shares

We will need, but may be unable to, obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

In the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Shares will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. There can be no assurance that we will be able to generate any investor interest in our securities. If we do not obtain additional financing, our business may never commence, in which case you would likely lose the entirety of your investment in the Company.

Holders of our Common Shares are subject to dilution resulting from the issuance of equity-based compensation by us.

We have awarded stock options and restricted common shares to our management and key employees to incentivize their performance and retention. Any additional equity grants and any exercise of existing warrants will cause our shareholders to be diluted and may negatively affect the price of the Common Shares.

We continue to incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley, and rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including requirements to file annual, quarterly and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our existing management team will continue to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with complying with these requirements. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for ICFR.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management's time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

If we fail to meet applicable listing requirements, Nasdaq may delist our Common Shares from trading, in which case the liquidity and market price of our Common Shares could decline.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq currently or in the future. Nasdaq imposes, among other requirements, continued listing standards including a minimum bid requirement. The price of our Common Shares must trade at or above $1.00 to comply with the minimum bid requirement for continued listing on Nasdaq.

Ownership of our Common Shares may be considered unlawful in some jurisdictions and holders of our Common Shares may consequently be subject to liability in such jurisdictions.

Cannabis-related financial transactions, including investment in the securities of cannabis companies and receipt of any associated benefits, such as dividends, are currently subject to anti-money laundering and a variety of other laws that vary by jurisdiction, many of which are unsettled and still developing. While the interpretation of these laws is unclear, in some jurisdictions, financial benefit directly or indirectly arising from conduct that would be considered unlawful in such jurisdiction may be viewed to be within the purview of these laws, and persons receiving any such benefit, including investors in an applicable jurisdiction, may be subject to liability under such laws. Each prospective investor should therefore contact his, her or its own legal advisor regarding the ownership of our Common Shares and any related potential liability.

The Company's directors and officers may have a conflict of interest in conducting their duties.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in a range of business activities. In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

As of January 1, 2023, we are required to report as a U.S. domestic issuer and the benefits of a "foreign private issuer" are no longer available to us, which will likely result in additional costs and expenses for us.

As of January 1, 2023, we have lost our status as a "foreign private issuer" and are required to adjust our disclosure and reporting to comply with the requirements for domestic U.S. companies. As a result:

  we are required to report on forms that are applicable to U.S. domestic issuers, such as Forms 10-K, 10-Q and 8-K, rather than the forms formerly used us, such as Forms 20-F and 6-K;
  we are required to file proxy statements in accordance with SEC rules; and we may be required to modify certain of our corporate governance policies to comply with rules applicable to U.S. domestic issuers.

We expect that complying with these additional requirements would increase our legal and audit fees which in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, as a result of being considered a "domestic issuer" for reporting and disclosure requirements:

  we are no longer exempt from certain requirements of U.S. securities laws such as (i) Regulation FD, which restricts the selective disclosure of material information, (ii) exemptions for filing beneficial ownership reports under Section 16(a) of the Exchange Act for executive officers, directors and 10% shareholders (Forms 3, 4, and 5), and (iii) the Section 16(b) short swing profit rules;
  we are no longer permitted to disclose compensation information for our executive officers on an aggregate rather than an individual basis, although such exemption may still be available to us as long as we remain an "emerging growth company"; and
  we have lost the ability to rely upon exemptions from Nasdaq corporate governance requirements that are available to foreign private issuers.

As a foreign private issuer, we were permitted to follow, and had followed through December 31, 2022, certain home country corporate governance practices instead of those otherwise required under Nasdaq rules for domestic U.S. issuers. For instance, we followed home country practice in Canada with regard to the lack of need to obtain shareholder approval for certain dilutive events such as (i) the establishment or amendment of certain equity-based compensation plans and (ii) certain transactions other than a public offering involving issuances of a 20% or more interest in the company.

The regulated nature of our business may impede or discourage a takeover, which could reduce the market price of our Common Shares.

We require and hold various government licenses to operate our business. These licensing requirements could impede a merger, amalgamation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our Common Shares, which, under certain circumstances, could reduce the market price of our Common Shares.

We do not intend to pay dividends on our Common Shares in the near future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in the Common Shares will depend upon any future appreciation in their value. There is no guarantee that the Common Shares will appreciate in value or even maintain the price at which you purchased them.

We are an emerging growth company and a smaller reporting company, and our compliance with the reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Common Shares less attractive to investors and may make it more difficult to raise capital as and when we need it.

We are an emerging growth company, as defined in the Jumpstart our Business Startups Act of 2012, referred to as the JOBS Act, and we expect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and extended adoption period for accounting pronouncements.

Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company," which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley and reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements.

We cannot predict whether investors will find our Common Shares less attractive as a result of our reliance on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our stock price may be more volatile.

Additionally, because of the exemptions from various reporting requirements provided to us as an emerging growth company, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as the reporting of other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Future issuances of debt securities, which would rank senior to our Common Shares upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our Common Shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Shares.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Shares. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of Common Shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Common Shares.

If the price of our Common Shares fluctuates, you could lose a significant part of your investment.

The market price of our Common Shares could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Shares. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

Volatility in the market price of our Common Shares may prevent investors from being able to sell their shares at or above the public offering price. As a result, you may suffer a loss on your investment.

General Risk Factors

The Company may become involved in legal proceedings from time to time, which could adversely affect the Company.

From time to time, we may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom it does business and other proceedings arising in the ordinary course of business. We will evaluate our exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. For more information, see Item 3 "Legal Proceedings." Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management's evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on our financial results.

Our participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by third parties, other companies and/or various governmental authorities against us. Litigation, complaints, and enforcement actions involving us could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on our future cash flows, earnings, results of operations and financial condition.

The Company's success will depend, in part, on its ability to continue to enhance its product and service offerings to respond to technological and regulatory changes and emerging industry standards and practices.

Rapidly changing markets, technology, emerging industry and regulatory standards and frequent introduction of new products characterize the Company's business. The introduction of new products embodying new technologies and regulatory developments may render the Company's equipment obsolete and its products and services less competitive or less marketable. The process of developing the Company's products and services is complex and requires significant continuing costs, development efforts, third-party commitments and regulatory approvals. The Company may not be successful in developing or effectively commercializing such new products and services, or obtaining any required regulatory approvals, which, together with any capital expenditures made in the course of developing such products and services, may have a material adverse effect on the Company's business, financial condition and operating results.

We are dependent upon our management and key employees, and the loss of any member of our management team or key employees could have a material adverse effect on our operations.

The Company's success is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management and key employees. The loss of any member of our management team or key employees could have a material adverse effect on our business and results of operations. While employment agreements and incentive programs are customarily used as primary methods of retaining the services of key employees, these agreements and incentive programs cannot assure the continued services of such employees. Any loss of the services of such individuals, or an inability to attract other suitably qualified persons when needed, could have a material adverse effect on the Company's business, operating results or financial condition. We do not currently maintain key-person insurance on the lives of any of our key employees. Competition for qualified technical, sales and marketing staff, as well as officers and directors can be intense, and no assurance can be provided that the Company will be able to attract or retain key employees in the future, which may adversely affect the Company's operations.

Our inability to retain and acquire skilled personnel could impair our business and operations.

The loss of any member of our management team could have a material adverse effect on our business and results of operations. In addition, the inability to hire or the increased costs of hiring new personnel, including members of executive management, could have a material adverse effect on our business and operating results. The expansion of marketing and sales of our products will require us to find, hire and retain additional capable employees who can understand, explain, market and sell our products. There is intense competition for capable personnel in all of these areas and we may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees often require significant training and, in many cases, take a significant amount of time before they achieve full productivity. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses issued in connection to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. In addition, as we move into new jurisdictions, we will need to attract and recruit skilled employees in those new areas.

We will need to grow the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As our development and commercialization plans and strategies develop, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal and other resources. Future growth would impose significant added responsibilities on members of management. In order to manage growth and changes in strategy effectively, the Company must: (a) maintain adequate systems to meet customer demand; (b) expand sales and marketing, distribution capabilities, and administrative functions; (c) expand the skills and capabilities of its current management team; and (d) attract and retain qualified employees. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth and successfully growing our Company.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our share price and trading volume could decline.

The trading market for our Common Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our operations. We do not have any control over these analysts and their research and reports. If one or more of the analysts who cover us downgrade our shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

We expect to incur significant ongoing costs and obligations related to our investment in infrastructure, growth, regulatory compliance and operations.

We expect to incur significant ongoing costs and obligations related to our investment in infrastructure and growth and regulatory compliance, which could have a material adverse effect on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. Our efforts to grow our business may be costlier than we expect, and we may not be able to generate sufficient revenue to offset such higher operating expenses. We may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays, and other unknown events.

There is no assurance that the Company's insurance coverage will be sufficient to cover all claims to which the Company may become subject.

Our production is, in general, subject to different risks and hazards, including adverse weather conditions, fires, plant diseases and pest infestations, other natural phenomena, industrial accidents, labor disputes, changes in the legal and regulatory framework applicable to us and environmental contingencies.

We may not be able to maintain or obtain insurance of the type and amount desired at a reasonable cost. If we were to incur significant liability for which we were not fully insured, it could have an adverse effect on our business, financial condition and results of operations.

We do not currently maintain key-person insurance on the lives of any of our key employees.

We may be unable to implement our business strategy, which could have negative financial and reputational effects on our business.

The growth and expansion of our business is heavily dependent upon the successful implementation of our business strategy. There can be no assurance that we will be successful in the implementation of our business strategy. A failure to do so could have negative financial and reputational effects on us. Future clinical research studies may lead to conclusions that dispute or conflict with our understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis.

The Company could be subject to a security breach that could result in significant damage or theft of products and equipment.

Breaches of security at our facilities may occur and could result in damage to or theft of products and equipment. A security breach at our facilities could result in a significant loss of inventory or work in process, expose us to liability under applicable regulations and increase expenses relating to the investigation of the breach and implementation of additional preventative security measures, any of which could have an adverse effect on our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward- looking statements by terms such as "may", "will", "should", "believe", "expect", "could", "intend", "plan", "anticipate", "estimate", "continue", "predict", "project", "potential", "target," "goal" or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this Prospectus under the sections titled "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this Prospectus. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this Prospectus include:

  our limited operating history and net losses;
  unpredictable events, such as the COVID-19 outbreak, and associated business disruptions;
  changes in cannabis laws, regulations and guidelines;
  decrease in demand for cannabis and derivative products due to certain research findings;
  proceedings, or negative media attention;
  damage to our reputation as a result of negative publicity;
  exposure to product liability claims, actions and litigation;
  risks associated with product recalls;
  product viability;
  continuing research and development efforts to respond to technological and regulatory changes;
  shelf life of inventory;
  our ability to successfully integrate businesses that we acquire;
  maintenance of effective quality control systems;
  changes to energy prices and supply;
  risks associated with expansion into new jurisdictions;
  regulatory compliance risks;
  opposition to the cannabinoid industry;
  risks related to our operations in Colombia, including the closing of the sale thereof; and
  potential delisting resulting in reduced liquidity of our Common Shares.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this Prospectus. The forward-looking statements contained in this Prospectus are not guarantees of future performance and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this Prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this Prospectus speaks only as of the date of this Prospectus. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this Prospectus, whether as a result of new information, future events or otherwise, after the date of this Prospectus.

PRIVATE PLACEMENT OF WARRANTS

On September 18, 2023, we entered into the Securities Purchase Agreement with the Investors in connection with the Registered Direct Offering of 1,369,000 Common Shares pursuant to the Company's effective shelf registration statement on Form S-3 (File No. 333-274204) and a related base prospectus, together with the related prospectus supplement dated as of September 20, 2023, filed with the SEC.

Concurrently with the Registered Direct Offering and pursuant to the Securities Purchase Agreement, the Company agreed to sell via a private placement (the "Private Placement" and together with the Registered Direct Offering, the "Private Placement Offerings") unregistered warrants (the "Investor Warrants") to the Investors to purchase up to 1,369,000 of Common Shares. Each Investor Warrant was sold with a Common Share at a combined purchase price of $2.00. The Investor Warrants are exercisable at a price of $2.50 per Common Share, exercisable upon the six-month anniversary of the date of issuance, and have a term of five and one-half years from the issuance date.

Pursuant to a placement agent agreement, A.G.P./Alliance Global Partners ("A.G.P.") acted as placement agent in connection with the Private Placement Offerings, and in consideration therefor the Company agreed to register and issue to A.G.P. unregistered warrants (the "Placement Agent Warrants", which we refer to, together with the Investor Warrants, as the "Warrants") to purchase up to 54,760 Common Shares. The Placement Agent Warrants are exercisable at a price of $2.39 per Common Share, exercisable on or after the 181st day immediately following the date of issuance and for a period of five years from the issuance date.

The Company agreed to file a registration statement on Form S-1 within 30 days of the date of closing the Private Placement Offerings to register the re-sale of the Common Shares underlying the Warrants.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All net proceeds from the sale of the Common Shares covered by this Prospectus will go to the respective Selling Securityholders. We expect that the Selling Securityholders will sell their Common Shares as described under "Plan of Distribution."

We may receive proceeds from the exercise of the Warrants to the extent that the Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, the gross proceeds would be approximately $3.55 million.

We intend to use the net proceeds from this offering for operating capacity, working capital and general corporate purposes. Our management will have discretion in allocating the net proceeds in accordance with the above priorities and purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our businesses.

SELLING SECURITYHOLDERS

The Common Shares being offered by the Selling Securityholders are those Common Shares issuable upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see "Private Placement of Warrants". We are registering the Common Shares underlying the Warrants in order to permit the Selling Securityholders to offer the Common Shares for resale from time to time.

In December 2022, we closed an offering in which the two of the Selling Securityholders, Armistice Capital Master Fund Ltd. and Highbridge Tactical Credit Master Fund, Ltd. (together, the "Funds"), purchased an aggregate of 625,000 units of the Company at a price of $8.00 per unit for gross proceeds of $5.0 million. Each unit was comprised of one Common Share and one Common Share purchase warrant (625,000 total warrants) to purchase one additional Common Share at an exercise price of $8.00 per share. Such warrants were subsequently repriced and currently have an exercise price of $2.50 per share. The Funds also participated in smaller offerings of units of the Company prior to December 2022, with each such offering consisting of Common Shares and Common Share purchase warrants. All the Common Share purchase warrants held by the Funds have an exercise price of $2.50 per share. Except for the foregoing and as otherwise described in this Prospectus, the Selling Securityholders have not had any material relationship with us within the past three years.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of Common Shares by each of the Selling Securityholders. The second column lists the total number of Common Shares beneficially owned by each Selling Securityholder, based on its ownership the Company's securities, including Common Shares sold in the Private Placement Offerings, the Warrants and securities beneficially owned prior to the Private Placement Offerings, as of October 18, 2023, assuming the exercise of the Warrants held by the Selling Securityholders as of October 18, 2023, without regard to any limitations on exercises. The third column lists the percentage ownership of Common Shares beneficially held, assuming the exercise of the Warrants held by the Selling Securityholders as of October 18, 2023.

The fourth column lists the Common Shares being offered by this Prospectus by the Selling Securityholders.

In accordance with the terms of the Securities Purchase Agreement, this Prospectus generally covers the resale of the maximum number of Common Shares issuable upon the exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this Prospectus was initially filed with the SEC without regard to any limitations on exercises. The fifth column assumes the sale of all of the Common Shares offered by the Selling Securityholders pursuant to this Prospectus and the sixth column lists the percentage ownership of Common Shares beneficially held by the Selling Securityholders assuming the sale of all of the Common Shares offered by the Selling Securityholders pursuant to this Prospectus.

Under the terms of the Warrants, a Selling Securityholder may not exercise the Warrants to the extent such exercise would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% or 9.99%, as applicable, of the Company's then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such Warrants which have not been exercised. The number of Common Shares in the second and fifth columns and the percentage of Common Shares in the third and sixth columns do not reflect this limitation. The Selling Securityholder may sell all, some or none of their Common Shares in this Offering. See "Plan of Distribution."

Name of Selling Securityholder	Number of Common Shares Beneficially Owned Prior to This Offering	Percentage of Outstanding Common Shares Beneficially Owned Prior to This Offering	Maximum Number of Common Shares to be Sold Pursuant to this Offering	Number of Common Shares Owned After this Offering	Percentage of Outstanding Common Shares Beneficially Owned After this Offering
Highbridge Capital Management, LLC[1]	717,183	8.4%	684,500	717,183	7.8%
Armistice Capital, LLC[2]	757,500	8.9%	684,500	757,500	8.2%
A.G.P./Alliance Global Partners[3]	195,000	2.3%	54,760	195,000	2.3%

(1) Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Institutional Fund, Ltd. and Highbridge Tactical Credit Master Fund, L.P. (the "Highbridge Funds"). The Highbridge Funds disclaim beneficial ownership over the Common Shares underlying the Warrants. The number of Common Shares beneficially owned does not reflect beneficial ownership limitations contain in any warrants. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of the Highbridge Funds is #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands

(2) The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the "Master Fund"), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC ("Armistice Capital"), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. The number of Common Shares beneficially owned does not reflect beneficial ownership limitations contain in any Warrants. The address of Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3) The number of Common Shares beneficially owned prior to this Offering consists of common share warrants. The number of Common Shares beneficially owned does not reflect beneficial ownership limitations contain in any warrants. The address of A.G.P./Alliance Global Partners is 590 Madison Ave., 28th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales;
  in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; or
  any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the

Selling Securityholders' selling costs incurred pursuant to any available method provided hereunder for selling securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Securityholders or any other person. We will make copies of this Prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Lock-Up Agreements

In connection with the Private Placement Offerings, our Company, directors and certain executive officers (each, a "locked-up person") have agreed not to, for ninety (90) day from September 21, 2023, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, with respect to, any Common Shares or securities convertible, exchangeable or exercisable into, Common Shares beneficially owned, held or acquired, or make any demand for or exercise any right or cause to be filed a registration statement, with respect to the registration of any Common Shares or Common Share equivalents or publicly disclose the intention to do any of the foregoing.

Notwithstanding the foregoing, the Company, directors and the executive officers that have signed a lock-up agreement may effect the following transactions in Common Shares assuming certain criteria are met: transfers of securities as bona fide gifts; transfers to any immediate family member or to any trust for the benefit of the locked-up person or their immediate family; transfers to any corporation, partnership, limited liability company, or other business entity all of the equity holders of which consist of the locked-up person and/or the immediate family of the locked-up person; if the lock-up person is a corporation, partnership, limited liability company, trust or other business entity (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the locked-up person or (b) in the form of a distribution to limited partners, limited liability company members or stockholders of the locked-up person; if the locked-up person is a trust, to the beneficiary of such trust; by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the locked-up person; or securities purchased pursuant to the Securities Purchase Agreement; receipt of shares in connection with an employee benefit plan; certain exercises of warrants; and the establishment of a Rule 10b5-1 trading plan.

DESCRIPTION OF SECURITIES

The Selling Securityholders are offering Common Shares in this Offering.

General

This Prospectus describes the general terms of our Common Shares, which description is qualified in its entirety by reference to applicable Canadian law and the terms and provisions contained in our Articles of Incorporation and the bylaws of the Company ("Bylaws") currently in effect.

The Company's Articles of Incorporation provide that our authorized capital consists of an unlimited number of common shares, with no par value per share, which do not have any special rights or restrictions. As of the date of this Prospectus, the Company has 8,216,095 Common Shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to Our Common Shares

The Business Corporations Act (Ontario) (the "OBCA") provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

  to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
  subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our Company, to share equally in the remaining property of our Company on liquidation, dissolution or winding-up of our Company; and
  the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

Shareholder Meetings

The OBCA provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of our Company is located; (ii) directors must call an annual meeting of shareholders (the "Annual Meeting") not later than 18 months after the date of incorporation and no later than 15 months after the last preceding Annual Meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 50 days or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs. The Company's Bylaws provide that a quorum is met when holders of not less than 10% of the shares entitled to vote at the meeting of shareholders are present in person or represented by proxy. The holders of our Common Shares are entitled to attend and vote at all meetings of the shareholders of the Company.

Fully Paid and Non-assessable

All outstanding Common Shares are, and the Common Shares issuable upon exercise of the Warrants, when issued and paid for in accordance with the applicable warrant certificate, will be, duly authorized, validly issued, fully paid and non-assessable.

Limitations on Liability and Indemnification of Officers and Directors

In accordance with the OBCA and pursuant to the Bylaws of the Company, subject to certain conditions, the Company shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. We shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding. Indemnification is prohibited unless the individual:

  Acted honestly and in good faith with a view to our best interests;
  In the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and
  Was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Continental Stock Transfer & Trust Company.

Listing

Our Common Shares are listed on Nasdaq under the symbol "FLGC."

DESCRIPTION OF BUSINESS

Flora was incorporated on March 13, 2019, under the laws of the Province of Ontario. We are a multi-national cannabis company that manufactures and distributes consumer packaged goods, cultivates and distributes medicinal cannabis, and distributes pharmaceutical products.

Mission

Flora exists to create a world where the benefits of cannabis are accessible to everyone.

Development Overview

In May 2021, the Company completed its initial public offering ("IPO") of our Common Shares and commenced trading on Nasdaq under the ticker symbol "FLGC." Prior to our IPO, the Company engaged in a series of transactions in Colombia which laid the foundation for our growth and development. These transactions included the acquisition of our interests in Flora Labs 1, 2 and 4 (hereinafter defined), our Cosechemos cultivation and processing facility and a number of brands.

Since our IPO, Flora has acquired 100% of the outstanding equity interests in each of:

  Franchise, who together with its principal subsidiary, Phatebo is a multi-national operator in the pharmaceutical and medical cannabis industries, with principal operations in Germany;
  Just Brands and High Roller based in Fort Lauderdale, Florida. Just Brands is a leading distributor and retailer of cannabidiol (CBD) derived products through its widely recognized "JustCBD" brand. High Roller (which we refer to as Flora Lab 3) manufactures several of the leading products sold by Just Brands; and

  Vessel, a developer and retailer of high-end cannabis consumer technologies and accessories operating under its flagship brand "Vessel."

Our brand portfolio consists of a mix of products across multiple categories.. Consumer brands allow Flora to move assertively into nascent markets, develop customer bases and distribution channels and gather consumer insights which would not be possible with traditional cannabis sales alone. Through this channel we seek to build loyalty, credibility and enjoy healthy margins that help to support the rapid growth of our business.

JustCBD

JustCBD is Flora's leading consumer packaged goods brand. JustCBD was launched in 2017 with a mission to bring high-quality, trustworthy and budget-friendly CBD products to market. The JustCBD offering currently consists of over 350 products across 15 categories, including CBD gummies, topicals, tinctures, and vape products and ships to over 11,500 independent retailers worldwide. JustCBD also sells direct to consumers with a customer base of approximately 350,000 people. JustCBD products are available for purchase in smoke and vape shops, clinics, spas and pet stores, as well as other independent non-traditional retail channels. JustCBD's products are both internally and third-party lab-tested to ensure quality.

Vessel

Vessel is Flora's cannabis accessory and technology brand currently servicing the United States and Canada through direct-to-consumer and retail sales. Vessel's products include cannabis consumption accessories, personal storage and travel accessories for the vape and dry herb categories, which are sold to consumers, dispensaries, smoke shops and cannabis brands. Vessel has positioned itself as a lifestyle brand, developing products for key consumer personas interested in "elevating" the consumption experience, focusing primarily on the direct-to-consumer business and have garnered a customer base of approximately 150,000 people. Since our acquisition of Vessel in November 2021, Vessel has been fully integrated into Just Brands and now benefits from operational, logistical and sales synergies with JustCBD.

Phatebo

Through our acquisition of Franchise, we acquired its wholly-owned subsidiary, Phatebo. Based in Germany, Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods and medical cannabis products to treat a variety of health indications, including drugs related to cancer therapies, ADHD, multiple sclerosis and anti-depressants, among others. Phatebo holds a License for the Trade in Narcotic Drugs (including the cannabis sales license amendment) and a Wholesale Trading License, both of which are issued by BfArM (the largest drug approval authority in Europe). Phatebo is focused on distributing pharmaceutical products within 28 countries globally, primarily in Europe, but also with sales to Asia, Latin America, and North America. Neither Franchise, Phatebo, nor their direct or indirect subsidiaries, have direct, indirect or ancillary involvement in the cannabis industry in the United States. In November 2018, Phatebo also received a medical cannabis import and distribution license. We intend to leverage Phatebo's existing network of approximately 1,200 pharmacies as Flora begins to move medicinal cannabis from our Cosechemos facility and third parties into Germany. Additionally, the Phatebo warehouse provides a logistics outpost for Flora's growing product portfolio and distribution network within the European Union.

Our Competitive Strengths

Due to the competitive and dynamic nature of the emerging cannabis products market and rapid changes in the regulatory environment, Flora does recognize the need to remain flexible, so we can react to opportunities and risks as they develop. Management will continue to re-evaluate and re-prioritize strategies to respond to these developments. We are actively fostering a culture of continued agility and exploration since the ability to pivot depending on market dynamics can result in a competitive advantage.

A diversified strategy

We believe that our growth strategy is our main competitive advantage. By creating our three-pillar approach that addresses the bell curve of the future cannabis industry; consumer packaged goods, commercial cannabis supply chain experience, and cannabis prescription medication, Flora creates a moat, playing brand, vendor, and distributor of a broad collection of cannabis products, owned and brokered, suitable for markets around the world.

Supply chain experience

Flora is continually developing the ability and expertise to move cannabis across the global supply chain in multiple business categories. The cannabis supply chain is complex and has high barriers of entry. Our team has been able to develop a strong understanding of distribution across the globe.

Regulatory expertise

Flora has the necessary regulatory requirements to fulfill needs across the global supply chain. Some of these requirements, such as cultivation licenses and grow quotas, take several years to acquire.

Experienced management team

With a management team with diverse backgrounds that include public company management, early-stage cannabis, big box and mainstream retail, consumer packaged goods and technology services, Flora believes the right talent has been assembled to take advantage of the opportunities presented in the cannabis industry. Management expects that its experience and strong understanding of regulatory frameworks, the agricultural and scientific processes necessary to develop high quality and consistent medicinal cannabis products, as well as the knowledge and expertise in go to market strategy for its portfolio of brands, will continue to set the Company up for success.

Growth Tactics

Flora's goal is to become a market leader in the cultivation, processing and distribution of natural, medicinal-grade cannabis and high-quality cannabis derived medical and wellness products for large channel distributors, including pharmacies, medical clinics, and cosmetic companies, by expanding our production capacity, expanding our geographic footprint, continuing to explore strategic partnerships and pursuing accretive acquisitions to supplement our organic growth.

M&A

Acquisition of businesses both domestically and internationally has played a critical role in the growth of the Company. We continue to seek out M&A targets that are accretive in nature and which provide access to previously untapped capabilities within Flora. Essential to this strategy and the evaluation process will be geography, cash flow, positive earnings, management and human capital.

Sales and Marketing

Across our various pillars, we sell products through three main channels: direct-to-consumer, wholesale and retail. Within JustCBD and Phatebo, sales are primarily focused on direct-to-consumer sales through brand websites and wholesale retail partners and are concentrated in the United States. Our international sales are conducted primary through distribution partners who sell to third party retailers.

Distribution

United States

Distribution activities in the United States are primarily run from our Fort Lauderdale, Florida office and warehouse where all US-based products are housed. Distribution activities include storage, direct to consumer fulfillment as well as wholesale direct and third-party distributor shipments.

Germany, UK & Europe

Flora has operations in Germany where we are an importer, exporter and distributor of prescription drugs and EU-GMP medical cannabis. Through leveraging Flora's facilities and existing infrastructure and extensive distribution network, we expect to be able to source, store and distribute a range of medical cannabis products, which will help support us meet the growing demand for medical cannabis throughout Europe. We operate a distribution facility in Hilzingen, Baden-Wurttemberg, Germany.

Flora operates a small sales office in London, England, which serves as a homebase for all activities being conducted in Europe. From this office and a small facility in the Netherlands, Flora is able to support the European distribution and wholesale business for its products.

The Global Cannabis Industry

The global cannabis market is growing at approximately a 16.6% compounded annual growth rate (CAGR) and projected to reach approximately $51 billion by 20251 globally.

United States

As Flora is listed on Nasdaq, we operate exclusively today in CBD-based or ancillary/accessory businesses in the U.S. market given the U.S. federal prohibition on cannabis products containing THC. This includes importing cosmetic and beauty products, accessory and non-cannabinoid products and CBD products. The U.S. hemp-derived CBD market reached roughly $5 billion in retail sales in 20222 and is expected to grow to $11 billion in 2027. Hemp-derived CBD and its derivatives remain legal at the federal level under the 2018 Farm Bill.

Europe

The European cannabis landscape continues to advance largely with Germany, Malta, Switzerland, Poland and the United Kingdom being the furthest ahead by means of establishing a legal cannabis framework.

Prohibition Partners, a leading market intelligence firm on the global cannabis industry, estimated that the European cannabis market was roughly $492 million by the end of 2021 and expects to see the market grow at a CAGR of 61.1% from 2021 to reach $13 billion by 2028. Products like CBD edibles continue to be governed by the EU Novel Food Act and as a result provide near term upside for the Company.

In 2022, Germany, the largest cannabis market in the European Union, announced it would begin the process of moving towards recreational adult-use cannabis in the country in addition to continuing to expand its existing medical cannabis program. The German medical cannabis segment is projected to reach $359.9 million in 2023. Revenue is expected to grow at a CAGR of approximately 14% between 2023-2027, resulting in a market volume of $607.6 million by 20273.

________________________

1 New Frontier Data - The Global Cannabis Report; Growth & Trends through 2025

2 Bright Field Group - CBD: FDA Impact & the Path Forward; 2022 Mid-Year US CBD Report

3 Statista - Medical Cannabis; Germany

Pharmaceutical Market and Health Sector

According to the data reported to the Drug Price Information System, pharmaceutical sales have shown sustained growth in recent years, although in 2019 it grew at the lowest rate since 2015. In turn, the units sold rose from 1.06 billion in 2018 to 1.08 billion in 2019, showing a 2% increase. In 2020, drug makers raised prices on more than 860 drugs by around 5%, on average, according to 3 Axis. Drug price increases have slowed substantially since 2015, both in terms of the size of the hikes and the number of drugs affected. Drug increases come at a time where increased pharmaceutical engineering has moved to fight COVID-19, with many companies exploring CBD as a drug to combat COVID-19.

Europe has a strong pharmaceutical history and a thriving industry with concentration of pharmaceutical companies in the German-Switzerland border area. In 2021, Europe made up 23.4% of the global pharmaceutical revenues and the industry has a projected CAGR of 5.4% between 2022 and 2026 resulting in total sales of $295 billion by 20264. In the European Union, Germany was the leading pharmaceutical market with a total revenue of about $52.5 billion in 20215.

CBD Market

CBD is a non-psychoactive compound found naturally occurring within the cannabis plant with the majority of CBD consumed being derived from the hemp plant. The global CBD market was roughly $4.9 billion in 2021 and is projected to reach $47.3 billion by 2028 at a CAGR of 21.3% with the U.S. market alone making up an estimated $4.1 billion in product sales in 20226. The CBD market in the United States has seen steady growth with an inflection point occurring with the passage of the 2018 US Farm Bill, clearing the way for CBD and other compounds derived from the hemp plant. The majority of CBD consumers site seeking relief from pain, anxiety and sleep issues as their primary reason for use. In the United States, CBD is readily found in brick-and-mortar stores as well as online. However, advertising remains difficult due to its association with its psychoactive cousin, THC, and the early proliferation of bad-actors making effects-based claims that were not backed by science in order to bolster sales.

Ancillary/Accessories

The ancillary or accessory category continues to grow as we see the expansion of legal access to cannabis around the globe. The accessory space is broad and spans smoking accessories as well as ash trays and storage pieces. While the primary use for the majority of products Flora produces is cannabis consumption, the majority of consumers do not buy their accessories at legal dispensaries instead relying on smoke shops and online retail. By category, vaping continues to play an outsized role in the accessories market with vaping making up roughly 30% of the $67 billion industry in 2022. Looking ahead, Future Markets Insights projects the global accessory market will reach $101 billion by 2031, representing a CAGR of 4.2%.

________________________

4 Statista - Pharmaceutical Industry in Europe - Statistics & Facts

5 Statista - Revenue of leading pharmaceutical markets in Europe in 2021

6 Vantage Market Research - Cannabidiol (CBD) Market Size, Share & Trends Analysis Report

Regulatory

Flora has obtained the necessary licenses to operate on a global scale including required governmental approvals, licenses and permits. A summary of such governmental approvals, licenses and permits are set forth below.

Regulation of our Industry

Regulatory Framework in the United States

Packaging, Labeling and Advertising

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, HHS, the USDA and the United States Environmental Protection Agency (the "EPA"). These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Regulations may prevent or delay the introduction, or require the reformulation of our products, which could result in lost sales and increased costs to the Company. A regulatory agency may not accept the evidence of safety for any new ingredients that we may want to market, or may determine that a particular product or product ingredient presents an unacceptable health risk. Regulatory agencies may also determine that a particular statement of nutritional support on our products, or a statement that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food "health claim", or that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination could prevent us from marketing particular products or using certain statements on those products, which could adversely affect our sales and results of operations.

Developments in the laws and regulations governing our products may result in a more stringent regulatory landscape, which could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products that we are unable to reformulate, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling requirements, additional scientific substantiation requirements, and other requirements or restrictions. Such developments could increase our costs significantly, which could have a material adverse effect on our business, financial condition and results of operations.

Cannabis for Medical Purposes

The United States healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we will provide and bill for telehealth services, our contractual relationships with our providers, vendors and clients, our marketing activities, and other aspects of our planned operations. Of particular importance are:

  The federal physician self-referral law, commonly known as the Stark Law, that generally prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain "designated health services" if the physician or a member of such physician's immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services.
  The federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for, or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
  The criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act ("HITECH"), and their implementing regulations (collectively, "HIPAA"), and related rules which prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.
  The federal False Claims Act, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits.
  Reassignment of payment rules which prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs.
  Similar state law provisions pertaining to anti-kickback, self-referral and false claims issues.
  State laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians' medical decisions, or engaging in certain practices such as splitting fees with physicians.
  Laws that regulate debt collection practices as applied to our debt collection practices.
  Certain provisions of the Social Security Act that impose criminal penalties on healthcare providers who fail to disclose, or refund known overpayments.
  Federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered.

  Federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, and to report certain changes in their operations to the agencies that administer these programs.

Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with applicable regulatory requirements could impose liability on us and negatively affect our business. Any action against us for violation of these laws or regulations could cause us to incur significant legal expenses, divert our management's attention from business operations, and result in adverse publicity.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our planned telehealth services business.

Regulatory Framework in Germany

The importation and distribution of medical cannabis in Germany is mainly covered by the German Narcotics Law (Betäubungsmittelgesetz or "BtMG"), the AMG, and the German Narcotics Foreign Trade Ordinance (Betäubungsmittel-Außenhandelsverordnung or "BtMAHV") as well as the Single Convention on Narcotic Drugs (1961) (the "Single Convention"). The relevant competent authorities in Germany are the BfArM, the Federal Opium Authority (a sub-unit of the BfArM), and German Federal authorities.

Under Section 1(1) in conjunction with Annex I of BtMG, cannabis is a narcotic drug, subject to certain exceptions including seeds and cannabis from a certified source with a THC content of less than 0.2%, which are only used for scientific or commercial purposes and for which psychoactive abuse is excluded. It is a criminal offence in Germany to illicitly cultivate, produce and trade in cannabis or to import, export, transit, sell, supply, otherwise place it on the market or acquire or procure it in any other way, subject to the foregoing exemptions.

The Act on the Amendment of Narcotic Drugs and Other Regulations (Gesetz zur Änderung betäubungsmittelrechtlicher und anderer Vorschriften), which came into force on March 10, 2017, introduced an exception to allow the prescription and trade of cannabis for medical purposes. Prior to March 2017, the import of cannabis was not permitted, and pharmacies could request medical cannabis from abroad for specific patients only in exceptional circumstances (upon medical prescription), subject to a special case-by-case approval issued by BfArM. Since March 2017, cannabis cultivated for medical purposes outside Germany can be imported and marketed in Germany by private companies provided they have obtained the relevant licenses that must be in line with the Single Convention on Narcotic Drugs. When the German federal government legalized cannabis for medical purposes in March 2017, they also established a cannabis agency as part of BfArM. This agency controls cultivation, harvesting, processing, quality inspection, storage, packaging and distribution to wholesaler and pharmacists or manufacturers.

EU-GMP Certification

The guidelines on EU GMP describe the minimum standard that a pharmaceutical manufacturer must meet in its production processes according to European standards. Any pharmaceutical manufacturer wishing to import medicinal products into the European Union must comply with EU GMP.

A prerequisite under EU GMP is that medicinal products must be of consistently high quality, suitable for their intended use and meet the requirements of the marketing authorization based on stability data. For this reason, an EU-GMP certification facilitates the movement of goods and contributes to the credibility of the product. In general, Article 51 of Commission Directive 2001/83/EC requires that each and every batch imported from an European Union country outside the European Union is checked to ensure that it complies with EU-GMP standards. If a manufacturer in a non-EU country has an EU-GMP certification for its medicinal product, this batch testing is not required pursuant to Article 51(2) of Commission Directive 2001/83/EC.

Under German law, the EU-GMP guidelines must be complied with respect to medicinal products and active substances that are manufactured, tested, stored, placed on the market in Germany, brought into or out of the German territory, imported or exported.

Regime	Treatment Under the Current German Regulatory Framework
Prescribing and Dispensing	•	The legal framework enables doctors to prescribe medical cannabis.
	•	Dispensed in the form of medicinal cannabis flowers, as a cannabis extract or as a finished product containing active THC.
•

Pursuant to the BtMG, only pharmacies are permitted upon a special prescription to supply cannabis to patients in the form of cannabis flowers, cannabis extracts (magistral preparations) or dronabinol or as finished products containing natural or synthetic cannabinoids.

•

The exact recipe instructions for such magistral preparations are laid down in the New Prescription Form, which is the standard work for drug production in pharmacies and is part of the German Drug Codex.

Reimbursement	•

Health insurance is statutorily mandated in Germany, and residents are covered by either statutory health insurance plans (covering approximately 90% of the population) or private health insurance. Currently, the costs of medical cannabis are covered by German health insurance.

	•	Since March 10, 2017, medical cannabis can be prescribed at the expense of the statutory health insurance companies in Germany upon their prior approval.
•

Insured persons with a serious disease are entitled to be supplied with cannabis in the form of dried flowers or extracts in standardized quality (and pharmaceuticals containing the active substances dronabinol or nabilone) if a generally recognized treatment in accordance with medical standards is not available or cannot be used in the individual case and there is a prospect of positive effect on the course of the disease or person's symptoms according to Section 31 Paragraph 6 German Social Insurance Code (Fünftes Sozialgesetzbuch).

•

The new Law for More Safety in the Supply of Pharmaceuticals (Gesetz für mehr Sicherheit in der Arzneimittelversorgung) which became effective in August 2019 enables patients who have been granted an approval to switch smoothly between cannabis products without having to wait for a new approval.

Licensing Requirements	•

In order to import and distribute medical cannabis in Germany, a private company needs a License for the Trade in Narcotic Drugs, and a Wholesale Trading License from local health authorities. Franchise currently owns two subsidiaries, ACA Müller and Phatebo that have these licenses.

•

If cannabis is imported from non-EU/EEA countries, the company will also need an import/manufacture license for pharmaceuticals issued by the relevant health authority. For each individual shipment of cannabis an import permit will be required after the narcotics license is granted.

•

A License for the Trade in Narcotic Drugs is required for all operations relating to the trading of narcotic drugs (such as cannabis), including, among others, cultivation, production, import and export. This license is issued by the Federal Opium Agency, a division of BfArM.

Importation	•	An Import Authorization for narcotics issued by the Federal Opium Agency is required for each import of narcotics into Germany.
•

An Import Authorization for narcotics can only be obtained by a company with business activities in Germany. The authorities have broad rights with respect to issuing Import Authorizations and may refuse to grant an Import Authorization or, in certain circumstances, restrict the quantity of the narcotics being imported.

•

An Import Authorization cannot be transferred to third parties and is limited to a maximum of three months (or six months for imports by sea). If the narcotics are not imported within this time frame, the import authorization must be returned to BfArM.

•

A company applying for a License for the Trade in Narcotic Drugs and an Import Authorization for narcotics must meet various requirements, including among other, an appointment of a responsible person with relevant expertise responsible for compliance with the regulations governing narcotics, compliance with applicable security measures and certain recordkeeping and reporting requirements.

Wholesale Trading License	•

Medical cannabis falls under the definition of a medicinal product, as defined in the GMA, and requires a Wholesale Trading License if a private company engages in wholesale trading of medical cannabis.

•

Wholesale trading is defined broadly and includes any professional or commercial activity involving the procuring, storing, supplying or exporting of medicinal products, with the exception of the dispensing of medicinal products to consumers other than physicians, dentists, veterinarians or hospitals.

•

A company applying for an Import Authorization for narcotics with respect to the import of medical cannabis into Germany generally is also in possession of a Wholesale Trading License. Both of Franchise's German subsidiaries, Phatebo and ACA Müller, hold these licenses.

Other Licenses	•	A company importing medical cannabis from non-EU/EEA countries is required to have an Import License for pharmaceuticals pursuant to Section 72 of the GMA.
•

There are several other licenses that might also be required for certain types of medical cannabis products or activities (such as a manufacturing license, in case the medical cannabis is processed, packed, labeled or market released in Germany according to Section 13 of the GMA). Both of Franchise's subsidiaries ACA Müller and Phatebo have the radiation license.

Human Capital Resources

As of December 31, 2022, we had a total of 343 employees, 337 of which were full-time and six were part-time. A total of 94 of our employees and consultants were based in the United States and 249 of our employees and consultants were based internationally.

To our knowledge, none of our employees are represented by a labor organization or are a party to any collective bargaining arrangement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Additional Information

Our website address is included in this Prospectus only as an inactive textual reference. Information contained on, or available through, our website is not incorporated by reference in, or made a part of, this Prospectus.

DESCRIPTION OF PROPERTY

We lease a 24,425 sq. ft. facility in Fort Lauderdale, Florida where Just CBD's and Vessel's distribution, wholesale (B2B), and direct-to-consumer (D2C) orders are fulfilled and shipped worldwide. We currently lease this facility for $30,787 a month, pursuant to a lease agreement that expires in April 2024.

We lease a 13,483 sq. ft. facility in Fort Lauderdale, Florida where Flora Lab 3 conducts its manufacturing operations. We currently lease this facility for $41,400 a month, pursuant to a lease agreement that expires in June 2024.

Phatebo leases a 7,300 square foot pharmaceutical storage and logistic center certified under Good Distribution Practices ("GDP") located in Hilzingen, Germany. The monthly lease payments are €3,600 per month and the lease expires on February 29, 2024.

Our Vessel operations were previously headquartered in Carlsbad, California, where we lease 12,000 sq. ft. of office and warehouse space for $30,000 a month, pursuant to a lease agreement that expires in June 2027. During the fourth quarter of 2022, we made the decision to shift all operations relating to Vessel and its business to our facility in Fort Lauderdale. We are currently seeking to sublet or assign the lease for this property to a third party.

We lease 361 acres at Cosechemos in Giron, Colombia for $5,973 per month. The initial term of our lease at Cosechemos is for five (5) years, expiring on September 1 2024. We have an option to extend the lease for an additional five-year term unless the lessor provides notice not to renew the lease not less than six months prior to the end of the initial term. We also have the right to purchase the farm at a price to be determined by an arm's length third party appraiser from the real estate association of Bogotá, Colombia.

We lease an 800 sq. ft store located in Miami, Florida for $7,800 per month where we previously sold Stardog merchandise. During the fourth quarter of 2022, we made the decision to close this location and this property has been sublet to a third-party.

We believe that our current offices and facilities are sufficient to meet our anticipated needs for the foreseeable future and are suitable for the conduct of our business. We believe that suitable additional space would be available if required in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

Below is a summary of certain material legal matters relating to the Company. Other than the matters disclosed below, from time to time, we are involved in various routine legal proceedings incidental to the ordinary course of our business. We do not currently believe that the outcome of these legal matters have had in the recent past, or will have (with respect to any pending matters), significant effects on our financial position or profitability.

Franchise-related litigation

Prior to consummating the Arrangement with Franchise, we entered into an agreement with Clifford Starke, our current CEO and the former Chairman and CEO of Franchise, along with certain of his affiliated entities, pursuant to which they agreed to indemnify the Company against any financial losses we may incur with respect to certain matters, up to an aggregate amount of $5.0 million. Set forth below are two legal proceedings that have been brought against subsidiaries of the Company and for which we are entitled to be indemnified by Mr. Starke and his affiliated entities:

On February 3, 2023, an action was brought in the Ontario Superior Court by Nathan Shantz and Liberacion E Inversiones S.A. against various parties, including Clifford Starke, our President and the former CEO of Franchise, and Franchise. The statement of claim alleges that prior to closing the Arrangement, an aggregate of 8,831,109 Franchise shares purportedly owned by the plaintiffs were wrongfully transferred to third parties, in part through alleged unauthorized steps taken by Mr. Starke. Plaintiffs seek, among other things, a declaration that they are the rightful owners of the shares or, in the alternative, damages. Against Franchise, they claim a declaration that, by virtue of the alleged unauthorized transfer of shares, Franchise acted oppressively and seek damages in the amount of $3,979,999. The defendants have brought motions to stay the proceedings on the grounds that the Ontario court lacks jurisdiction over the claim.

In December 2022, an action was brought against Franchise Cannabis Corp. ("FCC"), a wholly-owned subsidiary of Franchise, in the Constance Regional Court in Germany, by the former principal shareholder of ACA Muller ADAG Pharma Vertriebs GmbH ("ACA Muller"). Plaintiff claims that FCC breached a share purchase agreement between the parties pertaining to the sale of ACA Muller to FCC and is seeking damages in the amount of $3,600,000. The Company disputes such claims and intends to vigorously defend against this action.

Other matters

On June 21, 2022, an action was brought against the Company in the Ontario Superior Court of Justice by Gerardo Andres Garcia Mendez claiming that the Company is obligated to issue three million (pre-one-for three and twenty-for-one reverse stock splits) Common Shares to him for a purchase price of $0.05 per share. Mr. Mendez claims he is entitled to such shares as compensation for alleged consulting services he performed in 2019.

On May 31, 2023, Maria Beatriz Fernandez Otero and Sara Cristina Jacome De Torres brought an action against the Company claiming that the Company is obligated to issue 500,000 common shares (pre-splits) each for a purchase price of $0.05 per share. The plaintiffs claim that they are entitled to such shares as compensation for alleged consulting services performed.

On May 31, 2023, Ramon Ricardo Castellanos Saenz and Miriam Ortiz brought an action against the Company claiming that the Company is obligated to issue 1,500,000 common shares (pre-splits) each for a purchase price of $0.05 per share. The plaintiffs claim that they are entitled to such shares as compensation for alleged consulting services performed

The Company disputes these claims and intends to vigorously defend against these actions.

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS

Market Information

Our Common Shares are traded publicly on Nasdaq under the symbol "FLGC".

As of October 18, 2023, there were approximately 4,739 holders of record of our Common Shares.

We have not declared or paid any cash dividends on our Common Shares. No cash dividends have been previously paid on our Common Shares and none are anticipated in fiscal 2023. As of the date of this Prospectus, we have repurchased no shares of Common Shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2022 with respect to our Common Shares that may be issued under the Company Stock Option Plan and 2022 Incentive Compensation Plan.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first column)
Equity Compensation Plans Approved by Shareholders(1)
Stock Option Plan	223,494	$40.00	0
2022 Incentive Compensation Plan	213,644(2)	$14.40(3)	86,356
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	437,138	N/A	86,356

(1)

Includes the Company's Stock Option Plan and its 2022 Incentive Compensation Plan, which was approved by our shareholders in July 2022, and authorizes the granting of awards in any of the following forms: options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash incentive awards.

(2)	Represents 66,760 Common Shares underlying options and 146,883 issued restricted Common Shares as of December 31, 2022.

(3)	The weighted exercise price represents the weighted exercise price of the 66,760 options outstanding under the 2022 Plan as of December 31, 2022.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 23, 2022, Flora completed its acquisition of all of the issued and outstanding common shares of Franchise Global Health Inc. The following unaudited Pro Forma Consolidated Statement of Loss and Comprehensive Loss as of December 31, 2022 of Flora and the notes related thereto, gives effect to the Acquisition as if it had been consummated on January 1, 2022.

Flora Growth Corp.

Unaudited Pro Forma Consolidated Statement of Loss and Comprehensive Loss

(Stated in Thousands of United States Dollars)

December 31, 2022

Unaudited Pro Forma Consolidated Statement of Loss and Comprehensive Loss (Stated in Thousands of United States Dollars)

For the year ended December 31, 2022
			Adjustments
	Flora Growth Corp.	Franchise Global Health Inc.	Note	Acquisition of Franchise Global Health Inc.	Consolidated
Revenue	37,171	42,430		-	79,601
Cost of sales	22,757	39,473	2(a)(ii)	(47)	62,183
Gross profit	14,414	2,957		47	17,418
Operating expenses:
Consulting and management fees	11,342	339		-	11,681
Professional fees	4,398	2,221		-	6,619
Selling, general and administrative	4,495	5,926	2(c)	194	10,615
Promotion and communication	8,416	-			8,416
Travel expenses	1,055	-		-	1,055
Share-based compensation	3,404	985		-	4,389
Research and development	430	-		-	430
Operating lease expense	1,221	-			1,221
Depreciation and amortization	2,629	175	2(a)(i)	1,220	4,024
Bad debt expense	1,607	-		-	1,607
Goodwill impairment	25,452	-		-	25,452
Other asset impairments	783	649		-	1,432
Other expenses (income), net	2,489	1,794	2(a)(i)	23	4,306
Total operating expenses	67,721	12,089		1,437	81,247
Operating loss	(53,307)	(9,132)		(1,390)	(63,829)
Listing expenses	-	11,999		-	11,999
Interest (income) expense	(56)	56		-	-
Foreign exchange loss	323	232		-	555
Unrealized loss from changes in fair value	593	-		-	593
Net loss before income taxes	(54,167)	(21,419)		(1,390)	(76,976)
Income tax expense (benefit)	(1,538)	176		(13)	(1,375)
Net loss	(52,629)	(21,595)		(1,377)	(75,601)
Net loss attributable to Flora Growth Corp.	(52,415)	(21,595)		(1,377)	(75,387)
Net loss attributable to non-controlling interests	(214)	-			(214)
Basic and diluted loss per share attributable to Flora Growth Corp.	(13.85)				(12.65)
Exchange differences on foreign operations	(1,624)	(22)		-	(1,646)
Comprehensive loss	(54,253)	(21,617)		(1,377)	(77,247)
Comprehensive loss attributable to Flora Growth Corp.	(54,039)	(21,617)		(1,377)	(77,033)
Comprehensive loss attributable to non-controlling interests	(214)	-		-	(214)

Weighted average number of shares - basic and dilutive	3,785,000			2,176,000	5,961,000

The accompanying notes are an integral part of this pro-forma consolidated statement of loss and comprehensive loss.

1. Basis of Presentation

This unaudited pro-forma consolidated statement of loss and comprehensive loss (the "Pro Forma Financial Statement") is prepared to illustrate the impact of the Arrangement between Flora and Franchise as if it had taken place on January 1, 2022.

The Company is listed on Nasdaq and is a manufacturer of global cannabis products and brands, building a connected design-led collective of plant-based wellness and lifestyle brands. Franchise was listed on the TSX Venture Exchange and is a company which the primary purpose of the business is the sale of pharmaceutical products, medical devices, cannabis and cannabis products.

The Pro Forma Financial Statement is that of Flora and has been prepared for inclusion in the registration statement of Flora. This Pro Forma Financial Statement is based on Flora's historical audited consolidated financial statements and Franchise's historical unaudited results as adjusted to give effect to the acquisition of Franchise, which closed on December 23, 2022.

This Pro Forma Financial Statement does not necessarily reflect what the combined company's financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The Company's actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

There have been no adjustments made to give effect to any potential synergies or dis-synergies which may arise from the Arrangement.

The accounting policies used in the preparation of the Pro Forma Financial Statement are those set out in Flora's annual audited financial statements for the year ended December 31, 2022 and as such should be read in conjunction with such audited financial statements.

The unaudited pro forma consolidated statement of loss and comprehensive loss for the year ended December 31, 2022 has been prepared from information derived from the following:

  Flora's audited statement of loss and comprehensive loss for the year ended December 31, 2022;

  Franchise's unaudited statement of operations for the period from January 1, 2022 to December 23, 2022.

The pro forma adjustments include all those transactions attributable to the Arrangement for which the complete financial effects are objectively determinable. The Pro Forma Financial Statement is not intended to reflect the results of operations or the financial position that would have actually resulted had the Arrangement been effected on the dates indicated or the results which may be obtained in the future.

The pro forma adjustments are based on certain estimates and assumptions. Management believes that such assumptions provide a reasonable basis for presenting all the significant effects of the Arrangement contemplated and that the Pro Forma Financial Statement adjustments give appropriate effect to those adjustments and are properly applied in the Pro Forma Financial Statement.

The Pro Forma Financial Statement is based on estimates and assumptions set forth in the notes herein. The Pro Forma Financial Statement is being provided solely for informational purposes and is not necessarily indicative of any future consolidated financial position or of the consolidated financial position that might have been achieved for the periods indicated; nor is it necessarily indicative of future results that may occur.

2. Pro Forma Assumptions and Adjustments

The unaudited pro forma consolidated statement of loss and comprehensive loss gives effect to the completion of the Arrangement - as if the Arrangement had occurred on January 1, 2022. The Pro Forma Financial Statement is based on the following estimates and assumptions:

a) On October 19, 2022 Flora entered into a share purchase agreement for the Arrangement. Management of Flora has made a determination of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Arrangement. If new information obtained within one year of the date of the Arrangement about the facts and circumstances that existed at the date of the Arrangement identifies adjustments to the amounts then the accounting for the Arrangement is to be revised. The final allocation of the fair value of the net assets acquired and aggregate consideration may be significantly different from the preliminary allocation as presented below:

2,176,297 common shares valued at $4.86 per share, inclusive of a 7.5% fair value discount for the required three-month holding period of the shares.

Total consideration	$9,816

Purchase price allocation:
Cash and cash equivalents	730
Trade receivables	2,271
Inventory	2,019
Indemnity receivables	3,415
Prepaid assets	139
Property, plant and equipment	452
Right of use assets	115
Trade payables and accrued liabilities	(6,245)
Current lease liabilities	(98
Current portion of debt	(1,062)
Long term lease liability	(21)
Deferred income tax liabilities	(1,717)
Intangible assets (i)	6,102
Goodwill	3,716
$9,816

(i) The Company has identified and valued $6,102 in intangible assets in relation to Phatebo based on their carrying values for supply relationships, licenses and permits, and customer relationships. These intangible assets are to be amortized over a useful life of five years and the Company recorded imputed amortization of $1,220 based on the expected useful life.

(ii) As part of the fair value assessment of the net assets of the Franchise, the fair value of inventory was determined to be excess of the book value. This expense, therefore, represents the incremental value of inventory sold from between January 1, 2022 and December 23, 2022.

b) The Company utilized an effective income tax rate of nil for the pro forma adjustments as these adjustments net to a taxable loss for which there is insufficient evidence to recognize a deferred income tax asset.

c) This adjustment reflects new compensation arrangements executed with certain key executives in connection with the Arrangement, resulting in a $194 increase in the annual compensation for these executives from their previous compensation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations

for the Year Ended December 31, 2022

The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") of Flora should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2022, and the accompanying notes thereto (the "Financial Statements") included in this Prospectus, which have been prepared in accordance with U.S. GAAP.

Amounts are expressed in United States dollars ("$" or "USD") unless otherwise stated to be in Canadian dollars ("CAD"), Euro ("€" or "EUR"), or Colombia pesos ("COP"). Amounts stated in foreign currencies include approximate USD amounts based on exchange rates on December 31, 2022. Variance, ratio, and percentage changes in this MD&A are based on unrounded numbers. This MD&A reports the Company's activities through December 31, 2022, unless otherwise indicated.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions. Please see the section titled "Cautionary Note Regarding Forward-Looking Statements" in this Prospectus for more information regarding forward-looking statements.

Overview of our Business

We are a multi-national cannabis company that manufactures and distributes consumer packaged goods, cultivates and distributes medicinal cannabis, and develops and distributes pharmaceutical products. Flora exists to create a world where the benefits of cannabis are accessible to everyone. Our business strategy is built on three core pillars: House of Brands, Commercial & Wholesale, and Pharmaceutical. This strategy was devised to allow us optimal access to markets around the globe based on the legal standing of cannabis in each of the geographical locations in which we operate. Our approach has enabled us to develop distribution networks, build customer bases, establish operations as the regulatory framework evolves and allow for expanded access to cannabis and its derivatives.

Our brand portfolio consists of a mix of products across multiple categories, including food and beverage, nutraceuticals, cannabis accessories and technology, personal care, and wellness. Consumer brands allow Flora to move assertively into nascent markets, develop customer bases and distribution channels, and gather consumer insights which would not be possible with traditional cannabis sales alone. Through this channel we seek to build loyalty, credibility and enjoy healthy margins that help to support the rapid growth of our business.

House of Brands

JustCBD is Flora's leading consumer packaged goods brand. JustCBD was launched in 2017 with a mission to bring high-quality, trustworthy, and budget-friendly CBD products to market. The JustCBD offering currently consists of over 350 products across 15 categories, including CBD gummies, topicals, tinctures, and vape products and ships to over 11,500 independent retailers worldwide. JustCBD also sells direct to consumers with a customer base of approximately 350,000 people. JustCBD products are available for purchase in smoke and vape shops, clinics, spas and pet stores, as well as other independent non-traditional retail channels. JustCBD's products are both internally and third-party lab-tested to ensure quality.

Vessel is Flora's cannabis accessory and technology brand currently servicing the United States and Canada through direct-to-consumer and retail sales. Vessel's products include cannabis consumption accessories, personal storage, and travel accessories for the vape and dry herb categories, which are sold to consumers, dispensaries, smoke shops and cannabis brands. Vessel has been fully integrated into JustCBD and now benefits from operational, logistical and sales synergies with JustCBD.

Mambe is Flora's food and beverage brand with a focus in Latin America, offering infused natural fruit juices and canned goods. The brand operates on a business-to-business model, where we sell to both distributors and retail businesses. Over the last three years, Mambe has expanded its distribution in Colombia, primarily in supermarkets, discount retailers, coffee shops, restaurants and airports. Mambe's list of clients include well-known Colombian retailers Juan Valdez, Jumbo, Sipote Burrito and Xue. Additional brands in our portfolio include: Mind Naturals (skincare), Stardog Loungewear (apparel), No Cap Hemp Co (minor cannabinoids), KaLaya (skincare) and Original Hemp (e-commerce).

Commercial & Wholesale

The Company's Commercial and Wholesale pillar encompasses the cultivation, transformation, and movement of cannabis and the distribution of pharmaceutical products to international markets. This pillar is anchored by Flora's wholly owned subsidiary, Phatebo, a multi-national operator in pharmaceutical and medical cannabis distribution, with principal operations in Germany, and Cosechemos, our 249-acre licensed cultivation facility in Girón, Colombia. With a bi-annual quota of 44,000 kgs of psychoactive cannabis issued by the Colombian government, Flora can grow, harvest, transform, and distribute its harvest to around the world where medical cannabis is legal.

Based in Germany, Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods and medical cannabis products to treat a variety of health indications, including drugs related to cancer therapies, ADHD, multiple sclerosis and anti-depressants, among others. Phatebo holds a license for the Trade in Narcotic Drugs (including the cannabis sales license amendment) and a wholesale trading license, both of which are issued by BfArM (the largest drug approval authority in Europe). Phatebo is focused on distributing pharmaceutical products within 28 countries globally, primarily in Europe, but also with sales to Asia, Latin America, and North America. In November 2018, Phatebo also received a medical cannabis import and distribution license. We intend to leverage Phatebo's existing network of approximately 1,200 pharmacies as Flora begins to move medicinal cannabis from our Cosechemos facility and third parties into Germany. Additionally, the Phatebo warehouse provides a logistics outpost for Flora's growing product portfolio and distribution network within the European Union.

Pharmaceutical

Flora's Pharmaceutical pillar is focused on developing pharmaceutical grade products and providing scientific-based research connected to molecules found in the cannabis plant. Through this pillar, Flora works to provide access to medical cannabis, create awareness through education and initiate research studies for use in targeted and broad-based use cases leveraging multiple modalities. Our pharmaceutical pillar is anchored by Flora Lab 2 and Flora Lab 4, both of which are located in Bogota, Colombia. These laboratories allow us to manufacture plant-based, medical-grade pharmaceuticals, phytotherapeutics, and dietary supplements.

Factors Impacting our Business

Diversification of cashflows. Our sources of cash are diversified across geographic and product lines. Revenues are concentrated primarily in Germany, the United States and Colombia, spanning pharmaceuticals, hemp and non-hemp consumer products and medicinal cannabis.

Low-cost cannabis production and high-margin distribution. We aim to achieve economies of scale by sourcing medical cannabis and benefiting from production in low-cost jurisdictions across the globe. We then intend to utilize our cannabis and distribution networks to sell product in countries at an accretive margin. Flora believes it is positioned nicely to act as both an exporter and importer of medicinal cannabis from our production facilities in Colombia to our distribution network in Germany where the supply of medicinal cannabis is largely dependent on imports.

International cannabis developments. Flora's growth is embedded in the expansion, regulation and legalization of medicinal and recreational cannabis and cannabis derivative products across the world. While medicinal cannabis has been regulated at the federal level in multiple countries, the Company is focused on the most robust markets in Germany and the European Union. We remain tuned to international developments as lucrative medicinal cannabis markets open.

Product evolution and acceptance. As the cannabis industry continues to change, divergent regulations and the corresponding resources required to introduce high-quality products are expected to impact our market share. Gaining access to continuously evolving and superior products remains a critical success factor. Our ultimate ability to extract, cultivate and process products meeting stringent quality control standards drives the extent of consumer acceptance.

Regulatory proficiency and adoption. The markets in which Flora operates are highly regulated and require extensive experience in navigating the associated complexities. We have assembled a team with deep knowledge of the regulatory and governance environments in which the Company operates. Fundamental expertise entails compliance with product approvals, import permits, export permits, distribution licenses and other pertinent licenses.

Integration of acquired companies. Our growth has been fueled substantially by the acquisition of JustCBD, Vessel and FGH. Our continued ability to extract incremental synergies from a group of diversified entities, including achieving a seed-to-sale vertically integrated operation, is a key determinant of our ability to expand organically.

Loss of Foreign Private Issuer Status

We determined that, as of June 30, 2022, more than 50% of our issued and outstanding voting shares were directly or indirectly owned of record by residents in the United States. As a result of this fact and certain other requirements under applicable United States federal securities laws, we determined that the Company would lose its foreign private issuer status under applicable United States federal securities laws and, became subject to SEC reporting requirements applicable to U.S. domestic companies beginning on January 1, 2023. These U.S. reporting requirements require, among other things, our financial statements and financial data to be presented under U.S. GAAP.

Public Company Costs

Following the consummation of our initial public offering, we became a public company, which has required hiring of additional staff and implementation of processes and procedures to address public company regulatory requirements and customary practices. We expect to continue to incur substantial additional annual expenses for, among other things, directors' and officers' liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal, corporate secretary and other functions.

Key Components of Results of Operations

Revenue

The Company primarily generates revenue as a distributor of pharmaceutical goods, and a manufacturer and reseller of a range of cannabis-based and complementary products. The Company has three major revenue groups, which are also its reportable segments:

1. House of Brands;

2. Commercial and Wholesale; and

3. Pharmaceuticals.

These segments reflect how the Company's operations are managed, how the Company's CEO, who is the chief operating decision maker, allocates resources and evaluates performance, and how the Company's internal management financial reporting is structured.

The Company's operates its manufacturing and distribution business through its United States, Germany, and Colombia subsidiaries. The Company also is engaged in the growth, cultivation, and development of medicinal cannabis and medicinal cannabis derivative products in Colombia.

The Company uses the following five-step contract-based analysis of transactions to determine if, when and how much revenue can be recognized:

1. Identify the contract with a customer;

2. Identify the performance obligations in the contract;

3. Determine the transaction price;

4. Allocate the transaction price to the performance obligations in the contract; and

5. Recognize revenue when or as the Company satisfies the performance obligations.

Revenue is recognized at the transaction price, which is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Gross revenue excludes duties and taxes collected on behalf of third parties. Revenue is presented net of expected price discounts, sales returns, customer rebates and other incentives. The Company's cannabis consumption accessory products include a six-month warranty, which the Company accrues for the estimated liability based on historical and expected claim costs.

The Company's contracts with customers for the sales of products consist of one performance obligation. Revenue from product sales is recognized at the point in time when control is transferred to the customer, which is on shipment or delivery, depending on the contract terms. The Company's payment terms generally range from 0 to 30 days from the transfer of control, and sometimes up to six months.

Cost of sales

The Company includes the cost of raw materials and supplies, cannabis, purchased finished goods and changes in inventory reserves in cost of sales for each of its three reportable segments. Raw materials include the purchase cost of the materials, freight-in and duty. Cannabis costs are incurred during the cannabis growing and production process. These costs include materials, labor and manufacturing overhead used in the growing and production processes. Finished goods include the cost of direct materials and labor and a proportion of manufacturing overhead allocated based on normal production capacity. Inventory reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The primary factors that can impact cost of goods sold on a period-to-period basis include the volume of products sold, the mix of product sold, third-party quality costs, transportation, overhead allocations and changes in inventory provisions.

Operating Expenses

The Company's operating expenses are apportioned based on the following categories:

  Consulting and management fees include salary and benefit expenses for employees, directors and consultants for the Company's corporate activities, other than those included in one of general and administrative, share-based compensation, and research and development.
  Professional fees include legal, audit and other expenses incurred by third-party service providers.
  General and administrative include certain public company costs, merchant fees and temporary labor and subcontractor costs for the Company's operating subsidiaries.
  Promotion and communication expenses consist primarily of services engaged in marketing and promotion of our products and costs associated with initiatives and development programs and salary and benefit expenses for certain employees.
  Travel expenses relate to flight, lodging and incidental expenses for attending conferences, events and key business meetings.
  Share-based compensation includes the cost of vesting of the Company's equity awards, including share options and restricted share awards.
  Research and development expenses primarily consist of salary and benefit expenses for employees engaged in research and development activities, as well as other general costs associated with R&D activities.
  Operating lease expense represents the cost of the Company's operating leases, primarily consisting of real estate and equipment.
  Depreciation and amortization expense is provided on a straight-line basis over the corresponding assets' estimated useful lives.
  Bad debt expense consists of changes in the provision for the Company's expected credit losses. The Company utilizes a provision matrix to estimate lifetime expected credit losses.

  Asset impairment includes the difference between the fair value and carrying amount of the asset group. An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of an asset group.
  Other expenses (income), net include miscellaneous expenses that do not fit the criteria for recognition in another category.

Non-Operating Expenses

Non-operating expenses include interest income and expenses, foreign exchange losses and unrealized losses from changes in fair value. Interest is primarily related to the Company's lease liabilities and operating lines of credit. Foreign exchange is largely related to the revaluation of balances denominated in foreign currencies to U.S. dollars. Unrealized losses from changes in fair value pertain to fluctuations in the fair values of the Company's investments and liabilities.

Income Tax

Income tax consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.

Results of Operations

The following table sets forth the Company's consolidated results of operations for the fiscal years ended December 31, 2022 and 2021 (in thousands). The period-to-period comparisons of the Company's historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data have been derived from our audited consolidated financial statements included elsewhere in this Prospectus.

	For the year ended December 31, 2022	For the year ended December 31, 2021
Revenue	$37,171	$8,980

Gross profit	14,414	2,425
Consulting and management fees	11,342	7,324
Professional fees	4,398	4,269
General and administrative	4,495	922
Promotion and communication	8,416	3,585
Travel expenses	1,055	603
Share based compensation	3,404	1,340
Research and development	430	132
Operating lease expense	1,221	316
Depreciation and amortization	2,629	501
Bad debt expense	1,607	1,335
Other expenses (income), net	2,489	1,050
Goodwill and other asset impairments	26,235	51
Operating loss	(53,307)	(19,003)
Non-operating expenses	860	2,456
Net loss before taxes	(54,167)	(21,459)
Income tax benefit	(1,538)	(98)
Net loss for the period	$(52,629)	$(21,361)

Revenue

Revenue totaled $37.2 million and $9.0 million for the years ended December 31, 2022 and 2021, respectively. The increase was primarily driven by the following acquisitions:

•

JustCBD contributed $32.2 million. If JustCBD was acquired at January 1, 2022, the Company's revenue and net loss would have increased by approximately $5.2 million and $1.6 million, respectively, during the year ended December 31, 2022.

•

Vessel contributed $7.1 million. If Vessel was acquired at January 1, 2021, the Company's revenue and net loss would have increased by approximately $6.5 million and $1.5 million, respectively, during the year ended December 31, 2021.

•

FGH contributed $0.1 million. If FGH was acquired at January 1, 2022, the Company's revenue and net loss would have increased by approximately $40.3 million and $19.0 million, respectively, during the year ended December 31, 2022.

•	The remaining fluctuations in revenue are related to lower revenues in the pharmaceuticals segment and intercompany eliminations pertaining to sales between Company subsidiaries that reduce revenue.

Revenues generated for the year ended December 31, 2022 by the House of Brands segment were $40.5 million compared to revenues generated for the year ended December 31, 2021 of $6.3 million. The increase primarily related to the acquisition of JustCBD in February 2022, which contributed $32.2 million as well as having the Vessel brand encompassed in our business for the full 2022 fiscal year, which contributed $6.0 million. This was partially offset by a decrease in Colombia brands of $3.9 million as unprofitable sales agreements effective in the second half of 2021 were not renewed in 2022.

Revenues generated for the year ended December 31, 2022 by the pharmaceuticals segment were $2.5 million compared to revenues generated for the year ended December 31, 2021 of $3.2 million. The decrease was mainly caused by a late 2021 sale of cannabis educational course content and materials to institutions in the Colombian market with no comparable sales in 2022, which totaled $0.4 million. Sales in Colombia of dermo-cosmetic products and pharmaceutical formulations decreased by $0.3 million, driven by lower demand and supply chain issues.

Revenues generated for the year ended December 31, 2022 by the commercial and wholesale segment were $0.2 million compared to revenues generated for the year ended December 31, 2021 of less than $0.1 million. The increase was driven by the acquisition of FGH in December 2022, which contributed $0.1 million. Flora generated its first revenues from its cultivation operation in Colombia during the year ended December 31, 2022 for a total $0.1 million.

Gross Profit

Gross profit totaled $14.4 million and $2.4 million for the years ended December 31, 2022 and 2021, respectively. The increase was primarily driven by the acquisitions of JustCBD, which contributed $11.2 million and Vessel, which contributed $2.0 million, partially offset by reduced margins in Colombia brands of $0.8 million driven by unfavorable product mix and the increased use of promotional discounts. As a percent of net sales, or gross margin, the Company reported 39% and 27% for the years ended December 31, 2022 and 2021, respectively.

Operating Expenses

Operating expenses totaled $67.7 million and $21.4 million for the years ended December 31, 2022 and 2021, respectively. The increase was primarily driven by asset impairments of $26.2 million, the acquisitions of JustCBD for a total of $12.5 million and Vessel for a total of $5.6 million, as well as costs related to increased staffing to support our expanded and future operations and promotional activities that supported the Company building its marketing strategy.

Consulting and Management Fees

Consulting and management fees were $11.3 million for the year ended December 31, 2022 compared to $7.3 million for the year ended December 31, 2021. These fees are related to employment and consulting contracts with most of the Company's management, as well as directors. The $4.0 million increase in 2022 primarily relates to increased staffing to support expanded and future operations.

Professional Fees

Professional fees totaled $4.4 million for the year ended December 31, 2022 compared to $4.3 million for the year ended December 31, 2021. These expenses are associated with legal, accounting and audit services. The 2022 expenses include $1.1 million in one-time acquisition and transaction related costs relating to the Company's acquisitions.

General and Administrative Expenses

General and administrative expenses totaled $4.5 million for the year ended December 31, 2022 compared to $0.9 million for the year ended December 31, 2021. The $3.6 million increase in 2022 is primarily due to the acquisition of JustCBD, which contributed $2.0 million due to increased merchant fees and temporary labor, an increase in investor relation costs of $0.6 million and general spending on the Company's Colombia operations of $0.6 million.

Promotion and Communication Expenses

Promotion and communication expenses totaled $8.4 million for the year ended December 31, 2022 compared to $3.6 million for the year ended December 31, 2021. The $4.8 million increase in 2022 is primarily due to the acquisition of JustCBD, which contributed $4.6 million, and Vessel, which contributed $0.9 million. A material component of JustCBD's business model is centered around promoting its products as a method for stimulating revenue growth. These increases were partially offset by cost reductions in other areas.

Travel Expenses

Travel expenses totaled $1.1 million for the year ended December 31, 2022 compared to $0.6 million for the year ended December 31, 2021. These expenses were for various trips related to the subsidiaries and the Company's promotional activities.

Share-based Compensation Expenses

Share based compensation expenses totaled $3.4 million for the year ended December 31, 2022 compared to $1.3 million for the year ended December 31, 2021. These expenses represent the amortization of the fair value of share-based payments. The $2.1 million increase in 2022 is primarily due to the stock options granted late in 2021 and throughout 2022, as well as restricted stock awards granted and expended during 2022 compared to minimal grants in 2021.

Research and Development Expenses

Research and development expenses totaled $0.4 million for the year ended December 31, 2022 compared to $0.1 million for the year ended December 31, 2021. Research and development expenses to date consist primarily of contract research fees, manufacturing, consultant fees, and study related costs related to cultivation of cannabis in Colombia for the Cosechemos business, as well as costs related to the launch of new brands for the Vessel business.

Operating Lease Expenses

Operating lease expenses totaled $1.2 million for the year ended December 31, 2022 compared to $0.3 million for the year ended December 31, 2021. The $0.9 million increase in 2022 is primarily due to the acquisition of JustCBD and its accompanying facility lease for $0.6 million and Vessel and its accompanying facility lease in November 2021 for $0.2 million.

Depreciation and Amortization Expense

Depreciation and amortization expenses totaled $2.6 million for the year ended December 31, 2022 compared to $0.5 million for the year ended December 31, 2021. The $2.1 million increase in 2022 is primarily due to the acquisition of JustCBD for $0.6 million in February 2022 and Vessel in November 2021 for $1.3 million.

Bad Debt Expense

Bad debt expense totaled $1.6 million for the year ended December 31, 2022 compared to $1.3 million for the year ended December 31, 2021. The increase of $0.3 million reflects the Company's estimate of lifetime expected losses related to outstanding trade receivables.

Other Expenses

Other expenses totaled $2.5 million for the year ended December 31, 2022 compared to $1.1 million for the year ended December 31, 2021. These expenses consist mainly of insurance, repairs and maintenance and royalties partially offset by miscellaneous incomes. The $1.4 million increase in 2022 is due to the acquisition of JustCBD in February 2022 for $0.7 million and Vessel in November 2021 for $0.2 million, as well as increased costs to support the overall increased operations of the Company.

Goodwill and other asset impairments

We incurred $26.2 million and $0.1 million in asset impairments for the years ended December 31, 2022 and 2021, respectively. We test goodwill for impairment during the fourth quarter of each fiscal year. During the fourth quarter of 2022, we determined that the decline in the value of our publicly traded common shares, declines in comparable public company share prices, as well as negative operating cash flows were indicators of impairment. We then concluded that the carrying values of our Vessel, JustCBD and pharmaceuticals reporting units were higher than their respective estimated fair values, and a goodwill impairment loss totaling $25.5 million was recognized in the year ended December 31, 2022.

The factors listed above representing goodwill impairment indicators were also indicators of impairment for certain other of our long-lived assets. We performed a quantitative analysis as of December 31, 2022 to determine if impairment existed by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. This analysis resulted in impairments of property, plant and equipment and certain intangibles assets totaling $0.2 for the year ended December 31, 2021.

During the fourth quarter of 2022, the Company decided to consolidate operations and looked for subtenants for two building leases that have contractual lease obligations through 2026 and 2027. These leases are recorded on our statement of financial position as operating lease right of use assets. The lease assets have indicators of impairment as they are no longer used in the asset groups' operations, but we are actively seeking to sublease both spaces to generate income from the spaces. The resulting analysis resulted in an impairment of $0.6 million of operating lease right of use assets for the year ended December 31, 2022.

Non-operating Expenses

We incurred $0.9 million and $2.5 million in non-operating expenses for the years ended December 31, 2022 and 2021, respectively. These expenses consist of unrealized (gains) losses from change in fair value, interest (income) expense and foreign exchange loss. The decrease is due to a $1.3 million gain on the value of the contingent consideration related to the JustCBD acquisition and a $0.7 million reduction on the loss of an investment in an early-stage European cannabis company. This was partially offset by an increase in foreign exchange losses of $0.2 million, an impact of currency movements related to the euro and Canadian dollar.

Income Tax Benefit

We recognized $1.5 million and $0.1 million in income tax benefit for the years ended December 31, 2022 and 2021, respectively. Our effective tax rate during the year ended December 31, 2022 and 2021 was 2.8% and 0.5%, respectively. We maintain valuation allowances when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, we consider such factors as prior earnings history, expected future earnings, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. We continue to believe its deferred tax assets are not more-likely-than-not to be realized and a full valuation allowance remains recorded against net deferred taxes as of December 31, 2022 and 2021.

Net loss

We incurred a net loss of $52.6 million and $21.4 million for the years ended December 31, 2022 and 2021, respectively. The increase in loss was driven by higher asset impairments of $26.2 million and increased operating expenses of $20.1 million, partially offset by increased gross profit of $12.0 million and income tax benefit of $1.4 million.

Adjusted EBITDA

Adjusted EBITDA is a non-U.S. GAAP financial measure that does not have any standardized meaning prescribed by U.S. GAAP and may not be comparable to similar measures presented by other companies. We calculate Adjusted EBITDA as total net loss, plus (minus) income taxes (benefit), plus (minus) interest expense (income), plus depreciation and amortization, plus (minus) non-operating expense (income), plus share based compensation expense, plus goodwill and other asset impairment charges, plus (minus) unrealized loss (gains) from changes in fair value, plus charges related to the flow-through of inventory step-up on business combinations, plus other acquisition and transaction costs. Management believes that Adjusted EBTIDA provides meaningful and useful financial information as this measure demonstrates the operating performance of the business.

Adjusted EBITDA margin % is a non-U.S. GAAP financial measure that does not have any standardized meaning prescribed by U.S. GAAP and may not be comparable to similar measures presented by other companies. We calculate Adjusted EBITDA margin % as Adjusted EBITDA, as described above, divided by revenue for the period.

The reconciliation of the Company's Adjusted EBITDA, a non-U.S. GAAP financial measure, to net loss, the most directly comparable U.S. GAAP financial measure, for the year ended December 31, 2022 and 2021 is presented in the table below:

(In thousands of United States dollars)	For the year ended December 31, 2022	For the year ended December 31, 2021
Net loss for the period	$(52,629)	$(21,361)
Income tax expense (benefit)	(1,538)	(98)
Interest (income) expense	(56)	32
Depreciation and amortization	2,629	501
Non-operating expense (1)	323	79
Share based compensation	3,404	1,340
Goodwill and asset impairments	26,235	51
Unrealized loss from changes in fair value (2)	593	2,345
Charges related to the flow-through of inventory step-up on business combinations	1,676	342
Other acquisition and transaction costs	1,055	229
Adjusted EBITDA	$(18,308)	$(16,540)
Adjusted EBITDA Margin %	-49.3%	-184.2%

(1)	Non-operating expense includes foreign exchange gain (loss).
(2)

Unrealized loss from changes in fair value includes changes in the value of the Company's long-term investment in an early-stage European cannabis company and the value of the Company's contingent consideration associated with its acquisition of JustCBD.

Liquidity and Capital Resources

Since the Company's inception, we have funded our operations and capital spending through cash flows from product sales and proceeds from the sale of our capital stock. The Company is generating cash from sales and is deploying its capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support our business growth and expansion. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and consolidated statements of cash flows. We expect to continue to incur operating losses and negative cash flows for the foreseeable future. Our current, principal sources of liquidity are cash and cash equivalents provided by our operations and prior equity offerings. Cash and cash equivalents consist primarily of cash on deposit with banks. Cash and cash equivalents were $9.5 million and $37.6 million as of December 31, 2022 and 2021, respectively. As of December 31, 2022, the Company's current working capital, anticipated operating expenses and net losses, and the uncertainties surrounding its ability to raise additional capital as needed, raise substantial doubt as to whether existing cash and cash equivalents will be sufficient to meet its obligations as they come due within twelve months from the date the consolidated financial statements were issued. The consolidated financial statements do not include any adjustments for the recovery and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's ability to execute its operating plans through 2023 and beyond depends on its ability to obtain additional funding through equity offerings, debt financing, or other forms of financing to meet planned growth requirements and to fund future operations, which may not be available on acceptable terms, or at all. If we are unable to raise the requisite funds, we will need to curtail or cease operations. See Note 2 to the audited consolidated financial statements for more information and "Risk Factors - Management has performed an analysis of our ability to continue as a going concern, and has determined that, based on our current financial position, there is a substantial doubt about our ability to continue as a going concern" in this Prospectus. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the long-term, we may be required to obtain additional financing to fund our current planned operations, which may consist of incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. There can be no assurance that the Company will be able to obtain additional funds on terms acceptable to it, on a timely basis or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the results of operations, and financial condition. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing shareholders will be diluted. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

The Company's primary uses of cash are for working capital requirements and capital expenditures. Additionally, from time to time, it may use capital for acquisitions and other investing and financing activities. Working capital is used principally for the Company's personnel as well as costs related to the growth, manufacture, and production of its products. The Company's capital expenditures consist primarily of additional facilities, improvements in existing facilities and product development.

Cash Flows

The following table sets forth the major components of the Company's condensed consolidated statements of cash flows for the periods presented.

(In thousands of United States dollars)	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash used in operating activities	$(15,935)	$(20,939)
Cash from financing activities	4,413	58,397
Cash used in investing activities	(15,802)	(14,550)
Effect of exchange rate change	(755)	(815)
Change in cash during the period	(28,079)	22,093
Cash, beginning of period	37,616	15,523
Cash, end of period	$9,537	$37,616

Cash used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 and 2021 totaled $15.9 million and $20.9 million, respectively. Cash flows used in operating activities for the year ended December 31, 2022 were due primarily to operating expenses exceeding the gross profit for the year.

Cash flows used in operating activities for the year ended December 31, 2021 were due primarily to the increased operating expenses and net working capital requirements as operations increased in the second half of 2021 and having a full year impact of certain acquisitions in 2021 results. These increases in cash used in operating activities were partially offset by increased gross profit in 2021.

Cash from Financing Activities

Net cash provided from financing activities for the year ended December 31, 2022 and 2021 totaled $4.4 million and $58.4 million, respectively. Cash flows provided from financing activities for the year ended December 31, 2022 were primarily related to the Company's December 2022 Unit Offering (as described below) as well as from proceeds received from warrant and stock option exercises, partially offset by amounts used for equity issuances costs and for the Company's share repurchase program. Under the repurchase program, the Company repurchased 368,244 common shares at an average price of $0.69 per share.

Cash flows provided from financing activities for the year ended December 31, 2021 were primarily related to the Company's Regulation A Offering, the IPO, and a November 2021 Unit Offering (all described below) as well as proceeds received from warrant and stock option exercises.

Cash used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 and 2021 totaled $15.8 million and $14.6 million, respectively. Cash flows used in investing activities for the year ended December 31, 2022 were primarily related to the acquisition of JustCBD in February 2022 and capital expenditures primarily to construct the cannabis cultivation buildings and production facilities in Colombia.

Cash flows used in investing activities for the year ended December 31, 2021 were primarily related to the acquisition of Vessel in November 2021, an investment in an early-stage European cannabis company, and capital expenditures primarily to construct the cannabis cultivation buildings and productions in Colombia.

Working Capital

As of December 31, 2022, we had working capital of $13.7 million. The Company's primary cash flow needs are for the development of its cannabis and pharmaceutical activities, administrative expenses and for general working capital to support growing sales and production with related receivables and payables.

Funding Requirements

Our continued existence is dependent on our ability to generate positive cash flows through synergies within its growing operations, expanding its production capacity and geographic footprint, exploring strategic partnerships, and pursuing accretive acquisitions to supplement its organic growth. we may be required in the future to raise additional capital through either equity or debt financings. To date, it has raised capital through multiple equity offerings. Our equity offerings in 2021 and 2022 are described below.

December 2022 Unit Offering

In December 2022, we closed an offering of 12,500,000 units of the Company at a price of $0.40 per unit for gross proceeds of $5.0 million (the "December 2022 Unit Offering"). Each unit is comprised of one common share of the Company and one common share purchase warrant (12,500,000 total warrants) to purchase one additional common share at an exercise price of $0.40 per share. The warrants expire on December 8, 2027. We paid $0.4 million in issuance costs relating to the December 2022 Unit Offering and issued 500,000 warrants issued to the placement agent. As of December 31, 2022, all of the warrants issued in connection with the December 2022 Unit Offering remain outstanding.

November 2021 Unit Offering

In November 2021, the Company closed an offering of 11,500,000 units of the Company at a price of $3.00 per unit for gross proceeds of $34.5 million (the "November 2021 Unit Offering"). Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant (5,750,000 total warrants) to purchase one additional common share at an exercise price of $3.75 per share. The warrants expire on November 18, 2026. The Company paid $2.7 million in issuance costs relating to the November 2021 Unit Offering and issued 460,000 warrants issued to the underwriters.

In December 2022, the Company repriced 1,325,000 warrants issued in the November 2021 Unit Offering to certain investors to $0.40 per share in connection with such investors' participation in the December 2022 Unit Offering.

As of December 31, 2022, all of the warrants issued in connection with the November 2021 Unit Offering remain outstanding.

Initial Public Offering

In May 2021, the Company closed its IPO upon which it issued 3,333,333 common shares of the Company at a price of $5.00 per common share for gross proceeds of $16.7 million. In connection with the closing, the Company paid issuance costs of $1.8 million and issued 632,000 warrants to the underwriters of the IPO valued at $1.3 million. The Company also issued 333,333 common shares to the CEO of the Company, valued at $1.7 million based on the IPO price per share of $5.00.

Regulation A Offering

During the year ended December 31, 2020, the Company announced an offering up to 13,333,287 units (the "Reg A Units") of the Company to be sold in a Regulation A offering circular under the Securities Act. Each Reg A Unit is comprised of one common share of the Company and one-half of one warrant to purchase one additional common share at an exercise price of $3.00 per share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The Reg A Units were offered at a purchase price of $2.25 per Unit. We sold the Reg A Units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act. During the year ended December 31, 2020, the Company issued 13,333,287 Reg A Units of the Company at a price of $2.25 per unit. In connection with the closing, the Company paid unit issuance costs of $3.1 million in cash.

On January 20, 2021, the Company issued 26,000 units of the Company at a price of $2.25 per unit for gross proceeds of $0.1 million. Each unit is comprised of one common share in the capital of the Company and one-half of one common share purchase warrant to purchase one additional common share at an exercise price of $3.00 per warrant share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The Company sold the units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act. Additionally, the Company cancelled 28,000 units of the Company at a price of $2.25 per unit and valued at $0.1 million. The units were cancelled due to non-payment of the subscription price.

As of December 31, 2022, none of Reg A warrants remain outstanding.

Debt

In addition to the equity offerings described above, the Company also has access to a credit facility through its acquisition of FGH. The credit facility is in the amount of 1.0 million Euros with Hypoverinsbank, secured by the trade and other receivables of one of the subsidiaries of FGH. On December 31, 2022, the outstanding amount was 1.0 million Euros ($1.1 million USD). The credit facility has an interest rate of Euribor plus 2.95% per year and was initially set to mature on January 10, 2023. The Company and Hypoverinsbank amended to the credit facility to extend the maturity date to May 10, 2023.

Off-Balance Sheet Arrangements

As of December 31, 2022, the Company did not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on its results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Contractual Obligations

At December 31, 2022, the Company had the following contractual obligations to make future payments, representing contracts and other commitments that are known and committed:

(In thousands of United States dollars)	Total	Less than 1 Year	1 - 3 Years	More than 3 Years
Termination benefits (1)	$183	$183	$-	$-
Legal disputes (1)	3,030	3,030	-	-
Sales tax (1)	1,831	1,831	-	-
Contingent purchase consideration (2)	3,546	158	2,946	442
Operating lease obligations (3)	3,518	1,383	1,292	843
Long term debt (4)	1,086	1,086	-	-
Total	$13,194	$7,671	$4,238	$1,285

(1)	See Note 18 of the Company's Consolidated Financial Statements for the year ended December 31, 2022.
(2)	See Note 9 of the Company's Consolidated Financial Statements for the year ended December 31, 2022.
(3)	See Note 13 of the Company's Consolidated Financial Statements for the year ended December 31, 2022.
(4)	See Note 12 of the Company's Consolidated Financial Statements for the year ended December 31, 2022.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP and the Company's discussion and analysis of its financial condition and operating results require management to make judgments, assumptions and estimates that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. Note 3, Significant Accounting Policies, of the Company's notes to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of its consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

The Company believes that the following critical accounting policies involve the more significant judgments and estimates used in the preparation of its consolidated financial statements and are the most critical to aid the reader in fully understanding and evaluating the Company's reported financial results. Management considers these policies critical because they are both important to the portrayal of the Company's financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Inventories

Inventories are comprised of raw materials and supplies, cannabis, internally produced work in progress, and finished goods. Inventories are initially valued at cost and subsequently at the lower of cost and net realizable value. Inventory cost is determined on a weighted average cost basis and any trade discounts and rebates are deducted from the purchase price. Raw material costs include the purchase cost of the materials, freight-in and duty. Costs incurred during the cannabis growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest cannabis costs. Finished goods include the cost of direct materials and labor and a proportion of manufacturing overhead allocated based on normal production capacity.

Net realizable value represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory and contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The impact of changes in inventory reserves is reflected in cost of sales.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of the assets transferred by the Company, liabilities incurred by the Company to the former owners of the acquiree and the equity interests issued by the Company in exchange for control of the acquiree. Acquisition related costs are generally recognized in profit or loss as incurred. At the acquisition date, the identifiable assets acquired, and the liabilities assumed, are recognized at their fair value.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any noncontrolling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the amounts of identifiable assets acquired and liabilities assumed on the acquisition date. If, after assessment, the net of the amounts of identifiable assets acquired and liabilities assumed on the acquisition date exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation may be initially measured at the fair value of the acquiree's identifiable net assets.

Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or liability is remeasured at subsequent reporting dates, with the corresponding gain or loss recognized in the consolidated statements of operations and comprehensive income.

When a business combination is achieved in stages, the Company's previously held equity interest in the acquiree is remeasured to its acquisition date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over the assets' estimated useful lives, which do not exceed the contractual period, if any.

The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively. Amortization expense is recorded within depreciation and amortization on the consolidated statements of loss and comprehensive loss.

Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

Impairment of goodwill and indefinite-lived intangible assets

Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The Company reviews goodwill and indefinite lived intangible assets annually for impairment in the fourth quarter, or sooner, if events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company may elect to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than it carrying amount. If factors indicate this is the case, then a quantitative test is performed and an impairment is recorded for any excess carrying value above the reporting unit's fair value, not to exceed the amount of goodwill. The Company performs a one-step test to calculate the fair value of the asset and record goodwill impairment to the extent the fair value of the reporting unit exceeds its carrying amount. Several factors, including historical results, business plans, forecasts, market data and the weighting of valuation model results when multiple are developed, are used to determine the fair value.

Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis, or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.

Interest and penalties in respect of income taxes are not recognized in the consolidated statement of operations as a component of income taxes but as a component of interest expense.

Recently Adopted Accounting Principles

See Note 3, Significant Accounting Policies, of the notes to the consolidated financial statements for a discussion of recently issued accounting standards.

Management's Discussion and Analysis of Financial Condition and Results of Operations

for the Three and Six Months Ended June 30, 2023 and June 30, 2022

The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") of Flora should be read in conjunction with the Company's unaudited consolidated financial statements for the three and six months ended June 30, 2023 and June 30, 2022, and the accompanying notes thereto included in this Prospectus, which have been prepared in accordance with U.S. GAAP.

Amounts are expressed in United States dollars ("$" or "USD") unless otherwise stated to be in Canadian dollars ("CAD"), Euro ("€" or "EUR"), or Colombia pesos ("COP"). Amounts stated in foreign currencies include approximate USD amounts based on exchange rates on December 31, 2022. Variance, ratio, and percentage changes in this MD&A are based on unrounded numbers. This MD&A reports the Company's activities through June 30, 2023, unless otherwise indicated.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions. Please see the section titled "Cautionary Note Regarding Forward-Looking Statements" in this Prospectus for more information regarding forward-looking statements.

Overview of our Business

We are a multi-national cannabis company that manufactures and distributes consumer packaged goods and distributes medicinal cannabis and pharmaceutical products. Flora exists to create a world where the benefits of cannabis are accessible to everyone. Our business strategy was built on three core pillars: House of Brands, Commercial & Wholesale, and Pharmaceutical. This strategy was devised to allow us optimal access to markets around the globe based on the legal standing of cannabis in each of the geographical locations in which we operate. Our approach has enabled us to develop distribution networks, build customer bases, establish operations as the regulatory framework evolves and allow for expanded access to cannabis and its derivatives.

Our brand portfolio consists of a mix of products across multiple categories, including food and beverage, nutraceuticals, cannabis accessories and technology, personal care, and wellness. Consumer brands allow Flora to move assertively into nascent markets, develop customer bases and distribution channels, and gather consumer insights which would not be possible with traditional cannabis sales alone. Through this channel we seek to build loyalty, credibility and enjoy healthy margins that help to support the rapid growth of our business.

On July 5, 2023, the Company entered into a Share Purchase Agreement with Lisan Farma, a Delaware limited liability company, to sell all its shares in its Colombian related subsidiaries and its Colombian assets for a purchase price of CAD $0.8 million (USD $0.6 million). The sale relates to all of Flora's operations in Colombia, including its interest in (i) its 361-acre Cosechemos farm located in Giron, Colombia and its related processing facilities and inventory and (ii) all other assets relating to Flora Lab 2, Flora Lab 4 and Flora's Colombian food and beverage and consumer products business (together "Colombia Assets"). The sale enables the Company to concentrate on its core business divisions, which are lifestyle brands in the United States and international pharmaceutical distribution. The sale was part of several strategic changes to cut costs and streamline operations. The sale is expected to close by August 18, 2023.

House of Brands

JustCBD is Flora's leading consumer packaged goods brand. JustCBD was launched in 2017 with a mission to bring high-quality, trustworthy, and budget-friendly CBD products to market. The JustCBD offering currently consists of over 350 products across 15 categories, including CBD gummies, topicals, tinctures, and vape products and ships to over 11,500 independent retailers worldwide. JustCBD also sells direct to consumers with a customer base of approximately 350,000 people. JustCBD products are available for purchase in smoke and vape shops, clinics, spas and pet stores, as well as other independent non-traditional retail channels. JustCBD's products are both internally and third-party lab-tested to ensure quality.

Vessel is Flora's cannabis accessory and technology brand currently servicing the United States and Canada through direct-to-consumer and retail sales. Vessel's products include cannabis consumption accessories, personal storage, and travel accessories for the vape and dry herb categories, which are sold to consumers, dispensaries, smoke shops and cannabis brands. Vessel has been fully integrated into JustCBD and now benefits from operational, logistical and sales synergies with JustCBD.

Mambe was Flora's food and beverage brand with a focus in Latin America, offering infused natural fruit juices and canned goods. The brand operated on a business-to-business model, where we sell to both distributors and retail businesses. Over the last three years, Mambe has expanded its distribution in Colombia, primarily in supermarkets, discount retailers, coffee shops, restaurants and airports. Mambe's list of clients include well-known Colombian retailers Juan Valdez, Jumbo, Sipote Burrito and Xue. Additional brands in our portfolio include: Mind Naturals (skincare), Stardog Loungewear (apparel), No Cap Hemp Co (minor cannabinoids), KaLaya (skincare) and Original Hemp (e-commerce). The Mambe, Mind Naturals, Stardog Loungewear and KaLaya brands were sold as part of the Colombian Assets.

Commercial & Wholesale

The Company's Commercial and Wholesale pillar encompasses the distribution of pharmaceutical products to international markets. This pillar is anchored by Flora's wholly owned subsidiary, Phatebo, a multi-national operator in pharmaceutical and medical cannabis distribution, with principal operations in Germany. Prior to the sale of the Colombia Assets, this pillar also included the cultivation and transformation of cannabis at Cosechemos, our 249-acre licensed cultivation facility in Girón, Colombia. To date, the Company had not exported material amounts of cannabis.

Based in Germany, Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods and medical cannabis products to treat a variety of health indications, including drugs related to cancer therapies, ADHD, multiple sclerosis and anti-depressants, among others. Phatebo holds a license for the Trade in Narcotic Drugs (including the cannabis sales license amendment) and a wholesale trading license, both of which are issued by BfArM (the largest drug approval authority in Europe). Phatebo is focused on distributing pharmaceutical products within 28 countries globally, primarily in Europe, but also with sales to Asia, Latin America, and North America. In November 2018, Phatebo also received a medical cannabis import and distribution license. We intend to leverage Phatebo's existing network of approximately 1,200 pharmacies as Flora begins to move medicinal cannabis from third parties into Germany. Additionally, the Phatebo warehouse provides a logistics outpost for Flora's growing product portfolio and distribution network within the European Union.

Pharmaceutical

Flora's Pharmaceutical pillar was focused on developing pharmaceutical grade products and providing scientific-based research connected to molecules found in the cannabis plant. Through this pillar, Flora worked to provide access to medical cannabis, create awareness through education and initiate research studies for use in targeted and broad-based use cases leveraging multiple modalities. Our pharmaceutical pillar was anchored by Flora Lab 2 and Flora Lab 4, both of which are located in Bogota, Colombia. These laboratories allowed us to manufacture plant-based, medical-grade pharmaceuticals, phytotherapeutics, and dietary supplements. Flora Lab 2 and Flora Lab 4 were sold as part of the Colombia Assets sale.

Factors Impacting our Business

Challenges in realization of overhead reductions. The Company's operating expenses currently exceed its gross profit generated. Management has taken, and continues to implement, various cost-saving initiatives in an effort to lower overhead costs. However, the Company has not yet reached the critical balance in reducing overhead to meet both the existing and potential market demand in aggregate. The Company strives to attain sufficient growth to cover its overhead to reach profitability. If the Company fails to grow its business or reduce its operating expenses further in the long term, it will continue to face significant cash flow deficiencies in the future and continue to be reliant on debt and/or equity financing to fund operations.

Acquisition strategy disadvantages include significant transaction costs and liabilities of our acquirees. The Company has historically been opportunistic and pursues acquisitions from time to time that management believes will be complementary to or synergistic to the Company's existing business. However, any such acquisitions require the Company to incur heightened upfront transaction costs and require the Company to assume certain liabilities from the acquired company. In addition, while the Company believes such acquisitions will provide enhanced value in the long term, it is possible that the anticipated synergies from the acquisition may never be realized. For example, the Company acquired JustCBD in February 2022 and FGH in December 2022. In connection with the acquisition of JustCBD, the Company incurred $0.6 million in transaction costs in the first quarter of 2022, which included legal and consulting fees incurred by the Company. In addition, we assumed $4.0 million in liabilities, which included $0.6 million of lease liabilities and other ordinary course operating liabilities. In connection with the acquisition of FGH, the Company incurred $0.5 million in transaction costs in the fourth quarter of 2022, which included legal and consulting fees incurred by the Company. In addition, we assumed $9.1 million in liabilities, which included $1.3 million of outstanding legal fees of FGH prior to the acquisition, $1.1 million of debt, $3.4 million of indemnified liabilities and other ordinary course operating liabilities. During the first fiscal half of 2023 the Company paid $1.0 million related to the acquisition of FGH, of which $0.7 million was related to outstanding FGH liabilities and $0.3 million was related to the Company's costs pertaining to the acquisition.

Diversification of cashflows. Our sources of cash are diversified across geographic and product lines. Revenues are concentrated primarily in Germany and the United States, spanning pharmaceuticals, hemp and non-hemp consumer products and medicinal cannabis.

Low-cost cannabis acquisition and high-margin distribution. We aim to achieve economies of scale by sourcing medical cannabis and benefiting from production in low-cost jurisdictions across the globe. We then intend to utilize our cannabis and distribution networks to sell product in countries at an accretive margin. Provided we are able to navigate the uncertain regulatory environment for our cannabis products, Flora believes it is well-positioned to act as both an exporter and importer of medicinal cannabis to our distribution network in Germany where the supply of medicinal cannabis is largely dependent on imports.

International cannabis developments. Flora's growth is embedded in the expansion, regulation and legalization of medicinal and recreational cannabis and cannabis derivative products across the world. While medicinal cannabis has been regulated at the federal level in multiple countries, the Company is focused on the most robust markets in Germany and the European Union. We remain tuned to international developments as potentially lucrative medicinal cannabis markets open.

Product evolution and brand acceptance. As the cannabis industry continues to change, divergent regulations and the corresponding resources required to introduce high-quality products are expected to impact our market share. Gaining access to continuously evolving and superior products remains a critical success factor. Our ultimate ability to produce and acquire products meeting stringent quality control standards drives the extent of consumer acceptance. Furthermore, the intrinsic value within our brands, including JustCBD and Vessel, is subject to evolving consumer sentiment.

Regulatory proficiency and adoption. The markets in which Flora operates are highly regulated and require extensive experience in navigating the associated complexities. We have assembled a team with deep knowledge of the regulatory and governance environments in which the Company operates. Fundamental expertise entails compliance with product approvals, import permits, export permits, distribution licenses and other pertinent licenses.

Integration of acquired companies. Our growth has been fueled substantially by the acquisition of JustCBD, Vessel and FGH. Our continued ability to extract incremental synergies from a group of diversified entities is a key determinant of our ability to expand organically.

Public Company Costs

Following the consummation of our initial public offering, we became a public company, which has required the hiring of additional staff and implementation of processes and procedures to address public company regulatory requirements and customary practices. We expect to continue to incur substantial additional annual expenses for, among other things, directors' and officers' liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal, corporate secretary and other functions.

Minimum Bid Price Requirement

On July 8, 2022, the Company was notified by Nasdaq that it was not in compliance with the minimum bid price requirement of $1.00 per share for 30 consecutive business days as set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules (the "Minimum Bid Price Requirement"). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq provided a 180-calendar day period following the date of the notice to regain compliance. To regain compliance with the Minimum Bid Price Requirement, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. From June 9, 2023 through June 23, 2023, a period of 10 consecutive trading days, the closing bid price of the Company's Common Shares was greater than $1.00 per share. Accordingly, on June 26, 2023, the Company received formal notice from Nasdaq that it had regained compliance with the Minimum Bid Price Requirement and that the matter has been closed. Flora is now in compliance with all applicable continued listing standards and its Common Shares continue to be listed and traded on Nasdaq.

Key Components of Results of Operations

Revenue

The Company primarily generates revenue as a distributor of pharmaceutical goods, and a manufacturer and reseller of a range of cannabis-based and complementary products. The Company has three major revenue groups, which are also its reportable segments:

1. House of Brands;

2. Commercial and Wholesale; and

3. Pharmaceuticals.

These segments reflect how the Company's operations are managed, how the Company's Chief Executive Officer, who is the chief operating decision maker, allocates resources and evaluates performance, and how the Company's internal management financial reporting is structured.

The Company's operates its manufacturing and distribution business through its subsidiaries in the United States and Germany. For the six months ended June 30, 2023, the Company also was engaged in the growth, cultivation, and development of medicinal cannabis and medicinal cannabis derivative products in Colombia.

The Company uses the following five-step contract-based analysis of transactions to determine if, when and how much revenue can be recognized:

1. Identify the contract with a customer;

2. Identify the performance obligations in the contract;

3. Determine the transaction price;

4. Allocate the transaction price to the performance obligations in the contract; and

5. Recognize revenue when or as the Company satisfies the performance obligations.

Revenue is recognized at the transaction price, which is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Gross revenue excludes duties and taxes collected on behalf of third parties. Revenue is presented net of expected price discounts, sales returns, customer rebates and other incentives. The Company's cannabis consumption accessory products include a six-month warranty, which the Company accrues for the estimated liability based on historical and expected claim costs.

The Company's contracts with customers for the sales of products consist of one performance obligation. Revenue from product sales is recognized at the point in time when control is transferred to the customer, which is on shipment or delivery, depending on the contract terms. The Company's payment terms generally range from 0 to 30 days from the transfer of control, and sometimes up to six months.

Cost of sales

The Company includes the cost of raw materials and supplies, purchased finished goods and changes in inventory reserves in cost of sales for each of its three reportable segments. Raw materials include the purchase cost of the materials, freight-in and duty. Finished goods include the cost of direct materials and labor and a proportion of manufacturing overhead allocated based on normal production capacity. Inventory reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The primary factors that can impact cost of goods sold on a period-to-period basis include the volume of products sold, the mix of products sold, third-party quality costs, transportation, overhead allocations and changes in inventory provisions.

Operating Expenses

The Company's operating expenses are apportioned based on the following categories:

  Consulting and management fees include salary and benefit expenses for employees, directors and consultants for the Company's corporate activities, other than those included in one of general and administrative, share-based compensation, and research and development.
  Professional fees include legal, audit and other expenses incurred by third-party service providers.
  General and administrative include certain public company costs, merchant fees and temporary labor and subcontractor costs for the Company's operating subsidiaries.
  Promotion and communication expenses consist primarily of services engaged in marketing and promotion of our products and costs associated with initiatives and development programs and salary and benefit expenses for certain employees.
  Travel expenses relate to flight, lodging and incidental expenses for attending conferences, events and key business meetings.
  Share-based compensation includes the cost of vesting of the Company's equity awards, including share options and restricted share awards.
  Research and development expenses primarily consist of salary and benefit expenses for employees engaged in research and development activities, as well as other general costs associated with R&D activities.
  Operating lease expense represents the cost of the Company's operating leases, primarily consisting of real estate and equipment.
  Depreciation and amortization expense is provided on a straight-line basis over the corresponding assets' estimated useful lives.
  Bad debt expense consists of changes in the provision for the Company's expected credit losses. The Company utilizes a provision matrix to estimate lifetime expected credit losses.
  Asset impairment includes the difference between the fair value and carrying amount of the asset group. An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of an asset group.
  Other expenses (income), net include miscellaneous expenses that do not fit the criteria for recognition in another category.

Non-Operating (Income) Expenses

Non-operating (income) expenses include interest income and expenses, foreign exchange losses and unrealized (gains) losses from changes in fair value. Interest is primarily related to the Company's operating lines of credit. Foreign exchange is largely related to the revaluation of balances denominated in foreign currencies to U.S. dollars. Unrealized (gains) losses from changes in fair value pertain to fluctuations in the fair values of the Company's investments and liabilities.

Income Tax

Income tax consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.

Loss from Discontinued Operations

Loss from discontinued operations includes the net loss, net of tax, of the Colombian subsidiaries sold on July 5, 2023. It also includes an expected loss on the disposal as the carrying value of the assets being sold exceeded the expected sale price.

Results of Operations

The following tables provide sets forth the Company's consolidated results of operations for the three and six months ended June 30, 2023 and 2022 (in thousands). The period-to-period comparisons of the Company's historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data have been derived from our unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2023 and 2022 included elsewhere in this Prospectus.

	For the three months ended June 30, 2023	For the three months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Revenue	$21,460	$8,943	$40,779	$13,144
Cost of sales	17,500	5,624	31,473	7,597
Gross profit	3,960	3,319	9,306	5,547
Consulting and management fees	3,662	2,116	7,333	3,976
Professional fees	668	727	665	1,705
General and administrative	685	1,088	1,036	1,660
Promotion and communication	1,263	2,039	2,571	4,414
Travel expenses	124	291	256	492
Share based compensation	338	1,263	992	2,789
Research and development	13	111	29	233
Operating lease expense	308	136	624	327
Depreciation and amortization	874	706	1,738	1,050
Bad debt expense	18	254	47	255
Asset impairment	34,941	15,652	34,941	15,652
Other expenses, net	1,127	456	1,505	810
Operating loss	(40,061)	(21,520)	(42,431)	(27,816)
Non-operating (income) expenses	(1,951)	1,532	(1,057)	1,491
Net loss before taxes and discontinued operations	(38,110)	(23,052)	(41,374)	(29,307)
Income tax benefit	(1,119)	-	(1,196)	-
Net loss from continuing operations	(36,991)	(23,052)	(40,178)	(29,307)
Loss from discontinued operations	(7,565)	(1,620)	(8,283)	(2,995)
Net loss for the period	$(44,556)	$(24,672)	$(48,461)	$(32,302)

For the Three Months Ended June 30, 2023, and 2022

Revenue

Revenue totaled $21.5 million and $8.9 million for the three months ended June 30, 2023 and 2022, respectively. The increase was primarily driven by the following:

  FGH contributed $10.8 million. If FGH was acquired on January 1, 2022, the Company's revenue would have increased by approximately $10.6 million during the three months ended June 30, 2022.
  JustCBD contributed $11.1 million in the three months ended June 30, 2023 compared to $9.0 million in the three months ended June 30, 2022.

Revenues generated for the three months ended June 30, 2023 by the House of Brands segment were $13.0 million compared to revenues generated for the three months ended June 30, 2022 of $10.8 million. The increase is primarily related to increased sales at JustCBD.

Revenues generated for the three months ended June 30, 2023 by the commercial and wholesale segment were $10.8 million compared to revenues generated for the three months ended June 30, 2022 of $nil. The increase was driven by the acquisition of FGH in December 2022, which contributed $10.8 million.

Revenues generated for the three months ended June 30, 2023 by the Company`s Colombian entities are included separately within Loss from Discontinued Operations.

Gross Profit

Gross profit totaled $4.0 million and $3.3 million for the three months ended June 30, 2023 and 2022, respectively. The increase was primarily driven by the acquisition of FGH, which contributed $0.6 million in the three months ended June 30, 2023 compared to $nil in the three months ended June 30, 2022. The increase was also driven by increased sales at JustCBD, which contributed $3.0 million in the three months ended June 30, 2023 compared to $2.8 million in the three months ended June 30, 2022. The remaining fluctuations are not significant. As a percentage of net sales, or gross margin, the Company reported 18% and 37% for the three months ended June 30, 2023 and 2022, respectively. The decrease is primarily due to the acquisition of FGH, which distributes relatively lower margin pharmaceuticals.

Operating Expenses

Operating expenses totaled $44.0 million and $24.8 million for the three months ended June 30, 2023 and June 30, 2022, respectively. The increase was primarily driven by increased asset impairments.

Consulting and Management Fees

Consulting and management fees were $3.7 million for the three months ended June 30, 2023 compared to $2.1 million for the three months ended June 30, 2022. These fees are related to employment and consulting contracts with most of the Company's management, as well as directors. The increase is primarily related to the acquisition of FGH, which contributed $0.7 million, as well as a severance payment made to the former Chief Executive Officer.

Professional Fees

Professional fees totaled $0.7 million for the three months ended June 30, 2023 compared to $0.7 million for the three months ended June 30, 2022. These expenses are associated with legal, accounting and audit services.

General and Administrative Expenses

General and administrative expenses totaled $0.7 million for the three months ended June 30, 2023 compared to $1.1 million for the three months ended June 30, 2022. The decrease is primarily due to the Company's efforts to reduce general and administrative expenses.

Promotion and Communication Expenses

Promotion and communication expenses totaled $1.3 million for the three months ended June 30, 2023 compared to $2.0 million for the three months ended June 30, 2022. The decrease is primarily due to cost-cutting initiatives by the Company aimed at the minimization of corporate overhead. Promotion expenses incurred in the period largely relate to the nature of JustCBD's business model, which is centered around promoting its products as a method for stimulating revenue growth.

Travel Expenses

Travel expenses totaled $0.1 million for the three months ended June 30, 2023 compared to $0.3 million for the three months ended June 30, 2022. These expenses were for various trips related to the subsidiaries and the Company's promotional activities.

Share-based Compensation Expenses

Share based compensation expenses totaled $0.3 million for the three months ended June 30, 2023 compared to $1.3 million for the three months ended June 30, 2022. These expenses represent the amortization of the fair value of share-based payments. The decrease is primarily due to the cancellation of restricted stock awards, a result of employee terminations during the second quarter of fiscal 2023.

Research and Development Expenses

Research and development expenses totaled less than $0.1 million for the three months ended June 30, 2023 compared to $0.1 million for the three months ended June 30, 2022. Research and development expenses have been minimized in the period ended June 30, 2023 whereas in the period ended June 30, 2022 they consisted primarily of contract research fees, manufacturing, consultant fees, and costs related to the launch of new brands for the Vessel business.

Operating Lease Expenses

Operating lease expenses totaled $0.3 million for the three months ended June 30, 2023 compared to $0.1 million for three months ended June 30, 2022. The increase is primarily due to the acquisition of FGH and its accompanying facility and vehicle leases.

Depreciation and Amortization Expense

Depreciation and amortization expenses totaled $0.9 million for the three months ended June 30, 2023 compared to $0.7 million for the three months ended June 30, 2022. The increase in the depreciation and amortization is primarily due to the acquisition of FGH, and the corresponding amortization of the intangible assets acquired.

Bad Debt Expense

Bad debt expense totaled less than $0.1 million for the three months ended June 30, 2023 compared to $0.3 million for the three months ended June 30, 2022. The amounts reflect the Company's estimate of lifetime expected losses related to outstanding trade receivables.

Asset Impairment

Asset impairment totaled $34.9 million for the three months ended June 30, 2023 compared to $15.7 million for the three months ended June 30, 2022. The amount in 2023 represents impairment of the goodwill at JustCBD and FGH and the long-lived assets at Vessel, JustCBD and FGH. The amount in 2022 represents impairment of the goodwill at Vessel.

Other Expenses

Other expenses totaled $1.1 million for the three months ended June 30, 2023 compared to $0.5 million for the three months ended June 30, 2022. For both periods, these expenses consist mainly of insurance, repairs and maintenance and royalties partially offset by miscellaneous incomes.

Non-operating (Income) Expenses

Flora realized $2.0 million in non-operating income for the three months ended June 30, 2023 compared to non-operating expense of $1.5 million for the three months ended June 30, 2022. These (incomes) expenses consist of unrealized losses from changes in fair value, interest (income) expense and foreign exchange loss. The increase in income is primarily due to a $2.0 million gain on the value of the contingent consideration related to the JustCBD acquisition during the three months ended June 30, 2023 compared to a $1.3 million loss during the three months ended June 30, 2022.

Income Tax Benefit

We recognized $1.1 million and $nil in income tax benefit for the three months ended June 30, 2023 and 2022, respectively. Our effective tax rate during the periods ended June 30, 2023 and 2022 was 2.9% and 0.0%, respectively. We maintain valuation allowances when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, we consider such factors as prior earnings history, expected future earnings, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. We continue to believe our deferred tax assets are not more-likely-than-not to be realized and a full valuation allowance remains recorded against net deferred taxes as of June 30, 2023 and 2022. The income tax benefit in the three months ended June 30, 2023 is primarily related to the tax effect of the impairment charge on the intangible assets at FGH.

Loss from Discontinued Operations

Loss from discontinued operations totaled $7.6 million in the three months ended June 30, 2023 compared to $1.6 million in the three months ended June 30, 2022. The increase is primarily due to impairment charges and losses on disposal in relation to the Company`s Colombian operations.

Net loss

We incurred a net loss of $44.6 million and $24.7 million for the three months ended June 30, 2023 and 2022, respectively. The increase in net loss is primarily driven by increased asset impairments of $19.3 million and an increase of $6.0 million in relation to the loss from discontinued operations for the Company`s Colombian operations.

For the Six Months Ended June 30, 2023, and 2022

Revenue

Revenue totaled $40.8 million and $13.1 million for the six months ended June 30, 2023 and 2022, respectively. The increase was primarily driven by the following acquisitions:

  JustCBD contributed $23.2 million in the six months ended June 30, 2023 compared to $12.5 million in the six months ended June 30, 2022. If JustCBD was acquired on January 1, 2022, the Company's revenue would have increased by approximately $5.2 million during the six months ended June 30, 2022.
  Vessel contributed $3.5 million compared to $3.3 million in the six months ended June 30, 2022.
  FGH contributed $18.8 million. If FGH was acquired on January 1, 2022, the Company's revenue would have increased by approximately $23.6 million during the six months ended June 30, 2022.
  The remaining change in revenue is related to increased intercompany eliminations pertaining to sales between Company subsidiaries that reduce revenue.

Revenues generated for the six months ended June 30, 2023 by the House of Brands segment were $26.8 million compared to revenues generated for the six months ended June 30, 2022 of $15.8 million. The increase is primarily related to the acquisition of JustCBD in February 2022, which contributed $23.2 million and $12.5 million for the six months ended June 30, 2023 and June 30, 2022, respectively.

Revenues generated for the six months ended June 30, 2023 by the commercial and wholesale segment were $18.8 million compared to revenues generated for the six months ended June 30, 2022 of $nil. The increase was driven by the acquisition of FGH in December 2022, which contributed $18.8 million.

Revenues generated for the six months ended June 30, 2023 by the Company`s Colombian entities are included separately within Loss from Discontinued Operations.

Gross Profit

Gross profit totaled $9.3 million and $5.5 million for the six months ended June 30, 2023 and 2022, respectively. The increase was primarily driven by the acquisitions of FGH and JustCBD, which contributed $1.3 million and $7.0 million, respectively, in the six months ended June 30, 2023. In the comparative period, JustCBD contributed $4.5 million and FGH did not contribute as it was acquired in December 2022. The remaining fluctuations are largely related to Vessel, which contributed $1.3 million in the six months ended June 30, 2023 compared to $1.0 million in the six months ended June 30, 2022. As a percentage of net sales, or gross margin, the Company reported 23% and 42% for the six months ended June 30, 2023 and 2022, respectively. The decrease is primarily due to the acquisition of FGH, which distributes relatively lower margin pharmaceuticals.

Operating Expenses

Operating expenses totaled $51.7 million and $33.4 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The increase was primarily driven by increased asset impairments in the six months ended June 30, 2023, partially offset by reduced promotion and communication, professional fees and share based compensation expenses.

Consulting and Management Fees

Consulting and management fees were $7.3 million for the six months ended June 30, 2023 compared to $4.0 million for the six months ended June 30, 2022. These fees are related to employment and consulting contracts with most of the Company's management, as well as directors. The increase is primarily related to the acquisition of FGH, which contributed $1.2 million, as well as increased staffing to support expanded operations and a severance payment made to the former Chief Executive Officer.

Professional Fees

Professional fees totaled $0.7 million for the six months ended June 30, 2023 compared to $1.7 million for the six months ended June 30, 2022. These expenses are associated with legal, accounting and audit services. In the period ended June 30, 2023, the Company made a concerted effort to reduce professional fees and receive credit notes from certain service providers. In the period ended June 30, 2022, professional fees included one-time acquisition and transaction related costs relating to the Company's acquisition of JustCBD.

General and Administrative Expenses

General and administrative expenses totaled $1.0 million for the six months ended June 30, 2023 compared to $1.7 million for the six months ended June 30, 2022. The decrease is primarily due to the Company's efforts to reduce general and administrative expenses.

Promotion and Communication Expenses

Promotion and communication expenses totaled $2.6 million for the six months ended June 30, 2023 compared to $4.4 million for the six months ended June 30, 2022. The decrease is primarily due to cost-cutting initiatives by the Company aimed at the minimization of corporate overhead. Promotion expenses incurred in the period largely relate to the nature of JustCBD's business model, which is centered around promoting its products as a method for stimulating revenue growth.

Travel Expenses

Travel expenses totaled $0.3 million for the six months ended June 30, 2023 compared to $0.5 million for the six months ended June 30, 2022. These expenses were for various trips related to the subsidiaries and the Company's promotional activities.

Share-based Compensation Expenses

Share based compensation expenses totaled $1.0 million for the six months ended June 30, 2023 compared to $2.8 million for the six months ended June 30, 2022. These expenses represent the amortization of the fair value of share-based payments. The decrease is primarily due to the cancellation of restricted stock awards, a result of employee terminations during the first six months of 2023.

Research and Development Expenses

Research and development expenses totaled less than $0.1 million for the six months ended June 30, 2023 compared to $0.2 million for the six months ended June 30, 2022. Research and development expenses have been minimized in the period ended June 30, 2023 whereas in the period ended June 30, 2022 they consisted primarily of contract research fees, manufacturing, consultant fees, and costs related to the launch of new brands for the Vessel business.

Operating Lease Expenses

Operating lease expenses totaled $0.6 million for the six months ended June 30, 2023 compared to $0.3 million for six months ended June 30, 2022. The increase is primarily due to the acquisition of FGH and its accompanying facility and vehicle leases.

Depreciation and Amortization Expense

Depreciation and amortization expenses totaled $1.7 million for the six months ended June 30, 2023 compared to $1.1 million for the six months ended June 30, 2022. The increase is primarily due to the acquisition of FGH, and the corresponding amortization of the intangible assets acquired.

Bad Debt Expense

Bad debt expense totaled less than $0.1 million for the six months ended June 30, 2023 compared to $0.3 million for the six months ended June 30, 2022. The amounts reflect the Company's estimate of lifetime expected losses related to outstanding trade receivables.

Asset Impairment

Asset impairment totaled $34.9 million for the six months ended June 30, 2023 compared to $15.7 million for the six months ended June 30, 2022. The amount in 2023 represents impairment of the goodwill at JustCBD and FGH and the long-lived assets at Vessel, JustCBD and FGH. The amount in 2022 represents impairment of the goodwill at Vessel.

Other Expenses

Other expenses totaled $1.5 million for the six months ended June 30, 2023 compared to $0.8 million for the six months ended June 30, 2022. For both periods, these expenses consist mainly of insurance, repairs and maintenance and royalties partially offset by miscellaneous incomes.

Non-operating (Income) Expenses

Flora realized $1.1 million in non-operating income for the six months ended June 30, 2023 compared to non-operating expense of $1.5 million for the six months ended June 30, 2022. This (income) expense consists of unrealized (gains) losses from changes in fair value, interest (income) expense and foreign exchange loss. The increase in income is primarily due to a $1.1 million gain on the value of the contingent consideration related to the JustCBD acquisition during the six months ended June 30, 2023 compared to a $1.3 million loss during the six months ended June 30, 2022.

Income Tax Benefit

We recognized $1.2 million and $nil in income tax benefit for the six months ended June 30, 2023 and 2022, respectively. Our effective tax rate during the periods ended June 30, 2023 and 2022 was 2.9% and 0.0%, respectively. The income tax benefit in the six months ended June 30, 2023 is primarily related to the tax effect of the impairment charge on the intangible assets at FGH.

Loss from Discontinued Operations

Loss from discontinued operations totaled $8.3 million in the six months ended June 30, 2023 compared to $3.0 million in the six months ended June 30, 2022. The increase is primarily due to impairment charges and losses on disposal in relation to the Company`s Colombian operations.

Net loss

We incurred a net loss of $48.5 million and $32.3 million for the six months ended June 30, 2023 and 2022, respectively. The increase in net loss is primarily driven by increased asset impairments of $19.3 million and an increase of $5.3 million in relation to the loss from discontinued operations for the Company`s Colombian operations.

Liquidity and Capital Resources

Since the Company's inception, we have funded our operations and capital spending through cash flows from product sales and proceeds from the sale of our capital stock. The Company is generating cash from sales and is deploying its capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support our business growth and expansion. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and consolidated statements of cash flows. We expect to continue to incur operating losses and negative cash flows in the foreseeable future. Our current principal sources of liquidity are cash and cash equivalents provided by our operations and prior equity offerings. Cash and cash equivalents consist primarily of cash on deposit with banks. Cash and cash equivalents were $1.8 million and $8.9 million as of June 30, 2023 and December 31, 2022, respectively. As of June 30, 2023, the Company's current working capital, anticipated operating expenses and net losses, and the uncertainties surrounding its ability to raise additional capital as needed, raise substantial doubt as to whether existing cash and cash equivalents will be sufficient to meet its obligations as they come due within twelve months from the date the unaudited condensed interim consolidated financial statements were issued. The unaudited condensed interim consolidated financial statements do not include any adjustments for the recovery and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's ability to execute its operating plans through the remainder of 2023 and beyond depends on its ability to obtain additional funding through equity offerings, debt financing, or other forms of financing to meet planned growth requirements and to fund future operations, which may not be available on acceptable terms, or at all. If we are unable to raise the requisite funds, we will need to curtail or cease operations. See Note 2 to the Company's unaudited condensed interim consolidated financial statements included elsewhere in this Prospectus and to the Company's audited consolidated financial statements for the years ended December 31, 2022, and 2021, included in this Prospectus, for more information, and "Risk Factors - Management has performed an analysis of our ability to continue as a going concern, and has determined that, based on our current financial position, there is a substantial doubt about our ability to continue as a going concern" in this Prospectus. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the long term, we will be required to obtain additional financing to fund our current planned operations, which may consist of incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. There can be no assurance that the Company will be able to obtain additional funds on terms acceptable to it, on a timely basis or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the results of operations, and financial condition. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing shareholders will be diluted. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

The Company's primary uses of cash are for working capital requirements and capital expenditures. Additionally, from time to time, it may use capital for acquisitions and other investing and financing activities. Working capital is used principally for the Company's personnel as well as costs related to the manufacture and production of its products. The Company's capital expenditures consist primarily of additional facilities, improvements in existing facilities and product development.

Cash Flows

The following table sets forth the major components of the Company's unaudited condensed interim consolidated statements of cash flows for the periods presented.

(In thousands of United States dollars)	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Cash used in operating activities	$(7,783)	$(10,988)
Cash from (used in) financing activities	112	(27)
Cash used in investing activities	(195)	(16,180)
Effect of exchange rate change	584	(152)
Change in cash during the period	(7,282)	(27,347)
Cash, beginning of period	9,537	37,616
Cash included in assets held for sale	(448)	(381)
Cash, end of period	$1,807	$9,888

Cash used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2023 and 2022 totaled $7.8 million and $11.0 million, respectively. Cash flows used in operating activities for the periods ended June 30, 2023 and 2022 were due primarily to operating expenses exceeding the gross profit for the periods.

Cash provided by (used in) Financing Activities

Net cash provided by (used in) financing activities for the year six months ended June 30, 2023 and 2022 totaled $0.1 million and less than ($0.1) million, respectively. Cash flows provided from financing activities for the period ended June 30, 2023 were primarily related to loan borrowings. Cash flows used in financing activities for the period ended June 30, 2022 were primarily related to the Company's share repurchase program, equity issuance costs and loan repayments, partially offset by proceeds received from warrant and stock option exercises.

Cash used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2023 and 2022 totaled $0.2 million and $16.2 million, respectively. Cash flows used in investing activities for the period ended June 30, 2023 were primarily related to the purchases of property, plant and equipment, and intangible assets. Cash flows used in investing activities for the period ended June 30, 2022 were primarily related to the cash portion of the consideration paid with respect to the acquisition of JustCBD in February 2022.

Working Capital

As of June 30, 2023, we had working capital of $4.4 million. The Company's primary cash flow needs are for the development of its cannabis and pharmaceutical activities, administrative expenses and for general working capital to support growing sales with related receivables and payables.

Funding Requirements

Our continued existence is dependent on our ability to generate positive cash flows through synergies within our operations, expanding our production capacity and geographic footprint, exploring strategic partnerships, and pursuing accretive acquisitions to supplement our organic growth. We are committed to attaining a level of sustained growth that will effectively offset our overhead costs, thereby paving the path to achieving profitability. We will be required in the future to raise additional capital through either equity or debt financings. To date, we have raised capital through multiple equity offerings. There were no equity offerings in the periods ended June 30, 2023 and 2022.

Debt

In addition to equity offerings, the Company also has access to a credit facility through its acquisition of FGH. The credit facility is in the amount of 1.0 million Euros with Hypoverinsbank, secured by the trade and other receivables of Phatebo - one of the subsidiaries of FGH. On June 30, 2023, the outstanding amount was 1.0 million Euros ($1.1 million USD). The credit facility has an interest rate of Euribor plus 2.95% per year and does not have a set maturity date. The interest rate is reset every two months.

Off-Balance Sheet Arrangements

As of June 30, 2023, the Company did not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on its results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Contractual Obligations

At June 30, 2023, the Company had the following contractual obligations to make future payments, representing contracts and other commitments that are known and committed:

(In thousands of United States dollars)	Total	Less than 1 Year	1 - 3 Years	More than 3 Years
Legal disputes (1)	$2,968	$2,968	$-	$-
Sales tax (1)	2,220	2,220	-	-
Contingent purchase consideration (2)	2,354	1,633	266	455
Operating lease obligations (3)	2,424	1,234	821	369
Debt (4)	1,200	1,200	-	-
Total	$11,166	$9,255	$1,087	$824

(1) See Note 16 of the Company's unaudited condensed interim consolidated financial statements, included elsewhere in this Prospectus.

(2) See Note 8 of the Company's unaudited condensed interim consolidated financial statements, included elsewhere in this Prospectus.

(3) See Note 12 of the Company's unaudited condensed interim consolidated financial statements, included elsewhere in this Prospectus.

(4) See Note 11 of the Company's unaudited condensed interim consolidated financial statements, included elsewhere in this Prospectus.

Critical Accounting Estimates

For information regarding our critical accounting policies and estimates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2022 - Critical Accounting Estimates" in this Prospectus.

Recently Adopted Accounting Principles

There were no new accounting standards issued during the three months ended June 30, 2023 that impacted the Company. See Note 3, Significant Accounting Policies, of the notes to the consolidated financial statements for the year ended December 31, 2022 for a discussion of recently issued accounting standards.

DIRECTORS AND EXECUTIVE OFFICERS

Our Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and members of our Board of Directors as of the date of this Prospectus. The business address of all of persons identified below 3406 SW 26th Terrace, Suite C-1, Fort Lauderdale, Florida, United States of America.

Name	Position	Age
Executive Officers:
Clifford Starke	Chief Executive Officer	39
Dany Vaiman	Chief Financial Officer	38
Directors:
Kevin Taylor	Chairman	54
Juan Carlos Gomez Roa	Director	59
Edward Woo	Director	44
Thomas Solomon	Director	36
Clifford Starke	Director	39

Biographical Information

The following is a summary of certain biographical information concerning our executive officers and directors.

Clifford Starke, Chief Executive Officer and Director: Mr. Starke was appointed CEO in June 2023. Previously he served as President. Prior to his appointment, from February 2022 through the closing of the Company's acquisition of the business, Mr. Starke served as the Executive Chairman and CEO of Franchise . Since May 2018, Mr. Starke has served as the Chairman of Hampstead Private Capital Ltd. ("Hampstead"), a Bermuda based merchant bank investing in small to mid-cap, high growth companies in various sectors and primarily focused in the medical cannabis industry. Mr. Starke has over 18 years of investing and public markets experience and, over the last seven years, has acted as a financier, investor and operator of cannabis companies. Mr. Starke holds a Bachelor of Arts degree in History from Queen's University. Mr. Starke's qualifications to serve on our Board include his M&A, public market investment and capital raising experience and knowledge of the cannabis industry.

Dany Vaiman, Chief Financial Officer: Mr. Vaiman was appointed Chief Financial Officer in June 2023. Previously, he served as the Company's Senior VP Finance since December 2022. From February 2022 through the closing of the Company's Arrangement with Franchise on December 23, 2022, he served as the Chief Financial Officer of Franchise. Prior to that, Mr. Vaiman served as Corporate Controller (from July 2018 to July 2021) and as Assistant Controller (from June 2016 to June 2018) of Torex Gold Resources Inc.- a leading intermediate gold producer listed on the Toronto Stock Exchange ("TSX"). For seven years, Mr. Vaiman was with Ernst & Young's Toronto Audit Group, specializing in publicly listed TSX and SEC clients. Mr. Vaiman is a Chartered Professional Accountant (CPA) and Chartered Accountant (CA) in Ontario, a Certified Public Accountant (CPA) in Illinois, and holds a Bachelor of Business Administration (Honours) from the Schulich School of Business

Kevin Taylor, Chairman of the Board of Directors: Mr. Taylor is a distinguished executive with over 30 years of experience in various senior leadership positions. Since June 2014, he has served as the President and CEO of Terei International Limited, a company providing merchant banking services in the small to midcap markets. Since April 2022, Mr. Taylor has served as Chairman and CEO of House of Lithium, a Canadian private equity firm, and from April 2022 until March 2023, he served as CEO and Chairman of SOL Global Investments Corp., a Canadian private equity firm. Since March 2022, Mr. Taylor has served as the Chairman of NetraMark Holdings Inc., a Canadian publicly traded AI health technology company trading under the symbol "AIAI." Previously, Mr. Taylor served as Vice President and General Manager for Nortel Networks Carrier business in the Caribbean and Latin America, where he played a critical role in the expansion of the company's telecommunications infrastructure and service offerings throughout the region. Mr. Taylor completed the Harvard Business School TGMP program, a program designed for experienced executives seeking to enhance their leadership skills. Additionally, he holds a Bachelor of Engineering - Science from the University of Western Ontario. Mr. Taylor's qualifications to serve on our board include his extensive investment and private equity experience and prior board memberships.

Juan Carlos Gomez Roa, Director: Mr. Gomez joined our Board of Directors in March 2021 and has more than 20 years of experience working in Latin America in the gaming and entertainment industry. Mr. Gomez has been the CEO of Winner Group CIRSA since January 2000 and participated in the acquisition of Winner Group CIRSA by the Blackstone Group in April 2018. He earned his Bachelor's Degree in Psychology from St. Thomas University in Colombia. Mr. Gomez is a director of several private companies in Colombia. Mr. Gomez' qualifications to serve on our Board include his vast knowledge of the Colombian business landscape and regulatory regime.

Edward Woo, Director: Mr. Woo joined our Board of Directors in December 2022. From August 2021 through the closing of the Arrangement, he served as the President and Chief Operating Officer of Franchise. Mr. Woo is a seasoned business executive with extensive experience in the consumer-packaged goods industry. Over the past 20 years, Mr. Woo focused his efforts on the tobacco industry in the areas of sales, trade marketing, business strategy, political mobilization and government affairs. As a former executive at Rothmans Benson & Hedges Inc. and Philip Morris International, Mr. Woo held several leadership roles which included serving as Head of Regulatory & External Affairs at the Global Headquarters in Lausanne, Switzerland (2016 through 2021) and as Regional Communications Director Latin America and Canada (from 2013 through 2016). Mr. Woo has extensive global experience and strong ties to the European markets and worked closely with over 30 markets in Europe, Middle East, Asia and Latin America on the rollout of Philip Morris' revolutionary IQOS product, with a particular focus on execution, supply chain, regulation and stakeholder engagement. Mr. Woo holds a BA in Economics from the University of Western Ontario. Mr. Woo's qualifications to serve on our Board include his extensive experience in the consumer-packaged goods industry, his regulatory knowledge and experience and his ties to the European markets.

Thomas Solomon, Director: Mr. Solomon brings over a decade of capital markets experience, with a strong background in natural resources and the cannabis industry. Since February 2018, Mr. Solomon has served as a Portfolio Manager at Pala Investments, a Swiss-based investment firm, where he manages the equity portfolio within the Liquid Investment Strategy. This absolute return fund invests globally across natural resources and related industries through equities and derivatives. Prior to joining Pala, from January 2011 through February 2018, Mr. Solomon worked as an investment analyst in the Natural Resources team at Investec Asset Management in London. He provided fundamental equity research across the Metals & Mining and Agricultural sectors, and was responsible for investments in several strategies, including the highly-rated Global Gold Fund. Mr. Solomon earned both his Bachelor of Commerce - Finance & Accounting and his Bachelor of Laws degrees, from the University of Sydney. Mr. Solomon's qualifications to serve on our Board include his strong capital markets and financial structuring experience.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers have, during the past ten years:

  Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is currently comprised of five directors. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to effectively satisfy its oversight responsibilities in light of our business and structure, the Board of Directors focuses primarily on each person's background and experience as reflected in the information discussed in the directors' respective biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees will also provide risk oversight in respect of its respective areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Each of our officers holds office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the Annual Meeting and until their successors have been elected and qualified.

Family Relationships

There are no familial relationships among any of our directors or officers.

Board Committees

Audit Committee

Our audit committee is responsible for, among other things:

  appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
  discussing with our independent registered public accounting firm their independence from management;
  reviewing, with our independent registered public accounting firm, the scope and results of their audit;
  approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm any financial statements that we file with the SEC;
  overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
  reviewing our policies on risk assessment and risk management;
  reviewing related person transactions; and
  establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The audit committee is comprised of Kevin Taylor, Edward Woo and Thomas Solomon, with Kevin Taylor serving as chair. Mr. Taylor qualifies as an "audit committee financial expert" as such term has been defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has affirmatively determined that Mr. Taylor, Mr. Woo and Mr. Solomon each meet the definition of "independent director" for purposes of serving on the audit committee under Nasdaq rules, the independence standards under Rule 10A-3 of the Exchange Act.

Both our independent registered public accounting firm and management personnel periodically meet privately with our audit committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

  identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
  overseeing succession planning for our executive officers;
  periodically reviewing our Board of Directors' leadership structure and recommending any proposed changes to our Board of Directors;
  overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees; and
  developing and recommending to our Board of Directors a set of corporate governance guidelines.

The nominating and corporate governance committee is composed of Kevin Taylor, Edward Woo, and Juan Carlos Gomez Roa, with Mr. Taylor serving as chair. Our Board of Directors has affirmatively determined that each member meets the definition of "independent director" for purposes of serving on the nominating and corporate governance committee under Nasdaq rules, the independence standards under Rule 10A-3 of the Exchange Act.

Compensation Committee

Our compensation committee is responsible for, among other things:

  reviewing and approving the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;
  reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;
  reviewing and approving all employment agreement and severance arrangements for our executive officers;
  making recommendations to our Board of Directors regarding the compensation of our directors; and
  retaining and overseeing any compensation consultants.

The compensation committee is composed of Kevin Taylor, Edward Woo and Juan Carlos Gomez Roa, with Mr. Woo serving as chair. Our Board of Directors has affirmatively determined that each member meets the definition of "independent director" for purposes of serving on the compensation committee under Nasdaq rules, the independence standards under Rule 10A-3 of the Exchange Act.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Conduct and Ethics is available on our website. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in our public filings. The Board monitors compliance with the Code of Conduct and Ethics by requiring all action prohibited by the Code of Conduct and Ethics to be reported to the Audit Committee, if involving a director or officer, and to the Chief Compliance Officer, if involving anyone else.

EXECUTIVE COMPENSATION

Overview

This section discusses the material components of our executive compensation program for our Named Executive Officers during our fiscal years ended December 31, 2022 and December 31, 2021. As a "smaller reporting company," we are required to provide executive compensation information for the following individuals: (i) all individuals who served as the Company's principal executive officer ("PEO"), during the last completed fiscal year, regardless of compensation; (ii) the two most highly compensated executive officers (other than the PEO) who were serving as executive officers of the Company at the end of the last completed fiscal year and whose total compensation was greater than $100,000; and (iii) up to two additional persons who served as executive officers (other than as the PEO) during the last completed fiscal year but were not serving in that capacity at the end of the fiscal year if their total compensation is higher than any of the other two Named Executive Officers in the preceding group.

In 2022, our Named Executive Officers and their positions were as follows:

  Luis Merchan, our former Chief Executive Officer;
  James Choe, our former Chief Strategy Officer;
  Jessie Casner, our former Chief Marketing Officer; and
  Matthew Cohen, our former General Counsel.

This discussion may contain forward-looking statements that are based on the Company's current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that the Company adopts following the filing of this Annual Report may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets out the compensation for the Named Executive Officers for the years ended December 31, 2022 and 2021:

Name and Principal Position	Fiscal Year	Salary (US$)(1)	Bonus (US$)(2)	Common Shares Awards (US$)(3)	Option Awards (US$)(4)	All Other Compensation (US$)(5)	Total Compensation (US$)
Luis Merchan,	2022	378,310	-	540,000	101,145	48,120	1,067,575
former Chief Executive Officer	2021	326,250	419,000	1,529,998	189,777	-	2,465,025
James Choe,	2022	265,769	22,500	230,000	-	-	518,269
former Chief Strategy Officer	2021	11,037	-	-	113,866	-	124,903
Jessie Casner,	2022	181,667	40,000	150,000	28,096	-	399,763
former Chief Marketing Officer	2021	15,000	-	-	113,866	-	128,866
Matthew Cohen,	2022	245,833	60,000	270,000	109,388	31,250	716,471
former General Counsel	2021	75,000	60,000	-	415,878	-	550,878

(1) Salary amounts represent actual amount of base salary paid to each Named Executive Officer in the applicable year.

(2) Bonus amounts for 2021 and 2022 represent the actual amount of cash bonuses earned during 2021 and 2022, respectively, under the Company's annual bonus program. All such bonuses have been paid.

(3) Value based on trading price of the Common Shares on the date of the respective grants. These grants include grants of restricted Common Shares. See "Narrative to the Summary Compensation Table-Equity-Based Compensation-Equity Awards to Named Executive Officers during 2021 and 2022." for information regarding these grants.

(4) Represents the aggregate grant date fair value of options granted to each Named Executive Officer, calculated in accordance with the Black Scholes method.

(5) Represents $48,120 and $31,250 paid to Messrs. Merchan and Cohen, respectively, in the form of a monthly stipend pursuant to the terms of their respective employment agreements, which included reimbursement payments in connection with health insurance premiums paid during fiscal year 2022.

Narrative to the Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our Named Executive Officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. For 2021 and the first two months of 2022, the annual base salaries of our Named Executive Officers were $345,000 for Mr. Merchan, $200,000 for Mr. Choe, $120,000 for Ms. Casner and $225,000 for Mr. Cohen. For the remainder of 2022, the annual base salaries of our Named Executive Officers were: $385,000 for Mr. Merchan, $290,000 for Mr. Choe, $200,000 for Ms. Casner and $250,000 for Mr. Cohen.

Annual Bonus/Non-Equity Incentive Plan Compensation

During fiscal year 2021, our Named Executive Officers were eligible to earn a cash bonus at the full discretion of the Board. Any bonuses paid in 2021 were thus paid on a discretionary basis. For 2022, our Named Executive Officers were eligible to earn a cash bonus under the Company's annual bonus program based upon achievement of both corporate and individual goals determined by the Board of Directors based on a target percentage of annual base salary. For 2022, the bonus targets as a percentage of base salaries were 100% for Mr. Merchan, 80% for Mr. Choe, 50% for Ms. Casner and 50% for Mr. Cohen. The actual amounts of cash bonuses earned under the Company's annual bonus program for 2022 were 0% of Messrs. Merchan and Choes's bonus targets, 24% of Mr. Cohen's bonus target and 20% of Ms. Casner's bonus target.

Equity-Based Compensation

The Company's Named Executive Officers received grants of restricted Common Shares and options under the Company's option plan and 2022 Plan during 2021 and 2022. See below for details regarding such grants.

As of December 31, 2022, under the stock option plan, 89,786 Common Shares had been issued pursuant to previous exercised options and 223,494 Common Shares were issuable under outstanding options. Of such outstanding options, options to purchase 219,619 Common Shares had vested and were exercisable as of that date. The Company no longer makes any new grants under the stock option plan.

As of December 31, 2022, under the 2022 Plan, 146,883 restricted Common Shares were issued and 66,760 Common Shares were issuable under outstanding options. Of such outstanding options, options to purchase none had vested and were exercisable as of that date.

Company Stock Option Plan

The Company has a stock option plan whereby it may grant options for the purchase of Common Shares to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Company's stock option plan will not exceed 10% of the issued Common Shares of the Company. The options are non-transferable and non-assignable and may be granted for a term not exceeding five-years. The exercise price of the options will be determined by the Board at the time of grant, but in the event that such shares are traded on any stock exchange, may not be less than the closing price of such shares on such exchange on the trading date immediately precedent the date of grant, subject to all applicable regulatory requirements. The Company no longer makes any new grants under the stock option plan.

2022 Plan

The 2022 Plan was adopted by the Company following shareholder approval at the Company's 2022 annual meeting (the "Shareholder Approval Date") and amended at the Company's 2023 annual meeting to increase the shares available under the 2022 Plan from 300,000 to 950,000.

The purpose of the 2022 Plan is to assist the Company and its subsidiaries and other designated affiliates, which we refer to herein as "Related Entities", in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors consultants and other persons who provide services to the Company or its Related Entities, by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Shares Available for Awards

Under the 2022 Plan, as amended, the total number of Common Shares reserved and available for delivery under the 2022 Plan ("Awards") at any time during the term of the Plan shall be equal to 950,000 Common Shares. Awards issued in substitution for awards previously granted by a company acquired by the Company or a Related Entity, or with which the Company or any Related Entity combines, do not reduce the limit on grants of Awards under the 2022 Plan. The maximum aggregate number of shares that may be delivered under the 2022 Plan as a result of the exercise of stock options shall be 200,000 Common Shares.

Subject to adjustment as provided in the 2022 Plan, in any fiscal year of the Company during any part of which the 2022 Plan is in effect, no participant who is a member of the Board but is not also an employee or consultant to the Company or Related Entity may be granted any Awards that have a "fair value" as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance) that exceeds $250,000 in the aggregate.

The committee designated and empowered by the Board to administer the 2022 Plan ("Committee") is authorized to adjust the limitations described in the preceding paragraph and is authorized to adjust outstanding Awards (including adjustments to exercise prices of stock options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, Common Share or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Common Shares so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive Awards under the 2022 Plan are the officers, directors, employees, consultants and other persons who provide services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary company of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible for purposes of receiving any incentive stock options ("ISOs"). An employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the 2022 Plan.

Administration

The 2022 Plan is to be administered by the Committee; provided, however, that except as otherwise expressly provided in the 2022 Plan, the Board may exercise any power or authority granted to the Committee under the 2022 Plan. Subject to the terms of the 2022 Plan, the Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each person who has been granted an Award under the 2022 Plan which remains outstanding (a "Participant")), and the rules and regulations for the administration of the 2022 Plan, construe and interpret the 2022 Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2022 Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a Common Share on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee but may not be less than 100% of the fair market value of a Common Share on the date the award is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of the Company or any parent company (sometimes referred to as a "10% owner") will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a Common Share on the date such ISO is granted.

For purposes of the 2022 Plan, the term "fair market value" means the fair market value of Common Shares, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a Common Share as of any given date shall be the closing price of a Common Share on the business day that immediately precedes the date as of which the value is being determined as quoted on Nasdaq or such other national or regional securities exchange or market system constituting the primary market on which a Common Share is traded, as reported in The Wall Street Journal or such other source as the Company deems reliable or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment, generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years, and no ISO granted to a 10% shareholder (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Committee. The Committee thus may permit the exercise price of options awarded under the 2022 Plan to be paid in cash, shares, other Awards or other property (including loans to participants).

Restricted Stock and Restricted Stock Units

The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of Common Shares which may not be sold or disposed of, and which is subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Committee. An Award of restricted stock units confers upon a participant the right to receive Common Shares at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an Award of restricted stock units carries no voting or dividend rights, or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Common Shares, other Awards or other property equal in value to dividends paid on a specific number of Common Shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Common Shares, Awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant Common Shares as a bonus free of restrictions, or to grant Common Shares or other Awards in lieu of Company obligations to pay cash under the 2022 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards

The Committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to Common Shares. The Committee determines the terms and conditions of such Awards.

Performance Awards

The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of Common Shares or by reference to a designated amount of property including cash. Performance awards may be settled by delivery of cash, Common Shares or other property, or any combination thereof, as determined by the Committee.

Other Terms of Awards

Awards may be settled in the form of cash, Common Shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, Common Shares or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 2022 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Common Shares or other property to be distributed will be withheld (or previously acquired Common Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2022 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Awards under the 2022 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 2022 Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting shall occur automatically in the case of a "change in control" of the Company, as defined in the 2022 Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any "change in control."

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the 2022 Plan or the Committee's authority to grant Awards without further shareholder approval, except that shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which Common Shares are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2022 Plan which might increase the cost of the 2022 Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 2022 Plan will terminate at the earliest of (a) such time as no Common Shares remain available for issuance under the 2022 Plan, (b) termination of the 2022 Plan by the Board, or (c) the tenth anniversary of the Shareholder Approval Date. Awards outstanding upon expiration of the 2022 Plan shall remain in effect until they have been exercised or terminated or have expired.

Equity Awards to Named Executive Officers during 2021 and 2022
Luis Merchan

On December 16, 2021, Mr. Merchan was granted 6,250 options to purchase Common Shares at an exercise price of $40.80. All of these options vested on the grant's first anniversary date, December 16, 2022.

During 2022, Mr. Merchan was granted the following restricted Common Share grants:

  On August 23, 2022, Mr. Merchan was granted 5,102 restricted Common Shares which were set to vest on July 5, 2023.
  On October 5, 2022, Mr. Merchan was granted 16,417 restricted Common Shares which were set to vest on July 5, 2024.
  On December 5, 2022, Mr. Merchan was granted 23,404 restricted Common Shares which were set to vest on July 5, 2025.

On October 5, 2022, Mr. Merchan also was granted 18,367 options to purchase Common Shares at an exercise price of $13.40. These options were subject to a vesting schedule that was based on the performance of the Company's Common Share price relative to a designated Cannabis ETF.

As a result of his resignation in April 2023, Mr. Merchan forfeited all of these unvested restricted Common Shares as well the unvested October 5, 2022 options.

James Choe

On December 16, 2021, Mr. Choe was granted 3,750 options to purchase Common Shares at an exercise price of $40.80. All of these options vested on the grant's first anniversary date, December 16, 2022. However, Mr. Choe forfeited these options due to the fact that they remained unexercised following his resignation.

During 2022, Mr. Choe was granted the following restricted Common Shares grants:

  On August 23, 2022, Mr. Choe was granted 5,102 restricted Common Shares which vested on July 5, 2023.
  On October 5, 2022, Mr. Choe was granted 9,701 restricted Common Shares which were set to vest on July 5, 2024.

Jessie Casner

On December 16, 2021, Ms. Casner was granted 3,750 options to purchase Common Shares at an exercise price of $40.80. All of these options vested on the grant's first anniversary date, December 16, 2022.

During 2022, Ms. Casner was granted the following restricted Common Shares grants:

  On August 23, 2022, Ms. Casner was granted 5,102 restricted Common Shares which vested.
  On October 5, 2022, Ms. Casner was granted 1,865 restricted Common Shares which vest on July 5, 2024.
  On December 5, 2022, Ms. Casner was granted 2,659 restricted Common Shares which vest on July 5, 2025.

On October 5, 2022, Ms. Casner also was granted 5,102 options to purchase Common Shares at an exercise price of $13.40. These options vest based on a vesting schedule that is based on the performance of the Company's Common Share price relative to a designated Cannabis ETF.

Matthew Cohen

During 2021, Mr. Cohen was granted the following option grants:

  On September 25, 2021, Mr. Cohen was granted 2,500 options to purchase Common Shares at an exercise price of $138.00. All of these options vested on the grant's first anniversary date, September 25, 2022.
  On December 16, 2021, Mr. Cohen was granted 1,500 options to purchase Common Shares at an exercise price of $40.80. All of these options vested on August 30, 2022.
  On December 16, 2021, Mr. Cohen was granted 3,750 options to purchase Common Shares at an exercise price of $40.80. All of these options vested on November 30, 2022.

During 2022, Mr. Cohen was granted the following restricted Common Shares grants:

  On August 23, 2022, Mr. Cohen was granted 5,102 restricted Common Shares which vested on July 5, 2023.
  On October 5, 2022, Mr. Cohen was granted 6,343 restricted Common Shares which vest on July 5, 2024.
  On December 5, 2022, Mr. Cohen was granted 9,042 restricted Common Shares which vest on July 5, 2025.

On October 5, 2022, Mr. Cohen also was granted 9,183 options to purchase Common Shares at an exercise price of $13.40.

These options vest based on a vesting schedule that is based on the performance of the Company's Common Share price relative to a designated Cannabis ETF.

On January 26, 2022, Mr. Cohen was granted 2,500 options to purchase Common Shares at an exercise price of $29.60. These options vested on February 26, 2022.

Employee Benefits

For 2021 and 2022, the Named Executive Officers were eligible to participate in such employee benefit plans and programs to the same extent as the Company's other full-time employees, subject to the terms and eligibility requirements of those plans.

Hedging and Pledging Company Securities

Our Insider Trading Policy prohibits our directors, officers, employees, family members of such persons and entities controlled by such persons from engaging in hedging, short sales, or trading in publicly traded put or call options with respect to our securities. Additionally, such policy prohibits the same persons from purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities as collateral for a loan.

Compensation-Related Risk Assessment

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs is reasonably likely to have a material adverse effect on our Company. The Compensation Committee and management do not believe that the Company presently maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company's risk management or create incentives that could lead to excessive or inappropriate risk taking by employees. In reaching this conclusion, the Compensation Committee considered all components of our compensation program and assessed any associated risks. The Compensation Committee also considered the various strategies and measures employed by the Company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time-and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; and (ii) the oversight exercised by the Compensation Committee over the performance metrics and results under the Stock Option Plan and the 2022 Plan.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table summarizes the number of outstanding restricted shares and options in the Company held by our Named Executive Officers as of December 31, 2022.

Option Award						Share Award
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)(1)(2)
Luis Merchan	11/4/2020	33,333	-	$45.00	11/4/2025	-	-
	12/16/2021	6,250	-	$40.80	12/16/2026	-	-
	10/05/2022	-	18,367	$13.40	12/31/2029	-	-
	8/23/2022					5,102	23,265
	10/05/2022					16,417	74,866
	12/05/2022					23,404	106,723
James Choe	12/16/2021	3,750	-	$40.80	12/16/2026
	8/23/2022					5,102	23,265
	10/05/2022					9,701	44,239
Jessie Casner	12/16/2021	3,750	-	$40.80	12/16/2026
	10/05/2022	0	5,102	$13.40	12/31/2029
	8/23/2022					5,102	23,265
	10/05/2022					1,865	8,507
	12/05/2022					2,659	12,128
Matthew Cohen	9/25/2021	2,500	-	$138.00	9/25/2026
	12/16/2021	1,500		$40.80	12/16/2026
	12/16/2021	3,750		$40.80	12/16/2026
	1/26/2022	2,500		$29.60	1/26/2027
	10/05/2022		9,183	$13.40	12/31/2029
	8/23/2022					5,102	23,265
	10/05/2022					6,343	28,925
	12/05/2022					9,042	41,234

(1) The market value of unvested stock awards is based on the closing market price of our Common Shares on December 30, 2022 of $4.56.

(2) See "Narrative to the Summary Compensation Table-Equity-Based Compensation-Equity Awards to Named Executive Officers during 2021 and 2022." for details regarding the vesting schedules of certain NEO options and restricted Common Share awards.

Director Compensation

As a Named Executive Officer of the Company, information regarding the compensation for Mr. Merchan for his services as an executive officer in 2022 is set forth in the section titled "Summary Compensation Table" above. Mr. Merchan did not receive additional compensation for his service as a director.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our directors for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Shares Awards ($)(1)	Option Awards ($)	Total ($)
Luis Merchan(2)	-	-	-	-
Clifford Starke(3)	-	-	-	-
John Timothy Leslie	58,000	43,750	84,290	186,040
Dr. Beverley Richardson	63,000	52,500		115,500
Juan Carlos Gomez Roa	56,000	52,500	-	108,500
Dr. Annabelle Manalo-Morgan(4)	-	-	-	-
Marc Mastonardi	63,000	52,500	-	115,500
Edward Woo(5)	-	-	31,068	31,068
Brandon Konigsberg	34,000	35,000	84,290	153,290

(1) Represents restricted common shares awarded in March 2023 in consideration for services rendered in 2022.

(2) Mr. Merchan is a Named Executive Officer of the Company for 2022. The table does not include compensation paid to him in connection with his service as director. Mr. Merchan did not receive additional compensation for his service as director in 2022. As a Named Executive Officer of the Company, information regarding compensation for Mr. Merchan for his services as an executive officer in 2022 is set forth in the section titled "Summary Compensation Table" above.

(3) Mr. Starke is the Company's President and his compensation reflected above represents compensation for his services as President of the Company. He did not receive additional compensation for his services as director in 2022. Mr. Starke's appointment as President was effective December 23, 2022, and as a result, did not receive any compensation for 2022.

(4) During the fourth fiscal quarter of 2021, the Company entered into an agreement with Dr. Manalo-Morgan, a member of our board of directors, to serve in the additional capacity as Medical Advisor to the Company. In connection with this agreement, Dr. Manalo-Morgan is responsible for developing and identifying medical applications of cannabinoids for the Company for the treatment of various ailments and (ii) supporting the Company's public relations efforts and assisting the Company with its media engagements. For these services, the Company pays her $15,000 per month for so long as the agreement remains in place. As a result, Dr. Manalo-Morgan does not receive any compensation in consideration for her service as a director.

(5) Represents an option awarded in March 2023 in consideration for joining the Company's Board in 2022.

The table below sets forth the aggregate number of share options of each non-employee director outstanding as of December 31, 2022. The below does not include any grants of restricted Common Shares granted in 2023 in consideration for services rendered in fiscal year 2022.

Name	Share Options
John Timothy Leslie	5,000
Dr. Beverley Richardson	10,833
Juan Carlos Gomez Roa	10,833
Marc Mastonardi	25,000
Edward Woo	0
Dr. Annabelle Manalo-Morgan	10,000
Brandon Konigsberg	5,000

Director Compensation Narrative

During 2022, each independent board member received $10,000 per quarter for their services as board members . In addition, the chairperson of the Company's Audit Committee received $5,000 per quarter and the chairpersons of the Compensation and Nominating and Corporate Governance committees each received $3,750 per quarter. In addition, non-Chair committee members received $2,000 per quarter for each committee served upon.

Employment and Consulting Agreements, Arrangements or Plans

The following describes the respective employment or consulting agreements entered into by the Company and its Named Executive Officers.

Luis Merchan

Employment Agreement

Effective March 1, 2022, Mr. Merchan and our subsidiary, Flora Growth Management Corp. ("Flora Management"), entered into an employment agreement, pursuant to which Mr. Merchan served as the President of Flora Management and as the Company's CEO until his resignation on April 12, 2023.

Mr. Merchan's employment agreement provided for a base salary of $385,000, an annual discretionary bonus opportunity targeted at 100% of base salary and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of the Company. Mr. Merchan is also entitled to paid time off and holiday pay in accordance with Flora Management's policies.

Mr. Merchan's employment agreement provides that during the term of his employment and for a period of 12 months following the expiration, resignation or termination of his employment, Mr. Merchan agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Merchan may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Flora Management, us or any of our affiliates in a line of business that we, Flora Management, or any of our affiliates conducts or plans to conduct as of the date of Mr. Merchan's termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Merchan's termination, an employee with a senior management position at Flora Management, us or any of our affiliates.

Separation Agreement

On April 12, 2023, Luis Merchan tendered his resignation as both Chairman of the Board and as the Company's Chief Executive Officer, with such resignation becoming effective on such date (the "Merchan Separation Date"). In connection with Mr. Merchan's resignation, on the Merchan Separation Date, the Company entered into a Separation Agreement and Release with Mr. Merchan (the "Merchan Separation Agreement"), pursuant to which Mr. Merchan will be entitled to the following benefits:

  a cash severance payment in the amount of $385,000 (the "Cash Payment"), representing one years' base salary, paid in eight equal monthly instalments commencing May 1, 2023;
  a cash payment in the amount of $24,000 to cover health insurance premiums for a period of twelve months ("Health Insurance Payment"), payable on December 1, 2023; and
  1,600,000 newly privately issued Common Shares.

In the event the Company closes a debt financing in which it receives gross proceeds of $5 million or more (a "Debt Financing"), the Health Insurance Payment, if unpaid, and any remaining instalments of the Cash Payment shall be accelerated and payable within three business days of the closing of the Debt Financing.

The Merchan Separation Agreement additionally includes a customary general release of claims by Mr. Merchan in favor of the Company and certain related persons and parties.

Jessie Casner

Effective March 1, 2022, Ms. Casner and our subsidiary, Flora Management, entered into an employment agreement, pursuant to which Ms. Casner serves as the Company's Chief Marketing Officer.

Ms. Casner's employment agreement provides for an annual base salary of $200,000 (as may be increased by our Board), an annual discretionary bonus opportunity targeted at 50% of her base salary and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of the Company. Ms. Casner is also entitled to paid time off and holiday pay in accordance with Flora Management's policies. In addition, upon termination of Ms. Casner's employment agreement without "Cause" or resignation by Ms. Casner for "Good Reason," as those terms are defined in the employment agreement, Ms. Casner will, conditioned upon her execution of a separation and release agreement, be eligible to receive the following payments:

  an aggregate amount equal to one half (0.5X) her base salary at the rate in effect on her last day of engagement (the "Casner Severance Payment") which shall be paid in a lump sum on the third business day following the Release Effective Date (the "Payment Date");
  a $2,000 monthly cash payment to cover health insurance premiums for a period of up to twelve months; and
  a pro rata share of her discretionary annual bonus relating to the year in which her employment ceases.

In the event Ms. Casner is terminated without "Cause" or Ms. Casner resigns for "Good Reason" following a "Change in Control," as those terms are defined in her employment agreement (a "Casner Change in Control Termination"), Ms. Casner will be eligible to receive the payments set forth above, provided however that the Casner Severance Payment shall be increased to Ms. Casner's base salary, payable as set forth above.

In the event that Ms. Casner's employment terminates as a result of "Disability," as such term is defined in the employment agreement, or death, Ms. Casner or her estate, as applicable, conditioned upon her or its execution of a separation and release agreement, will be eligible to receive her pro rata share of her discretionary annual incentive bonus (at no less than target in the event of death). In addition, in the event of Ms. Casner's death, Ms. Casner's estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

Ms. Casner's employment agreement provides that during the term of her engagement and for a period of 12 months following the expiration, resignation or termination of her employment, Ms. Casner agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Ms. Casner may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Flora Management, us or any of our affiliates in a line of business that we, Flora Management, or any of our affiliates conducts or plans to conduct as of the date of Ms. Casner's termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Ms. Casner's termination, an employee with a senior management position at Flora Management, us or any of our affiliates

Separation Agreement

On June 25, 2023, Jessie Casner tendered her resignation as the Chief Marketing Officer of the Company, with such resignation becoming effective on June 30, 2023. Ms. Casner's resignation as Chief Marketing Officer was not due to any disagreement with the Company or the Board on any matter relating to the Company's operations, policies or practices. In connection with Ms. Casner's resignation, on June 25, 2023, the Company entered into a Separation Agreement and Release with Ms. Casner (the "Casner Separation Agreement"), pursuant to which (i) Ms. Casner agreed to a general release of claims by Ms. Casner in favor of the Company and certain related persons and parties and (ii) the Company agreed to accelerate the vesting of 5,102 restricted common shares previously granted to Ms. Casner. Pursuant to the terms of the Casner Separation Agreement, all other unvested restricted common shares and options to purchase common shares have been forfeited. Pursuant to the Casner Separation Agreement, the Company also agreed to waive the non-compete restrictions contained in Ms. Casner's employment agreement.

Matthew Cohen

Effective March 1, 2022, Mr. Cohen and our subsidiary, Flora Management, entered into an employment agreement, pursuant to which Mr. Cohen serves as the Company's General Counsel.

Mr. Cohen's employment agreement provides for an annual base salary of $250,000 (as may be increased by our Board), an annual discretionary bonus opportunity targeted at 50% of his base salary and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of the Company. Mr. Cohen is also entitled to paid time off and holiday pay in accordance with Flora Management's policies. In addition, upon termination of Mr. Cohen's employment agreement without "Cause" or resignation by Mr. Cohen for "Good Reason," as those terms are defined in the employment agreement, Mr. Cohen will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

  an aggregate amount equal to his base salary at the rate in effect on his last day of engagement (the "Cohen Severance Payment") which half of such Cohen Severance Payment shall be paid in a lump sum on the third business day following the Release Effective Date (the "Initial Payment Date") with the remaining half of the Cohen Severance Payment to be paid ratably over the 12 months following the Release Effective Date;
  a $2,000 monthly cash payment to cover health insurance premiums for a period of up to twelve months; and
  a pro rata share of her discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Cohen is terminated without "Cause" or Mr. Cohen resigns for "Good Reason" following a "Change in Control," as those terms are defined in her employment agreement, Mr. Cohen will be eligible to receive the payments set forth above, provided however that the Cohen Severance Payment shall be increased to 1.5x Mr. Cohen's base salary, payable as set forth above.

In the event that Mr. Cohen's employment terminates as a result of "Disability," as such term is defined in the employment agreement, or death, Mr. Cohen or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death). In addition, in the event of Mr. Cohen's death, Mr. Cohen's estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

Mr. Cohen's employment agreement provides that during the term of his engagement and for a period of 12 months following the expiration, resignation or termination of his employment, Mr. Cohen agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Cohen may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Flora Management, us or any of our affiliates in a line of business that we, Flora Management, or any of our affiliates conducts or plans to conduct as of the date of Mr. Cohen's termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Cohen's termination, an employee with a senior management position at Flora Management, us or any of our affiliates.

On July 19, 2023, Mr. Cohen tendered his resignation as General Counsel of the Company, with such resignation becoming effective on July 19, 2023. Mr. Cohen's resignation as General Counsel was due to personal reasons and not related to any disagreement with the Company or the Company's Board of Directors on any matter relating to the Company's operations, policies or practices. Mr. Cohen did not receive any separation benefits in connection with his resignation.

James Choe

Effective March 1, 2022, Mr. Choe and our subsidiary, Flora Management, entered into an employment agreement, pursuant to which Mr. Choe served as the Company's Chief Strategy Officer until his resignation on December 16, 2022.

Mr. Choe's employment agreement provided for a base salary of $290,000, an annual discretionary bonus opportunity targeted at 80% of base salary and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of the Company. Mr. Choe was also entitled to paid time off and holiday pay in accordance with Flora Management's policies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of Common Shares as of October 18, 2023 by:

  each person known by us to be the beneficial owner of more than 5% of outstanding Common Shares;
  each of our executive officers, directors and director nominees; and
  all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of October 18, 2023. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, warrants and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of October 18, 2023. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock is based on 8,216,095 Common Shares outstanding as of October 18, 2023.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all Common Shares beneficially owned by him.

Unless otherwise noted, the business address of each of these shareholders is c/o Flora Growth Corp. 3406 SW 26th Terrace, Suite C-1, Fort Lauderdale, Florida 33312.

Beneficial Owner	Number of Common Shares Beneficially Owned(1)		Percentage of Common Shares Beneficially Owned(1)
Executive Officers
Clifford Starke	485,890	(2)(3)	5.9%
Dany Vaiman	21,826	(3)	*
Non-Employee Directors and Director Nominees
Juan Carlos Gomez Roa	112,958	(4)	1.4%
Edward Woo	12,206	(3)	*
Kevin Taylor	14,550		*
Thomas Solomon	-		-
5% or greater shareholders
Highbridge Capital Management, LLC	717,813	(5)	8.4%
Armistice Capital, LLC	420,000	(6)	5.1%
All directors, executive officers and 5% or greater shareholders as a group	1,785,243	(1)(2)(3)(4)(5)(6)	21.7%

 * Less than 1%

(1) Percentages are based on 8,216,095 Common Shares issued and outstanding as of October 18, 2023. Information as to the number of Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, not being within the direct knowledge of the Company, has been furnished by the respective directors individually or obtained from the System for Electronic Disclosure by Insiders and may include Common Shares owned or controlled by spouses and/or children of such individuals and/or companies controlled by such individuals or their spouses and/or children.

(2) Includes (i) 146,144 shares held directly by Mr. Starke, (ii) 33,579 shares held by BTF Investments, Inc, (iii) 300,346 shares held by Hampstead and (iv) 5,820 shares held by YT Research, Inc. Mr. Clarke is the sole director and equity owner of BTF Investments, Inc., Hampstead and YT Research, Inc. and thus may be deemed the beneficial owner of such shares.

(3) Messrs. Starke, Vaiman and Woo have reported as a group pursuant to the Amendment No. 1 on Form 13D filed by Mr. Starke with the SEC on April 21, 2023. The number of shares disclosed in the above table only reflect the shares held or controlled directly by each director or officer and each such person specifically disclaims beneficial ownership of the securities that he does not directly own or control.

(4) Includes (i) 102,125 shares held directly by Mr. Gomez, (ii) 8,333 Common Shares underlying options that are exercisable until December 23, 2025, at an exercise price of $45.00 per share and (iii) 2,500 Common Shares underlying options that are exercisable until December 16, 2026, at an exercise price of $40.80 per share.

(5) Includes (i) 379,683 Common Shares beneficially owned, (ii) 337,500 Common Shares underlying warrants beneficially owned that are exercisable within 60 days of October 18, 2023 and excludes (iii) 684,500 Investor Warrants beneficially owned that are not exercisable within 60 days of October 18, 2023. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172.

(6)  Includes (i) 420,000 Common Shares beneficially owned, (ii) 337,500 Common Shares underlying warrants beneficially owned that are exercisable within 60 days of October 18, 2023 and excludes (iii) 684,500 Investor Warrants beneficially owned that are not exercisable within 60 days of October 18, 2023. The warrants beneficially owned by Masters Fund are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Masters Fund from exercising that portion of the warrants that would result in Masters Fund and its affiliates beneficially owning, after exercise, a number of Common Shares in excess of the beneficial ownership limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under the section titled "Executive Compensation," the following is a description of the material terms of those transactions with related parties to which we are a party and which we are required to disclose pursuant to the disclosure rules of the SEC and the Canadian Securities Administrators. Specifically, the following includes summaries of transactions or agreements, during our last three fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, affiliates of our directors, executive officers and holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under the sections titled "Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management."

Transactions with Major Shareholders

In connection with the Company's acquisition of FGH, on October 21, 2022, the Company entered into a voting support agreement (the "Voting Support Agreement") with Clifford Starke pursuant to which the Company agreed to increase the size of the Board of Directors and appoint two nominees specified in writing by Mr. Starke who are qualified pursuant to the OBCA and who consented in writing to act as directors of the Company (the "Starke Nominees"), subject to the terms and conditions of the Voting Support Agreement. Upon appointment, the Company agreed that the Starke Nominees would comprise not less than 2/9 of the total size of the Board of Directors, and the Company agreed to nominate the Starke Nominees for election as directors of the Flora Board of Directors at the Company's Annual Meeting (and that such Starke Nominees were to comprise not less than 2/7 of the total number of directors nominated by management of the Company for election to the Board of directors at Company's Annual Meeting) and the Company is to use commercially reasonable efforts (subject to fiduciary obligations) to ensure that the Starke Nominees are elected as directors. On December 23, 2022, Mr. Starke was appointed as President and a director of the Company, along with Edward Woo as the second Starke Nominee.

On December 16, 2020, the Company entered into amended consulting agreements with each of Forbes & Manhattan, Inc. ("F&M") and 2051580 Ontario Corp. ("2051580 Corp."), entities controlled by Mr. Bharti, our former Executive Chairman and Director. Pursuant to the terms of these agreements, each of F&M and 2051580 Corp. provided consulting services to the Company on an as needed basis and each received base compensation in the amount of CAD$12,500 per month. On December 29, 2021, we terminated both of these agreements and delivered a lump sum severance payment of 12 months' base compensation in January 2022, as required under the agreements.

On March 14, 2019, the Company entered into an agreement with 2227929 Ontario Corp., an entity controlled by Mr. Bharti, pursuant to which the Company utilized office space and shared services in exchange for consideration of CAD$15,000 per month. The term of this agreement expired by its terms on March 14, 2022.

Prior to its acquisition by the Company, Harmony Health One, a subsidiary of FGH, entered into an Intellectual Property License Agreement with Hampstead - a corporation controlled by the President of the Company and former CEO of FGH. Under the terms of this agreement, Harmony is to pay Hampstead a royalty in the amount of 3.5% of the gross revenues from the sale of Harmony products. No royalty amounts have been recorded by the Company for the years ended December 31, 2022 and December 31, 2021, as there were no sales for the period after the Company acquired FGH.

Transactions with Related Parties

Aside from executive compensation and Transactions with Major Shareholders, there are no other transactions with related parties.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Common Shares. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from or relating to the acquisition, ownership and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership and disposition of Common Shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares.

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the current provisions of the Canada-U.S. Tax Convention, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. Except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:

  An individual who is a citizen or resident of the United States;

  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Common Shares that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal, state or local tax consequences to non-U.S. Holders arising from or relating to the acquisition, ownership and disposition of Common Shares. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, state or local and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to the alternative minimum tax; (i) are subject to special tax accounting rules with respect to Common Shares; (j) are partnerships or other "pass-through" entities (and partners or other owners thereof); (k) are S corporations (and shareholders thereof); (l) are U.S. expatriates or former long-term residents of the United States subject to Sections 877 or 877A of the Code; (m) hold Common Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (n) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the Company's outstanding shares. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.

Passive Foreign Investment Company Rules

If the Company were to constitute a PFIC within the meaning of Section 1297 of the Code for any year during a U.S. Holder's holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Common Shares. The Company believes it was not a PFIC for its most recently completed tax year, but based on current business plans and financial expectations, it believes that it will likely be a PFIC for its current tax year and may be a PFIC in subsequent tax years. No opinion of legal counsel or ruling from the IRS concerning its status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company or any of its subsidiaries concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each of its subsidiaries.

In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of its gross income is passive income (the "PFIC income test") or (b) 50% or more of the value of its assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the "PFIC asset test"). "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, "passive income" does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain "related persons" (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company's direct or indirect equity interest in any company that is also a PFIC (a "Subsidiary PFIC"), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or makes a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to: (a) any gain recognized on the sale or other taxable disposition of Common Shares; and (b) any "excess distribution" received on the Common Shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder's holding period for the Common Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any "excess distribution" received on Common Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective Common Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations (the "Proposed Treasury Regulations"), providing that if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or other right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, the holding period for Common Shares received upon exercise of the Warrants will begin on the date a U.S. Holder acquired the Warrants. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to Common Shares received upon exercise of the Warrants. Accordingly, to the extent a U.S. Holder holds Common Shares received upon exercise of the Warrants and other Common Shares, such U.S. Holder will have to account for such Common Shares received upon exercise of the Warrants and other Common Shares under the PFIC rules and the applicable elections differently.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the Company's net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the Company's ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents the Company's "earnings and profits" that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. Holder's holding period for the Common Shares in which the Company is a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder's holding period for the Common Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a "purging" election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a "purging" election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under the Proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a U.S. Holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under the Proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, under the Proposed Treasury Regulations, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Common Shares received upon exercise of the Warrants (unless the Common Shares received upon exercise of the Warrants are acquired in the same tax year as the U.S. Holder acquired the other Common Shares) and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder's Common Shares received upon exercise of the Warrants. However, a U.S. Holder of Common Shares received upon exercise of the Warrants should be eligible to make a timely QEF Election if such U.S. Holder makes a "purging" or "deemed sale" election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares received upon exercise of the Warrants were sold for fair market value. As a result of the "purging" or "deemed sale" election, the U.S. Holder will have a new basis and holding period in the Common Shares acquired upon the exercise of the Warrants for purposes of the PFIC rules. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Common Shares received upon exercise of the Warrants.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event the Company is a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be "marketable stock" if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor in this matter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the Common Shares for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for other Common Shares held by such U.S. Holder will also apply to such U.S. Holder's Common Shares received upon exercise of the Warrants. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to other Common Shares, to the extent applicable, any Common Shares received upon exercise of the Warrants received will automatically be marked-to-market in the year of exercise. Because, under the Proposed Treasury Regulations, a U.S. Holder's holding period for Common Shares received upon exercise of the Warrants includes the period during which such U.S. Holder held the Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Common Shares received upon exercise of the Warrants after the beginning of such U.S. Holder's holding period for the Common Shares received upon exercise of the Warrants unless the Common Shares received upon exercise of the Warrants are acquired in the same tax year as the year in which the U.S. Holder acquired its other Common Shares. Consequently, the default rules under Section 1291 of the Code described above generally will apply to the mark-to-market gain realized in the tax year in which Common Shares received upon exercise of the Warrants are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder's adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under the Proposed Treasury Regulations, subject to certain exceptions, a U.S. Holder that had not made a timely QEF Election would recognize gain (but not loss) upon certain transfers of Common Shares received upon exercise of the Warrants that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares received upon exercise of the Warrants are transferred.

If finalized in their current form, the Proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the Proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the Proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not yet been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the Proposed Treasury Regulations.

Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

In addition, a U.S. Holder who acquires Common Shares from a decedent will not receive a "step up" in tax basis of such Common Shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion is subject, in its entirety, to the rules described above under the heading "Passive Foreign Investment Company Rules".

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the Company's current or accumulated "earnings and profits", as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or was a PFIC for the preceding tax year. To the extent that a distribution exceeds the Company's current and accumulated "earnings and profits", such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. (See "Sale or Other Taxable Disposition of Common Shares" below). However, the Company does not intend to maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares by corporate U.S. Holders generally will not be eligible for the "dividends received deduction". Subject to applicable limitations and provided the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the Common Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, in respect of Common Shares generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder's tax basis in Common Shares generally will be such U.S. Holder's U.S. dollar cost for such Common Shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the Common Shares will be treated as foreign-source income, and generally will be treated as "passive category income" or "general category income" for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Common Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of Canada-U.S. Tax Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the "Foreign Tax Credit Regulations") impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has recently released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder's particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of Common Shares will generally be subject to information reporting and backup withholding tax if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Common Shares and Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign, including Canada and Colombia, or other taxing jurisdiction.

Taxation in Canada

The following summary describes the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the "Tax Act"). For purposes of this summary, references to Common Shares refers to the common shares acquired pursuant to the exercise of Warrants ("Warrant Shares") unless otherwise indicated. Generally, the Common Shares and Warrants will be considered to be capital property to a holder (the "Holder") provided the Holder does not acquire or hold the securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a "financial institution" for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a "specified financial institution" as defined in the Tax Act; (iii), an interest in which would be a "tax shelter investment" as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act to report in a currency other than the Canadian currency; (v) that has or will enter into a "derivative forward agreement" or a "synthetic disposition arrangement" (each as defined in the Tax Act) with respect to the Common Shares or Unit Warrants; or (vi) that receives dividends on the Common Shares under or as part of a "dividend rental arrangement", as defined under the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in the Warrants.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and that is or becomes, or does not deal at arm's length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares and Warrants, controlled by a non-resident person or group of non-resident persons not dealing with each other at arm's length for purposes of the "foreign affiliate dumping" rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the possible application of these rules.

In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Common Shares.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA") made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Warrants, including dividends, must be determined in Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder or prospective holder of the Common Shares and Warrants, and no representations with respect to the income tax consequences to any holder or prospective holder are made. Consequently, holders and prospective holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the Units, having regard to their particular circumstances.

Allocation of Cost

Holders will be required to allocate on a reasonable basis in order to determine their respective costs for purposes of the Tax Act.

Exercise of Unit Warrants

No gain or loss will be realized by a Holder upon the exercise of a Warrant to acquire a Warrant Share. When a Warrant is exercised, the Holder's cost of the Warrant Share acquired thereby will be the aggregate of the Holder's adjusted cost base of such Warrant and the exercise price paid for the Warrant Share. The Holder's adjusted cost base of the Warrant Share so acquired will be determined by averaging such cost with the adjusted cost base (determined immediately before the acquisition of the Warrant Share) to the Holder of all Common Shares (if any) owned by the Holder as capital property immediately prior to such acquisition.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a "Resident Holder"). Certain Resident Holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have the Common Shares, and all other "Canadian securities" (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such election is not available in respect of the Unit Warrants. Resident Holders should consult their own tax advisors regarding the availability or advisability of this election.

Expiry of Unit Warrants

In the event of the expiry of an unexercised Unit Warrant, a Resident Holder generally will realize a capital loss equal to the Resident Holder's adjusted cost base of such Unit Warrant. The tax treatment of capital gains and capital losses is discussed in greater detail below under "Holders Resident in Canada - Taxation of Capital Gains and Capital Losses".

Dividends on the Common Shares

Dividends received or deemed to be received on the Common Shares by a Resident Holder who is an individual (other than certain trusts) will generally be included in the individual's income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as "eligible dividends" in accordance with the Tax Act. There may be limitations on the ability of the Company to designate dividends as "eligible dividends."

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received or deemed to be received by a Resident Holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors having regard to their own particular circumstances.

A Resident Holder that is a "private corporation" or a "subject corporation", each as defined in the Tax Act will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing its taxable income for the taxation year. Such additional tax may be refundable in certain circumstances.

Dispositions of Common Shares and Unit Warrants

Upon a disposition (or a deemed disposition) of a Common Share (other than a disposition to the Company) or a Warrant (other than a disposition arising on the exercise of a Warrant), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of the Common Share or Unit Warrant, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Common Share or Warrant to the Resident Holder.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year must be included in the Resident Holder's income for the year and one-half of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Aggregate Investment Income

A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay a refundable tax on its "aggregate investment income", which is defined in the Tax Act to include an amount in respect of taxable capital gains and dividends or deemed dividends that are not deductible in computing such corporation's income.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention (i) is neither resident nor deemed to be resident in Canada, and (ii) does not, and is not deemed to, use or hold the Common Shares or Warrants in a business carried on in Canada (a "Non-Resident Holder"). In addition, this portion of the summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an "authorized foreign bank" (as defined in the Tax Act) and such Non-Resident Holders should consult their own tax advisors.

Expiry of Unit Warrants

The tax consequences of the expiry of a Unit Warrant held by a Non-Resident Holder are generally that such Non-Resident Holder will realize a capital loss equal to the Non-Resident Holder's adjusted cost base of such Warrant. The tax treatment of capital losses is discussed in greater detail below under "Certain Tax Considerations - Taxation in Canada - Holders not Resident in Canada - Dispositions of Common Shares and Unit Warrants".

Dividends on the Common Shares

Any dividends paid or credited, or deemed to be paid or credited, on the Common Shares, as the case may be, to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which that Non-Resident Holder may be entitled under an applicable income tax treaty or convention. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to applicable benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. The rate of withholding tax is generally further reduced to 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of the Common Shares and Unit Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a Common Share or Warrant unless the Common Share or Warrant (as applicable) constitutes "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Common Shares or Warrants (as applicable) will not constitute "taxable Canadian property" of a Non-Resident Holder at any particular time provided that the Common Shares are then listed on a "designated stock exchange" for the purposes of the Tax Act (which currently includes Nasdaq), unless at any time during the 60-month period immediately preceding such time: (i) at least 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by or belonged to any combination of (x) the Non-Resident Holder, (y) persons with whom the Non-Resident Holder did not deal at arm's length (for the purposes of the Tax Act), and (z) partnerships in which the Non-Resident Holder or a person described in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, the Common Shares or Unit Warrants may also be deemed to be "taxable Canadian property" in certain circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Common Share or Warrant that is "taxable Canadian property" to that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the headings "Holders Resident in Canada - Dispositions of Common Shares and Unit Warrants" and "Taxation of Capital Gains and Capital Losses" will generally be applicable to such disposition. Non-Resident Holders for whom a Common Share or Unit Warrant is, or may be, "taxable Canadian property" should consult their own tax advisors.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our Company which is material to that person, or has a material, direct or indirect economic interest in our Company or that depends on the success of the Offering.

LEGAL MATTERS

The validity of the securities offered in this Offering through this Prospectus has been passed on by Miller Thomson LLP.

EXPERTS

The Company's consolidated financial statements have been audited by Davidson & Company LLP ("Davidson"), an independent registered public accounting firm, as set forth in their report thereon. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Davidson is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB on auditor independence. Davidson's headquarters are located at Suite 1200-609 Granville Street, Vancouver, BC V7Y 1G6 Canada.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of Ontario. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act relating to the securities offered under this Prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this Prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. This Prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov.

Information contained on or accessible through our website is not incorporated by reference in this Prospectus and does not constitute a part hereof.

Flora Growth Corp.

Unaudited Condensed Interim Consolidated Statements of Financial Position
(in thousands of United States dollars, except share amounts which are in thousands of shares)

As at:	June 30, 2023	December 31, 2022
ASSETS
Current
Cash	$1,782	$8,935
Restricted cash	25	-
Trade and amounts receivable, net of $1,346 allowance ($1,385 at December 31, 2022)	4,854	5,259
Loans receivable and advances	-	271
Prepaid expenses and other current assets	1,765	805
Indemnification receivables	3,374	3,429
Inventory	8,684	8,747
Current assets held for sale	1,778	3,709
Total current assets	22,262	31,155
Non-current
Property, plant and equipment	951	1,218
Operating lease right of use assets	1,086	2,118
Intangible assets	5,717	17,739
Goodwill	-	23,372
Investments	200	730
Other assets	263	263
Noncurrent assets held for sale	-	4,392
Total assets	$30,479	$80,987

LIABILITIES
Current
Trade payables	$6,617	$7,831
Contingencies	5,188	5,044
Current portion of debt	1,200	1,086
Current portion of operating lease liability	1,124	1,116
Other accrued liabilities	2,523	1,760
Current liabilities held for sale	1,175	610
Total current liabilities	17,827	17,447
Non-current
Non-current operating lease liability	1,053	1,561
Deferred tax	523	1,712
Contingent purchase considerations	848	3,547
Noncurrent liabilities held for sale	-	308
Total liabilities	20,251	24,575
SHAREHOLDERS' EQUITY
Share capital, no par value, unlimited authorized, 6,859 issued and outstanding (6,776 at December 31, 2022)	-	-
Additional paid-in capital	150,726	150,420
Accumulated other comprehensive loss	(1,526)	(2,732)
Deficit	(138,266)	(90,865)
Total Flora Growth Corp. shareholders' equity	10,934	56,823
Non-controlling interest in subsidiaries	(706)	(411)
Total shareholders' equity	10,228	56,412
Total liabilities and shareholders' equity	$30,479	$80,987

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements. Commitments and contingencies - see Note 16. Going concern - see Note 2.

F-1

Flora Growth Corp.
Unaudited Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(in thousands of United States dollars, except per share amounts which are in thousands of shares)
	For the three months ended June 30, 2023	For the three months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Revenue	$21,460	$8,943	$40,779	$13,144
Cost of sales	17,500	5,624	31,473	7,597
Gross profit	3,960	3,319	9,306	5,547
Operating expenses
Consulting and management fees	3,662	2,116	7,333	3,976
Professional fees	668	727	665	1,705
General and administrative	685	1,088	1,036	1,660
Promotion and communication	1,263	2,039	2,571	4,414
Travel expenses	124	291	256	492
Share based compensation	338	1,263	992	2,789
Research and development	13	111	29	233
Operating lease expense	308	136	624	327
Depreciation and amortization	874	706	1,738	1,050
Bad debt expense	18	254	47	255
Asset impairment	34,941	15,652	34,941	15,652
Other expenses (income), net	1,127	456	1,505	810
Total operating expenses	44,021	24,839	51,737	33,363
Operating loss	(40,061)	(21,520)	(42,431)	(27,816)
Interest expense (income)	28	(12)	51	(42)
Foreign exchange (gain) loss	(164)	211	(176)	200
Unrealized (gain) loss from changes in fair value	(1,815)	1,333	(932)	1,333
Net loss before income taxes and discontinued operations	(38,110)	(23,052)	(41,374)	(29,307)
Income tax recovery	(1,119)	-	(1,196)	-
Net loss from continuing operations	(36,991)	(23,052)	(40,178)	(29,307)
Loss from discontinued operations, net of taxes	(7,565)	(1,620)	(8,283)	(2,995)
Net loss for the period	$(44,556)	$(24,672)	$(48,461)	$(32,302)
Other comprehensive gain (loss)
Exchange differences on foreign operations, net of income taxes of $nil ($nil in 2022)	$849	$10	$1,206	$(567)
Total comprehensive loss for the period	$(43,707)	$(24,662)	$(47,255)	$(32,869)

Net loss attributable to:
Flora Growth Corp. continuing operations	$(36,991)	$(23,052)	$(40,178)	$(29,307)
Flora Growth Corp. discontinued operations	(7,299)	(1,579)	(7,988)	(2,890)
Non-controlling interests in subsidiaries	(266)	(41)	(295)	(105)
Comprehensive loss attributable to:
Flora Growth Corp.	$(43,441)	$(24,621)	$(46,960)	$(32,764)
Non-controlling interests in subsidiaries	(266)	(41)	(295)	(105)
Basic and diluted loss per share from continuing operations	$(5.50)	$(6.01)	$(6.01)	$(8.01)
Basic and diluted loss per share from discontinued operations	$(1.09)	$(0.41)	$(1.20)	$(0.79)
Basic and diluted loss per share attributable to Flora Growth Corp.	$(6.58)	$(6.42)	$(7.21)	$(8.80)
Weighted average number of common shares outstanding - basic and diluted	6,726	3,836	6,684	3,659

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-2

Flora Growth Corp.

Unaudited Condensed Interim Consolidated Statement of Shareholders' Equity (Deficiency)
(in thousands of United States dollars, except for share amounts which are in thousands of shares)

	Common shares		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Non- controlling interests in subsidiaries (deficiency)	Shareholders' equity (deficiency)
	#
Balance, December 31, 2021	3,276	$-	$116,810	$(1,108)	$(38,536)	$(225)	$76,941

Common shares issued for business combinations	475	-	14,697	-	-	-	14,697
Common shares issued for other agreements	5	-	272	-	-	-	272
Acquisition of noncontrolling interest	6	-	283	-	(365)	28	(54)
Options issued	-	-	1,443	-	-	-	1,443
Options exercised	17	-	50	-	-	-	50
Warrants exercised	3	-	28	-	-	-	28
Share issuance costs	-	-	(79)	-	-	-	(79)
Other comprehensive loss - exchange differences on foreign operations (net of income taxes of $nil)	-	-	-	(577)	-	-	(577)
Net loss	-	-	-	-	(7,566)	(64)	(7,630)
Balance, March 31, 2022	3,782	-	133,504	(1,685)	(46,467)	(261)	85,091

Share repurchase	-	-	(250)	-	-	-	(250)
Equity issued for other agreements	35	-	1,281	-	-	-	1,281
Options issued	-	-	1,263	-	-	-	1,263
Options exercised	9	-	27	-	-	-	27
Warrants exercised	21	-	63	-	-	-	63
Warrants expired/cancelled	-	-	-	-	-	-	-
Share issuance costs	-	-	4	-	-	-	4
Other comprehensive loss - exchange differences on foreign operations (net of income taxes of $nil)	-	-	-	10	-	-	10
Net loss	-		-	-	(24,631)	(41)	(24,672)
Balance, June 30, 2022	3,847	$-	$135,892	$(1,675)	$(71,098)	$(302)	$62,817

Balance, December 31, 2022	6,776	$-	$150,420	$(2,732)	$(90,865)	$(411)	$56,412

Equity issued for other agreements	16	-	95	-	-	-	95
Options issued	-	-	119	-	-	-	119
Options cancelled	-	-	(765)	-	765	-	-
Restricted units granted	52	-	534	-	-	-	534
Other comprehensive loss - exchange differences on foreign operations (net of income taxes of $nil)	-	-	-	357	-	-	357
Net loss	-	-	-	-	(3,876)	(29)	(3,905)
Balance, March 31, 2023	6,844	$-	$150,403	$(2,375)	$(93,976)	$(440)	$53,612

Equity issued for other agreements	110	-	447	-	-	-	447
Options issued	-	-	92	-	-	-	92
Options expired/cancelled	-	-	(258)	-	-	-	(258)
Restricted stock granted	60	-	838	-	-	-	838
Restricted stock cancelled	(155)	-	(779)	-	-	-	(779)
Share issuance costs	-	-	(17)	-	-	-	(17)
Other comprehensive loss - exchange differences on foreign operations (net of income taxes of $nil)	-	-	-	849	-	-	849
Net loss	-	-	-	-	(44,290)	(266)	(44,556)
Balance, June 30, 2023	6,859	$-	$150,726	$(1,526)	$(138,266)	$(706)	$10,228

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-3

Flora Growth Corp.

Unaudited Condensed Interim Consolidated Statement of Cash Flows
(in thousands of United States dollars)

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Cash flows from operating activities:
Net loss	$(48,461)	$(32,302)
Adjustments to net loss:
Depreciation and amortization	1,886	1,346
Share based compensation	992	2,978
Asset impairment	39,645	15,652
Changes in fair value of investments and liabilities	(932)	1,333
Bad debt expense	612	405
Interest expense (income)	54	(14)
Interest paid	(54)	(69)
Income tax recovery	(1,185)	-
	(7,443)	(10,671)
Net change in non-cash working capital:
Trade and other receivables	1,152	802
Inventory	932	(745)
Prepaid expenses and other assets	(936)	(33)
Trade payables and accrued liabilities	(1,488)	(341)
Net cash used in operating activities	(7,783)	(10,988)

Cash flows from financing activities:
Equity issue costs	(17)	(75)
Exercise of warrants and options	-	168
Common shares repurchased	-	(250)
Loan borrowings	206	212
Loan repayments	(77)	(82)
Net cash provided (used) by financing activities	112	(27)

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(195)	(723)
Business and asset acquisitions, net of cash acquired	-	(15,457)
Net cash used in investing activities	(195)	(16,180)

Effect of exchange rate on changes on cash	584	(152)

Change in cash during the period	(7,282)	(27,347)
Cash and restricted cash at beginning of period	9,537	37,616
Cash included in assets held for sale	(448)	(381)
Cash and restricted cash at end of period	$1,807	$9,888
Supplemental disclosure of non-cash investing and financing activities
Common shares issued for business combinations	$-	$14,917
Assets acquired for contingent consideration	303	-
Common shares issued for other agreements	95	1,281
Operating lease additions to right of use assets	97	2,053

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

F-4

1. NATURE OF OPERATIONS

Flora Growth Corp. (the "Company" or "Flora") was incorporated under the laws of the Province of Ontario, Canada on March 13, 2019. The Company is manufacturer, distributor and an all-outdoor cultivator of global cannabis and pharmaceutical products and brands, building a connected, design-led collective of plant-based wellness and lifestyle brands. The Company's registered office is located at 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1, Canada and our principal place of business in the United States is located at 3406 SW 26th Terrace, Suite C-1, Fort Lauderdale, Florida 3312.

Presentation of comparative financial statements
On June 9, 2023, the Company consolidated its issued and outstanding common shares based on one new common share of the Company for every twenty existing common shares of the Company. All common shares and per share amounts have been restated to give retroactive effect to the share consolidation. See discussion in Note 13.

2. BASIS OF PRESENTATION

These unaudited condensed interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report filed on Form 10-K for the year ended December 31, 2022. These unaudited condensed interim consolidated financial statements reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

These unaudited condensed interim consolidated financial statements apply the same accounting policies as those used in the financial statements included in the Company's Annual Report filed on Form 10-K for the year ended December 31, 2022.

These interim condensed consolidated financial statements have been prepared on a going concern basis, meaning that the Company will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

Prior to January 1, 2023, Flora was a foreign private issuer reporting its financial statements under International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standard Boards. These consolidated financial statements, for all periods, are presented in accordance with U.S. GAAP.

Going concern

The accompanying unaudited condensed interim consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue one year after the date these unaudited condensed interim consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company had cash of $1.8 million at June 30, 2023, net loss of $48.5 million for the six months ended June 30, 2023, and an accumulated deficit of $138.3 million at June 30, 2023. Current economic and market conditions have put pressure on the Company's growth plans. The Company's ability to continue as a going concern is dependent on its ability to obtain additional capital. The Company believes that its current level of cash is not sufficient to continue investing in growth, while at the same time meeting its obligations as they become due. These conditions raise substantial doubt regarding the Company's ability to continue as a going concern for a period of at least one year from the date of issuance of these interim condensed consolidated financial statements. To alleviate these conditions, management is currently evaluating various cost reductions and other alternatives and may seek to raise additional funds through the issuance of equity, debt securities, through arrangements with strategic partners, through obtaining credit from financial institutions or otherwise. The actual amount that the Company may be able to raise under these alternatives will depend on market conditions and other factors. As it seeks additional sources of financing, there can be no assurance that such financing would be available to the Company on favorable terms or at all. The Company's ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including but not limited to market and economic conditions, the Company's performance and investor sentiment with respect to it and its industry. The unaudited condensed interim consolidated financial statements do not include any adjustments for the recovery and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
F-5

Basis of consolidation

These unaudited condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and can affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition up to the date of disposition or loss of control. The Company's subsidiaries and respective ownership percentage have not changed from the year ended December 31, 2022. On July 5, 2023, the Company sold its shares in its Colombian related subsidiaries. The results of these subsidiaries are included in discontinued operations in the accompanying unaudited condensed interim consolidated financial statements. See discussion in Note 3.

3. ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

On July 5, 2023, the Company entered into a Share Purchase Agreement with Lisan Farma Colombia LLC ("Lisan"), a Delaware limited liability company, to sell all its shares in its Colombian related subsidiaries and its Colombian assets for a purchase price of CAD $0.8 million (USD $0.6 million). The sale relates to all of Flora's operations in Colombia, including its interest in (i) its 361-acre Cosechemos farm located in Giron, Colombia and its related processing facilities and inventory and (ii) all other assets relating to Flora Lab 2, Flora Lab 4 and Flora's Colombian food and beverage and consumer products business. The Company has received proceeds of CAD $0.5 million subsequent to period-end and expects to receive the remaining proceeds upon closing of the transaction. See discussion in Note 20.

The sale enables the Company to concentrate on its core business divisions, which are lifestyle brands in the United States and international pharmaceutical distribution. The sale was part of several strategic changes to cut costs and streamline operations.

The Company has presented the associated assets and liabilities of the Colombian subsidiaries as held for sale. The major classes of assets and liabilities classified as held for sale as of June 30, 2023 and December 31, 2022 were as follows:

	June 30, 2023	December 31, 2022
Assets held for sale
Cash	$448	$602
Trade and amounts receivable	633	1,592
Prepaid expenses and other current assets	115	174
Inventory	582	1,341
Total current assets held for sale	1,778	3,709
Property, plant and equipment	-	3,592
Operating lease right of use assets	-	419
Intangible assets	-	358
Other assets	-	23
Total noncurrent assets held for sale	-	4,392
Total assets held for sale	$1,778	$8,101
Liabilities held for sale
Current portion of long-term debt	$38	$-
Current portion of operating lease liability	370	72
Other accrued liabilities	767	538
Total current liabilities held for sale	1,175	610
Non-current operating lease liability	-	308
Total liabilities held for sale	$1,175	$918
F-6

The following table summarizes the major classes of line items included in loss from discontinued operations, net of tax, for the three and six months ended June 30, 2023 and 2022:

	For the three months ended June 30, 2023	For the three months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Revenue	$662	$1,028	$1,450	$1,773
Cost of sales	466	471	1,123	774
Gross profit from discontinued operations	196	557	327	999
Consulting and management fees	307	683	676	1,267
Professional fees	46	120	82	391
General and administrative	105	419	282	769
Promotion and communication	8	131	14	305
Operating lease expense	43	106	93	122
Depreciation and amortization	70	186	148	296
Bad debt expense	565	150	565	150
Asset impairment	4,704	-	4,704	-
Other (income) expense	2	363	124	666
Operating loss from discontinued operations	(5,654)	(1,601)	(6,361)	(2,967)
Interest (income) expense	2	19	2	28
Net loss before income taxes	(5,656)	(1,620)	(6,363)	(2,995)
Loss on disposal of discontinued operations	1,909	-	1,909	-
Income tax expense	-	-	11	-
Loss from discontinued operations	$(7,565)	$(1,620)	$(8,283)	$(2,995)

The following table summarizes the significant operating and investing items related to the Colombian subsidiaries for the six months ended June 30, 2023 and 2022

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Operating activities of discontinued operations
Depreciation and amortization	$148	$296
Bad debt expense	565	150
Asset impairment	4,704	-
Investing activities of discontinued operations
Purchases of property, plant and equipment	$92	$579

The subsidiaries sold included Cosechemos Ya S.A.S, which was part of the commercial and wholesale segment; Flora Lab S.A.S, Flora Med S.A.S. and Labcofarm Laboratories S.A.S, which were part of the pharmaceuticals segment; Flora Growth Corp Colombia S.A.S., and Kasa Wholefoods Company, S.A.S. and Flora Beauty LLC Sucursal Colombia which were part of the house of brands segment.

The Company applies significant judgement in determining whether a disposal meets the criteria to present as held for sale at the reporting date, and whether the disposal represents a strategic shift that has (or will have) a major effect on its operations and financial results in order to be classified as a discontinued operation. The criteria evaluated are both quantitative and qualitative in nature, to evaluate the significance of the disposal relative to the operations of the Company as a whole. The Company has determined this disposition represents a strategic shift in operations that will have a major effect on the Company's operations and financial results, and accordingly, has been presented as discontinued operations.

During the three and six months ended June 30, 2023, the Company recorded a loss on disposal of $1.9 million as the carrying value of the assets being sold exceeded the expected sale price.

4. TRADE AND AMOUNTS RECEIVABLE

F-7

The Company's trade and amounts receivable are recorded at amortized cost. The trade and other receivables balance as at June 30, 2023 and December 31, 2022 consists of trade accounts receivable, amounts recoverable from the Government of Canada for Harmonized Sales Taxes ("HST"), as well as Value Added Tax ("VAT") from various jurisdictions, and other receivables.

	June 30, 2023	December 31, 2022
Trade accounts receivable	$3,894	$4,288
Allowance for expected credit losses	(1,346)	(1,385)
HST/VAT receivable	2,126	2,294
Other receivables	180	62
Total	$4,854	$5,259

Changes in the trade accounts receivable allowance in the three and six months ended June 30, 2023 relate to establishing an allowance for expected credit losses and reclassification of assets held for sale. There was $0.1 million in write-offs of trade receivables during the three and six months ended June 30, 2023. The Company has no amounts written-off that are still subject to collection enforcement activity as at June 30, 2023. The Company's aging of trade accounts receivable is as follows:

June 30, 2023
Current	$672
1-30 Days	924
31-60 Days	432
61-90 Days	197
91-180 Days	570
180+ Days	1,099
Total trade receivables	$3,894

5. INVENTORY

Inventory is comprised of the following:

	June 30, 2023	December 31, 2022
Raw materials and supplies	$1,669	$2,363
Finished goods	7,015	6,384
Total	$8,684	$8,747

6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30, 2023	December 31, 2022
Land	$296	$291
Buildings	-	-
Machinery and office equipment	759	1,098
Vehicles	81	37
Total	1,136	1,426
Less: accumulated depreciation	(185)	(208)
Property, plant and equipment, net	$951	$1,218

Depreciation expense for the three and six months ended June 30, 2023 was less than $0.1 million and $0.1 million, respectively, (June 30, 2022 - $0.1 million and $0.1 million, respectively) and was recorded in depreciation and amortization in the unaudited condensed interim consolidated statements of operations and comprehensive loss. An impairment of $0.2 million was recorded against Property, Plant and Equipment during the three and six months ended June 30, 2023. See Note 10.

7.  INVESTMENTS

F-8

As at June 30, 2023, the Company's investments consisted of common shares and warrants in an early-stage European cannabis company. The Company owned approximately 9.6% of the investee, or approximately 9% on a diluted basis including exercisable warrants of other investors.

The Company did not exercise the warrants and they expired on February 1, 2023. The Company recorded the remaining value of the warrants as a loss on changes in fair value of the investment during the six months ended June 30, 2023.

Due to the Company's declining share price, the declining share price of comparable public companies and challenging economic factors, the Company determined that impairment indicators were present at June 30, 2023. The initial investment multiples were compared to the guideline public company multiples observed as at June 30, 2023 (0.4 price to book value and 0.5 price to tangible value), with these updated valuation multiples applied to the investee's estimated book value. The Company also considered the status of the investee's milestones since the purchase date, as well as recent transactions in the European cannabis market for indicators of change in value. The Company determined there has been a rapid decline in value of certain European cannabis assets, and, thus, recorded an impairment of the investment totaling $0.5 million during the period ending June 30, 2023. The impairment valuation model for the common shares uses Level 3 inputs of the fair value hierarchy.

A schedule of the Company's investments activity is as follows:

	Investee common shares	Warrants CAD 0.30 exercise price	Warrants CAD 1.00 exercise price	Total
Financial asset hierarchy level	Level 3	Level 3	Level 3
Balance at December 31, 2022	$730	$34	$-	$764
Loss on changes in fair value	(530)	(34)	-	(564)
Balance at June 30, 2023	$200	$-	$-	$200

The loss on changes in fair value appears in the unrealized (gain) loss on changes in fair value caption in the unaudited condensed interim consolidated statements of loss and comprehensive loss.

The value of the investee common shares appears in the investment line on the unaudited condensed interim consolidated statement of financial position.

8.  ASSET ACQUISITIONS AND BUSINESS COMBINATIONS

Original Hemp asset acquisition

On March 1, 2023, the Company completed its acquisition of all the assets operating under the brand "Original Hemp". The Company analyzed the acquisition under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, determining Original Hemp did not meet the definition of a business as it did not have inputs, processes, and outputs in place that constituted a business under Topic 805. As a result, the transaction has been accounted for as an asset acquisition whereby all of the assets acquired and liabilities assumed are assigned a carrying amount based on relative fair values. Total purchase consideration was $0.3 million.

As consideration for the purchased assets of Original Hemp, the Company will pay an amount equal to 50% of the net profits received in connection with the sale of Original Hemp products until such a time that the Company will have paid a total of $0.2 million. Once the Company has paid $0.2 million, the Company will pay an amount equal to 10% of the net profits received in connection with the sale of Original Hemp products until such a time that the Company will have paid an additional amount of $0.4 million. As these entire amounts are considered contingent consideration, it was valued using discounted cash flow models utilizing two different rates, high and low. The significant inputs to the valuation include the estimated seven-year time period to accumulate the $0.6 million maximum payment and discount rates of 31.5%, high, and 17.0%, low, to estimate the present value of the future cash outflows. The resulting acquisition date fair value of $0.3 million contingent purchase consideration is classified within the contingent purchase considerations line on the statement of financial position. At June 30, 2023, the remaining balance outstanding was $0.3 million.

The purchase is accounted for as an asset acquisition with amounts allocated as at the acquisition date to each major class of assets as follows:

F-9

Inventory	$109
Intangible asset	194
Total net assets acquired	$303

Franchise Global Health Inc. ("FGH") business combination

On December 23, 2022, the Company completed its acquisition of all the issued and outstanding common shares (the "Franchise Common Shares") of FGH., a corporation existing under the laws of the Province of British Columbia, by way of a statutory plan of arrangement (the "Arrangement") under the Business Corporations Act (British Columbia). FGH, through its wholly owned subsidiaries, is a multi-national operator in the medical cannabis and pharmaceutical industry with principal operations in Germany. The Company acquired FGH to expand its product offerings, accelerate its revenue growth, expand its customer and distribution capabilities in Germany and to improve synergies and cost savings.

The purchase consideration was comprised of 2,176,297 of Flora's common shares (the "Flora Shares"), valued at $9.8 million, inclusive of a 7.5% fair value discount for the required ninety (90) day restrictive legend on the Flora Shares delivered to the former shareholders of FGH.

The purchase is accounted for as a business combination with amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

Current assets
Cash	$730
Trade receivables	2,271
Inventory	2,019
Indemnity receivables	3,415
Prepaid assets	139

Non-current assets
Property, plant, and equipment	452
Right of use assets	115
Intangible asset	6,102
Goodwill	3,716
Total assets	$18,959

Current liabilities
Trade payables and accrued liabilities	$(6,245)
Current lease liabilities	(98)
Current portion of debt	(1,062)

Long term lease liability	(21)
Deferred tax	(1,717)
Total liabilities	$(9,143)
Total net assets acquired	$9,816

The amounts shown are provisional. The Company has a measurement period of one year following the acquisition date on December 23, 2022 to adjust the provisional amounts recognized for any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of additional assets or liabilities, or affected the measurement of the amounts recognized as of that date.

As part of the acquisition terms, Clifford Starke, the Company's current Chief Executive Officer and a Director and the former Chief Executive Officer of FGH, together with certain affiliated entities under his control, entered into an agreement pursuant to which they agreed to indemnify the Company for certain potential liabilities of FGH and its subsidiaries, up to a maximum of $5.0 million. A total of $3.4 million of liabilities were recognized in the trade payables and accrued liabilities of FGH on the date of acquisition that were subject to this indemnification obligation. The Company believes it will be fully indemnified by the current CEO of Flora, and, as such, has recorded $3.4 million of indemnification receivables. The indemnified losses include:

1. any losses that are related to the ownership or the operation of FGH and its Canadian subsidiaries, in each case prior to the closing of the Arrangement, that are unknown to the Company and that: (i) have not been disclosed or accounted for in FGH filings; or (ii) have not been disclosed in the FGH Disclosure Letter, in each case as at the date of the Arrangement Agreement;

F-10

2. any losses that may arise from amounts owed or that may become owed to certain persons or in respect of certain matters identified in the indemnity agreement, as amended; and

3. any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of FGH or any other entity identified in the indemnity agreement of any of the foregoing in connection with the indemnity agreement or the Arrangement Agreement

The intangible assets of $6.1 million were comprised of the following categories and estimated useful lives: supplier relationships of $2.4 million for five years, customer relationships of $2.3 million for five years, and licenses of $1.4 million for five years. The Company does not expect the goodwill and intangible asset values to be deductible for Canadian income tax purposes. The goodwill is assigned to the commercial and wholesale segment.

Just Brands LLC and High Roller Private Label LLC (collectively "JustCBD") business combination

On February 24, 2022, Flora Growth U.S. Holdings Corp., a wholly owned subsidiary of the Company, completed the acquisition of 100% of the outstanding equity interests in each of (i) Just Brands LLC and (ii) High Roller Private Label LLC for total purchase consideration of $37.0 million. JustCBD is a manufacturer and distributor of consumable cannabinoid products, including gummies, tinctures, vape cartridges, and creams. JustCBD is based in Florida in the United States and was formed in 2017. The Company acquired JustCBD to expand its product offerings, accelerate its revenue growth, expand its customer and distribution capabilities in the United States and for the acquisition of human capital through JustCBD's management team.

The purchase consideration was comprised of (i) $16.0 million of cash, less $0.2 million returned to the Company in August 2022 due to final calculated closing working capital falling short of the target working capital, (ii) 475,000 common shares of the Company valued at $14.7 million, inclusive of a 15% fair value discount for the required six-month holding period of the shares, and (iii) $4.0 million of contingent purchase consideration. The contingent purchase consideration is based on a clause in the purchase agreement that provides that if at any time during the 24 months following the acquisition date, the five-day volume weighted average price ("VWAP") per share of the Company's common shares as quoted on the Nasdaq Capital Market fails to equal or exceed $100.00, then the Company shall issue a number of additional common shares to the sellers equal to the difference between (x) a fraction, the numerator of which is $47.5 million and the denominator of which is the highest five day VWAP at any point during the 24 months following the closing and (y) the 475,000 common shares delivered to the sellers at the closing. In no event shall the Company be required to issue more than 182,500 common shares unless, if required by applicable law, it shall have obtained the consent of the Company's shareholders to do so. In the event the Company is required to deliver in excess of 182,500 shares to the sellers ("Excess Shares") and the Company shall not have obtained shareholder consent, if required, the Company may deliver cash to the sellers in lieu of such Excess Shares determined by a formula set forth in the purchase agreement. The contingent purchase consideration was classified as a financial liability within the contingent purchase considerations line on the statement of financial position as the Company may be required to settle any amounts due in cash instead of common shares if the Company's common shareholders do not provide requisite shareholder approval to issue additional common shares. It is now included in the other accrued liabilities line on the statement of financial position as the settlement date is within the next 12 months.

The fair value of the contingent purchase consideration at February 24, 2022 was determined using a Monte Carlo simulation incorporating Brownian motion with 100,000 trials through a binomial model. The significant inputs to the valuation included the two-year time period, the Company's closing share price at February 24, 2022 ($36.40), estimated Company common share volatility (100%), and risk-free rate of 1.5% to discount the ending result to present value.

The fair value of the contingent purchase consideration at June 30, 2023 was determined using a Monte Carlo simulation incorporating Brownian motion with 100,000 trials through a binomial model. The significant inputs to the valuation include the remaining time period, the Company's closing share price at June 30, 2023 ($2.38), estimated Company common share volatility (110%), and risk-free rate of 5.5% to discount the ending result to present value. The Company determined that the balance of this contingent consideration at June 30, 2023 was $1.5 million, with the $1.1 million decrease in the balance from December 31, 2022 recorded in the unrealized (gain) loss from changes in fair value caption in the unaudited condensed interim consolidated statements of loss and comprehensive loss.

The purchase is accounted for as a business combination with amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

F-11

Current assets
Cash	$535
Trade receivables	975
Inventory	5,534
Other current assets	540

Non-current assets
Property, plant, and equipment	536
Right of use assets	772
Other non-current assets	127
Intangible asset	4,533
Goodwill	24,898
Total assets	$38,450

Current liabilities
Trade payables and accrued liabilities	$(2,273)
Current lease liabilities	(644)
Provision for sales tax	(982)
Deferred tax	(24)
Other current liabilities	(99)
Total liabilities	$(4,022)
Total net assets acquired	$34,428

The fair value of the trade receivables reflects a $0.3 million discount to the gross contractual amounts as allowance for potentially uncollectible amounts. The acquired provision for sales tax is discussed at Note 16 below.

The intangible assets of $4.5 million are comprised of the following categories and estimated useful lives: tradenames of $3.1 million for eight to nine years, customer relationships of $1.2 million for five to seven years, and know-how of $0.2 million for three years. The Company expects the goodwill and intangible asset values to be deductible for Unites States income tax purposes. The goodwill is assigned to the house of brands segment.

No Cap Hemp Co. business combination

On July 20, 2022, Just Brands LLC., a wholly owned subsidiary of the Company, acquired certain assets, assumed certain liabilities, retained certain employees and processes (together the "purchased assets") of No Cap Hemp Co. ("No Cap") for total purchase consideration of $0.9 million. No Cap is a manufacturer and distributor of high quality and affordable CBD products. No Cap is based in Florida in the United States and was formed in 2017. Just Brands LLC acquired No Cap to expand its product offerings and accelerate its revenue growth.

As consideration for the purchased assets of No Cap, Just Brands LLC will pay an amount equal to 10% of the sales of No Cap until such a time that Just Brands LLC will have paid a total of $2.0 million. Also on July 20, 2022, Just Brands LLC advanced $0.2 million to the former owners of No Cap. This $0.2 million will be settled prior to and in the same manner as the consideration for the purchased assets. As these entire amounts are considered contingent consideration, it was valued using discounted cash flow models utilizing two different rates, high and low. The significant inputs to the original valuation included the estimated nine-year time period to accumulate the $2.0 million maximum payment and discount rates of 23.5%, high, and 14.3%, low, to estimate the present value of the future cash outflows. The resulting acquisition date fair value of $0.9 million contingent purchase consideration is classified within the contingent purchase considerations line on the statement of financial position.

The Company determined that the balance of this contingent consideration at June 30, 2023 was $0.5 million, with the $0.4 million decrease in the balance from December 31, 2022 recorded in the unrealized (gain) loss from changes in fair value caption in the unaudited condensed interim consolidated statements of loss and comprehensive loss.

The purchase is accounted for as a business combination with amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

F-12

Current assets
Trade receivables	$31
Inventory	725

Non-current assets
Goodwill	417
Total assets	$1,173

Current liabilities
Trade payables and accrued liabilities	(272)
Total liabilities	$(272)
Total net assets acquired	$901

The fair value of the trade receivables reflects a $0.2 million discount to the gross contractual amounts as allowance for potentially uncollectible amounts.

The Company expects the goodwill to be deductible for United States income tax purposes. The goodwill is assigned to the house of brands segment.
9. INTANGIBLE ASSETS AND GOODWILL

A continuity of intangible assets for the six months ended June 30, 2023 is as follows:

	License	Customer/Supplier Relationships	Trademarks and Brands	Patents	Non- Compete Agreements	Goodwill	Total
Cost
At December 31, 2022	$1,396	$7,512	$5,154	$4,530	$1,190	$23,633	$43,415
Additions	-	194	-	-	-	-	194
Impairment	(752)	(4,418)	(1,599)	(3,432)	(529)	(23,372)	(34,102)
At June 30, 2023	$644	$3,288	$3,555	$1,098	$661	$261	$9,507

Accumulated Amortization
At December 31, 2022	$-	$348	$618	$621	$463	$-	$2,050
Additions	142	663	319	277	198	-	1,599
At June 30, 2023	$142	$1,011	$937	$898	$661	$-	$3,649

Foreign currency translation	24	76	20	-	-	(261)	(141)
Net book value at June 30, 2023	$526	$2,353	$2,638	$200	$-	$-	$5,717

Amortization expense for the three and six months ended June 30, 2023 was $0.8 million and $1.6 million respectively (June 30, 2022 - $0.3 million and $0.9 million, respectively) and was recorded in depreciation and amortization in the unaudited condensed interim consolidated statements of loss and comprehensive loss.

At June 30, 2023, the weighted average amortization period remaining for intangible assets was 5.7 years.

At June 30, 2023, the estimated future amortization expense related to intangible assets is as follows:

2023	$587
2024	1,173
2025	1,109
2026	1,096
2027	1,032
Thereafter	720
Total	$5,717
F-13

The Company's goodwill is assigned to the following reporting units:

	Vessel	JustCBD	Franchise	Total
Gross goodwill recorded prior to December 31, 2022	$19,675	$25,038	$3,732	$48,445
Impairment recorded prior to December 31, 2022	(19,675)	(5,398)	-	(25,073)
Net book value as at December 31, 2022	-	19,640	3,732	23,372
Impairment recorded	-	(19,640)	(3,732)	(23,372)
Net book value as at June 30, 2023	$-	$-	$-	$-

10. IMPAIRMENT OF ASSETS

Goodwill

The Company tests its goodwill for impairment as part of its annual fourth quarter impairment test, and at interim periods when impairment indicators exist. The Company's goodwill is assigned to the reporting units associated with the original acquisition of those operations. At June 30, 2023, the Company determined that indicators were present for its JustCBD and FGH reporting units due to the Company's declining share price, the declining share price of comparable public companies and challenging economic factors making it difficult to access capital.

As such, the Company tested the JustCBD reporting unit for impairment as at June 30, 2023 and determined that the carrying value of the reporting unit's assets exceeded the recoverable amount, resulting in goodwill impairment of $19.6 million recorded in the first half of fiscal 2023 within the Company's house of brands segment. The impairment is recorded in the asset impairment caption on the unaudited condensed interim consolidated statements of loss and comprehensive loss. The reporting unit's fair value was determined based on an income approach discounted cash flow model of $7.8 million. The income approach used a discount rate of 32%, operating margins from 3% to 9%, working capital requirements of 10% revenue, and a terminal period growth rate of 3%. The revenue growth rates start at 17% in 2023 and drop down to 3% in 2024 and thereafter.

Likewise, the Company tested the FGH reporting unit for impairment as at June 30, 2023 and determined that the carrying value of the reporting unit's assets exceeded the recoverable amount, resulting in goodwill impairment of $3.7 million recorded in the first half of fiscal 2023 within the Company's commercial and wholesale segment. The impairment is recorded in the asset impairment caption on the unaudited condensed interim consolidated statements of loss and comprehensive loss. The reporting unit's fair value was determined based on an income approach discounted cash flow model of $2.3 million. The income approach used a discount rate of 17%, operating margins of about 2%, working capital requirements of 6% revenue, and a terminal period growth rate of 2%. The revenue growth rates start at 5% in 2023 and trend down to 2% in 2028 and thereafter.

Long-lived assets

For asset groups that had indicators of impairment, the Company performed a quantitative analysis as of June 30, 2023 to determine if impairment existed by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. This analysis indicated that certain asset values may not be recoverable. The Company then calculated the fair value of these assets using an income approach. As a result, the Company recorded an impairment of property, plant and equipment, operating lease right of use assets, customer relationships, trademarks, patents and non-compete agreements within its Vessel asset group within the house of brands segment totaling $6.6 million. Likewise, the Company recorded an impairment of supplier relationships, customer relationships and licenses within its FGH asset group within the commercial and wholesale segment totaling $3.7 million. Finally, the Company recorded an impairment of customer relationships, trademarks and patents within its JustCBD asset group within the house of brands segment totaling $0.4 million. These charges were recorded in the asset impairment caption on the unaudited condensed interim consolidated statements of loss and comprehensive loss.

11. DEBT

Euro credit facility

The Company, through FGH, has a credit facility for 1.0 million Euro with Hypoverinsbank, secured by the trade and other receivables of one of the subsidiaries of FGH. As of June 30, 2023, the outstanding amount was 1.0 million Euros ($1.1 million USD). The credit facility has a rate of Euro Interbank Offer Rate ("Euribor") plus 2.95% per year and was originally due January 10, 2023. The Company and the bank agreed to renew the credit facility on January 10, 2023, under the same terms. The interest on the credit facility resets every two months and the interest on the outstanding balance is paid monthly. There arrangement is open ended without a predetermined maturity date.

F-14

JustCBD insurance premium loan

The Company, through JustCBD, entered into a loan agreement for $0.2 million with ClassicPlan Premium Financing, Inc, to finance the purchase of certain insurance policies. The loan is secured by the insurance policies, including all rights to cancel and to receive all unearned premiums, commissions, broker fees and other refunds arising out of these policies. As of June 30, 2023, the outstanding amount was $0.1 million. The loan has a rate of 10.1% per year and is due December 8, 2023. The Company makes monthly principal and interest payments of less than $0.1 million.

12. LEASES

The Company's leases primarily consist of administrative real estate leases in Germany and the United States. Management has determined all the Company's leases are operating leases through June 30, 2023. Information regarding the Company's leases is as follows:

	Three months ended June 30, 2023	Three months ended June 30, 2022	Six months ended June 30, 2023	Six months ended June 30, 2022
Components of lease expense
Operating lease expense	$308	$136	$624	$327
Short-term lease expense	62	82	135	233
Total lease expense	$370	$218	$759	$560

Other Information
Operating cash flows from operating leases	$356	$216	$720	$489
ROU assets obtained in exchange for new operating lease liabilities	-	2,097	97	2,825
Weighted-average remaining lease term in years for operating leases			3.4	4.5
Weighted-average discount rate for operating leases			7.7%	8.1%

Maturities of operating lease liabilities as of June 30, 2023 are as follows:

Thousands of United States dollars	Operating Leases
2023	$1,234
2024	425
2025	396
2026	321
2027	48
Total future lease payments	2,424
Less: imputed interest	(247)
Total lease liabilities	2,177
Less: current lease liabilities	(1,124)
Total non-current lease liabilities	$1,053

Most of the Company’s leases contain renewal options to continue the leases for another term equivalent to the original term, which are generally up to two years. The lease liabilities above include renewal terms that management has executed or is reasonably certain of renewing, which only included leases that would have expired in 2023.
F-15

13. SHARE CAPITAL

Authorized and issued

The Company is authorized to issue an unlimited number of common shares, no par value.

The Company had the following significant common share transactions:

Six months ended June 30, 2023

REVERSE STOCK SPLIT

On June 7, 2023, the Company filed an amendment to its Articles of Incorporation (the "Reverse Stock Split Articles Amendment") with the Ontario Ministry of Public and Business Service Delivery to effect a reverse stock split of the Company's common shares, no par value per share (the "common shares"), at a ratio of 1-for-20, which became effective at 12:00:01 a.m. Eastern Time on June 9, 2023 (the "Reverse Stock Split").

Upon the effectiveness of the Reverse Stock Split, every twenty shares of the issued and outstanding common shares were automatically combined and reclassified into one issued and outstanding common share. The Reverse Stock Split did not affect any shareholder's ownership percentage of the common shares, alter the par value of the common shares or modify any voting rights or other terms of the common shares. The number of authorized shares of common shares under the Company's Articles remained unchanged. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional interest as a result of the Reverse Stock Split was rounded down to the nearest whole common share.

All common shares and per share amounts have been restated to give retroactive effect to the share consolidation.

OTHER ISSUANCES

On January 31, 2023, the Company entered into a settlement agreement with a third party pursuant to which the Company issued 16,250 common shares of the Company, valued at $0.1 million, to a third party to settle a legal dispute that arose in April 2019. See Note 16.

On April 12, 2023, Luis Merchan tendered his resignation as both Chairman of the Board of Directors of the Company and as its Chief Executive Officer. On this date, the Company entered into a separation agreement with Mr. Merchan, pursuant to which the Company issued 80,000 common shares of the Company, valued at $0.4 million, on April 26, 2023, and 30,000 common shares of the Company, valued at $0.1 million, on May 14, 2023 to Mr. Merchan.

14. SHARE BASED COMPENSATION

The Company's 2022 Incentive Compensation Plan (the "2022 Plan") and its previous "'rolling" stock option plan (the "Prior Plan") are described in the Company's 2022 Form 10-K.

OPTIONS

Stock options granted under the Prior Plan are non-transferable and non-assignable and may be granted for a term not exceeding five years. Under the 2022 Plan, stock options may be granted with a term of up to ten years and in the case of all stock options, the exercise price may not be less than 100% of the fair market value of a Common Share on the date the award is granted. Stock option vesting terms are subject to the discretion of the Compensation Committee of the Company's Board of Directors. Common shares are newly issued from available authorized shares upon exercise of awards. The Company no longer makes new grants of stock options under the Prior Plan.

Information relating to share options outstanding and exercisable as at June 30, 2023 and December 31, 2021 is as follows:

F-16

	Options Outstanding
	Number of options (in thousands)	Weighted average exercise price	Weighted average remaining life (years)	Aggregate intrinsic value
Outstanding balance, December 31, 2022	290	$34.17	4.2	$64
Granted	5	$7.00	9.7	-
Cancelled	(75)	$24.75	6.0	-
Outstanding balance, June 30, 2023	220	$36.79	3.0	$-
Exercisable balance, June 30, 2023	203	$38.86	2.6	$-

The total benefit related to the options granted in the three and six months ended June 30, 2023 was ($0.2) million and less than ($0.1) million, respectively (2022 total expense - $1.3 million and $2.8 million, respectively). The benefit is the result of non-vested options cancelled during the period. This (benefit) expense is included in the share-based compensation line on the statement of comprehensive loss. Generally, the options granted in 2023 and 2022 vest one to two years following the date of grant provided that the recipient is still employed or engaged by the Company.

At June 30, 2023 the total remaining stock option cost for nonvested awards is expected to be $0.1 million over a weighted average future period of 1.2 years until the awards vest.

See Note 20 for subsequent forfeiture of options.

RESTRICTED STOCK AWARDS

Information relating to restricted stock awards outstanding as at June 30, 2023 and December 31, 2022:

	Number of restricted stock awards	Weighted average grant date fair value
	Thousands
Balance, December 31, 2022	146	$13.64
Granted	112	5.85
Vested	(38)	(13.74)
Cancelled	(155)	(9.17)
Balance, June 30, 2023	65	$11.22

The total expense related to the restricted stock awards in the three and six months ended June 30, 2023 was $0.1 million and $0.6 million (2022 - nil). This expense is included in the share based compensation line on the unaudited condensed interim consolidated statements of loss and comprehensive loss.

The outstanding restricted stock awards vest over the next three years provided the award holder is still employed or engaged by the Company. As of June 30, 2023, the Company had $0.2 million of unrecognized compensation expense related to restricted stock awards which will be recognized over the next three years.

See Note 20 for subsequent forfeiture of restricted share awards.

15. WARRANTS

The following summarizes the number of warrants outstanding as of June 30, 2023:

	Number of warrants	Weighted average exercise price
	Thousands
Balance, December 31, 2022	961	$24.84
Exercised	(1)	8.00
Balance, June 30, 2023	960	$24.84
F-17

Date of expiry	Warrants outstanding	Exercise price	Grant date fair value	Remaining life in years
	Thousands
November 18, 2026	221	$75.00	$6,700	3.39
November 18, 2026	66	8.00	422	3.39
November 18, 2027	23	66.00	1,055	4.39
December 8, 2027	625	8.00	2,033	4.44
December 8, 2027	25	8.80	149	4.44
	960	$24.84	$10,359	4.13

16. COMMITMENTS AND CONTINGENCIES

Provisions

The Company's current known provisions and contingent liabilities consist of the following as of June 30, 2023:

	Termination benefits	Legal disputes	Sales tax	Total
Balance as at December 31, 2022	$183	$3,030	$1,831	$5,044
Payments/Settlements	(183)	(98)	-	(281)
Additional provisions	-	-	389	389
Foreign currency translation	-	36	-	36
Balance as at June 30, 2023	$-	$2,968	$2,220	$5,188

The legal disputes balance as of June 30, 2023 involves a former shareholder of ACA Muller, an entity that was part of the Company's acquisition of FGH in December 2022, who filed a statement of claim against a wholly owned subsidiary of the Company in the Constance Regional Court in Germany. While the Company believes that this claim is without merit, at this time the Company believes it is probable that a liability has been incurred and the Company is able to reasonably estimate the loss of $3.0 million. As a result, without acknowledgement (explicitly or implicitly) of any amount of liability arising from this claim, the Company recognized a provision of $3.0 million to reflect the value of the claim. This dispute is covered under the indemnification agreement between the Company and the former Chief Executive Officer and shareholder of FGH as discussed in Note 8. The Company intends to vigorously defend itself through appropriate legal proceedings. The $3.0 million is recorded within contingencies and within indemnification receivables on the unaudited condensed interim consolidated statements of financial.

The Sales tax relates to estimated amounts owed to certain jurisdictions in the Unites States for sales from the Company's JustCBD operations. The ending balance is recorded within contingencies on the unaudited condensed interim consolidated statement of financial position, and additions to the provision as a reduction of revenue on the unaudited condensed interim consolidated statements of loss and comprehensive loss.

F-18

Legal proceedings

The Company records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and where liability is probable. The Company is engaged from time-to-time in various legal proceedings and claims that have arisen in the ordinary course of business. The outcome of all the proceedings and claims against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the probable ultimate resolution of any such proceedings and claims, individually or in the aggregate, will not have a material adverse effect on the financial condition of the Company, taken as a whole as at June 30, 2023.

On June 21, 2022, an action was brought against the Company in the Ontario Superior Court of Justice by Gerardo Andres Garcia Mendez claiming that the Company is obligated to issue 3.0 million (pre-one-for three reverse stock split) common shares to him for a purchase price of $0.05 per share. Mr. Mendez claims he is entitled to such shares as a result of alleged consulting services he performed in 2019. The Company disputes his claims and intends to vigorously defend against this action. The Company believes that an unfavorable settlement in this matter is remote, and, as such, has not accrued a liability as of June 30, 2023.

In connection with the Company's acquisition of FGH, the former Chief Executive Officer of FGH, together with certain affiliated entities under his control, entered into an agreement pursuant to which they agreed to indemnify the Company for certain potential liabilities of FGH and its subsidiaries, up to a maximum of $5.0 million. In addition to the matter regarding the former shareholder of ACA Mueller, discussed above, the following actions are pending as of the date hereof:

On February 3, 2023, an action was brought in the Ontario Superior Court of Justice by Nathan Shantz and Liberacion e Inversiones S.A. against various parties including Clifford Starke, FGH's former Chief Executive Officer, and FGH. The statement of claim alleges that, prior to the closing of the Arrangement, 8,831,109 FGH shares purportedly owned by the plaintiffs were wrongfully transferred to third parties by Mr. Starke. FGH has been named as a defendant by virtue of the alleged wrongful conduct by Mr. Starke. The plaintiffs are seeking damages of $3.9 million. The defendants have all brought motions to stay the proceedings on the grounds that the Ontario court lacks jurisdiction over the claim. In the event FGH should incur any losses in connection with this matter, such losses are to be indemnified by Mr. Starke subject to the maximum threshold of the indemnity agreement.

The total amount claimed against the former entities of FGH currently exceeds the maximum $5.0 million of the indemnification agreement. However, the Company is estimating the likelihood of loss in these cases will not exceed $5.0 million.

17. LOSS PER SHARE

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive as the Company has a net loss for each period presented:

	June 30, 2023	December 31, 2022
Stock options	220	290
Warrants	960	961
Restricted stock awards	65	146
JustCBD potential additional shares to settle contingent consideration	657	657
Total anti-dilutive	1,902	2,054

F-19

18. FINANCIAL INSTRUMENTS

Fair value

The Company's financial instruments measured at amortized cost as at June 30, 2023 and December 31, 2022 consist of cash, trade and amounts receivable, loans receivable, trade payables, contingencies, accrued liabilities, lease liabilities, and debt and loans payable. The amounts reflected in the unaudited condensed interim consolidated statements of financial position approximate fair value due to the short-term maturity of these instruments.

Financial instruments recorded at the reporting date at fair value are classified into one of three levels based upon the fair value hierarchy. Items are categorized based on inputs used to derive fair value based on:

Level 1 - quoted prices that are unadjusted in active markets for identical assets or liabilities

Level 2 - inputs other than quoted prices included in level 1 that are observable for the asset/liability either directly or indirectly; and

Level 3 - inputs for the instruments are not based on any observable market data.

The Company's long-term investments require significant unobservable inputs and as discussed at Note 7, are measured at FVPL and as a Level 3 fair value financial instrument within the fair value hierarchy as at June 30, 2023. As discussed in Note 8, the Company's contingent purchase considerations consist of the estimated fair value of contingent purchase consideration from the acquisitions of JustCBD in February 2022, NoCap in July 2022 and Original Hemp in March 2023. The amount is measured at FVPL as a Level 2 fair value financial instrument within the fair value hierarchy as at June 30, 2023. As valuations of investments for which market quotations are not readily available are inherently uncertain, may fluctuate within short periods of time and are based on estimates, determination of fair value may differ materially from the values that would have resulted if a ready market existed for the investments. Such changes may have a significant impact on the Company's financial condition or operating results.

The following tables present information about the Company's financial instruments and their classifications as at June 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value.

Fair value measurements at June 30, 2023 using:
	Level 1	Level 2	Level 3	Total
Financial assets:
Investments (Note 7)	$-	$-	$200	$200

Financial liabilities:
Contingent purchase consideration from asset acquisitions and business combinations (Note 8)	$-	$2,354	$-	$2,354

Fair value measurements at December 31, 2022 using:
	Level 1	Level 2	Level 3	Total
Financial assets:
Investments (Note 7)	$-	$-	$734	$734

Financial liabilities:
Contingent purchase consideration from business combinations (Note 8)	$-	$3,547	$-	$3,547

19. SEGMENTED INFORMATION

The Company reports its financial results for the following three operating segments, which are also its reportable segments: commercial and wholesale (primarily FGH and Cosechemos subsidiaries), house of brands (primarily JustCBD, Vessel and Kasa Wholefoods Company subsidiaries), and pharmaceuticals (primarily Grupo Farmaceutico Cronomed and Breeze Laboratory subsidiaries). These segments reflect how the Company's operations are managed, how the Company Chief Executive Officer, who is the chief operating decision maker, allocates resources and evaluates performance, and how the Company's internal management financial reporting is structured.

F-20

The Company's operates its manufacturing and distribution business in its United States, Germany, and Colombia subsidiaries. The Company also was engaged in the growth, cultivation, and development of medicinal cannabis and medicinal cannabis derivative products through its Colombia Cosechemos subsidiary. Management has defined the reportable segments of the Company based on this internal business unit reporting, which is by major product line, and aggregates similar businesses into the house of brands segment below. The Corporate segment reflects balances and expenses that do not directly influence business unit operations.

Information regarding the Company's segments is summarized as follows:

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Sales
Commercial & Wholesale	$10,797	$-	$18,755	$-
House of Brands	13,000	10,810	26,765	15,793
Pharmaceuticals	-	-	-	-
Eliminations	(2,337)	(1,867)	(4,741)	(2,649)
	$21,460	$8,943	$40,779	$13,144

Net Loss
Commercial & Wholesale	$(6,710)	$-	$(6,737)	$-
House of Brands	(28,763)	(17,354)	(29,118)	(18,016)
Pharmaceuticals	(36)	-	(81)	-
Corp & Eliminations	(1,482)	(5,698)	(4,242)	(11,291)
	$(36,991)	$(23,052)	$(40,178)	$(29,307)

As at	June 30, 2023	December 31, 2022
Assets
Commercial & Wholesale	$11,129	$22,225
House of Brands	16,317	48,950
Pharmaceuticals	1,159	3,313
Corp & Eliminations	1,874	6,499
	$30,479	$80,987

Disaggregation of net sales by geographic area:

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Sales
United States	$10,352	$8,679	$21,351	$12,745
Germany	10,797	-	18,755	-
United Kingdom	311	264	673	399
	$21,460	$8,943	$40,779	$13,144

20. SUBSEQUENT EVENTS

SALE OF COLOMBIA ENTITIES

F-21

On July 5, 2023, the Company entered into a Share Purchase Agreement with Lisan Farma Colombia LLC ("Lisan"), a Delaware limited liability company, to sell all of its shares in certain Colombian companies and other Flora assets related to its Colombian operations for a purchase price of CAD $0.8 million (USD $0.6 million).

The Company sold all of its shares and assets related to the following Colombian companies and branches:

  Flora Growth Corp Colombia S.A.S. (formerly Hemp Textiles & Co. S.A.S.)
  Flora Lab S.A.S. (formerly Grupo Farmaceutico Cronomed S.A.S.)
  Flora Med S.A.S. (formerly Breeze Laboratory S.A.S.)
  Labcofarm Laboratorios S.A.S
  Cosechemos Ya S.A.S.
  Kasa Wholefoods Company S.A.S.
  Flora Growth Corp. Sucursal Colombia
  Flora Beauty LLC Sucursal Colombia

The applicable capital stock of the Colombian entities will be transferred to Lisan at the date of closing. All assets underlying this sale are expected to be transferred to Lisan on an "as is where is" basis within the next 30 days. See discussion in Note 3.

OTHER

Subsequent to June 30, 2023, a total of 4,000 restricted shares were forfeited and a total of 51,432 options were forfeited.

F-22

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of

Flora Growth Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Flora Growth Corp. (the "Company") as of December 31, 2022 and 2021, and the related consolidated statements of loss and comprehensive loss, shareholders' equity (deficiency), and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred a net loss of $52.6 million for the year ended December 31, 2022, and has an accumulated deficit of $90.9 million at December 31, 2022. These factors amongst others discussed raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2020.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants
PCAOB ID: 731

March 31, 2023

F-23

Flora Growth Corp.
Consolidated Statements of Financial Position
(in thousands of United States dollars, except share amounts which are in thousands of shares)
As at:	December 31, 2022	December 31, 2021
ASSETS
Current
Cash	$9,537	$37,614
Restricted cash	-	2
Trade and amounts receivable, net of $2,988 allowance ($1,252 at 2021)	6,851	5,324
Loans receivable and advances	271	273
Prepaid expenses and other current assets	978	1,700
Indemnification receivables	3,429	-
Inventory	10,089	3,030
Total current assets	31,155	47,943
Non-current
Property, plant and equipment	4,810	3,750
Operating lease right of use assets	2,537	1,229
Intangible assets	18,096	9,736
Goodwill	23,372	20,054
Investments	730	2,670
Other Assets	287	97
Total assets	$80,987	$85,479
LIABILITIES
Current
Trade payables	$7,748	$2,415
Contingencies	5,044	2,033
Current portion of debt	1,086	18
Current portion of operating lease liability	1,188	412
Other accrued liabilities	2,381	1,241
Total current liabilities	17,447	6,119
Non-current
Non-current operating lease liability	1,869	908
Deferred tax	1,712	1,511
Contingent purchase considerations	3,547	-
Total liabilities	24,575	8,538
SHAREHOLDERS' EQUITY
Share capital, no par value, unlimited authorized, 135,573 issued and outstanding (65,517 at 2021)	-	-
Additional paid-in capital	150,420	116,810
Accumulated other comprehensive loss	(2,732)	(1,108)
Deficit	(90,865)	(38,536)
Total Flora Growth Corp. shareholders’ equity	56,823	77,166
Non-controlling interest in subsidiaries	(411)	(225)
Total Shareholders' equity	56,412	76,941
Total liabilities and shareholders' equity	$80,987	$85,479

The accompanying notes are an integral part of these consolidated financial statements. Commitments and contingencies - see Note 18.

F-24

Flora Growth Corp.
Consolidated Statements of Loss and Comprehensive Loss
(in thousands of United States dollars, except per share amounts which are in thousands of shares)
	For the year ended December 31, 2022	For the year ended December 31, 2021
Revenue	$37,171	$8,980
Cost of sales	22,757	6,555
Gross profit	14,414	2,425
Operating expenses
Consulting and management fees	11,342	7,324
Professional fees	4,398	4,269
General and administrative	4,495	922
Promotion and communication	8,416	3,585
Travel expenses	1,055	603
Share based compensation	3,404	1,340
Research and development	430	132
Operating lease expense	1,221	316
Depreciation and amortization	2,629	501
Bad debt expense	1,607	1,335
Goodwill impairment	25,452	51
Other asset impairments	783	-
Other expenses (income), net	2,489	1,050
Total operating expenses	67,721	21,428
Operating loss	(53,307)	(19,003)
Interest (income) expense	(56)	32
Foreign exchange loss	323	79
Unrealized loss from changes in fair value	593	2,345
Net loss before income taxes	(54,167)	(21,459)
Income tax benefit	(1,538)	(98)
Net loss for the period	$(52,629)	$(21,361)
Other comprehensive loss
Exchange differences on foreign operations, net of income taxes of $nil ($nil in 2021)	$(1,624)	$(1,147)
Total comprehensive loss for the period	$(54,253)	$(22,508)

Net loss attributable to:
Flora Growth Corp.	$(52,415)	$(21,249)
Non-controlling interests in subsidiaries	(214)	(112)
Comprehensive loss attributable to:
Flora Growth Corp.	$(54,039)	$(22,396)
Non-controlling interests in subsidiaries	(214)	(112)
Basic and diluted loss per share attributable to Flora Growth Corp.	$(0.68)	$(0.48)
Weighted average number of common shares outstanding - basic and diluted	76,655	43,954

The accompanying notes are an integral part of these consolidated financial statements.

F-25

Flora Growth Corp.
Consolidated Statement of Shareholders' Equity (Deficiency)
	Common Shares		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated Deficit	Non-Controlling interests in subsidiaries (Deficiency)	Shareholders' Equity (Deficiency)
	#
Balance, December 31, 2020	38,355	$-	$33,611	$39	$(17,287)	$(113)	$16,250

November Unit offering	11,500	-	34,500	-	-	-	34,500
November unit offering issuance costs	-	-	(2,665)	-	-	-	(2,665)
Initial public offering	3,333	-	16,667	-	-	-	16,667
Initial public offering issuance costs	333	-	(1,825)	-	-	-	(1,825)
Regulation A and other offerings	55	-	157	-	-	-	157
Common shares issued for business combinations	4,557	-	20,654	-	-	-	20,654
Common Shares issued for investments	225	-	2,507	-	-	-	2,507
Options Issued	-	-	1,340	-	-	-	1,340
Options Exercised	650	-	97	-	-	-	97
Warrants exercised	6,509	-	13,353	-	-	-	13,353
Warrants expired/cancelled	-	-	-	-	-	-	-
Other equity issuance costs	-	-	(1,586)	-	-	-	(1,586)
Other comprehensive loss - exchange differences on foreign operations (net of income taxes of $nil)	-	-	-	(1,147)	-	-	(1,147)
Current year net loss attributable to Flora	-	-	-	-	(21,249)	(112)	(21,361)
Balance, December 31, 2021	65,517	-	116,810	(1,108)	(38,536)	(225)	76,941

December unit offering	12,500	-	5,000	-	-	-	5,000
December unit offering issuance costs	-	-	(415)	-	-	-	(415)
Share repurchase	(368)	-	(255)	-	-	-	(255)
Common shares issued for business combinations	53,026	-	24,492	-	-	-	24,492
Equity issued for other agreements	811	-	1,554	-	-	-	1,554
Acquisition of noncontrolling interest	131	-	283	-	(365)	28	(54)
Options issued	-	-	4,003	-	-	-	4,003
Options exercised	545	-	82	-	-	-	82
Options expired/cancelled	-	-	(1,580)	-	451	-	(1,129)
Restricted stock vesting	2,938	-	446	-	-	-	446
Warrants exercised	473	-	105	-	-	-	105
Warrants expired/cancelled	-	-	-	-	-	-	-
Share issuance costs	-	-	(105)	-	-	-	(105)
Other comprehensive loss - exchange differences on foreign operations (net of income taxes of $nil)	-	-	-	(1,624)	-	-	(1,624)
Current year net loss attributable to Flora	-	-	-	-	(52,415)	(214)	(52,629)
Balance, December 31, 2022	135,573	$-	$150,420	$(2,732)	$(90,865)	$(411)	$56,412

The accompanying notes are an integral part of these consolidated financial statements.

F-26

Flora Growth Corp.
Consolidated Statement of Cash Flows
(in thousands of United States dollars)
	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash flows from operating activities:
Net loss	$(52,629)	$(21,361)
Adjustments to net loss:
Depreciation and amortization	2,629	501
Stock-based compensation	3,404	1,340
Goodwill impairment	25,452	51
Other asset impairments	783	-
Changes in fair value of investments and liabilities	593	2,345
Bad debt expense	1,607	1,335
Interest (income) expense	(56)	84
Interest paid	(4)	(78)
Income tax expense (benefit)	(1,538)	(98)
	(19,759)	(15,881)
Net change in non-cash working capital:
Trade and other receivables	143	(5,688)
Inventory	1,219	(1,213)
Prepaid expenses and other assets	1,372	(1,204)
Trade payables and accrued liabilities	1,090	3,047
Net cash used in operating activities	(15,935)	(20,939)

Cash flows from financing activities:
Common shares issued	4,551	42,617
Warrants issued	449	8,706
Equity issue costs	(520)	(5,475)
Exercise of warrants and options	187	12,851
Common shares repurchased	(255)	-
Loan borrowings	197	-
Loan repayments	(196)	(302)
Net cash provided by financing activities	4,413	58,397

Cash flows from investing activities:
Loans Provided	-	(273)
Loan repayments received	-	302
Purchases of property, plant and equipment and intangible assets	(1,294)	(3,983)
Purchase of investments	-	(2,509)
Business and asset acquisitions, net of cash acquired	(14,508)	(8,087)
Net cash used in investing activities	(15,802)	(14,550)

Effect of exchange rate on changes on cash	(755)	(815)

Change in cash during the period	(28,079)	22,093
Cash and restricted cash at beginning of period	37,616	15,523
Cash and restricted cash at end of period	$9,537	$37,616
Supplemental disclosure of non-cash investing and financing activities
Common shares issued for business combinations	$24,712	$20,654
Common shares issued for other agreements	1,470	2,507
Operating lease additions to right of use assets	2,919	1,233

The accompanying notes are an integral part of these consolidated financial statements.

F-27

1. NATURE OF OPERATIONS

Flora Growth Corp. (the “Company” or “Flora”) was incorporated under the laws of the Province of Ontario, Canada on March 13, 2019. The Company is manufacturer, distributor and an all-outdoor cultivator of global cannabis and pharmaceutical products and brands, building a connected, design-led collective of plant-based wellness and lifestyle brands. The Company’s registered office is located at 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1, Canada and our principal place of business in the United States is located at 3406 SW 26th Terrace, Suite C-1, Fort Lauderdale, Florida 3312.

On December 23, 2022, Flora completed its acquisition of all the issued and outstanding common shares of Franchise Global Health Inc., a corporation existing under the laws of the Province of British Columbia (“Franchise”) by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia). Franchise, through its wholly-owned subsidiaries, is a multi-national distributor in the pharmaceutical and medical cannabis industry with principal operations in Germany. See Note 9 for further discussion.

On February 24, 2022, Flora Growth U.S. Holdings Corp., a wholly-owned subsidiary of the Company, completed the acquisition of 100% of the outstanding equity interests in each of (i) Just Brands LLC and (ii) High Roller Private Label LLC. JustCBD is a manufacturer and distributor of consumable cannabinoid products, including gummies, tinctures, vape cartridges, and creams with principal operations in Florida, United States. See Note 9 for further discussion.

These consolidated financial statements have been prepared on a going concern basis, meaning that the Company will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

2. BASIS OF PRESENTATION

These consolidated financial statements have been presented in United States dollars and are prepared in accordance with United States generally accepted accounting principles ("US GAAP") and pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC"). The Company has determined that the United States dollar is the most relevant and appropriate reporting currency as, despite continuing shifts in the relative size of our operations across multiple geographies, the majority of our operations are conducted in United States dollars and our financial results are prepared and reviewed internally by management in United States dollars.

Prior to January 1, 2023, Flora was a foreign private issuer reporting its financial statements under International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standard Boards. These consolidated financial statements, for all periods, are presented in accordance with GAAP.

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Pursuant to the requirements of ASC Topic 205-40, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year from the date these financial statements are issued. This evaluation does not take into consideration the potential mitigating effects of management's plans that have not been fully implemented or are not within control of the Company as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company's ability to continue as a going concern. The mitigating effect of management's plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company had cash of $9.5 million at December 31, 2022, net loss of $52.6 million for the year ended December 31, 2022, and an accumulated deficit of $90.9 million at December 31, 2022. Current economic and market conditions have put pressure on the Company's growth plans. The Company's ability to continue as a going concern is dependent on its ability to obtain additional capital. The Company believes that its current level of cash is not sufficient to continue investing in growth, while at the same time meeting its obligations as they become due. These conditions raise substantial doubt regarding the Company's ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated financial statements. To alleviate these conditions, management is currently evaluating various cost reductions and other alternatives and may seek to raise additional funds through the issuance of equity, debt securities, through arrangements with strategic partners, through obtaining credit from financial institutions or otherwise. The actual amount that the Company may be able to raise under these alternatives will depend on market conditions and other factors. As it seeks additional sources of financing, there can be no assurance that such financing would be available to the Company on favorable terms or at all. The Company's ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, the Company's performance and investor sentiment with respect to it and its industry. As a result of these uncertainties, and notwithstanding management's plans, there is substantial doubt about the Company's ability to continue as a going concern.

F-28

Presentation of comparative financial statements

On April 30, 2021, the Company consolidated its issued and outstanding common shares based on one new common share of the Company for every three existing common shares of the Company. All common shares and per share amounts have been restated to give retroactive effect to the share consolidation.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and can affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition up to the date of disposition or loss of control. As at December 31, 2022, the Company had the following subsidiaries:

Subsidiaries	Country of Incorporation	Ownership %	Functional Currency
Cosechemos YA S.A.S.	Colombia	90%	Colombia Peso (COP)
Flora Growth Corp. Sucursal Colombia	Colombia	100%	Colombia Peso (COP)
Hemp Textiles & Co. LLC	United States	100%	United States Dollar (USD)
Hemp Textiles & Co. S.A.S.	Colombia	100%	Colombia Peso (COP)
Flora Beauty LLC	United States	100%	United States Dollar (USD)
Flora Beauty LLC Sucursal Colombia	Colombia	100%	Colombia Peso (COP)
Kasa Wholefoods Company S.A.S.	Colombia	90%	Colombia Peso (COP)
Kasa Wholefoods Company LLC	United States	100%	United States Dollar (USD)
Grupo Farmaceutico Cronomed S.A.S.	Colombia	100%	Colombia Peso (COP)
Labcofarm Laboratories S.A.S.	Colombia	100%	Colombia Peso (COP)
Breeze Laboratory S.A.S	Colombia	100%	Colombia Peso (COP)
Vessel Brand Inc.	United States	100%	United States Dollar (USD)
Just Brands LLC	United States	100%	United States Dollar (USD)
Just Brands International LTD	United Kingdom	100%	British Pound (GBP)
High Roller Private Label LLC	United States	100%	United States Dollar (USD)
Flora Growth US Holdings Corp.	United States	100%	United States Dollar (USD)
Flora Growth Management Corp.	United States	100%	United States Dollar (USD)
Cardiff Brand Corp.	United States	100%	United States Dollar (USD)
Keel Brand Corp.	United States	100%	United States Dollar (USD)
Flora Growth F&B Corp.	United States	100%	United States Dollar (USD)
Masaya Holding Corp	United States	100%	United States Dollar (USD)
Franchise Global Health Inc.	Canada	100%	Canadian Dollar (CAD)
Harmony Health One Inc.	Canada	100%	Canadian Dollar (CAD)
ACA Mueller ADAG Pharma Vertriebs GmbH	Germany	100%	Euro (EUR)
Sativa Verwaltungs GmbH	Germany	100%	Euro (EUR)
Sativa Verwaltungs GmbH and Co. KG	Germany	100%	Euro (EUR)
CBD Med Therapeutics Inc.	Canada	100%	Canadian Dollar (CAD)
Fayber Technologies Canada Inc.	Canada	100%	Canadian Dollar (CAD)
Catalunia SAS	Colombia	100%	Colombia Peso (COP)
Green CannaHealth SAS	Colombia	100%	Colombia Peso (COP)
Klokken Aarhus Inc.	Canada	100%	Canadian Dollar (CAD)
Rangers Pharmaceuticals A/S	Denmark	100%	Danish Krone (DAK)
1200325 B.C. LTD.	Canada	100%	Canadian Dollar (CAD)
Phatebo	Germany	100%	Euro (EUR)
Franchise Cannabis Corp.	Canada	100%	Canadian Dollar (CAD)

F-29

Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis, except for certain financial instruments that are measured at fair value as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of trade and amounts receivable, indemnification receivables, prepaids and other current assets, and trade and other payables, accrued liabilities, current portion of long term debt, and current portion of lease liability approximate their fair values due to their short periods to maturity. The Company calculates the estimated fair value of financial instruments, including investments, and contingent consideration, using quoted market prices when available. When quoted market prices are not available, fair value is determined based on valuation techniques using the best information available and may include quoted market prices, market comparable, and discounted cash flow projections.

The consolidated financial statements are presented in United States dollars ("$") unless otherwise noted.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used by the Company are as follows:

Cash

Cash in the consolidated statement of financial position includes cash on hand and deposits held with banks and other financial intermediaries that have a maturity of less than three months at the date they are acquired.

Financial assets

Initial recognition and measurement

The Company aggregates its financial assets into classes at the time of initial recognition based on the Company's business model and the contractual terms of the cash flows. Non-derivative financial assets are classified and measured as "financial assets at fair value", as either fair value through profit or loss ("FVPL"), or "financial assets at amortized cost", as appropriate.

All financial assets are recognized initially at fair value plus, in the case of financial assets not at FVPL, directly attributable transaction costs on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial assets with embedded derivatives are considered in their entirety when determining their classification.

Subsequent measurement - Financial assets at amortized cost

After initial recognition, financial assets measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the Effective Interest Rate ("EIR") method. Amortized cost is calculated by considering any discount or premium on acquisition and any fees or costs that are an integral part of the EIR. In these consolidated financial statements, cash, trade and other receivables, indemnification receivables, and loans receivable are classified in this category.

Subsequent measurement - Financial assets at FVPL

Financial assets measured at FVPL include financial assets such as the Company's equity investments in other entities, and any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial assets measured at FVPL are carried at fair value in the consolidated statement of financial position with changes in fair value recognized in a separate caption in the consolidated statements of loss and comprehensive loss.

F-30

Derecognition

A financial asset is derecognized when the contractual rights to the cash flows from the asset expire, or the Company no longer retains substantially all the risks and rewards of ownership.

Impairment of financial assets

Financial assets classified subsequently as amortized cost are subject to impairment based on the expected credit losses ("ECL's"). The Company's financial assets subject to impairment are cash, trade and other receivables, and loans receivable.

Trade and note receivables are recognized initially at fair value and subsequently measured at amortized cost, less any provisions for impairment. Impairment provisions are estimated using the ECL impairment model where any expected future credit losses are provided for, irrespective of whether a loss event has occurred at the reporting date. Estimates of expected credit losses consider the Company's collection history by country and customer, deterioration of collection rates during the average credit period, as well as observable changes in and forecasts of future economic conditions that affect default risk. The Company utilizes a provision matrix to estimate lifetime ECL's for trade receivables, supplemented by specific allowance based on customer-specific data. Changes in the allowance are recognized as bad debt expense in the consolidated statements of loss and comprehensive loss. When the Company determines that no recovery of the amount owed is possible, the amount is deemed irrecoverable, and the financial asset is written off. In Colombia, this is considered after 360 days consistent with local regulations, while other countries this is determined with judgment or otherwise when discharged by bankruptcy or other legal proceedings.

Inventories

Inventories are comprised of raw materials and supplies, cannabis, internally produced work in progress, and finished goods. Inventories are initially valued at cost and subsequently at the lower of cost and net realizable value. Inventory cost is determined on a weighted average cost basis and any trade discounts and rebates are deducted from the purchase price. Raw material costs include the purchase cost of the materials, freight-in and duty. Costs incurred during the cannabis growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest cannabis costs. Finished goods include the cost of direct materials and labor and a proportion of manufacturing overhead allocated based on normal production capacity.

Net realizable value represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory and contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The impact of changes in inventory reserves is reflected in cost of sales.

Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and impairment losses, if any. Depreciation is provided for on a straight-line basis over the assets' estimated useful lives, which management has determined to be as follows:

Machinery and office equipment	5-10 years
Vehicle	5 years
Building	30 years
Right-of-use assets	Lesser of useful life and remaining term of the lease

The Company assesses an asset's residual value, useful life and depreciation method at each financial year end and adjusts if appropriate. During their construction, property, plant and equipment are not subject to depreciation. The Company capitalizes all costs necessary to get the asset to its intended use, including interest on borrowings when significant. When the asset is available for use, depreciation commences. Depreciation expense is recorded within depreciation and amortization on the consolidated statements of loss and comprehensive loss.

Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of the property, plant and equipment and are recognized in the consolidated statements of loss and comprehensive loss of the related year.
F-31

Intangible assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over the assets' estimated useful lives, which do not exceed the contractual period, if any. The Company's finite-lived intangible assets are amortized as follows:

Patents and developed technology	9 years
Customer and supplier relationships	5-10 years
Trademarks and brands	8-10 years
Licenses	5-10 years
Non-compete agreements	3 years

The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively. Amortization expense is recorded within depreciation and amortization on the consolidated statements of loss and comprehensive loss.

Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

Investments

Investments include investments in equity securities of entities over which the Company does not have a controlling financial interest or significant influence and are accounted for at fair value. Equity investments without readily determinable fair values are measured at cost with adjustments for observable changes in price or impairments (referred to as the "measurement alternative"). In applying the measurement alternative, the Company performs a qualitative assessment on a quarterly basis and recognizes an impairment if there are sufficient indicators that the fair value of the equity investments is less than carrying values. Changes in value are recorded in unrealized loss from changes in fair value on the consolidated statements of loss and comprehensive loss.

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment and definite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying amount of the asset group.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of the assets transferred by the Company, liabilities incurred by the Company to the former owners of the acquiree and the equity interests issued by the Company in exchange for control of the acquiree. Acquisition related costs are generally recognized in the consolidated statements of loss and comprehensive loss as incurred. At the acquisition date, the identifiable assets acquired, and the liabilities assumed, are recognized at their fair value.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any noncontrolling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the amounts of identifiable assets acquired and liabilities assumed on the acquisition date. If, after assessment, the net of the amounts of identifiable assets acquired and liabilities assumed on the acquisition date exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held interest in the acquiree (if any), the excess is recognized immediately in the consolidated statements of loss and comprehensive loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation may be initially measured at the fair value of the acquiree's identifiable net assets.

Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or liability is remeasured at subsequent reporting dates, with the corresponding gain or loss recognized in the consolidated statements of operations and comprehensive income.

F-32

When a business combination is achieved in stages, the Company's previously held equity interest in the acquiree is remeasured to its acquisition date fair value and the resulting gain or loss, if any, is recognized in the consolidated statements of loss and comprehensive loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to the consolidated statements of loss and comprehensive loss where such treatment would be appropriate if that interest were disposed of.

Purchase price allocations may be preliminary and, during the measurement period not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

Impairment of goodwill and indefinite-lived intangible assets

Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The Company operates in three operating segments which are the reporting units and goodwill is allocated at the operating segment level. The Company reviews goodwill and indefinite-lived intangible assets annually for impairment in the fourth quarter, or more frequently, if events or circumstances indicate that the carrying amount of an asset may not be recoverable.

Financial liabilities

Initial recognition and measurement

Financial liabilities are measured at amortized cost, unless they are required to be measured at FVPL as is the case for held for trading or derivative instruments, or the Company has opted to measure the financial liability at FVPL. The Company's financial liabilities include trade payables and accrued liabilities, loans payable and long-term debt, which are measured at amortized cost. All financial liabilities are recognized initially at fair value.

Subsequent measurement - Financial liabilities at amortized cost

After initial recognition, financial liabilities measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the EIR method. Amortized cost is calculated by considering any discount or premium on acquisition and any fees or costs that are an integral part of the EIR.

Subsequent measurement - Financial liabilities at FVPL

Financial liabilities measured at FVPL include any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial liabilities measured at FVPL are carried at fair value in the consolidated statement of financial position with changes in fair value recognized in other income or expense in the consolidated statements of loss and comprehensive loss. In these consolidated financial statements, trade payables and accrued liabilities, lease liability and loans payable are measured at amortized cost.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged, cancelled, or expires with any associated gain or loss recognized in other income or expense in the consolidated statements of loss and comprehensive loss.

Provisions

Provisions are recognized when (a) the Company has a present obligation (legal or constructive) due to a past event, and (b) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is probable. The Company expenses legal costs as incurred related to such matters.

The expense relating to any provision is presented in the consolidated statements of loss and comprehensive loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statements of loss and comprehensive loss.
F-33

Share capital

Issued common shares are recorded as equity at par value. Additional proceeds from the issuance of common shares are classified as equity in additional paid in capital. Incremental costs directly attributable to the issue of common shares, stock options and warrants are recognized as a deduction from equity, net of any tax effects. Common shares are considered issued when consideration has been received. The fair value of options and warrants is determined using the Black Scholes model.

Share based compensation

Share based compensation to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share based compensation to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received. The Company operates an employee stock option plan. The corresponding amount is recorded to the stock option caption within shareholders' equity, and the expense to the consolidated statements of loss and comprehensive loss over the vesting period. The fair value of options is determined using the Black-Scholes pricing model which incorporates all market vesting conditions. For awards with graded vesting schedules, the Company has elected to calculate the fair value as a single award and recognize expense over the total expected vesting period rather than in tranches. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. Upon exercise of a stock option, any amount related to the initial value of the stock option, along with the proceeds from exercise are recorded to share capital. Upon expiration of a stock option, any amount related to the initial value of the stock option is recorded to accumulated deficit. The Company also grants employees and non-employees restricted stock awards ("RSAs"). The fair value of the RSAs is determined using the fair value of the common shares on the date of the grant. The Company has elected to recognize forfeitures as they occur.

Foreign currency translation

These consolidated financial statements are presented in U.S. dollars ("USD"), which is the Company's reporting currency; however, the functional currency of the entities in these financial statements are their respective local currencies, including Canadian dollar, USD, Colombian and euro.

Translation into functional currency

Transactions in foreign currencies are recorded in the functional currency at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rates. Non-monetary items are translated at the exchange rates in effect on the date of the transactions. Foreign exchange gains and losses arising on translation are presented in the consolidated statements of loss and comprehensive loss.

Translation into presentation currency

The assets and liabilities of foreign operations are translated into USD at year-end exchange rates. Revenue, expenses, and cash flows of foreign operations are translated into USD using average exchange rates of the reporting period. Exchange differences resulting from translating foreign operations are recognized in other comprehensive income and accumulated in shareholders' equity. The cumulative exchange differences are reclassified to the consolidated statements of loss and comprehensive loss upon the disposal of the foreign operation.

Research expenses

Research expenses are expensed as they are incurred, net of any related investment tax credits, unless the criteria for capitalization of development expenses are met.

Revenue recognition

The Company primarily generates revenue as a distributor and retailer of cannabidiol oil derived products. See disaggregation of the Company's revenue by products and sales by country in Note 23. In 2021, the Company acquired intellectual property for cannabis education materials and began selling licenses to use the materials for resale to educational institutions.

The Company uses the following five-step contract-based analysis of transactions to determine if, when and how much revenue can be recognized:

1.	Identify the contract with a customer;
2.	Identify the performance obligations in the contract;

F-34

3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue when or as the Company satisfies the performance obligations.

Revenue is recognized at the transaction price, which is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Gross revenue excludes duties and taxes collected on behalf of third parties. Revenue is presented net of expected price discounts, sales returns, customer rebates and other incentives.

The Company's contracts with customers for the sales of products consist of one performance obligation. Revenue from product sales is recognized at the point in time when control is transferred to the customer, which is on shipment or delivery, depending on the contract terms. The Company's payment terms generally range from 0 to 30 days from the transfer of control, and sometimes up to six months.

The Company elected as a permitted practical expedient to not adjust the customer contract consideration for significant financing components when the period between the transfer of the Company's goods and services and customer payment is one year or less.

The Company elected as a permitted practical expedient to expense, as incurred, the costs of obtaining a customer contract such as sales commissions and other selling transaction costs when the amortization period of the assets otherwise would be one year or less. Accordingly, the Company has no assets recorded for costs to obtain a customer contract as at December 31, 2022 and 2021 as there are no contracts where the underlying asset would have a life exceeding one year.

The Company elected as a permitted practical expedient for shipping and handling not to be a separate performance obligation.

Advertising costs

Advertising costs are expensed as incurred and recorded within the promotion and communication caption on the consolidated statements of loss and comprehensive loss. Advertising costs were $4.7 million in 2022 ($1.0 million in 2021).

Leases

At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. The Company recognizes a right-of-use asset and a lease liability at the commencement date of the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset, less any lease incentives received. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's estimated incremental borrowing rate.

The lease term at the lease commencement date is determined based on the noncancellable period for which the Company has the right to use the underlying asset, together with any periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option, periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option and periods covered by an option to extend (or not to terminate) the lease in which the exercise of the option is controlled by the lessor. The Company considers several factors when evaluating whether the options in its lease contracts are reasonably certain of exercise, such as length of time before an option exercise, expected value of the leased asset at the end of the initial lease term, importance of the lease to the Company's operations, costs to negotiate a new lease, any contractual or economic penalties, and the economic value of leasehold improvements.

For finance leases, from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term, the right-of-use asset is amortized on a straight-line basis and the interest expense is recognized on the lease liability using the effective interest method. For operating leases, lease expense is recognized on a straight-line basis over the term of the lease and presented as a single charge in the consolidated statements of operations and comprehensive income. The lease liability is subsequently measured at amortized cost using the effective interest method.

Right-of-use assets are adjusted for impairment losses, if any. The estimated useful lives and recoverable amounts of right-of-use assets are determined on the same basis as those of property, plant and equipment.

F-35

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases (lease term of 12 months or less) and leases for which the underlying asset is of low value. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. The Company has elected not to separate non-lease components from lease components for real estate leases.

Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in the consolidated statements of loss and comprehensive loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis, or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.

Interest and penalties in respect of income taxes are not recognized in the consolidated statement of operations as a component of income taxes but as a component of interest expense.

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the year. Diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding options and warrants, in the weighted average number of common shares outstanding during the period, if dilutive. The diluted loss per share calculation excludes any potential conversion of options and warrants that would be anti-dilutive.

Non-controlling interests

Non-controlling interests of subsidiaries ("NCI") are recognized either at fair value or at the NCI's proportionate share of the net assets, determined on an acquisition-by-acquisition basis at the date of acquisition. Subsequently, the NCI's share of net loss and comprehensive loss is attributed to the NCI.

Adoption of accounting standards and amendments

In June 2016, the United States Financial Accounting Standards Board ("FASB") issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of current expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted ASU 2016-13 effective as of its inception March 13, 2019, and as such had no impact on the Company's consolidated financial statements.

F-36

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company adopted ASU 2018-13 effective as of its inception March 13, 2019, and as such had no impact on the Company's consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 would be effective for the Company beginning January 1, 2021. The Company adopted ASU 2016-13 early, effective as of its inception March 13, 2019, and as such had no impact on the Company's consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Clarifying the Interactions between Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). ASU 2020-01 clarifies the interaction of accounting for the transition into and out of the equity method. The new standard also clarifies the accounting for measuring certain purchased options and forward contracts to acquire investments. ASU 2020-01 would be effective for the Company beginning January 1, 2021. The Company adopted ASU 2016-13 early, effective as of January 1, 2020, and as such had no impact on the Company's consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. In addition, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance and amends the guidance for the derivatives scope exception for contracts in an entity's own equity to reduce form-over-substance-based accounting conclusions. ASU No. 2020-06 would be effective for the Company beginning January 1, 2024. The Company adopted ASU 2020-06 early, effective as of January 1, 2021, and as such had no impact on the Company's consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40): Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. ASU No. 2021-04 provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. ASU No. 2021-04 requires issuers to account for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after the modification or exchange based on the economic substance of the modification or exchange. ASU No. 2021-04 would be effective for the Company beginning January 1, 2022. The Company adopted ASU 2021-04 early, effective as of January 1, 2021, and as such had no impact on the Company's consolidated financial statements.

Accounting pronouncements not yet adopted

Certain new standards, amendments and interpretations, and improvements to existing standards have been published by the FASB and United States Securities and Exchange Commission but are not yet effective and have not been adopted early by the Company. Management anticipates that all the relevant pronouncements will be adopted in the first reporting period following the date of application unless noted. Information on new standards, amendments and interpretations, and improvements to existing standards which could potentially impact the Company's financial statements are detailed as follows:

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers ("ASU 2021-08"), which requires an acquirer to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Revenue from Contracts with Customers ("ASC 606") rather than adjust them to fair value at the acquisition date. The effects of adoption are applied prospectively to business combinations occurring on or after the effective date. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is assessing the impacts of adoption, but it is not expected to have an impact based on amounts recorded at December 31, 2022 as any changes required are for transactions occurring prospectively upon adoption.

F-37

In June 2022, the FASB issued Accounting Standards Update 2022-03-Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions ("ASU 2022-03"), which requires that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The effects of adoption are accounted for prospectively with any adjustments from the adoption of the amendments recognized in earnings and disclosed on the date of adoption. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is assessing the impacts of adoption, but it is not expected to have an impact based on amounts recorded at December 31, 2022 as any changes required are for transactions occurring prospectively upon adoption.

Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Company's financial statements.

4. CRITICAL JUDGMENTS AND ESTIMATION UNCERTAINTIES

The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, revenues, and expenses. These estimates and judgements are subject to change based on experience and new information which could result in outcomes that require a material adjustment to the carrying amounts of assets or liabilities affecting future periods. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively.

Liquidity and going concern considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Management must assess the Company's ability to continue as a going concern each reporting period. This assessment involves the use of internal budgets and estimates of revenues, expenses and cash flows, which requires a significant amount of management judgement.

Determination of functional currency

The Company determines the functional currency through an analysis of several indicators. Primary considerations include the currency in which the Company's goods and services are sold and the currency of the country whose competitive forces and regulations mainly determine the sales prices of its goods and services. The Company also considers the currency in which funds from financing debt and equity activities are generated and the currency in which receipts from operating activities are retained. Management judgment is applied when there are indicators supporting more than one currency for a Company subsidiary.

Expected credit losses on financial assets

Determining an allowance for expected credit losses for all financial asset receivables not held at fair value through profit or loss requires judgment. Factors that cause the estimate to be sensitive to change include historical and expected future patterns for the probability of default, the timing of collection and the amount of incurred credit losses, and management's judgment about whether economic conditions and credit terms are such that actual losses may be higher or lower than what the historical patterns suggest. These conditions are applied across each of the Company's business units to the extent the expected risk of loss differ from each other.

Inventory

Inventory is valued at the lower of cost and net realizable value. Determining net realizable value requires the Company to make assumptions about estimated selling prices in the ordinary course of business, the estimated costs of completion and the estimated variable costs to sell. Management judgment is applied to determine potential impairment exposure related to potential excess product inventory levels, obsolescence, and expiration.

Business combinations

In a business combination, the Company may acquire assets and assume certain liabilities of an acquired entity. Judgement is used in determining whether an acquisition is a business combination or an asset acquisition. Estimates are made as to the fair value of the identifiable assets acquired and the liabilities assumed on the acquisition date, as well as the fair value of consideration paid and contingent consideration payable. In certain circumstances, such as the valuation of property, plant and equipment, intangible assets and goodwill acquired, the Company obtains assistance from third-party valuation specialists. The determination of these fair values involves a variety of judgment in assumptions, include revenue growth rates, expected operating income, discount rates, and earnings multiples.

F-38

Estimated useful lives and depreciation of long-lived assets with finite lives

Amortization of intangible assets with finite lives are dependent upon estimates of useful lives and when the asset is available for use. These are determined through the exercise of judgment and are dependent upon estimates that consider factors such as economic and market conditions, frequency of use, and anticipated changes in laws.

Determination of reporting units and asset groups for impairment testing

Management is required to use judgement in determining which assets or group of assets make up appropriate reporting units and asset groups for the level at which goodwill and other long-lived assets are tested for impairment. Management considers the nature of operations and ability to track asset performance within each of the Company's business units to determine the appropriate level of asset aggregation and allocation, as well as the materiality of the underlying assets within the units.

Impairment of goodwill and long-lived assets

For reporting units to which goodwill and other long-lived assets is allocated is based on a recoverable amount, the impairment test is determined in accordance with the expected cash flow approach or another suitable model depending on the asset type. The calculation is based on assumptions including, but not limited to, the cash flow growth rate and the discount rate. Significant management judgment is required when developing these assumptions, which include internal budgets and expectations, as well as consideration of external Company communications and market estimates of the Company's and its industry's future growth.

For reporting units that testing using the market based fair value approach, the fair value is determined based on guideline public companies similar to the reporting unit and considers similar financial metrics, operations and sales channels. The fair value calculation is based on assumptions including the determination of guideline public companies, determining the relevant financial metric to measure the reporting unit's recoverable value, and selecting the amount of the financial metric from the observable range of guideline public company amounts to apply to the reporting unit.

Asset groups are subject to a two-step impairment testing model. Under Step 1 (recoverability test), the undiscounted expected future cash flows from an asset group are compared to the asset group's carrying amount. The estimates involved in this first step are similar to the recoverable amount assumptions discussed above. If the carrying amount exceeds the undiscounted estimated future cash flows, the Company is required to perform a Step 2 fair value test, with a chosen model and estimates similar to those discussed above.

Revenue recognition

Management judgment is required to determine when the Company is acting as principal or agent in a sales contract where the Company is an intermediary, which affects whether the amount of revenue recognized is presented on a gross or net basis, respectively. The Company first considers whether it has obtained control over the product when acting as an intermediary before transferring it to the customer, and if the Company combines or transforms the product with other goods and services before transferring the good to the customer. The Company considers secondary factors, including whether the Company is primarily responsible for the fulfillment of the product obligations to the customer, whether the Company has inventory risk (acquiring and/or paying for the product prior to transferring to the customer, Company liability for damages and sales returns), and whether the Company has price discretion when selling the product to its customers. Management considers the terms of the customer and supplier contracts, as well as established business practices for the arrangements.

Management judgment is required to determine the effects on the sales contract transaction price for the potential impacts of sales returns, discounts, rebates, and other customer incentives. The Company considers the terms of the contract, historical experience, as well as actual and expected customer activity after the end of the reporting period.

The Company's primary sale of products requires management judgment to determine at what point in time control passes to the customer to recognize revenue. The Company considers the customer contract terms, logistic supplier terms, local law, and established business practices to make this determination.

Share based compensation transactions

The Company measures the cost of equity-settled transactions with employees and applicable non-employees by reference to the fair value of the equity instruments at the date at which they are vested. Estimating fair value for share based compensation requires judgment to determine the appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock price, stock option, risk-free interest rates, volatility, and dividend yield. For awards with market or performance-based features, the Company applies judgment to determine its expectation of achieving the agreement milestones. Due to the Company's limited history of publicly traded common shares, the volatility and expected term assumptions require additional judgment. The Company considers the Company's actual trading volatility to date compared to actual and expected volatility of comparable companies of similar size and industry that have been publicly traded longer than the Company's shares.

F-39

For expected term, the Company generally uses the maximum stated term in the award agreement unless there is reasonable likelihood established to shorten the expected term for potential early exercises.

Income taxes and valuation allowances for deferred tax assets

In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company's control, are feasible and within management's ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined considering all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized net of valuation allowances. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period.

The Company applies judgment when determining whether the earnings of its foreign subsidiaries (outside Canada) will be indefinitely reinvested in those subsidiaries and earnings will not be repatriated. The Company considers its historical practices and projected plans for such subsidiaries when making this assessment.

The Company must apply judgement when determining whether it has taken an uncertain tax position. Management has analyzed the tax positions taken by the Company, and has concluded that as of December 31, 2022 and 2021, there were no uncertain tax positions taken.

5. TRADE AND AMOUNTS RECEIVABLE

The Company's trade and amounts receivable are recorded at amortized cost. The trade and other receivables balance as at December 31, 2022 and December 31, 2021 consists of trade accounts receivable, amounts recoverable from the Government of Canada for Harmonized Sales Taxes ("HST"), as well as Value Added Tax ("VAT") from various jurisdictions, and other receivables.

	December 31, 2022	December 31, 2021
Thousands of United States dollars
Trade accounts receivable	$6,767	$5,565
Allowance for expected credit losses	(2,988)	(1,252)
HST/VAT receivable	2,294	259
Other receivables	778	752
Total	6,851	5,324

Changes in the trade accounts receivable allowance in the year ended December 31, 2022 relate to establishing an allowance for expected credit losses. The Company recorded $0.2 million of write-offs of trade receivables during 2022. The Company has no amounts written-off that are still subject to collection enforcement activity as at December 31, 2022. The Company's aging of trade accounts receivable is as follows:

F-40

December 31, 2022
Thousands of United States dollars
Current	$1,398
1-30 Days	1,194
31-60 Days	728
61-90 Days	191
91-180 Days	408
180+ Days	2,848
Total trade receivables	$6,767

A continuity schedule of the allowance for expected credit losses for the years ended December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Thousands of United States dollars
Balance at January 1	$(1,252)	$-
Current period additions for expected credit losses	(2,002)	(1,252)
Write-offs charges against allowance	205	-
Recoveries collected	50	-
Foreign exchange impacts	11	-
Balance at December 31	$(2,988)	$(1,252)

6. INVENTORY

Inventory is comprised of the following as at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Thousands of United States dollars
Raw materials and supplies	3,153	899
Harvested cannabis	120	72
Work in progress	6	97
Finished goods	6,810	1,962
Total	10,089	3,030

In the year ended December 31, 2022, $17.6 million of inventory was expensed to cost of sales (2021 - $6.3 million) and write-downs to cost of sales for impairment was $1.1 million (2021 - less than $0.1 million). There were no reversals of previous inventory impairments in the years ended December 31, 2022 or 2021.

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31, 2022	December 31, 2021
Thousands of United States dollars
Land	$637	$112
Buildings	1,875	928
Machinery and office equipment	2,853	1,991
Vehicles	71	37
Construction in progress	-	905
Total	5,436	3,973
Less: accumulated depreciation	(626)	(223)
Property, plant and equipment, net	$4,810	$3,750

Depreciation expense for the year ended December 31, 2022 was $0.5 million (2021 - $0.2 million) and was recorded in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

At December 31, 2022, the Company recorded an impairment charge of the remaining value of the property, plant and equipment within the Colombia Brands segment. The amount of less than $0.1 million (2021 - $nil) is included in the other asset impairments line in the consolidated statements of operations and comprehensive loss. See Note 11 for further discussion.

F-41

As at December 31, 2022, the Company’s property, plant and equipment have no significant restrictions on title or pledges as security for liabilities, there are no significant commitments for future purchases, and there were no significant disposals during the year ended December 31, 2022.

8. INVESTMENTS

As at December 31, 2022, the Company's investments consist of common shares and warrants to purchase additional common shares in an early-stage European cannabis company. The Company purchased common shares from the investee for Euro 2.0 million ($2.4 million), purchased its first tranche of warrants from existing investors in exchange for 225,000 common shares of the Company, and obtained a second tranche of warrants from the investee as an inducement to exercise some of the first tranche of warrants. As at December 31, 2022, the Company owns approximately 9.6% of the investee, or approximately 9% on a diluted basis including exercisable warrants of the Company and other investors.

The warrants allow the holder to purchase one common share of the investee for CAD 0.30 ($0.22) for the first tranche, and CAD 1.00 ($0.74) for the second tranche. The Company did not exercise the warrants and they expired on February 1, 2023.

The Company's cost of the investments was recorded based on the fair value of the consideration exchanged as at the respective transaction dates. The investee is not a publicly listed entity and has no active quoted prices for its common shares or warrants. The Company has elected the measurement alternative to record the common share investment at cost and test for impairment. The investment had impairment indicators during 2021 and 2022, and impairments were recorded as indicated in the table below. The Company also considers observable transactions of the common shares for indicators of fair value but there have been none. Cumulative impairment related to the common shares was $2.2 million and the net carrying value was $0.7 million at December 31, 2022.

When impairment indicators were present, the investee common shares were valued considering price to book value and price to tangible book value of the investee (3.6 and 4.8, respectively) as well as comparable guideline publicly traded companies at the time of initial investment. These initial investment multiples were compared to the guideline public company multiples observed as at December 31, 2022 (1.4 price to book value and 2.0 price to tangible value), with these updated valuation multiples applied to the investee's estimated book value. The Company also considered the status of the investee's milestones between the purchase date and year-end for indicators of change in value. The impairment valuation model for the common shares uses Level 3 inputs of the fair value hierarchy.

The fair value of the warrants was developed using a Black-Scholes model for each tranche with the following assumptions, using Level 3 inputs of the fair value hierarchy:

	Warrants CAD 0.30 exercise price	Warrants CAD 1.00 exercise price
Share price	$0.21	$0.21
Exercise price	$0.22	$0.74
Volatility	100%	100%
Risk-free interest rate	4.1%	4.1%
Dividend yield	0.0%	0.0%
Expected term in years	0.1	0.1
Fair value	$0.02	$0.00
Quantity owned	1,666,667	333,333
Fair value	$34,000	$-

The share price is based on the calculated value of the investee's common shares as discussed above. The volatility considers actual volatility of comparable guideline public companies.

A schedule of the Company's investments activity is as follows:

F-42

	Investee common shares	Warrants CAD 0.30 exercise price	Warrants CAD 1.00 exercise price	Total
Financial asset hierarchy level	Level 3	Level 3	Level 3
Thousands of United States dollars	$	$	$	$
Balance at January 1, 2021	-	-	-	-
Purchases	2,430	2,507	-	4,937
Exercise warrants	496	(418)	101	179
Impairment	(939)	-	-	(939)
Loss on changes in fair value	-	(1,464)	(43)	(1,507)
Balance at December 31, 2021	1,987	625	58	2,670
Impairment	(1,257)	-	-	(1,257)
Loss on changes in fair value	-	(591)	(58)	(649)
Balance at December 31, 2022	730	34	-	764

The impairment of common shares and loss on changes in fair value appear in the unrealized loss on fair value of investments caption in the consolidated statements of loss and comprehensive loss.

The value of the investee common shares appears in the investment line on the consolidated statement of financial position. The value of the warrants appears in current assets within the prepaid expenses and other accrued assets line on the consolidated statement of financial position.

As a sensitivity assessment to the fair value calculations, a 10% change in the valuation multiples applied to the investee common shares results in a 10% change in the fair value as at December 31, 2022 of $0.1 million. Applying a 10% change in share price to the warrants results in a less than $0.1 million change in fair value, and a 10% change in volatility results in a less than $0.1 million change in fair value.

9. ASSET ACQUISITIONS AND BUSINESS COMBINATIONS

Franchise Global Health Inc. ("FGH") business combination

On December 23, 2022, the Company completed its acquisition of all the issued and outstanding common shares (the "Franchise Common Shares") of FGH., a corporation existing under the laws of the Province of British Columbia by way of a statutory plan of arrangement (the "Arrangement") under the Business Corporations Act (British Columbia). The Arrangement was completed pursuant to that certain Arrangement Agreement, dated October 21, 2022, by and between Flora and FGH. FGH, through its wholly-owned subsidiaries, is a multi-national operator in the medical cannabis and pharmaceutical industry with principal operations in Germany. The Company acquired FGH to expand its product offerings, accelerate its revenue growth, expand its customer and distribution capabilities in Germany and to improve synergies and cost savings.

Pursuant to the Arrangement Agreement, at completion of the Arrangement, Flora acquired the Franchise Common Shares in exchange for 43,525,951 of Flora's common shares, no par value (the "Flora Shares"), for total purchase consideration of $9.8 million. The issuance of the Flora Shares in exchange for the Franchise Common Shares was, subject to applicable securities laws, exempt from the registration requirements of (i) the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 3(a)(10) thereof and (ii) applicable U.S. state securities laws. Notwithstanding the foregoing, in accordance with the terms set forth in the Arrangement Agreement, all Flora Shares delivered to the former shareholders of FGH bear a restrictive legend and may not be sold for a period of ninety (90) days following the closing of the Arrangement.

The purchase is accounted for as a business combination with amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

F-43

(Thousands of United States dollars)
Current assets
Cash	$730
Trade receivables	2,271
Inventory	2,019
Indemnity receivables	3,415
Prepaid assets	139

Non-current assets
Property, plant, and equipment	452
Right of use assets	115
Intangible assets	6,102
Goodwill	3,716
Total assets	$18,959

Current liabilities
Trade payables and accrued liabilities	$(6,245)
Current lease liabilities	(98)
Current portion of debt	(1,062)

Long term lease liability	(21)
Deferred tax	(1,717)
Total liabilities	$(9,143)
Total net assets acquired	$9,816

The amounts shown are provisional. The Company has a measurement period of one year following the acquisition date on December 23, 2022 to adjust the provisional amounts recognized for any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of additional assets or liabilities, or affected the measurement of the amounts recognized as of that date.

Since the acquisition date through December 31, 2022, FGH revenue was $0.1 million with net loss and comprehensive loss of $0.1 million.

As part of the acquisition terms, the former Chief Executive Officer of FGH, together with certain affiliated entities under his control, entered into an agreement pursuant to which they agreed to indemnify the Company for certain potential liabilities of FGH and its subsidiaries, up to a maximum of $5.0 million. A total of $3.4 million of liabilities were recognized in the trade payables and accrued liabilities of FGH on the date of acquisition that were subject to this indemnification obligation. The Company believes it will be fully indemnified by the former CEO of FGH, and, as such, has recorded $3.4 million of indemnification receivables. The indemnified losses include:

1. any losses that are related to the ownership or the operation of FGH and its Canadian subsidiaries, in each case prior to the closing of the Arrangement, that are unknown to the Company and that: (i) have not been disclosed or accounted for in FGH filings; or (ii) have not been disclosed in the Company Disclosure Letter, in each case as at the date of the Arrangement Agreement;

2. any losses that may arise from amounts owed or that may become owed to certain persons or in respect of certain matters identified in the indemnity agreement, as amended; and

3. any fraud, intentional misrepresentation, willful breach, or willful misconduct on the part of FGH or any other entity identified in the indemnity agreement of any of the foregoing in connection with the indemnity agreement or the Arrangement Agreement.

The intangible assets of $6.1 million are comprised of the following categories and estimated useful lives: supplier relationships of $2.4 million for five years, customer relationships of $2.3 million for five years, and licenses of $1.4 million for five years. The Company does not expect the goodwill and intangible asset values to be deductible for Canadian income tax purposes. The goodwill is assigned to the commercial and wholesale segment.

If FGH was acquired at January 1, 2022, the combined revenue and net loss of FGH and the Company would have increased approximately $40.3 million and $19.0 million, respectively (unaudited).

The Company incurred acquisition related costs of $0.3 million which were expensed as incurred in professional fees on the consolidated statements of loss and comprehensive loss.

Just Brands LLC and High Roller Private Label LLC (collectively "JustCBD") business combination

F-44

On February 24, 2022, Flora Growth U.S. Holdings Corp., a wholly-owned subsidiary of the Company, completed the acquisition of 100% of the outstanding equity interests in each of (i) Just Brands LLC and (ii) High Roller Private Label LLC for total purchase consideration of $34.4 million. JustCBD is a manufacturer and distributor of consumable cannabinoid products, including gummies, tinctures, vape cartridges, and creams. JustCBD is based in Florida in the United States and was formed in 2017. The Company acquired JustCBD to expand its product offerings, accelerate its revenue growth, expand its customer and distribution capabilities in the United States and for the acquisition of human capital through JustCBD's management team.

The purchase consideration was comprised of (i) $16.0 million of cash, less $0.2 million returned to the Company in August 2022 due to final calculated closing working capital falling short of the target working capital, (ii) 9.5 million common shares of the Company valued at $14.7 million, inclusive of a 15% fair value discount for the required six-month holding period of the shares, and (iii) $4.0 million of contingent purchase consideration. The contingent purchase consideration is based on a clause in the purchase agreement that provides that if at any time during the 24 months following the acquisition date, the five-day volume weighted average price ("VWAP") per share of the Company's common shares as quoted on the Nasdaq Capital Market fails to equal or exceed $5.00, then the Company shall issue a number of additional common shares to the sellers equal to the difference between (x) a fraction, the numerator of which is $47.5 million and the denominator of which is the highest five day VWAP at any point during the 24 months following the closing and (y) the 9.5 million common shares delivered to the sellers at the closing. In no event shall the Company be required to issue more than 3.65 million common shares unless it shall have obtained the consent of the Company's shareholders to do so. In the event the Company is required to deliver in excess of 3.65 million shares to the sellers ("Excess Shares") and the Company shall not have obtained shareholder consent, the Company may deliver cash to the sellers in lieu of such Excess Shares determined by a formula set forth in the purchase agreement. The contingent purchase consideration is classified as a financial liability within the contingent purchase considerations line on the statement of financial position as the Company may be required to settle any amounts due in cash instead of common shares if the Company's common shareholders do not provide requisite shareholder approval to issue additional common shares.

The fair value of the contingent purchase consideration at February 24, 2022 was determined using a Monte Carlo simulation incorporating Brownian motion with 100,000 trials through a binomial lattice model. The significant inputs to the valuation included the two-year time period, the Company's closing share price at February 24, 2022 ($1.82), estimated Company common share volatility (100%), and risk free rate of 1.5% to discount the ending result to present value.

The fair value of the contingent purchase consideration at December 31, 2022 was determined using a Monte Carlo simulation incorporating Brownian motion with 100,000 trials through a binomial lattice model. The significant inputs to the valuation include the remaining time period, the Company's closing share price at December 31, 2022 ($0.23), estimated Company common share volatility (110%), and risk free rate of 4.7% to discount the ending result to present value. The Company determined that the balance of this contingent consideration at December 31, 2022 was $2.6 million, with the $1.3 million decrease in the balance from February 24, 2022 recorded in the unrealized loss from changes in fair value caption in the consolidated statements of loss and comprehensive loss.

The purchase is accounted for as a business combination with amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

(Thousands of United States dollars)
Current assets
Cash	$535
Trade receivables	975
Inventory	5,534
Other current assets	540

Non-current assets
Property, plant, and equipment	536
Right of use assets	772
Other non-current assets	127
Intangible asset	4,533
Goodwill	24,898
Total assets	$38,450

Current liabilities
Trade payables and accrued liabilities	$(2,273)
Current lease liabilities	(644)
Provision for sales tax	(982)
Deferred tax	(24)
Other current liabilities	(99)
Total liabilities	$(4,022)
Total net assets acquired	$34,428

F-45

The fair value of the trade receivables reflects a $0.3 million discount to the gross contractual amounts as allowance for potentially uncollectible amounts. Since the acquisition date through December 31, 2022, JustCBD revenue was $26.4 million with net loss and comprehensive loss of $6.5 million. The acquired provision for sales tax is discussed at Note 18 below.

The intangible assets of $4.5 million are comprised of the following categories and estimated useful lives: tradenames of $3.1 million for eight to nine years, customer relationships of $1.2 million for five to seven years, and know-how of $0.2 million for three years. The Company expects the goodwill and intangible asset values to be deductible for United States income tax purposes. The goodwill is assigned to the house of brands segment.

If JustCBD was acquired at January 1, 2022, the combined revenue and net loss of JustCBD and the Company would have increased approximately $5.2 million and $1.6 million, respectively (unaudited).

The Company incurred acquisition related costs of $0.6 million which were expensed as incurred in professional fees on the consolidated statements of loss and comprehensive loss.

No Cap Hemp Co. ("No Cap") business combination

On July 20, 2022, Just Brands LLC., a wholly owned subsidiary of the Company, acquired certain assets, assumed certain liabilities, retained certain employees and processes (together the "purchased assets") of No Cap Hemp Co. for total purchase consideration of $0.9 million. No Cap is a manufacturer and distributor of high quality and affordable CBD products. No Cap is based in Florida in the United States and was formed in 2017. Just Brands LLC acquired No Cap to expand its product offerings and accelerate its revenue growth.

As consideration for the purchased assets of No Cap, Just Brands LLC will pay an amount equal to 10% of the sales of No Cap until such a time that Just Brands LLC will have paid a total of $2.0 million. Also on July 20, 2022, Just Brands LLC advanced $0.2 million to the former owners of No Cap. This $0.2 million will be settled prior to and in the same manner as the consideration for the purchased assets. As these entire amounts are considered contingent consideration, it was valued using discounted cash flow models utilizing two different rates, high and low. The significant inputs to the valuation include the estimated nine-year time period to accumulate the $2.0 million maximum payment and discount rates of 23.5%, high, and 14.3%, low, to estimate the present value of the future cash outflows. The resulting acquisition date fair value of $0.9 million contingent purchase consideration is classified within the contingent purchase considerations line on the statement of financial position. At December 31, 2022, the remaining balance outstanding was $0.9 million.

The purchase is accounted for as a business combination with amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

(Thousands of United States dollars)
Current assets
Trade receivables	31
Inventory	725

Non-current assets
Intangible asset	-
Goodwill	417
Total assets	$1,173

Current liabilities
Trade payables and accrued liabilities	(272)
Total liabilities	$(272)
Total net assets acquired	$901

F-46

The fair value of the trade receivables reflects a $0.2 million discount to the gross contractual amounts as allowance for potentially uncollectible amounts. Since the acquisition date through December 31, 2022, No Cap revenue was $0.6 million with net income and comprehensive loss of $0.1 million.

The Company expects the goodwill to be deductible for Unites States income tax purposes. The goodwill is assigned to the house of brands segment.

If No Cap was acquired at January 1, 2022, the combined revenue of No Cap and the Company would have increased approximately $1.9 million, and the combined net loss would have decreased by $1.0 million (unaudited).

Vessel Brand, Inc. ("Vessel") business combination

On November 12, 2021, the Company acquired 100% of the equity interests in Vessel for total purchase consideration of $28.7 million. Vessel designs and sells premium cannabis consumption accessories in the United States through Vessel's direct to consumer website and wholesale to distributors. Vessel was based in California (Note 13) in the United States and was formed in 2018. The purchase consideration was comprised of $8.0 million and 4,557,000 common shares of the Company valued at $20.7 million based on the closing share price of the Company's common shares less a 15% fair value discount for the required six-month holding period of 3.6 million of the Company's shares issued. The Company acquired Vessel to expand its product offerings, accelerate its revenue growth, expand its presence in the United States and for the acquisition of human capital through Vessel's management team.

The amounts recognized as at the acquisition date for each major class of assets acquired and liabilities assumed are as follows:

(Thousands of United States dollars)
Current assets
Cash	$570
Trade receivables	49
Inventory	1,278
Other current assets	151

Non-current assets
Property, plant and equipment	124
Right of use assets	501
Other long-term assets	42
Intangible assets	9,150
Goodwill	19,675
Total assets	$31,540

Current liabilities
Trade payables and accrued liabilities	$(856)
Deferred tax	(1,500)

Non-current lease liability	(530)
Total liabilities	$(2,886)
Total net assets acquired	$28,654

The fair value of the trade receivables approximates the gross contractual amounts and the Company expects to fully collect the balance. Since the acquisition date through December 31, 2021, Vessel revenue was $1.1 million with net loss and comprehensive loss of $0.3 million.

The intangible assets of $9.2 million were comprised of the following categories and estimated useful lives: tradename of $2.1 million for eight years, patents and developed technology of $4.3 million for nine years, noncompete agreement of $1.2 million for three years, and customer relationships of $1.6 million for ten years. The Company does not expect the goodwill and intangible asset values to be deductible for Unites States income tax purposes. The goodwill is assigned to the house of brands segment.

F-47

If Vessel was acquired at January 1, 2021, the combined revenue and net loss of Vessel and the Company would have increased approximately $6.5 million and $1.5 million, respectively, during the year ended December 31, 2021 (unaudited).

The Company incurred acquisition related costs of $0.3 million which were expensed as incurred in professional fees on the consolidated statements of loss and comprehensive loss.

Quipropharma asset acquisition

On January 12, 2021, the Company acquired certain laboratory assets from Quipropharma for COP 1.2 billion ($0.4 million) and real estate assets for COP 3.9 billion ($1.1 million). These purchases did not meet the definition of a business combination under US GAAP and was therefore recorded as an asset acquisition. The asset acquisition was recorded at 100% of the fair value of the net assets acquired, with the consideration paid entirely assigned to property and equipment of $1.5 million.

Supplemental Pro Forma Information (unaudited)

The unaudited pro forma information for the periods set forth below gives effect to the acquisition of JustCBD, Vessel, and FGH as if the acquisitions had occurred on January 1, 2021. Proforma net revenue for the years ended December 31, 2022 and 2021 are $84.5 million and $45.8 million, respectively. Proforma net loss and comprehensive loss attributable to common shareholders for the years ended December 31, 2022 and 2021 are $72.2 million and $34.0 million, respectively.

Acquisition of Minority interests

On January 18, 2022, the Company acquired the remaining 13% of the outstanding equity interests in Flora Beauty LLC from its minority shareholder in exchange for 100,000 common shares of the Company and a stock option exercisable for up to 50,000 common shares of the Company at an exercise price of $1.70 per share that expire five years from the date of the grant.

On January 31, 2022, the Company completed its acquisition of Breeze by acquiring the remaining 10% of the equity interests in Breeze from its minority shareholders in exchange for 30,282 common shares of the Company.

10. INTANGIBLE ASSETS AND GOODWILL

A continuity of intangible assets for the years ended December 31, 2022 and 2021 is as follows:

In Thousands of United States dollars	License	Customer Relationships	Trademarks and Brands	Patents	Non-Compete Agreements	Goodwill	Total
Cost
At December 31, 2020	$410	$189	$121	$-	$-	$431	$1,151
Additions	200	-	-	-	-	-	200
Acquired through business combinations	-	1,570	2,090	4,300	1,190	19,675	28,825
Impairment	-	-	-	-	-	(51)	(51)
At December 31, 2021	$610	$1,759	$2,211	$4,300	$1,190	$20,054	$30,124

Accumulated Amortization
At December 31, 2020	$64	$-	$-	$-	$-	$-	$64
Additions	65	26	35	48	66	-	240
At December 31, 2021	$129	$26	$35	$48	$66	$-	$304

Foreign Currency translation	(30)	-	-	-	-	-	(30)
Net book value at December 31, 2021	$451	$1,733	$2,176	$4,252	$1,124	$20,054	$29,790

F-48

In Thousands of United States dollars	License	Customer/Supplier Relationships	Trademarks and Brands	Patents	Non- Compete Agreements	Goodwill	Total
Cost
At December 31, 2021	$610	$1,759	$2,211	$4,300	$1,190	$20,054	$30,124
Acquired through business combinations	1,397	5,945	3,063	230	-	29,031	39,666
Impairment	(128)	(1)	(31)	-	-	(25,452)	(25,612)
At December 31, 2022	$1,879	$7,703	$5,243	$4,530	$1,190	$23,633	$44,178

Accumulated Amortization
At December 31, 2021	$129	$26	$35	$48	$66	$-	$304
Additions	144	360	623	573	397	-	2,097
At December 31, 2022	$273	$386	$658	$621	$463	$-	$2,401

Foreign Currency translation	(46)	17	(19)	-	-	(261)	(309)
Net book value at December 31, 2022	$1,560	$7,334	$4,566	$3,909	$727	$23,372	$41,468

The Company’s intangible assets acquired in 2020 consist of customer relationships, tradenames/brands and licenses and certifications for formulations due to the acquisitions of Kasa, Breeze and Grupo Farmaceutico Cronomed. The amounts were recorded based on their estimated fair values as part of the business combinations accounting as of the respective acquisition dates. At December 31, 2022, the Company determined that indicators of impairment were present that related to certain customer relationships and tradenames acquired in 2020. The Company recorded an impairment of less than $0.1 million on these assets during the year ended December 31, 2022 (Note 11).

The Company’s intangible asset additions in 2021 primarily consist of assets acquired as part of the November 2021 purchase of Vessel (Note 9) and intellectual property for cannabis industry education materials purchased from a third party categorized under licenses. The 2021 additions to license were being amortized over its estimated useful life of 36 months, with 23 months remaining as at December 31, 2022. At December 31, 2022, the Company determined that indicators of impairment related to these licenses were present, and, thus, recorded a full impairment of $0.1 million on the remaining value of these licenses (Note 11). Information regarding the significant Vessel intangible assets within the indicated categories of the table above is as follows as at December 31, 2022:

·	Tradenames and brands: carrying amount $1.8 million with 82 months of remaining amortization period
·	Patents and developed technology: carrying amount $3.7 million with 94 months of remaining amortization period
·	Noncompete agreement: carrying amount $0.8 million with 22 months of remaining amortization period
·	Customer relationships: carrying amount $1.4 million with 106 months of remaining amortization period

The Company’s intangible asset additions in 2022 primarily consist of assets acquired as part of the February 2022 purchase of JustCBD and the December 2022 purchase of Franchise (Note 9). Information regarding the significant JustCBD intangible assets within the indicated categories of the table above is as follows as at December 31, 2022:

·	Tradenames: carrying amount $2.7 million with 86 to 98 months of remaining amortization periods
·	Customer relationships: carrying amount $1.1 million with 50 to 74 months of remaining amortization periods
·	Know-how: carrying amount $0.2 million with 26 months of remaining amortization period

Information regarding the significant FGH intangible assets within the indicated categories of the table above is as follows as at December 31, 2022:

·	Customer and supplier relationships: carrying amount $4.7 million with 60 months of remaining amortization period
·	Licenses: carrying amount $1.4 million with 60 months of remaining amortization period

F-49

The gross cost of the intangible assets is amortized over their estimated useful lives, as the Company does not expect the assets to have significant residual value for any of the asset classes. The weighted average amortization period at December 31, 2022 by asset class subject to amortization is as follows:

License	5.0 years
Customer relationships	5.9 years
Trademarks and brands	7.1 years
Patents	7.6 years
Non-complete agreements	1.8 years
Total	6.3 years

Certain licenses and trademarks have renewal or extension terms available, with a weighted average of 5.3 and 7.1 years, respectively, remaining before the next renewal or extension is due at December 31, 2022. The Company expenses such costs as incurred. The licenses are necessary to conduct operations in the Company’s jurisdictions, and especially for the cannabis related operations. The Company’s trademarks and brands are registered to protect the assets from use by others, and cash flows of the related reporting units and asset groups could be negatively impact if the Company did not successfully renew them.

At December 31, 2022, the estimated aggregate amortization expense for each of the next five years is as follows:

Thousands of United States dollars

2023	$3,254
2024	$3,180
2025	$2,754
2026	$2,741
2027	$2,667

The Company’s goodwill is assigned to the following reporting units for the years ended December 31, 2021 and 2022:

In Thousands of United States dollars	Pharmaceuticals	Food and beverage	Vessel	JustCBD	Franchise	Total
Gross goodwill recorded prior to December 31, 2020	$1,413	$834	$-	$-	$-	$2,247
Impairment recorded prior to December 31, 2020	(1,034)	(783)	-	-	-	(1,817)
Net book value as at December 31, 2020	379	51	-	-	-	430
Acquired through business combinations	-	-	19,675	-	-	19,675
Impairment	-	(51)	-	-	-	(51)
Net book value as at December 31, 2021	379	-	19,675	-	-	20,054
Acquired through business combinations	-	-	-	25,315	3,716	29,031
Impairment	(379)	-	(19,675)	(5,398)	-	(25,452)
Foreign exchange impacts	-	-	-	(277)	16	(261)
Net book value as at December 31, 2022	$-	$-	$-	$19,640	$3,732	$23,372

11. IMPAIRMENT OF ASSETS

For the year ended December 31, 2022, the Company tested its goodwill for impairment as part of its annual fourth quarter impairment test, and at interim periods when impairment indicators exist. In addition, the Company assessed its other long-lived assets for impairment due to external indicators such as a decline in the value of the Company's publicly traded common shares as well as internal indicators such as negative operating cash flows. The Company's goodwill is assigned to the reporting units associated with the original acquisition of those operations. Management determined the Company's reporting units for 2022 impairment testing are its reportable segments shown in Note 23, but with the house of brands segment broken down into separate reporting units for the Company's JustCBD, Vessel, FGH, and food and beverage product groups of assets.

The Company may consider the results of both an income approach (discounted cash flows) and market approach (guideline public companies) when determining the recoverable amount of its reporting units. For the income approach, the significant assumptions used in the calculation of the recoverable amounts of the reporting units include forecasted revenue, expenses and net cash flows, terminal period cash flows and growth rates, and the weighted average cost of capital used as the discount rate. These assumptions are considered Level 3 inputs in the fair value hierarchy. The assumptions consider historical and projected data from internal sources as well as external industry trends and expectations. For the market approach, the significant assumptions include identifying and calibrating relevant guideline public companies, and determining the financial metric to measure against. The results of the two approaches are considered, and judgment is applied in weighting each approach to determine the recoverable amount of the reporting unit.

F-50

For long-lived assets other than goodwill, which show impairment indicators are present, the Company compares its expected undiscounted future cash flows to the carrying value of the asset group. If the undiscounted future cash flows are less than the carrying value of the assets, then the fair value of the asset group is calculated using an income or market approach as discussed in the prior paragraph. The significant assumptions used in calculating the undiscounted future cash flows include determining the primary asset of the asset group which sets the length of time to project the cash flows, and the forecasted revenue, expenses and net cash flows relating to the asset group.

2022 Annual Impairment Test

The Company concluded that the carrying values of its Vessel, JustCBD and pharmaceuticals reporting units were higher than their respective estimated fair values, and a goodwill impairment loss totaling $25.5 million was recognized in the year ended December 31, 2022, with details of these impairment tests discussed below. The goodwill impairment loss was comprised of (i) $19.7 million related to the Vessel reporting unit, representing the entirety of the goodwill assigned to the Vessel reporting unit, part of the house of brands segment; (ii) $5.4 million related to the JustCBD reporting unit, part of the house of brands segment; and (iii) $0.4 million related to the pharmaceuticals reporting unit and segment. See Note 23 for discussion of the Company's segments. Certain negative trends, including slower growth rates, resulted in updated long-term financial forecasts indicating lower forecasted revenue and cash flow generation for the Vessel and pharmaceutical reporting units. No impairment was noted for the Franchise reporting unit, as the acquisition of Franchise occurred close to the end of the year and fair value calculated at the December 23, 2022 acquisition date approximates fair value as at December 31, 2022.

The Company reconciled the sum of its reporting unit recoverable amounts discussed above plus all other net assets to the Company's market capitalization of common shares as December 31, 2022. The Company's recoverable amounts at December 31, 2022 exceeded the market capitalization of its common shares by 98%. The Company believes the 98% excess is due to implied equity control premium and is within an acceptable range of values based on control premiums observed in business combinations within the cannabis and wholesale industries.

December 31, 2022 Annual Goodwill Impairment Test of Vessel

At June 30, 2022, the Company's Vessel reporting unit had external indicators of impairment primarily due to a decline in comparable public company share prices which would negatively impact the implied valuation of Vessel. As such, the Company tested the Vessel reporting unit for impairment as at June 30, 2022 and determined that the carrying value of the reporting unit's assets exceeded the recoverable amount, resulting in goodwill impairment of $16.0 million recorded in the first half of fiscal 2022. The impairment is recorded in the goodwill impairment caption on the consolidated statements of loss and comprehensive loss.

Vessel's December 31, 2022 carrying value of $11.6 million was comprised primarily of goodwill and identified intangible assets of $11.3 million and other long-lived assets of $1.0 million. The carrying value is reduced by inseparable market participant liabilities associated with the November 2021 acquisition of Vessel which includes $1.1 million of lease liability. The estimated recoverable amount of Vessel at December 31, 2022 was $7.0 million, resulting in goodwill impairment of the remaining $3.7 million as the carrying value of the reporting unit's assets exceeds the recoverable amount. The impairment is recorded in the goodwill impairment caption on the consolidated statements of loss and comprehensive loss.

The reporting unit's fair value was determined based on an income approach discounted cash flow model of $7.6 million (80% weighting) and a market approach guideline public company method of $7.0 million (20% weighting). After working capital adjustments, the resulting fair value was estimated at $7.0 million. The income approach used a discount rate of 17%, operating margins from 0% to 18%, working capital requirements of 15% revenue, and a terminal period growth rate of 3%. The revenue growth rates start at 14% in 2023 and taper down to 3% in the terminal period after 2030. The market approach considered guideline public companies similar to Vessel considering financial metrics such as historical revenue growth, gross margin and EBITDA profitability and with operations focused on consumer brands and similar sales channels. An enterprise value to latest twelve months revenue multiple of 1.0 was selected based on consideration of the enterprise value to latest twelve months multiples of the guideline companies. The multiple was applied to Vessel's revenue for the twelve months ended December 31, 2022. The impairment test valuation is considered a Level 3 method within the ASC 820 fair value hierarchy.

F-51

After the impairment recorded at December 31, 2022, Vessel's carrying value was equal to its recoverable amount. As a sensitivity assessment to the recoverable amount calculations, increasing the discount rate by 3% in the income approach model would decrease the reporting unit fair value by $1.8 million. Reducing the market approach selected revenue multiple by 0.10 from 1.00 above down to 0.90 (approximately 10% change) would result in a decrease of the reporting unit fair value of approximately $0.7 million. However, there would be no impact on the goodwill impairment amount for either of these unfavorable changes in the models as the imputed fair value of the goodwill exceeded its carrying amount by $1.1 million with the goodwill impaired to zero.

December 31, 2022 Annual Goodwill Impairment Test of JustCBD

JustCBD's December 31, 2022 carrying value of $34.4 million was comprised primarily of goodwill and identified intangible assets of $29.0 million and other long-lived assets of $2.0 million. The carrying value is reduced by inseparable market participant liabilities associated with the February 2022 acquisition of JustCBD which includes $1.2 million of lease liability. The estimated recoverable amount of JustCBD at December 31, 2022 was $29.0 million, resulting in goodwill impairment of $5.4 million as the carrying value of the reporting unit's assets exceeds the recoverable amount. The impairment is recorded in the goodwill impairment caption on the consolidated statements of loss and comprehensive loss.

The reporting unit's fair value was determined based on an income approach discounted cash flow model of $28.0 million (80% weighting) and a market approach guideline public company method of $21.9 million (20% weighting). After working capital adjustments, the resulting fair value was estimated at $29.0 million. The income approach used a discount rate of 32%, operating margins from 5% to 28%, working capital requirements of 10% revenue, and a terminal period growth rate of 3%. The revenue growth rates start at 21% in 2023 and taper down to 3% in the terminal period after 2030. The market approach considered guideline public companies similar to JustCBD considering financial metrics such as historical revenue growth, gross margin and EBITDA profitability and with operations focused on consumer brands and similar sales channels. An enterprise value to latest twelve months revenue multiple of 0.6 was given the most weight in the valuation and was selected based on consideration of the enterprise value to latest twelve months multiples of the guideline companies. The multiple was applied to JustCBD's revenue for the twelve months ended December 31, 2022. The impairment test valuation is considered a Level 3 method within the ASC 820 fair value hierarchy.

After the impairment recorded at December 31, 2022, JustCBD's carrying value was equal to its recoverable amount. Any change in the significant assumptions could result in additional impairment of its goodwill as at December 31, 2022. As a sensitivity assessment to the recoverable amount calculations, increasing the discount rate in the income approach model by 3% from 32% above up to 35% (approximately 9% change) would result in a decrease of the reporting unit fair value and additional goodwill impairment of approximately $3.5 million. Reducing the market approach selected revenue multiple by 0.1 from 0.6 above down to 0.5 (approximately 17% change) would result in a decrease of the reporting unit fair value and additional goodwill impairment of approximately $3.7 million.

December 31, 2022 Annual Goodwill Impairment Test of Pharmaceuticals

Pharmaceutical's December 31, 2022 carrying value of $2.4 million was comprised primarily of goodwill and identified intangible assets of $0.7 million and other long-lived assets of $1.6 million. The estimated recoverable amount of pharmaceuticals at December 31, 2022 was $2.0 million, resulting in impairment of the remaining $0.4 million as the carrying value of the reporting unit's assets exceeds the recoverable amount. The impairment is recorded in goodwill impairment caption on the consolidated statements of loss and comprehensive loss. The reporting unit's fair value was determined based on an income approach discounted cash flow model, with the fair value estimated at $2.0 million. The income approach used a discount rate of 25%, operating margins from 8% to 16%, working capital requirements of 30% revenue, and a terminal period growth rate of 3%. The revenue growth rates start at 11% in 2023 and taper down to 3% in the terminal period after 2028.

After the impairment recorded at December 31, 2022, Pharmaceutical's carrying value was equal to its recoverable amount. As a sensitivity assessment to the recoverable amount calculations, increasing the discount rate in the model by 3% from 25% to 28% (approximately 12% change) would decrease the value of the reporting unit by $0.3 million. However, there would be no impact on the goodwill impairment amount for this potential unfavorable change in the model as the imputed fair value of the goodwill approximated the prior goodwill balance, and the goodwill is now impaired to zero.

F-52

December 31, 2022 Other Long-Lived Asset Impairment Tests

For asset groups that had indicators of impairment, the Company performed a quantitative analysis as of December 31, 2022 to determine if impairment existed by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. This analysis indicated that certain asset values may not be recoverable. The Company then calculated the fair value of these assets using an income approach. As a result, the Company recorded an impairment of the property, plant and equipment, customer relationships and trademarks within its Colombia asset groups within the house of brands segment totaling $0.1 million and an impairment of the licenses within the corporate segment totaling $0.1 million. These charges were recorded in the other asset impairments caption on the consolidated statements of loss and comprehensive loss. The Company performed a similar analysis for its Colombian commercial and wholesale asset group property, plant and equipment as of December 31, 2022, and determined that no indicators of impairment were present.

During the fourth quarter of 2022, the Company decided to consolidate operations and looked for subtenants for two building leases that have contractual lease obligations through 2026 and 2027. These leases are recorded on the Company's statement of financial position as operating lease right of use assets. The lease assets have indicators of impairment as they are no longer used in the asset groups' operations, but the Company is actively seeking to sublease both spaces to generate income from the spaces. The Company calculated the fair value of the two leases using an income approach on the expected sublease income. The resulting fair values were compared to the operating right of use asset values at December 31, 2022, resulting in an impairment of $0.6 million. The discounted cash flow models assumed the spaces would be subleased within 2023 at 75% to 100% of the Company's cost of the leases, less upfront costs to obtain a sublease tenant. The cash flows were discounted at 8% to 9% which approximates the discount rate in the Company's right of use asset and lease liability calculations. These charges were recorded in the other asset impairments caption on the consolidated statements of loss and comprehensive loss.

2021 Annual Impairment Test

As a result of the impairment test, the Company's food and beverage reporting unit incurred a goodwill impairment of $0.1 million to write-down goodwill to zero as at December 31, 2021. The discount rate used in the analysis was 20.5%, revenue growth reflecting the Company's budget estimates and annualizing 2021 results for 2022, revenue growth of approximately 55% through 2025, and tapering down to 3% terminal period growth. Operating margin ranged from -14% in 2022 and increasing to 6% in 2024 through the terminal period and working capital requirements at 25% of revenue and tapering down to 15% of revenue by 2024 through the terminal period.

The Company's Vessel reporting unit was acquired in November 2021 as discussed in Note 9. The reporting unit's carrying value was considered for impairment as at December 31, 2021, resulting in no impairment as the recoverable amount exceeded the carrying value of the reporting unit's assets. The recoverable amount is based on fair value. The fair value of the Company's Vessel reporting unit was determined based on guideline public companies similar to Vessel considering financial metrics such as historical revenue growth, gross margin and EBITDA profitability and with operations focused on consumer brands and similar sales channels. An enterprise value to latest twelve months revenue multiple of 4.3x was selected based on consideration of the enterprise value to latest twelve months multiples of the guideline companies as well as the implied multiple the Company paid to acquire Vessel in November 2021. The multiple was applied to Vessel's revenue for the twelve months ended December 31, 2021. The impairment test valuation is considered a Level 3 method within the ASC 820 fair value hierarchy.

The Company's other reporting units were tested for impairment in the fourth quarter of 2021, but the recoverable amounts significantly exceeded the carrying values, resulting in no impairment. At the time of the test, the carrying value of goodwill for these other reporting unit's totaled $0.4 million and other long-lived assets totaled $3.1 million. The recoverable amounts were determined based on an income approach, with discount rates ranging from 20.5% to 30%, operating margins from 6% to 45%, working capital requirements ranging from 15% to 30% of revenue, and terminal period growth rates of 3%. The revenue growth rates reflected the Company's expectations for developing these businesses with growth rates beyond the development stage period of 55% in 2024 and tapering down to 3% in the terminal period after 2025. The discount rates applied include reporting unit specific risk premiums ranging from 8% to 19%.

12. DEBT

F-53

Euro credit facility

The Company, through FGH, has a credit facility for 1.0 million Euro, secured by the trade and other receivables of one of the subsidiaries of FGH. As of December 31, 2022, the outstanding amount was 1.0 million Euros ($1.1 million USD). The credit facility has a rate of Euro Interbank Offer Rate (“Euribor”) plus 2.95% per year and is due January 10, 2023. The Company and the bank agreed to renew the credit facility on January 10, 2023, under the same terms. The credit facility will now be due May 10, 2023. The interest on the credit facility resets every two months and the interest on the outstanding balance is paid monthly. There arrangement is open ended without a predetermined maturity date.

13. LEASES

The Company’s leases primarily consist of administrative real estate leases in Colombia, Germany and the United States, and the Company’s cultivation property in Santander, Colombia. Management has determined all the Company’s leases are operating leases through December 31, 2022. Information regarding the Company’s leases is as follows:

Thousands of United States dollars	Year ended December 31, 2022	Year ended December 31, 2021
Components of lease expense
Operating lease expense	$1,221	$316
Short-term lease expense	396	14
Total lease expense	$1,617	$330

Other Information
Operating cash flows from operating leases	$1,180	$256
ROU assets obtained in exchange for new operating lease liabilities	2,919	1,233
Weighted-average remaining lease term in years for operating leases	3.5	3.3
Weighted-average discount rate for operating leases	7.9%	9.0%

Maturities of operating lease liabilities as of December 31, 2022 are as follows:

Thousands of United States dollars	Operating Leases
2023	$1,383
2024	849
2025	443
2026	417
2027	237
Thereafter	189
Total future lease payments	3,518
Less: imputed interest	(461)
Total lease liabilities	3,057
Less: current lease liabilities	(1,188)
Total non-current lease liabilities	$1,869

Most of the Company’s leases contain renewal options to continue the leases for another term equivalent to the original term, which are generally up to two years. The lease liabilities above include renewal terms that management has executed or is reasonably certain of renewing, which only included leases that would have expired in 2022.

The Company’s operating lease of warehousing and office space for Vessel Brand Inc. expires August 31, 2027. The lease includes an option to extend the lease term for the entire space for a period of five years at the end of the current lease term. At December 31, 2022, the renewal option is not included in the related operating right of use asset recorded. At the end of 2022, the Company decided to move Vessel’s operations and to consolidate them with JustCBD’s operations in Florida. The Company is currently seeking a subtenant for this lease. See Note 11.

F-54

The Company’s operating lease of manufacturing and warehousing for High Roller Private Label LLC expires June 30, 2024. The lease does not contain a renewal option.

The Company’s operating lease of warehousing and office space for Just Brands LLC expires April 30, 2024. The lease does not contain a renewal option.

The Company’s land lease for 361 hectares of property in Santander, Colombia expires August 31, 2024 with an option to extend the lease for an additional five years, unless either the Company or lessor provide notice to terminate the lease at the end of the original term with six months’ notice. At December 31, 2022, the renewal option is not included in the related right of use asset recorded.

14. SHARE CAPITAL

Authorized and issued

The Company is authorized to issue an unlimited number of common shares, no par value. On April 30, 2021, the Company consolidated its issued and outstanding common shares based on one new common share of the Company for every three existing common shares of the Company. All common shares and per share amounts have been restated to give retroactive effect to the share consolidation.

The Company had the following significant common share transactions:

Year ended December 31, 2022

DECEMBER 2022 PAYMENT TO FGH OWNERS

As discussed in Note 9, the Company issued 43,525,951 common shares of the Company valued at $9.8 million, inclusive of a 7.5% fair value discount for the required three-month holding period of the shares, to the prior owners of FGH as part of the Company’s acquisition of FGH on December 23, 2022.

DECEMBER 2022 UNIT OFFERING

On December 8, 2022, the Company closed a registered direct offering of 12,500,000 units of the Company at a price of $0.40 per unit for gross proceeds of $5.0 million. Each unit is comprised of one common share of the Company and one common share purchase warrant (12,500,000 total warrants) to purchase one additional common share at an exercise price of $0.40 per warrant share through December 8, 2027. Additionally, the Company amended the exercise price with respect to 1,325,000 warrants that were previously issued in the November 2021 offering (see Note 16) from $3.75 per share to $0.40 per share with no increase to the value of additional paid-in capital as it was offset by a corresponding increase to issuance costs. The Company paid $0.4 million in issuance costs relating to the December 2022 unit offering, as well as 500,000 warrants issued to the placement agent as discussed in Note 16.

FEBRUARY 2022 PAYMENT TO JUSTCBD OWNERS

As discussed in Note 9, the Company issued 9,500,000 common shares of the Company valued at $14.7 million, inclusive of a 15% fair value discount for the required six-month holding period of the shares, to the prior owners of JustCBD as part of the Company’s acquisition of JustCBD on February 25, 2022.

ACQUISITION OF NONCONTROLLING INTERESTS

On January 18, 2022, the Company issued 100,000 common shares of the Company valued at $0.2 million to acquire the remaining 13% of the outstanding equity interests in Flora Beauty LLC from its minority shareholders. In addition to the common shares, the Company granted a stock option, exercisable for up to 50,000 common shares of the Company at an exercise price of $1.70 per share that expire five years from the date of the grant.

F-55

On January 31, 2022, the Company issued 30,282 common shares of the Company valued at $0.1 million to complete its acquisition of Breeze by acquiring the remaining 10% of the equity interests in Breeze from its minority shareholders.

OTHER ISSUANCES

In January 2022, the Company amended an agreement with a consultant pursuant to which the Company issued 111,112 common shares of the Company valued at $0.2 million and a stock option, exercisable for up to 83,333 common shares of the Company at an exercise price of $2.25 per share that expire five years from the date of the grant.

On April 5, 2022, the Company issued 700,000 common shares of the Company valued at $1.3 million as part of a settlement agreement with Boustead Securities, LLC (“Boustead”) to resolve certain disputes arising under a prior underwriting agreement and engagement letter. In addition to the common shares, the Company paid Boustead $0.4 million.

SHARE REPURCHASE

The Company repurchased 368,244 common shares for $0.3 million during the year ended December 31, 2022.

Any future repurchases will depend on factors such as market conditions, share price and other opportunities to invest capital for growth. From time to time when management does not possess material nonpublic information about the Company or its securities, the Company may enter a pre-defined plan with a broker to allow for the repurchase of shares at times when the Company ordinarily would not be active in the market due to internal trading blackout periods, insider trading rules or otherwise. Any such plans entered with our broker will be adopted in accordance with applicable securities laws such as the requirements of Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended.

Year ended December 31, 2021

NOVEMBER 2021 UNIT OFFERING

On November 23, 2021, the Company closed an offering of 11,500,000 units of the Company at a price of $3.00 per unit for gross proceeds of $34.5 million. Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant (5,750,000 total warrants) to purchase one additional common share at an exercise price of $3.75 per warrant share through November 18, 2026. As described above, 1,325,000 of such warrants were repriced in connection with the December 2022 Unit Offering. The Company paid $2.7 million in issuance costs relating to the November 2021 unit offering, as well as 460,000 warrants issued to the underwriters as discussed in Note 16.

NOVEMBER 2021 PAYMENT TO VESSEL OWNERS

As discussed in Note 9, the Company issued 4,557,000 common shares of the Company valued at $20.7 million to the prior owners of Vessel as part of the Company’s acquisition of Vessel in November 2021.

INITIAL PUBLIC OFFERING

On May 13, 2021, the Company closed its Initial Public Offering (“IPO”) upon which it issued 3,333,333 common shares of the Company at a price of $5.00 per common share for gross proceeds of $16.7 million. On May 11, 2021, the Company was listed on the NASDAQ stock exchange in the United States. In connection with the closing, the Company paid issuance costs of $1.8 million and issued 632,000 warrants to the underwriters of the IPO valued at $1.3 million. The Company also issued 333,333 common shares to the Chief Executive Officer of the Company, valued at $1.7 million based on the IPO price per share of $5.00.

REGULATION A OFFERING

On January 20, 2021, the Company issued 26,000 units of the Company at a price of $2.25 per unit for gross proceeds of $0.1 million. Each unit is comprised of one common share of the Company and one-half of one common share purchase warrant to purchase one additional common share at an exercise price of $3.00 per warrant share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The Company sold the units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended.  Additionally, the Company cancelled 28,000 units of the Company at a price of $2.25 per unit and valued at $0.1 million. The units were cancelled due to non-payment of the subscription price.

F-56

OTHER OFFERING

On July 23, 2021, the Company issued 55,555 common shares of the Company valued at $0.2 million for consulting services performed.

15. SHARE BASED COMPENSATION

The Company adopted the Flora Growth Corp. 2022 Incentive Compensation Plan (the "2022 Plan") to attract, retain and motivate independent directors, executives, key employees and consultants. The 2022 Plan was approved by the Company's shareholders on July 5, 2022, and reserves an aggregate of 6,000,000 of the Company's common shares for issuance in connection with Awards (as defined in the 2022 Plan) granted under the 2022 Plan. Previously, the Company's shareholders had adopted a "rolling" stock option plan (the "Prior Plan") which authorized the Company to grant stock options constituting up to 10% of the Company's issued and outstanding common shares at the time of each option grant. Since the adoption of the 2022 Plan, no further grants have been made or will be made under the Prior Plan; however, any currently outstanding stock options granted prior to July 5, 2022 will remain in effect until they have been exercised or terminated or have expired in accordance with the terms of the Prior Plan. Under the 2022 Plan, the Compensation Committee of our Board of Directors (the "Committee") may grant a variety of awards including stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock-based awards.

OPTIONS

Stock options granted under the Prior Plan are non-transferable and non-assignable and may be granted for a term not exceeding five years. Under the 2022 Plan, stock options may be granted with a term of up to ten years and in the case of all stock options, the exercise price may not be less than 100% of the fair market value of a Common Share on the date the award is granted. Stock option vesting terms are subject to the discretion of the Committee. Common shares are newly issued from available authorized shares upon exercise of awards.

Information relating to share options outstanding and exercisable as at December 31, 2022 and 2021 is as follows:

	Options Outstanding		Options Exercisable
	Number of options (in thousands)	Weighted average exercise price	Number of options (in thousands)	Weighted average exercise price
Balance, December 31, 2020	3,794	1.08	3,794	1.08
Granted	2,304	2.88	2,304	2.88
Exercised	(650)	0.07	(650)	0.07
Balance, December 31, 2021	5,448	1.96	5,448	1.96
Granted	1,806	0.96	217	1.48
Exercised	(545)	0.24	(545)	0.24
Cancelled/Expired	(904)	2.62	(728)	2.62
Balance, December 31, 2022	5,805	$1.71	4,392	$2.04

Date of expiry	Options outstanding	Options exercisable	Exercise price	Grant date fair value vested	Remaining life in years
	Thousands	Thousands	$	Thousands of Dollars
June 28, 2024	815	815	$0.15	$30	1.5
April 23, 2025	33	33	2.25	138	2.3
July 6, 2025	150	150	2.25	115	2.5
July 15, 2025	84	84	2.25	84	2.5
September 8, 2025	8	8	2.25	11	2.7

F-57

Date of expiry	Options outstanding	Options exercisable	Exercise price	Grant date fair value vested	Remaining life in years
	Thousands	Thousands	$	Thousands of Dollars
November 4, 2025	666	666	2.25	918	2.8
December 23, 2025	500	500	2.25	689	3.0
June 3, 2026	233	233	3.87	669	3.4
June 10, 2026	167	167	3.68	455	3.4
September 21, 2026	16	16	5.20	64	3.7
September 25, 2026	105	105	6.90	539	3.7
December 16, 2026	1,348	1,348	2.04	2,046	4.0
January 17, 2027	50	50	1.70	63	4.0
January 26, 2027	245	217	1.48	288	4.1
May 16, 2027	50	-	1.30	29	4.4
December 31, 2029	1,010	-	0.67	31	7.0
August 18, 2032	275	-	0.93	84	9.6
July 5, 2033	50	-	0.67	9	10.5
	5,805	4,392	$1.71	$6,262	4.2

The fair value of stock options issued during the years ended December 31, 2022 and 2021 was determined at the time of issuance using the Black-Scholes option pricing model with the following weighted average inputs, assumptions and results:

	2022	2021
Risk-free annual interest rate	2.85%	1.12%
Current stock price	$0.95	$2.88
Expected annualized volatility	100%	100%
Expected life (years)	7	5
Expected annual dividend yield	0%	0%
Exercise price	$0.96	$2.88
Weighted average grant date fair value	$0.96	$2.88

The total expense related to the options granted in the year ended December 31, 2022 was $3.0 million (2021 - $1.3 million). This expense is included in the share based compensation line on the statement of comprehensive loss. Generally, the options granted in 2022 and 2021 vest one to two years following the date of grant provided that the recipient is still employed or engaged by the Company. The options granted in 2020 vested immediately at the time of grant.

During the year ended December 31, 2022, 903,829 (2021 - nil) unexercised stock options expired following the termination of certain employees and were charged to deficit.

The intrinsic value of options exercised for the year ended December 31, 2022 was $0.8 million ($1.2 million in 2021). The total fair value of options vested during the year ended December 31, 2022 was $4.0 million (less than $0.1 million in 2021).

For the years ended December 31, 2022 and 2021, there has been no recognized income tax benefits associated with stock options, and no amounts capitalized as part of the cost of an asset.

At December 31, 2022 the total remaining stock option cost for nonvested awards is expected to be $0.4 million over a weighted average future period of 1.4 years until the awards vest. A total of 402,500 options issued in 2022 will vest in either 2023 provided if the award holder is still employed or engaged by the Company. The remaining 1,010,203 options issued in 2022 will vest if the total shareholder return (“TSR”) of the Company’s common shares on the NASDAQ Capital Market exceeds the TSR of the ETFMG Alternative Harvest ETF (the “Index”) for any of the calendar years ended December 31, 2022, 2023, or 2024. If the Company’s TSR exceeds the TSR of the TSR of the Index on such date, then all the options shall become vested and exercisable. The Company valued these options using a weighted average approach based on the probability that the options would vest at December 31, 2022, 2023, 2024, or not all. The TSR of the Company’s common shares did not exceed the TSR of the Index for the year ended December 31, 2022.

F-58

RESTRICTED STOCK AWARDS

Restricted stock is a grant of common shares which may not be sold or disposed of, and which is subject to such risks of forfeiture and other restrictions as the Committee, in its discretion, may impose. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Committee. Subject to certain exceptions, the vesting of restricted stock awards is subject to the holder’s continued employment or engagement through the applicable vesting date. Unvested restricted stock awards will be forfeited if the holder’s employment or engagement ceases during the vesting period and may, in certain circumstances, be accelerated. The Company values restricted stock awards based on the closing share price of the Company’s common shares as of the date of grant. The fair value of the restricted stock award is recorded as expense over the vesting period.

Information relating to restricted stock awards outstanding as at December 31, 2022 and December 31, 2021:

	Number of restricted stock awards	Weighted average grant date fair value
	Thousands	$
Balance, December 31, 2021	-	-
Granted	2,938	0.68
Vested	(20)	0.73
Balance, December 31, 2022	2,918	0.68

The total expense related to the restricted stock awards in the year ended December 31, 2022 was $0.4 million (2021 - nil). This expense is included in the share based compensation line on the consolidated statements of loss and comprehensive loss. For the years ended December 31, 2022 and 2021, there has been no recognized income tax benefits associated with restricted stock awards.

The Company issued 20,000 restricted stock awards that vested immediately on September 28, 2022 at a total fair value of less than $0.1 million. The remaining restricted stock awards issued in 2022 vest over the next three years provided the award holder is still employed or engaged by the Company. As of December 31, 2022, the Company had $1.6 million of unrecognized compensation expense related to restricted stock awards which will be recognized over the next three years.

No restricted stock awards expired or were forfeited in the year ended December 31, 2022.
16. WARRANTS

On December 8, 2022, the Company issued 12,500,000 warrants issued as part of the December 2022 unit offering (Note 14). Each warrant permits the holder to purchase one common share of the Company through December 8, 2027 for $0.40. The issue date fair value of the warrants was estimated at $2.0 million using the Black Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 100% based on comparable companies; risk-free interest rate of 3.0% and an expected life of 5 years. The resulting grant date fair value of each warrant was $0.16. Additionally, the Company amended the exercise price with respect to 1,325,000 warrants (Note 14) that were previously issued in the November 2021 offering (described below) from $3.75 per share to $0.40 per share.

Related to the December 2022 unit offering, 500,000 warrants were issued to the placement agent and recorded as issuance costs to share capital. Each warrant permits the holder to purchase one common share of the Company after the 180th day immediately following the date of issuance through December 8, 2027 for $0.40. The issue date fair value of the warrants was estimated at $0.1 million using the Black Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 100% based on comparable companies; risk-free interest rate of 3.0% and an expected life of 5 years. The resulting grant date fair value of each warrant was $0.30.

On May 10, 2021, the Company issued 632,053 warrants issued as share issuance costs pursuant to the IPO (Note 14). Each warrant permits the holder to purchase one common share of the Company through May 11, 2026 for $6.25 for 233,333 of the warrants, and $3.00 for 398,720 of the warrants. The issue date fair value of the warrants was estimated at $1.3 million using the Black Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0%; expected volatility of 100% based on comparable companies; risk-free interest rate of 0.91% and an expected life of 5 years. The resulting grant date fair value of each warrant was $2.13.

F-59

In November 2021, the Company issued 5,750,000 warrants issued as part of the November 2021 unit offering (Note 14). Each warrant permits the holder to purchase one common share of the Company through November 18, 2026 for $3.75. The issue date fair value of the warrants was estimated at $8.7 million using the Black Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 100% based on comparable companies; risk-free interest rate of 1.5% and an expected life of 5 years. The resulting grant date fair value of each warrant was $1.51.

Related to the November 2021 unit offering, 460,000 warrants were issued to the underwriters and recorded as issuance costs to share capital. Each warrant permits the holder to purchase one common share of the Company through November 18, 2027 for $3.30. The issue date fair value of the warrants was estimated at $1.1 million using the Black Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 100% based on comparable companies; risk-free interest rate of 1.5% and an expected life of 6 years. The resulting grant date fair value of each warrant was $2.29.

The intrinsic value of warrants exercised for the year ended December 31, 2022 was $0.5 million ($30.6 million in 2021). The total fair value of warrants vested during the year ended December 31, 2022 was $2.3 million ($8.5 million in 2021).

For all warrants, common shares are newly issued from available authorized shares upon exercise of awards.

The following tables show warrants outstanding as at December 31, 2022:

	Number of warrants	Weighted average exercise price
	Thousands
Balance, December 31, 2020	9,000	$2.26
Exercised	(6,509)	2.29
Cancelled/Expired	(600)	3.00
Issued	6,855	3.76
Balance, December 31, 2021	8,746	$3.37
Exercised	(473)	0.49
Cancelled/Expired	(2,063)	3.00
Issued	13,000	0.06
Balance, December 31, 2022	19,210	$1.24

Date of expiry	Warrants outstanding	Exercise price	Grant date fair value	Remaining life in years
	Thousands
November 18, 2026	4,425	$3.75	$6,700	3.88
November 18, 2026	1,325	0.40	422	3.88
November 18, 2027	460	3.30	1,055	4.88
December 8, 2027	12,500	0.40	2,033	4.94
December 8, 2027	500	0.44	149	4.94
	19,210	$1.24	$10,359	4.62

(1) See Note 24 for subsequent exercise of warrants.

17. RELATED PARTY DISCLOSURES

Key management personnel compensation

In addition to their contracted fees, directors and officers also participate in the Company's stock option program. Certain executive officers are subject to termination notices of 6 to 24 months and change of control payments (Note 18). Key management personnel compensation is comprised of the following:

F-60

Thousands of United States dollars	Year ended December 31, 2022	Year ended December 31, 2021
Directors' and officers' compensation	$2,560	$2,261
Share-based compensation	797	2,373
	$3,357	$4,634

The Company defines key management personnel as those persons having authority and responsibility for planning, directing, and controlling the activities of the Company directly or indirectly, and was determined to be executive officers and directors (executive and non-executive) of the Company. The remuneration of directors and key executives is determined by the Board of Directors of the Company having regard to the performance of individuals and market trends.

As at December 31, 2022, $0.2 million of the above directors' and officers' compensation was included in the trade payables and accrued liabilities (2021 - $0.3 million). These amounts are unsecured, non-interest bearing and due on demand. The share-based compensation amount above for 2021 includes 333,333 common shares to the Chief Executive Officer of the Company, valued at $1.7 million, that were recorded to equity as share issuance costs as payment related to services provided during the Company's initial public offering process (Note 14).

Related party transactions

Prior to its acquisition by the Company, Harmony Health One, a subsidiary of FGH, entered into an Intellectual Property License Agreement with Hampstead Private Capital Limited ("Hampstead") - a corporation controlled by the President of the Company and former CEO of FGH. Under the terms of this agreement, Harmony is to pay Hampstead a royalty in the amount of 3.5% of the gross revenues from the sale of Harmony products. No royalty amounts have been recorded by the Company for the years ended December 31, 2022 and December 31, 2021, as there were no sales for the period after the Company acquired FGH.

During the fourth fiscal quarter of 2021, the Company entered into an agreement with Dr. Manalo-Morgan, a member of the Company's board of directors, to serve in the additional capacity as Medical Advisor to the Company. In connection with this agreement, Dr. Manalo-Morgan will be responsible for developing and identifying medical applications of cannabinoids for the Company for the treatment of various ailments and (ii) supporting the Company's public relations efforts and assisting the Company with its media engagements. For these services, the Company paid Dr. Manalo-Morgan $0.2 million and $0.1 million for the years ended December 31, 2022 and December 31, 2021, respectively.

18. COMMITMENTS AND CONTINGENCIES

Contingencies are possible liabilities arising from past events which, by their nature, will only be resolved when one or more future events not wholly within our control occur or fail to occur. The assessment of such contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. Management assesses loss contingencies related to legal proceedings, tax or other regulatory actions pending against the Company, as well as unasserted claims that may result in such actions. The Company, its legal counsel and other subject matter advisors evaluate the perceived merits of any legal proceedings or unasserted claims or actions as well as the perceived merits of the nature and amount of relief sought or expected to be sought, when determining the amount, if any, to recognize as a provision or assessing the impact on the carrying value of assets. The Company recognizes legal expenses on contingency and provision matters when incurred.

Provisions

The Company's current known provisions and contingent liabilities consist of termination benefits and legal disputes.

F-61

Thousands of United States dollars	Termination benefits	Legal disputes	Sales tax	Total
Balance as at December 31, 2021	$352	$1,681	$-	$2,033

Acquired through business combinations	-	3,030	982	4,012

Payments/Settlements	(352)	(1,681)	-	(2,033)

Additional provisions	183	-	849	1,032

Balance as at December 31, 2022	$183	$3,030	$1,831	$5,044

The termination benefits relate to contractual termination benefits owed to a former board member of the Company, a consultant and a former member of the management team. The amounts are recorded within contingencies on the consolidated statements of financial position and $0.2 million expense (2021 - $0.4 million) on the consolidated statements of loss and comprehensive loss.

The legal disputes in 2021 relate to the settlement of a contractual dispute between the Company and Boustead, with respect to the amount of compensation due to Boustead pursuant to an engagement letter entered into in September 2020 and an underwriting agreement dated May 2021, each entered between Boustead and the Company. In April 2022, the Company entered a settlement agreement with Boustead pursuant to which the Company paid $0.4 million and issued 700,000 common shares of the Company to Boustead to settle the dispute. The provision balance as of December 31, 2021 reflects the value of the cash and the Company's shares as of the date of the settlement agreement. The amounts are recorded within contingencies on the consolidated statements of financial position and $1.7 million expense on the consolidated statements of loss and comprehensive loss.

The additional legal disputes in 2022 relate to the settlement of two contractual disputes involving the Company. The first involves a third party that entered into a conditional share grant arrangement dated April 2, 2019 with Franchise Cannabis Corp and Rangers Pharmaceuticals A/S - two entities that were part of the Company's acquisition of FGH in December 2022. In January 2023, the Company entered into a settlement agreement with this third party pursuant to which the Company issued 325,000 common shares of the Company, valued at $0.1 million, to the third party to settle the dispute. The provision balance as of December 31, 2022 reflects the value of the Company's shares as of the date of the settlement agreement. The second dispute involves a former shareholder of ACA Muller, an entity that was part of the Company's acquisition of FGH in December 2022, who filed a statement of claim against a wholly-owned subsidiary of the Company in the Constance Regional Court in Germany. While the Company believes that this claim is without merit, at this time the Company believes it is probable that a liability has been incurred and the Company is able to reasonably estimate the loss of $2.9 million. As a result, without acknowledgement (explicitly or implicitly) of any amount of liability arising from this claim, the Company recognized a provision of $2.9 million to reflect the value of the claim. This dispute is covered under the indemnification agreement between the Company and the former Chief Executive Officer and shareholder of FGH as discussed in Note 9. The Company intends to vigorously defend itself through appropriate legal proceedings. Both of the above amounts are recorded within contingencies and $2.9 million within indemnification receivables on the consolidated statements of financial position and $0.1 million is recorded as expense on the consolidated statements of loss and comprehensive loss.

The Sales tax relates to estimated amounts owed to certain jurisdictions in the Unites States for sales from the Company's JustCBD operations. The opening balance was acquired during the February 24, 2022 acquisition of JustCBD, with additional provision for estimated amounts due on sales subsequent to the acquisition. The ending balance is recorded within contingencies on the consolidated statement of financial position, and additions to the provision as a reduction of revenue on the consolidated statements of loss and comprehensive loss.

F-62

For the sales tax provision and 2022 matters with accruals recorded as discussed above, it is at least reasonably possible that a change in the estimated liability could occur in the near term. Such changes in the Company's judgment could continue to change until the matters are ultimately resolved.

Legal proceedings

The Company records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and where liability is probable. The Company is engaged from time-to-time in various legal proceedings and claims that have arisen in the ordinary course of business. The outcome of all the proceedings and claims against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the probable ultimate resolution of any such proceedings and claims, individually or in the aggregate, will not have a material adverse effect on the financial condition of the Company, taken as a whole as at December 31, 2022.

On June 21, 2022, an action was brought against the Company in the Ontario Superior Court of Justice by Gerardo Andres Garcia Mendez claiming that the Company is obligated to issue 3.0 million (pre-one-for three reverse stock split) common shares to him for a purchase price of $0.05 per share. Mr. Mendez claims he is entitled to such shares as a result of alleged consulting services he performed in 2019. The Company disputes his claims and intends to vigorously defend against this action. The Company believes that an unfavorable settlement in this matter is remote, and, as such, has not accrued a liability as of December 31, 2022.

In connection with the Company's acquisition of FGH, the former Chief Executive Officer of FGH, together with certain affiliated entities under his control, entered into an agreement pursuant to which they agreed to indemnify the Company for certain potential liabilities of FGH and its subsidiaries, up to a maximum of $5.0 million. In addition to the matter regarding the former shareholder of ACA Mueller, discussed above, the following actions are pending as of the date hereof:

On February 3, 2023, an action was brought in the Ontario Superior Court of Justice by Nathan Shantz and Liberacion e Inversiones S.A. against various parties including Clifford Starke, FGH's former Chief Executive Officer, and FGH. The statement of claim alleges that, prior to the closing of the Arrangement, 8,831,109 FGH shares purportedly owned by the plaintiffs were wrongfully transferred to third parties by Mr. Starke. FGH has been named as a defendant by virtue of the alleged wrongful conduct by Mr. Starke. The plaintiffs are seeking damages of $3.9 million. The defendants have all brought motions to stay the proceedings on the grounds that the Ontario court lacks jurisdiction over the claim. In the event FGH should incur any losses in connection with this matter, such losses are to be indemnified by Mr. Starke subject to the maximum threshold of the indemnity agreement.

The total amount claimed against the former entities of FGH currently exceeds the maximum $5.0 million of the indemnification agreement. However, the Company is estimating the likelihood of loss in these cases will not exceed $5.0 million.

Management contracts

The Company is party to management contracts with certain of its executive officers. As at December 31, 2022, these contracts would require payments totaling approximately $2.6 million to be made in the event that such executive officers are terminated (i) "without cause" or (ii) within twelve months following a "change in control" (as such terms are defined in the management contracts). The Company is also obligated to make payments to certain individuals upon termination "without cause" of approximately $1.5 million pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

Shared services and space commitment

F-63

The Company had an agreement in 2021 and through March 2022 to share general and administrative, promotion, corporate development, consulting services, and office space with other companies with monthly payments and a minimum commitment of CAD 45,000 ($36,000 on December 31, 2021). This agreement could be terminated by either party giving at least 90 days' prior written notice (or such shorter period as the parties may mutually agree upon) to the other party of termination. These services were provided by 2227929 Ontario Inc which was a related party. This agreement expired by its terms on March 14, 2022.

19. INCOME TAXES

The components of the income tax provision include the following. As the Company is domiciled in Canada, the Federal caption below represents the provision amount for Canada.

Thousands of United States dollars	For the year ended December 31, 2022	For the year ended December 31, 2021
Current
Canada	$-	$-
U.S. federal	-	-
U.S. state	-	1
Foreign	6	29
Total current tax expense	$6	$30

Deferred
Canada	$(11)	$-
U.S. federal	(1,055)	(96)
U.S. state	(316)	(32)
Foreign	(162)	-
Total deferred tax expense	$(1,544)	$(128)

Total income tax benefit	$(1,538)	$(98)

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% for the year ended December 31, 2022 and 2021 to the effective rate is as follows. As the Company is domiciled in Canada, the reconciliation is to the Company's home country income tax rate rather than the applicable statutory rates in the United States. The statutory tax rate as of December 31, 2022 in other countries relevant to the Company's subsidiaries include the following: United States 21%, Colombia 35%, Germany 27.73%, Denmark 22%, and United Kingdom 19%. The Colombian Government raised the corporate income tax rate from 30% to 35% during the tax year 2022.

	For the year ended December 31, 2022	For the year ended December 31, 2021
Statutory U.S. federal rate	26.5%	26.5%

Earnings in jurisdictions taxed at different rates	0.5%	0.6%
Impairments	-12.9%	0.0%
Stock based compensation	-1.7%	-1.7%
Loss on investments	0.0%	-3.0%
Valuation allowance	-12.3%	-20.7%
Other	2.7%	0.4%
Legal settlement	0.0%	-1.6%
	2.8%	0.5%

The Components of the Company's deferred income tax assets and liabilities at December 31, 2022 and 2021 are as follows:

F-64

Thousands of United States dollars	2022	2021
Deferred tax assets
Non-capital loss carryforwards	$20,240	$7,715
Share issuance costs	1,406	1,589
Unrealized gains (losses) on investments	823	-
Right of use assets	614	-
Other	677	-
Legal settlement	-	106
Allowance for doubtful accounts	-	106
Gross deferred tax assets	23,760	9,516
Valuation allowance	(20,909)	(8,286)
Total net deferred tax assets	2,851	1,230

Deferred tax liabilities
Intangible assets	4,094	2,741
Lease obligations	469	-
Total deferred tax liabilities	4,563	2,741

Net deferred tax liabilities	$(1,712)	$(1,511)

Deferred taxes are a result of temporary differences that arise due to the differences between the income tax values and the carrying values of assets and liabilities. The Company's deferred tax asset valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on the tax loss carryforwards from operations in various jurisdictions. Current evidence does not suggest the Company will realize sufficient taxable income of the appropriate character within the carryforward period to allow the Company to realize the deferred tax benefits. If the Company were to identify and implement tax planning strategies to recover these deferred tax assets or generate sufficient income of the appropriate character in these jurisdictions in the future, it could lead to the reversal of these valuation allowances and income tax expense.

The Company asserts that the earnings of its foreign subsidiaries (outside Canada) will be indefinitely reinvested in those subsidiaries and earnings will not be repatriated. The Company may need to accrue and pay taxes if those earnings were repatriated to Canada. As at December 31, 2022, the amount of cash and cash equivalents related to foreign operations subject to these assertions is $3.8 million.

Unused loss carryforwards in Canada totaling $48.7 million expire beginning 2037. Unused loss carryforwards in Columbia totaling $6.5 million in Colombia expire beginning 2031. Unused loss carryforwards in the United States totaling $13.2 million have an indefinite carryforward period. Unused loss carryforwards in Denmark totaling $6.0 million expire beginning in 2039. Unused loss carryforwards in the Germany of $0.4 have an indefinite carryforward period. Deferred tax assets have not been recognized for legal entities where it is not probable that future taxable profit will be available against which the Company can use the benefits. Tax attributes are subject to review, and potential adjustment, by tax authorities. The tax years that remain subject to examination by significant tax jurisdictions of the Company as of December 31, 2022 are as follows: Canada 2019 to 2022, United States 2019 to 2022, Colombia 2019 to 2022, Germany 2018 to 2022, Denmark 2019 to 2022, and United Kingdom 2021 to 2022.

The amount of current income tax expense for the year ended December 31, 2022 was less than $0.1 million and deferred income tax benefit was $1.5 million within the consolidated statements of loss and comprehensive loss. The amount of current income tax expense recorded for the year ended December 31, 2021 was less than $0.1 million and deferred income tax benefit was $0.1 million.

The Company had no unrecognized income tax benefits because of uncertain income tax positions for the years ended December 31, 2022 and 2021.
F-65

20. LOSS PER SHARE

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive as the Company has a net loss for each period presented:

Thousands of securities	December 31, 2022	December 31, 2021
Stock options	5,805	5,448
Warrants	19,210	8,746
Restricted stock awards	2,917	-
JustCBD potential additional shares to settle contingent consideration	13,141	-
Total anti-dilutive	41,073	14,194

Subsequent to December 31, 2022, the Company granted a total of 1,040,000 Restricted Stock Awards and 100,000 Options under the 2022 Plan (Note 24).

21. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Environmental

The Company's growth and development activities are subject to laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

Fair value

The Company's financial instruments measured at amortized cost as at December 31, 2022 and December 31, 2021 consist of cash, restricted cash, trade and amounts receivable, loans receivable, trade payables, contingencies, accrued liabilities, contingent purchase consideration liabilities, lease liabilities, and debt and loans payable. The amounts reflected in the consolidated statements of financial position approximate fair value due to the short-term maturity of these instruments.

Financial instruments recorded at the reporting date at fair value are classified into one of three levels based upon the fair value hierarchy. Items are categorized based on inputs used to derive fair value based on:

Level 1 - quoted prices that are unadjusted in active markets for identical assets or liabilities

Level 2 - inputs other than quoted prices included in level 1 that are observable for the asset/liability either directly or indirectly; and

Level 3 - inputs for the instruments are not based on any observable market data.

The Company's long-term investments require significant unobservable inputs and as discussed at Note 8, are measured at FVPL and as a Level 3 fair value financial instrument within the fair value hierarchy as at December 31, 2022. As discussed in Note 9, the Company's contingent purchase considerations consist of the estimated fair value of contingent purchase consideration from the acquisition of JustCBD in February 2022. The amount is measured at FVPL as a Level 2 fair value financial instrument within the fair value hierarchy as at December 31, 2022. As valuations of investments for which market quotations are not readily available are inherently uncertain, may fluctuate within short periods of time and are based on estimates, determination of fair value may differ materially from the values that would have resulted if a ready market existed for the investments. Such changes may have a significant impact on the Company's financial condition or operating results.

The following tables present information about the Company's financial instruments and their classifications as at December 31, 2022 and 2021 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value.

Fair value measurements at December 31, 2022 using:
Thousands of United States Dollars	Level 1	Level 2	Level 3	Total
Financial assets:
Investments (Note 8)	$-	$-	$764	$764

Financial liabilities:
Contingent purchase consideration from business combinations (Note 9)	$-	$2,645	$-	$2,645

F-66

Fair value measurements at December 31, 2021 using:
Thousands of United States Dollars	Level 1	Level 2	Level 3	Total
Financial assets:
Investments (Note 8)	$-	$-	$2,670	$2,670

Risk management overview

The Company has exposure to credit, liquidity and market risks from its use of financial instruments. This note provides information about the Company's exposure to each of these risks, the Company's objectives, policies and processes for measuring and managing risk. Further quantitative disclosures are included throughout these condensed interim consolidated financial statements.

Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company's trade and other receivables, loans receivable and cash held with banks and other financial intermediaries.

The carrying amount of the cash, restricted cash, trade and amounts receivables, indemnification receivable, and loan receivable represents the maximum credit exposure as presented in the statement of financial position.

The Company has assessed that there has been no significant increase in credit risk of the loans receivable from initial recognition based on the financial position of the borrowers, and the regulatory and economic environment of the borrowers. Based on historical information, and adjusted for forward-looking expectations, the Company has assessed an insignificant loss allowance on the loans' receivable and advances as at December 31, 2022 and 2021.

The Company provides credit to certain customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk. Credit risk for customers is assessed on a case-by-case basis and an allowance for specific expected credit losses is recorded where required, in addition to an estimate of lifetime expected credit losses for the portfolio of accounts receivable. See credit risk analysis for trade receivables at Note 5.

The Company held cash and restricted cash of $9.5 million as at December 31, 2022 (2021 - $37.6 million), of which, $9.5 million (2021 - $37.4 million) is held with large financial institutions and national central banks. The remaining cash amount of less than $0.1 million cash (2021 - $0.2 million) are held with financial intermediaries in Colombia and the United States. The Company has assessed no significant increase in credit risk from initial recognition based on the availability of funds, and the regulatory and economic environment of the financial intermediary. As a result, the loss allowance recognized during the period was limited to twelve months of expected credit losses. Based on historical information, and adjusted for forward-looking expectations, the Company has assessed an insignificant loss allowance on these cash and restricted cash balances as at December 31, 2022 and 2021.

Market risk

Market risk is the risk that changes in market conditions, such as commodity prices, foreign exchange rates, and interest rates, will affect the Company's net income or the value of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing the Company's returns.

Foreign currency exchange rate risk is the risk that the fair value of future cash flows will fluctuate due to changes in foreign exchange rates. The Company does not currently use foreign exchange contracts to hedge its exposure to currency rate risk as management has determined that this risk is not significant. As such, the Company's financial position and financial results may be adversely affected by the unfavorable fluctuations in currency exchange rates.

As at December 31, 2022, the Company had the following monetary assets and liabilities denominated in foreign currencies:

F-67

December 31, 2022	CAD	COP	GBP	EUR	CHF
Thousands of foreign currencies
Cash	1,691	2,961,487	64	1	-
Amounts receivable	2,964	15,127,223	61	-	-
Loans receivable	-	-	-	-	250
Trade payables	(9,333)	(2,975,794)	(56)	(161)	-
Accrued liabilities	(522)	(1,173,118)	(22)	-	-
Lease liability	(153)	(1,809,970)	(17)	-	-
Long term debt	(1,446)	-	-	-	-
Net carrying value	(6,799)	12,129,828	30	(160)	250

As at December 31, 2021, the Company had the following monetary assets and liabilities denominated in foreign currencies:

December 31, 2021	CAD	COP	EUR	CHF
Thousands of foreign currencies
Cash	1,393	4,451,775	896	-
Amounts receivable	72	15,775,755	-	-
Loans receivable	-	-	-	250
Trade payables	(40)	(5,398,068)	-	-
Accrued liabilities	(589)	(2,120,869)	-	-
Lease liability	-	(1,690,797)	-	-
Long term debt	-	(72,963)	-	-
Net carrying value	836	10,944,833	896	250

Monetary assets and liabilities denominated in Canadian dollars, Colombian pesos, British pounds, Euros and Swiss Francs are subject to foreign currency risk. The Company has estimated that as at December 31, 2022, the effect of a 10% increase or decrease in Canadian dollars, Colombian pesos, British pounds, Euros and Swiss Francs ("CHF") against the Unites States dollar on financial assets and liabilities would result in an increase or decrease of approximately $0.1 million (December 31, 2021 - $0.5 million) to net loss and comprehensive loss. Subsequent to December 31, 2022 and through the date of issuance of these financial statements, the exchange rates remained within the 10% range discussed above, and the Company does not expect significant changes in unsettled transactions from December 31, 2022.

The Company calculates this sensitivity analysis based on the net financial assets denominated in each currency using the December 31 exchange rate, then changing the rate by 10%. Management determined 10% is a 'reasonably possible' change in foreign currency rates by considering the approximate change in rates in the prior twelve months.

It is management's opinion that the Company is not subject to significant commodity or interest rate risk.

Management considers concentration risk with counterparties considering the level of purchases and sales of its business segments (Note 23). Several of the Company's business units purchase substantially all their inventory or materials from a single supplier.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities. The Company's financial liabilities consist of trade payables and accrued liabilities, loans payable and debt, and lease liabilities as presented on the statement of financial position. The Company had cash and restricted cash as presented on the statement of financial position. The Company has no available credit lines of facilities to draw borrowings from should additional liquidity be needed. The Company's policy is to review liquidity resources and ensure that sufficient funds are available to meet financial obligations as they become due. Further, the Company's management is responsible for ensuring funds exist and are readily accessible to support business opportunities as they arise.

F-68

Trade payables and accrued liabilities consist of invoices payable to trade suppliers for administration and professional expenditures. The Company processes invoices within a normal payment period. Trade payables have contractual maturities of less than 90 days. Some suppliers of materials and inventory require full prepayment from the Company prior to providing such goods to the Company. See schedule of future lease commitments at Note 13 and other commitments at Note 18.

The Company's long-term investments in equity of other entities are not publicly traded and there is not an active market to sell the investments for cash.

Novel Coronavirus ("COVID-19")

The Company's operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company's operations and ability to finance its operations.

22. CAPITAL MANAGEMENT

The Company considers the aggregate of its common shares, options, warrants and borrowings as capital. The Company’s capital management objective is to ensure sufficient resources are available to meet day to day operating requirements and to safeguard its ability to continue as a going concern to provide returns for shareholders and benefits for other shareholders.

The Company’s capital management objectives were being met in 2022 primarily from the use of existing cash balances from 2021 and prior issuances of common shares and warrants and generating increasing revenue in 2022 from the Company’s reportable segments as presented in Note 23.

The Company’s officers and senior management take full responsibility for managing the Company’s capital and do so through quarterly meetings and regular review of financial information. The Company’s Board of Directors is responsible for overseeing this process.

The Company is not subject to any external capital requirements. As at December 31, 2022, there were no changes in the Company’s approach to capital management.

23. SEGMENTED INFORMATION

Prior to the fourth quarter of the year ended December 31, 2022, the Company had the following four operating segments, which were also its reportable segments: cannabis growth and derivative production, consumer products, pharmaceuticals and nutraceuticals, and beverage and food. Following the acquisition of FGH in December 2022 (Note 9), the Company changed the structure of its internal management financial reporting. Accordingly, in the fourth quarter of the year ended December 31, 2022, the Company began reporting its financial results for the following three operating segments, which are also its reportable segments: commercial and wholesale (primarily FGH and Cosechemos subsidiaries), house of brands (primarily JustCBD, Vessel and Kasa Wholefoods Company subsidiaries), and pharmaceuticals (primarily Grupo Farmaceutico Cronomed and Breeze Laboratory subsidiaries). These segments reflect how the Company's operations are managed, how the Company Chief Executive Officer, who is the chief operating decision maker, allocates resources and evaluates performance, and how the Company's internal management financial reporting is structured.

The Company's operates its manufacturing and distribution business its United States, Germany, and Colombia subsidiaries. The Company also is engaged in the growth, cultivation, and development of medicinal cannabis and medicinal cannabis derivative products through its Colombia Cosechemos subsidiary. Management has defined the reportable segments of the Company based on this internal business unit reporting, which is by major product line, and aggregates similar businesses into the house of brands segment below. The Corporate segment reflects balances and expenses that do not directly influence business unit operations and includes the Company's long-term investments.

F-69

The following tables show information regarding the Company's segments for the years ended December 31, 2022 and 2021. The 2021 amounts were revised to conform to the Company's current 2022 reportable segments determination.

In 2022, the Company did not have sales to a single customer exceeding 10% of its consolidated revenue. In 2021, the Company had sales to a single customer exceeding 10% of its consolidated revenue. Sales to this customer were $1.3 million and were part of the house of brands reportable segment.

	December 31, 2022	December 31, 2021
Net Sales
Commercial & Wholesale	$201	$3
House of Brands	40,531	6,254
Pharmaceuticals	2,543	3,190
Eliminations	(6,104)	(467)
	$37,171	$8,980

Gross Profit
Commercial & Wholesale	$(150)	$(14)
House of Brands	13,592	1,256
Pharmaceuticals	972	1,650
Corp & Eliminations	-	(467)
	$14,414	$2,425

Net Income (Loss)
Commercial & Wholesale	$(1,643)	$(1,076)
House of Brands	(31,764)	(1,197)
Pharmaceuticals	(1,229)	311
Corp & Eliminations	(17,993)	(19,399)
	$(52,629)	$(21,361)

Other significant items:

	Commercial & Wholesale	House of Brands	Pharmaceuticals	Corporate & Eliminations	Consolidated
2022
Stock based compensation	$-	$-	$-	$3,404	$3,404
Interest income	(19)	(20)	(9)	(8)	(56)
Income taxes	(12)	(1,393)	(133)	-	(1,538)
Depreciation and amortization	165	2,099	174	191	2,629
Unrealized loss from changes in fair value	-	-	-	593	593
Total assets	22,225	48,950	3,313	6,499	80,987

2021
Stock based compensation	$-	$-	$-	$1,340	$1,340
Interest expense	2	8	14	8	32
Income taxes	-	(127)	29	-	(98)
Depreciation and amortization	168	208	58	67	501
Unrealized loss from changes in fair value	-	-	-	2,345	2,345
Total assets	3,040	36,912	4,602	40,925	85,479

Disaggregation of net sales and net loss before income taxes by geographic area:

F-70

	December 31, 2022	December 31, 2021
Net Sales
United States	$32,504	$1,681
Germany	87	-
Colombia	3,578	6,919
United Kingdom	1,002	-
Canada	-	380
	$37,171	$8,980

	December 31, 2022	December 31, 2021
Net Loss Before Income Taxes
United States	$(27,867)	$(750)
Germany	(121)	-
Colombia	(6,059)	(3,312)
United Kingdom	(3,120)	-
Canada	(17,000)	(17,397)
	$(54,167)	$(21,459)

Disaggregation of property, plant and equipment and other long-lived assets by geographic area:

	December 31, 2022	December 31, 2021
Property, Plant and Equipment
United States	$759	$117
Germany	459	-
Colombia	3,592	3,633
	$4,810	$3,750

	December 31, 2022	December 31, 2021
Other Long-lived Assets
United States	$33,332	$29,533
Germany	9,969	-
Colombia	800	409
United Kingdom	191	-
Canada	730	3,844
	$45,022	$33,786

	December 31, 2022	December 31, 2021
Total Assets
United States	$45,341	$31,847
Germany	19,382	-
Colombia	8,122	12,439
United Kingdom	559	-
Canada	7,583	41,193
	$80,987	$85,479

24. SUBSEQUENT EVENTS

OTHER

On January 6, 2023, the Company received an extension of 180 calendar days from the Nasdaq Stock Market LLC ("Nasdaq") to regain compliance with the Nasdaq's minimum $1.00 bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the "Bid Price Requirement"), following the expiration of the initial 180 calendar days period to regain compliance on January 4, 2023. The Nasdaq determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the Bid Price Requirement, and the Company's written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

F-71

On January 31, 2023, the Company entered into a settlement agreement with a third party pursuant to which the Company issued 325,000 common shares of the Company, valued at $0.1 million, to a third party to settle a legal dispute that arose in April 2019. See Note 18.

In March 2023, pursuant to the 2022 Plan, the Committee granted an aggregate of 1,040,000 shares of Restricted Stock and 100,000 Stock Options to certain of our employees and members of our Board of Directors. With respect to the shares of Restricted Stock, 675,000 vest in one year and 365,000 vest over three years. The Stock Option vests after one year, is exercisable at $0.35 per share and expires 10 years from the date of the grant.

Subsequent to December 31, 2022, a total of 200 warrants were exercised in exchange for 200 common shares.

F-72

1,423,760 Common Shares

Flora Growth Corp.

The date of this Prospectus is , 2023

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and expenses, payable in connection with this offering. All amounts shown are estimates and subject to future contingencies.

Description	Amount
SEC registration fee	$202
Legal fees	$100,000
Accounting and auditing fees	$10,000
Miscellaneous	$5,000

Total	$115,202

Item 14. Indemnification of Directors and Officers.

In accordance with the Business Corporations Act (Ontario) and pursuant to the bylaws of the Company (the "Bylaws"), subject to certain conditions, the Company shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. We shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding. Indemnification is prohibited unless the individual:

  acted honestly and in good faith with a view to our best interests;
  in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and
  was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Item 15. Recent Sales of Unregistered Securities.

On December 23, 2022, the Company completed its previously reported acquisition of all the issued and outstanding common shares (the "Franchise Common Shares") of Franchise Global Health Inc. ("Franchise") by way of a statutory plan of arrangement (the "Arrangement") under the Business Corporations Act (British Columbia) pursuant to that certain Arrangement Agreement, dated October 21, 2022, by and between Flora and Franchise (the "Arrangement Agreement"). Pursuant to the Arrangement Agreement, at completion of the Arrangement, Flora acquired the Franchise Common Shares in exchange for 2,176,297 Common Shares (the "Flora Shares"). The issuance of the Flora Shares in exchange for the Franchise Common Shares was, subject to applicable securities laws, exempt from the registration requirements of (i) the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 3(a)(10) thereof and (ii) applicable U.S. state securities laws.

On May 15, 2021, the Company issued warrants to Boustead Securities, LLC, a FINRA/SIPC registered broker-dealer ("Boustead"), entitling Boustead to purchase from the Company 19,936 Common Shares at an exercise price of $60.00 per share. The warrants had an expiration date of May 15, 2026. On August 23, 2021, Boustead exercised the warrants and were issued the shares. The warrants and shares were exempt from registration under Section 4(a)(2) or Regulation D under the Securities Act.

Pursuant to an offering under Tier 2 of Regulation A, Tier 2 under Section 3(b) of the Securities Act, the Company completed its offering of 2,000,000 Units of the Company. The Regulation A Offering was qualified by the U.S. Securities and Exchange Commission on December 12, 2019. Each Unit was comprised of one Common Share and one-half of one Common Share purchase warrant to purchase one additional Common Share at an exercise price of $20.00 per whole warrant share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The Units were offered at a purchase price of $15.00 per Unit. The Company engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer ("Dalmore"), to provide broker-dealer services in seven specified states, including Washington, Arizona, Texas, Alabama, North Dakota, Florida and New Jersey, in connection with the Regulation A Offering. The Company agreed to pay Dalmore a one-time setup fee of $25,000, as described in the Broker-Dealer Agreement between the Company and Dalmore, as well as a 3% commission on the aggregate amount raised by the Company from investors in the specified states from the sale of Units. Commissions are not payable upon exercise of the warrants. The Regulation A Offering closed in December 2020 with 2,000,000 Units sold and $30,000,000 in gross proceeds raised. We used the proceeds from the Regulation A Offering to fund our cannabis program and general and administrative operating costs.

Item 16. Exhibits and Financial Statements Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
3.1	Articles of Incorporation of Flora Growth Corp. (incorporated by reference to Exhibit 2.1 of Flora's Form 1-A filed with the SEC on October 11, 2019)
3.2	Articles of Amendment of Flora Growth Corp., effective April 30, 2021 (incorporated by reference to Exhibit 3.3 of Flora's Form F-1 filed with the SEC on November 16, 2021)
3.3	Articles of Amendment of Flora Growth Corp. effective June 9, 2023 (incorporated by reference to Exhibit 3.1 of the Company's Form 8-K filed with the SEC on June 7, 2023)
3.4	Bylaw No. 1-A of Flora Growth Corp. (incorporated by reference to Exhibit 99.3 of Flora's Report on Form 6-K filed with the SEC on July 6, 2022)
4.1	Form of Unit Warrant (incorporated by reference to Exhibit 4.5 of Flora's Form F-1 filed with the SEC on November 16, 2021)
4.2	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 of Flora's Form 6-K filed with the SEC on December 13, 2022)
4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of Flora's Form 6-K filed with the SEC on December 13, 2022)
4.4	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 of Flora's Form 8-K filed with the SEC on September 20, 2023)

4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of Flora's Form 8-K filed with the SEC on September 20, 2023)
4.6	Form of Warrant Amendment (incorporated by reference to Exhibit 10.3 of Flora's Form 8-K filed with the SEC on September 20, 2023)
5.1*	Opinion of Miller Thomson LLP
8.1*	Tax Opinion of Dorsey & Whitney LLP
10.1#	Flora Growth Corp. Stock Option Plan (incorporated by reference to Exhibit 6.16 of Flora's Form 1-A filed with the SEC on October 10, 2019)
10.2#	Form of Stock Option Agreement (incorporated by reference to Exhibit 6.17 of Flora's Form 1-A, filed with the SEC on October 10, 2019)
10.3#	Flora Growth Corp. 2022 Incentive Compensation Plan (incorporated by reference to Exhibit 99.2 of Flora's Form 6-K filed with the SEC on July 6, 2022)
10.4#	Consulting Agreement, dated December 23, 2022, by and between Flora Growth Corp. and Clifford Starke (incorporated by reference to Exhibit 10.8 of Flora's Form 10-K filed with the SEC on March 31, 2023)
10.5#	Executive Employment Agreement, dated December 23, 2022, by and between Flora Growth Corp. and Dany Vaiman (incorporated by reference to Exhibit 10.10 of Flora's Form 10-K filed with the SEC on March 31, 2023)
10.6#	Independent Contractor Agreement, dated December 1, 2021, by and between Flora Growth Corp. and Dr. Annabelle Manalo-Morgan (incorporated by reference to Exhibit 4.8 of Flora's Form 20-F filed with the SEC on May 9, 2022)
10.7†	Merger Agreement, dated October 27, 2021, by and among Vessel Brand, Inc., Flora Growth Corp., Vessel Acquisition Sub, Inc. and the Sellers' Representative (incorporated by reference to Exhibit 10.48 of Flora's Form F-1 filed with the SEC on November 16, 2021)
10.8†	Securities Purchase Agreement, dated February 24, 2022, by and among Flora Growth Corp., Flora Growth U.S. Holdings Corp., the Sellers named therein and the Sellers' Representative (incorporated by reference to Exhibit 10.1 of Flora's Form 6-K filed with the SEC on February 28, 2022)
10.9†	Arrangement Agreement, dated October 21, 2022, by and between Flora Growth Corp. and Franchise Global Health Inc. (incorporated by reference to Exhibit 99.1 of Flora's Form 6-K filed with the SEC on October 24, 2022)
10.10†	Form of Securities Purchase Agreement in connection with December 2022 public offering (incorporated by reference to Exhibit 1.1 of Flora's Form 6-K filed with the SEC on December 13, 2022)
10.11	Lease Agreement dated May 2, 2018 between Cosechemos YA S.A.S. and C.I Gramulaz S.C.A (incorporated by reference to Exhibit 6.12 of Flora's Form 1-A, filed with the SEC on October 10, 2019)
10.12	Amendment to Lease Agreement dated September 1, 2019 between Cosechemos YA S.A.S. and C.I Gramulaz S.C.A.(incorporated by reference to Exhibit 6.13 of Flora's Form 1-A, filed with the SEC on November 22, 2019)
10.13#	Separation Agreement and Release, dated April 12, 2023, by and among Flora Growth Corp., Flora Growth Management Corp. and Luis Merchan (incorporated by reference to Exhibit 10.1 of Flora's Form 8-K filed with the SEC on April 18, 2023)

10.14#	Amendment No. 1 to Separation Agreement and Release, dated May 14, 2023, by and among, Flora Growth Corp., Flora Growth Management Corp. and Luis Merchan (incorporated by reference to Exhibit 10.1 of Flora's Form 8-K filed with the SEC on May 18, 2023)
10.15#	Executive Employment Agreement, dated April 16, 2023, by and between Flora Growth Management Corp. and Hussein Rakine (incorporated by reference to Exhibit 10.2 of Flora's Form 8-K filed on April 18, 2023)
10.16#	Separation Agreement and Release, dated June 25, 2023, by and among, Flora Growth Corp., Flora Growth Management Corp. and Hussein Rakine (incorporated by reference to Exhibit 10.1 of Flora's Form 8-K filed with the Sec on June 27, 2023)
10.17#	Separation Agreement and Release, dated June 25, 2023, by and among, Flora Growth Corp., Flora Growth Management Corp. and Elshad Garayev (incorporated by reference to Exhibit 10.2 of Flora's Form 8-K filed with the SEC on June 27, 2023)
10.18#	Separation Agreement and Release, dated June 25, 2023, by and among, Flora Growth Corp., Flora Growth Management Corp. and Jessie Casner (incorporated by reference to Exhibit 10.3 of Flora's Form 8-K filed with the SEC on June 27, 2023)
10.19#	Separation Agreement and Release, dated June 25, 2023, by and among, Flora Growth Corp., Flora Growth Management Corp. and Jason Warnock (incorporated by reference to Exhibit 10.3 of Flora's Form 8-K filed with the SEC on June 27, 2023)
10.20	Share Purchase Agreement, dated July 5, 2023, by and among Flora Growth Corp. and Lisan Farma Colombia LLC (incorporated by reference to Exhibit 10.1 of Flora's Form 8-K filed with the SEC on July 11, 2023)
10.21	Amendment No. 1 to Share Purchase Agreement, effective July 7, 2023, by and between Flora Growth Corp. and Lisan Farma Colombia LLC (incorporated by reference to Exhibit 10.2 of Flora's Form 8-K filed with the SEC on July 11, 2023)
10.22	Amendment No. 2 to Share Purchase Agreement, effective July 13, 2023, by and between Flora Growth Corp. and Lisan Farma Colombia LLC (incorporated by reference to Exhibit 10.10 of Flora's Form 10-Q filed with the SEC on August 10, 2023)
10.23	Amendment No. 3 to Share Purchase Agreement, effective July 19, 2023, by and between Flora Growth Corp. and Lisan Farma Colombia LLC (incorporated by reference to Exhibit 10.11 of Flora's Form 10-Q filed with the SEC on August 10, 2023)
10.24	Share and Purchase Agreement, dated September 17, 2023, by and between Flora Growth Corp. and Lifeist Wellness Inc. (incorporated by reference to Exhibit 1.1 of Flora's Form 8-K filed with the SEC on September 18, 2023)
10.25	Securities Purchase Agreement, dated as of September 18, 2023, by and between the Company and the purchasers identified therein (incorporated by reference to Exhibit 10.1 of Flora's Form 8-K filed with the SEC on September 20, 2023)
10.26	Placement Agent Agreement, dated as of September 18, 2023, by and between the Company and A.G.P. (incorporated by reference to Exhibit 10.2 of Flora's Form 8-K filed with the SEC on September 20, 2023)
21.1*	List of Subsidiaries
23.1*	Consent of Davidson & Company LLP

23.2*	Consent of Miller Thomson LLP (included in Exhibit 5.1)
23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
107*	Filing Fee Table
101.INS*	Inline XBRL Instance Document–the instance document does not appear in the Interactive Data File as its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*  Filed herewith.

#  Indicates management contract or compensatory plan or arrangement.

†  Portions of this exhibit have been omitted in accordance with the rules of the SEC. Flora agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b) Financial Statement Schedules

See our Financial Statements starting on page F-1. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on October 18, 2023.

FLORA GROWTH CORP.

By:	/s/ Clifford Starke
Name: Clifford Starke
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford Starke and Dany Vaiman his true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-1 registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Clifford Starke	Date: October 18, 2023
Name: Clifford Starke Title: Chief Executive Officer and Director (Principal Executive Officer)

/s/ Dany Vaiman	Date: October 18, 2023
Name: Dany Vaiman Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Kevin Taylor	Date: October 18, 2023
Name: Kevin Taylor Title: Chairman

/s/ Edward Woo	Date: October 18, 2023
Name: Edward Woo Title: Director

/s/ Juna Carlos Gomez Roa	Date: October 18, 2023
Name: Juan Carlos Gomez Roa Title: Director

/s/ Thomas Solomon	Date: October 18, 2023
Name: Thomas Solomon Title: Director